          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1998


                                                           REGISTRATION NO. 33-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         FITZGERALDS GAMING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           Nevada                                    7999                              88-0329170
 ------------------------------            ---------------------------            ----------------------
(State Or Other Jurisdiction of           (Primary Standard Industrial               (IRS Employer
 Incorporation Or Organization)            Classification Code Number)            Identification Number)


                         AND ITS GUARANTOR SUBSIDIARIES


      Nevada                                 FITZGERALDS RENO, INC.                               88-0203264
      Nevada                                FITZGERALDS SOUTH, INC.                               88-0309887
      Nevada                                FITZGERALDS INCORPORATED                              88-0295966
      Nevada                              FITZGERALDS LAS VEGAS, INC.                             88-0266868
    Mississippi                          FITZGERALDS MISSISSIPPI, INC.                            88-0299002
      Nevada                              FITZGERALDS BLACK HAWK, INC.                            88-0314310
     Colorado                           FITZGERALDS BLACK HAWK II, INC.                           84-1423521
     Colorado                      101 MAIN STREET LIMITED LIABILITY COMPANY                      84-1423521
      Nevada                       FITZGERALDS FREMONT EXPERIENCE CORPORATION                     88-0304028
      ------                       ------------------------------------------                     ----------
  (State Or Other            (Exact name of registrant as specified in its charter)              (IRS Employer
  Jurisdiction of                                                                           Identification Number)
 Incorporation Or
   Organization)



           301 FREMONT STREET, LAS VEGAS, NEVADA 89101/(702) 388-2224
           ----------------------------------------------------------
                   (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)


         PHILIP D. GRIFFITH, 301 FREMONT STREET, LAS VEGAS, NEVADA 89101
                                 (702) 388-2242

--------------------------------------------------------------------------------
     (Name, address, including zip code and telephone number, including area code, of agent for service)

                  PLEASE SEND COPIES OF ALL CORRESPONDENCE TO:

                             THEODORE H. LATTY, ESQ.
                            HUGHES HUBBARD & REED LLP
                       350 SOUTH GRAND AVENUE, 36TH FLOOR
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 613-2800

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after this Registration Statement becomes effective.

                         ------------------------------


            If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE



----------------------------------------------------------------------------------------------------------------------------------
Title Of Each Class of Securities To Be Registered    Amount To Be     Proposed Maximum        Proposed Maximum      Amount of
                                                       Registered       Offering Price       Aggregate Offering   Registration Fee
                                                                         Per Unit (1)               Price (2)
----------------------------------------------------------------------------------------------------------------------------------
12 1/4% Senior Secured Notes                         $205,000,000            100%                 $205,000,000         $60,475
     due 2004, Series B
----------------------------------------------------------------------------------------------------------------------------------
Guarantee of the 12 1/4% Senior                             --                --                        --                 --
     Secured Notes due 2004, Series B (3)
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f)(2) solely for the purpose of calculating the registration fee.

(2)         Pursuant to Rule 457(n).

(3) The 12 1/4% Senior Secured Notes due 2004, Series B of Fitzgeralds Gaming Corporation being registered will be guaranteed by each of Fitzgeralds Reno, Inc., Fitzgeralds South, Inc., Fitzgeralds Incorporated, Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc., Fitzgeralds Fremont Experience Corporation, Fitzgeralds Black Hawk, Inc., Fitzgeralds Black Hawk II, Inc. and 101 Main Street Limited Liability Company (the "Guarantees"). No additional compensation will be paid by the recipients of the 12 1/4% Senior Secured Notes due 2004, Series B for the Guarantees. Pursuant to Rule 437(n) under the Securities Act of 1933, no separate fee is payable for the Guarantees.

                         ------------------------------

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

               FITZGERALDS GAMING CORPORATION

                    CROSS-REFERENCE SHEET

  PURSUANT TO RULE 404(a) AND ITEM 501(b) OF REGULATION S-K



           FORM S-4 ITEM NUMBER AND CAPTION                                         CAPTION OR LOCATION IN PROSPECTUS
--------------------------------------------------------               ----------------------------------------------------------
1.    Forepart of the Registration Statement and Outside               Outside Front Cover Page of Registration Statement; Cross-
      Front Cover Page of Prospectus                                   Reference Sheet; Inside Front Cover Page of Prospectus

2.    Inside Front and Outside Back Cover Pages of                     Inside Front Cover Page Available Information; Outside Back
      Prospectus                                                       Cover Page


3.    Summary Information, Risk Factors, Ratio of Earnings             Prospectus Summary; Risk Factors; Selected Consolidated
      to Fixed Charges and Other Information                           Financial and Other Data; Business

4.    Terms of the Transaction                                         The Exchange Offer; Description of Notes; Certain Federal
                                                                       Income Tax Considerations; Plan of Distribution

5.    Pro Forma Financial Information                                  *

6.    Material Contacts With The Company Being Acquired                *

7.    Additional Information Requested For Reoffering By               *
      Persons and Parties Deemed to be Underwriters

8.    Interests of Named Experts and Counsel                            Legal Matters

9.    Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities                                    *

10.   Instructions with Respect to S-3 Registrants                      *

11.   Incorporation of Certain Information by Reference                 *

12.   Information with Respect to S-2 or S-3 Registrants                *

13.   Incorporation of Certain Information by Reference                 *



----------------

*     Not applicable.

               FORM S-4 ITEM NUMBER AND CAPTION                                 CAPTION OR LOCATION IN PROSPECTUS
------------------------------------------------------------           ----------------------------------------------------------
14.   Information with Respect to Registrants Other Than S-2           Inside Front Cover Page; Prospectus Summary; Selected
      or S-3 Registrants                                               Consolidated Financial and Other Data; Management's
                                                                       Discussion and Analysis of Financial Condition and Results
                                                                       of Operations; Financial Statements

15.   Information with Respect to S-3 Companies                        *

16.   Information with Respect to S-2 or S-3 Companies                 *

17.   Information with Respect to Companies Other Than S-2             *
      or S-3 Companies

18.   Information if Proxies, Consents or Authorizations Are           *
      to be Solicited

19.   Information if Proxies, Consents or Authorizations Are           Inside Front Cover Page; The Exchange Offer; Executive
      Not to be Solicited or in an Exchange Offer                      Compensation; Certain Transactions; Description of Notes.









-----------------


*     Not applicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 29, 1998

PROSPECTUS

                         FITZGERALDS GAMING CORPORATION

  OFFER TO EXCHANGE ITS 12 1/4% SENIOR SECURED NOTES DUE 2004, SERIES B, WHICH
      HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ANY AND ALL OF ITS
           OUTSTANDING 12 1/4% SENIOR SECURED NOTES DUE 2004, SERIES A

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                        JULY ____, 1998 UNLESS EXTENDED.


                      -----------------------------------

      Fitzgeralds Gaming Corporation (the "Company") hereby offers, upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 12 1/4% Senior Secured Notes due 2004, Series B (the "New Notes" or the "Series B Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement (the "Registration Statement") of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 12 1/4% Senior Secured Notes due 2004, Series A (the "Old Notes" and collectively with the New Notes, the "Notes"), of which $205,000,000 principal amount is outstanding as of the date hereof. Fitzgeralds Reno, Inc., Fitzgeralds South, Inc., Fitzgeralds Incorporated, Fitzgeralds Mississippi, Inc., Fitzgeralds Las Vegas, Inc., Fitzgeralds Fremont Experience Corporation, Fitzgeralds Black Hawk, Inc., Fitzgeralds Black Hawk II, Inc. and 101 Main Street Limited Liability Company (collectively, the "Guarantors") have issued an unconditional guarantee (the "Subsidiary Guarantees") as to the principal, premium, if any, of and interest on the Notes.


                                                 (continued on following page)

                      -----------------------------------

       THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO HOLDERS ON OR ABOUT JUNE _____, 1998.

       SEE "RISK FACTORS" (COMMENCING ON PAGE 16) FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND THE SECONDARY PURCHASE OF THE NEW NOTES.


                      -----------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      -----------------------------------

NO GAMING AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE NOTES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


              The date of this Prospectus                 , 1998.

(continuation from cover page)

      The Company will accept for exchange any and all Old Notes validly tendered prior to 5:00 p.m., New York City time, on July __, 1998, unless extended (the "Expiration Date"). Old Notes may be tendered only in integral multiples of $1,000. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. The Company will not receive any proceeds from the Exchange Offer. See the "Exchange Offer."

      The New Notes will be obligations of the Company evidencing the same debt as the Old Notes, and will be entitled to the benefits of the same indenture (the "Indenture"). See the "Description of Notes." The form and terms of the New Notes are the same as the form and terms of the Old Notes in all material respects except that the New Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Old Notes. See the "Exchange Offer."

      The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated December 30, 1997 (the "Registration Rights Agreement"), by and among the Company, the Guarantors and the Initial Purchasers of the Notes (as defined below), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy the Company's obligations under the Registration Rights Agreement to register the New Notes under the Securities Act and exchange them for the Old Notes. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Old Notes not tendered by the holders of the Old Notes (the "Holders") for exchange, except pursuant to a shelf registration statement to be filed under certain limited circumstances specified in "The Exchange Offer -- Purposes of the Exchange Offer." See "Risk Factors -- Consequences to Non-Tendering Holders of Old Notes."

      Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof who are not affiliates of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes. Persons wishing to exchange Old Notes in the Exchange Offer must represent to the Company that such conditions have been met. However, any Holder who is an affiliate of the Company or who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Purposes of the Exchange Offer." In addition, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER TRANSFER OF NEW NOTES.

      The Company will not receive any proceeds from, and has agreed to bear the expenses of, this Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

      The Old Notes were initially sold by the Company on December 30, 1997 to Jefferies & Company, Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated (the "Initial Purchasers"), and the Initial Purchasers resold the Old Notes (A) to qualified institutional buyers (as defined in Rule 144A under the Securities Act), (B) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that, prior to their purchase of any Old Notes, delivered to the Initial Purchasers and the Company a letter containing certain representations and agreements and (C) outside the United States to certain persons in reliance on Regulation S under the Securities Act.

      The Old Notes were initially represented by three global notes in fully registered form (the "Global Old Notes"), registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. The New Notes exchanged for Old Notes represented by the Global Old Notes will be represented by two global notes in fully registered form (the "Global New Notes") registered in the name of the nominee of DTC. The Global New Notes will be exchangeable for New Notes in registered form, in denominations of $1,000 and integral multiples thereof as described herein. The New Notes in global form will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such New Notes will therefore settle in immediately available funds. See "Description of Notes -- Book Entry, Delivery and Form."

      The New Notes will bear interest at a rate equal to 12 1/4% per annum from their date of issuance. Interest on the New Notes is payable semi-annually oN June 15 and December 15 of each year, commencing December 15, 1998. Interest on the New Notes will accrue from the last interest payment due date for which interest was paid on the Old Notes surrendered in exchange for such New Notes, or, if no interest has been paid on such Old Notes, from the date of original issuance of such Old Notes. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon cancellation of the Old Notes and issuance of the New Notes.

      The Notes will mature on December 15, 2004. The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes prior to maturity. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2001, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, prior to December 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 112.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, through the applicable date of redemption, with the net cash proceeds of one or more Public Equity Offerings (as defined herein); provided, that (i) such redemption shall occur within 90 days of the closing of such public offering and (ii) at least $133.3 million aggregate principal amount of Notes remains outstanding immediately after giving effect to each such redemption. Upon a Change of Control (as defined herein) the Company will be required to make an offer to repurchase all of the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, the Company will be required to offer to purchase certain of the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase with the proceeds of certain asset sales. See "Description of Notes."

      The Notes and the Subsidiary Guarantees are senior secured obligations of the Company and the Guarantors, respectively, and rank senior in right of payment to all present and future senior subordinated and subordinated indebtedness of the Company, and pari passu in right of payment with all present and future unsubordinated indebtedness of the Company. The Company and the Guarantors will be permitted, under certain circumstances, (i) to enter into a new credit facility (in a principal amount not to exceed $15 million), in which case the first priority security interest in the collateral securing the Notes will be subordinated to a lien securing obligations under such credit facility, and (ii) to grant pari passu liens on the collateral to secure certain other indebtedness.

      Prior to this offering, there has been no public market for the Old Notes or New Notes. As the Old Notes were issued and the New Notes are being issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the New Notes will develop. In addition, resales by certain holders of the Old Notes or the New Notes of a substantial percentage of the aggregate principal amount of such notes could constrain the ability of any market maker to develop or maintain a market for the New Notes. To the extent that a market for the New Notes should develop, the market value of the New Notes will depend on prevailing rates the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the New Notes to trade at a discount from face value. See "Risk Factors -- Lack of Public Market for Notes."

                              AVAILABLE INFORMATION

      The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance and in accordance therewith files reports and other information with the Commission. The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rated. In addition, the Commission maintains a website (http://www.sec.gov) that contains such reports and other information filed by the Company.

      The Indenture provides that, following the filing date of this Registration Statement for and so long as any of the New Notes are outstanding, the Company will file with the commission the periodic reports required to be filed with the Commission under the Exchange Act, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act. The Company is also required, within 15 days of filing each such report with the Commission, to provide the Trustee and the Holders of the New Notes with annual reports containing the information required to be contained in Form 10-K promulgated under the Exchange Act, quarterly reports containing the information required to be contained in form 10-Q promulgated under the Exchange Act, and from time to time such other information as is required to be contained in Form 8-K promulgated under the Exchange Act. If filing such reports with the Commission is prohibited by the Exchange Act, the Company will also provide copies of such reports to prospective purchasers of the New Notes upon written request.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company's Annual Report on Form 10-K for the year ended December 31, 1997 is hereby incorporated by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto). Written or telephone requests for such copies should be directed to the Company's principal office: Fitzgeralds Gaming Corporation, 301 Fremont Street, Las Vegas, Nevada 89101, Attention: Chief Financial Officer (telephone: (702) 388-2224).

                               PROSPECTUS SUMMARY

      The following summary should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors are urged to read the entire Prospectus, including the matters set forth under the heading "Risk Factors." This Prospectus contains forward-looking statements and information that involve risks and uncertainties, and such statements and information are subject to the assumptions set forth in connection therewith and the information contained or incorporated by reference herein. Unless otherwise indicated or the context otherwise requires, as used in this Prospectus the term "Company" or "Fitzgeralds" refers to Fitzgeralds Gaming Corporation and its subsidiaries.

                                   THE COMPANY

      Fitzgeralds Gaming Corporation (the "Company") is a diversified multi-jurisdictional gaming holding company that owns and operates four Fitzgeralds-brand casino-hotels, located in downtown Las Vegas, Nevada ("Fitzgeralds Las Vegas"), Reno, Nevada ("Fitzgeralds Reno"), Tunica, Mississippi ("Fitzgeralds Tunica"), and Black Hawk, Colorado ("Fitzgeralds Black Hawk"). In addition, the Company has an exclusive agreement through May 2000 to manage the Cliff Castle Casino, ("Cliff Castle"), a gaming facility in Camp Verde, Arizona, owned and operated by the Yavapai-Apache Indian Nation. The Company markets its properties primarily to middle-market customers, emphasizing its Fitzgeralds brand and its "Fitzgeralds Irish Luck" theme. As of December 31, 1997 the Company operated a total of 3,656 slot machines, 113 table games and approximately 1,500 hotel rooms in its Fitzgeralds-brand properties.

      The Company experienced a significant increase in EBITDA (as defined herein) in 1997 as a result of recent major capital improvements and the completion of the acquisition of Fitzgeralds Black Hawk. During 1996, the Company invested over $57 million in its properties, including the construction of a 507-room hotel and an approximately 10,000 square-foot special events center at Fitzgeralds Tunica and extensive hotel and restaurant renovation and casino expansion at Fitzgeralds Las Vegas. Primarily as a result of disruption caused by the construction and renovation, EBITDA was negatively affected for the 1996 fiscal year. As of December 31, 1996, the construction and renovation were substantially complete. In August 1997, the Company acquired the remaining 78% membership interest in 101 Main Street Limited Liability Company ("101 Main"), the entity that owns Fitzgeralds Black Hawk, for $27.3 million. The Company had owned a 22% membership interest in 101 Main since February 1996 and had managed Fitzgeralds Black Hawk since its opening in May 1995. The Company generated net revenues of $179.7 million and Adjusted EBITDA (as defined herein) of $30.6 million for the fiscal year ended December 31, 1997.

OPERATING STRATEGY

      The Company's ongoing operating strategy is to increase profitability by utilizing its national gaming brand and fully integrated player tracking system to further penetrate the middle-market customer base and by capitalizing on the competitive strengths of its four Fitzgeralds-brand properties. The Company's operating strategy is characterized by several principal elements including:

      DEVELOPMENT OF NATIONAL GAMING BRAND. The Company has developed a national gaming brand by using a consistent Irish Luck theme throughout the casinos, hotels, restaurants and bars at all of its Fitzgeralds-brand properties. The Irish Luck theme incorporates various aspects of Irish folklore, such as leprechauns, horseshoes, four-leaf clovers, the Blarney Stone and a pot of gold at the end of a rainbow, as well as Irish music. The Company believes that its theme creates an exciting and comfortable environment together with a distinctive brand identity for customers. The Irish Luck theme allows the Company to capitalize on its belief that every casino guest wants to feel lucky and, by associating luck with the Fitzgeralds name, "Fitzgeralds Irish Luck" becomes unique.

      MIDDLE MARKET CUSTOMER FOCUS. The Company provides a high-quality casino entertainment experience at an affordable price to attract the middle market guests which it believes constitute the largest segment of potential gaming customers whom the Company can then identify, qualify and target for direct marketing activities. The importance of friendly and efficient service is stressed continuously through extensive employee training. The Company's approach to business includes personal contact with trained hosts, moderately priced food, beverages, and lodging and the use of the Fitzgeralds Card as part of a frequent player recognition program. The Company believes that such an approach to business provides a comfortable, "Lucky" environment designed to promote customer loyalty, a high rate of repeat business and the basis for the further development of its national brand.

      EMPHASIS ON SLOT PLAY. The Company emphasizes slot machine play, which it believes to be the fastest growing and most profitable segment of the casino entertainment business. The increasing popularity of slot machines is due, in part, to the continuing rapid technological development that is resulting in the replacement of mechanical devices with advanced interactive electronic games. These newer games offer greater variety, higher payouts and longer periods of play for the casino entertainment dollar relative to simple mechanical devices. Subject to the availability of financing, as to which there can be no assurance, the Company intends to continue investing in state-of-the-art machines and related equipment and systems, such as bill acceptors, player tracking, and continue replacing older models with the most current product offerings in an effort to maximize revenue.

      FITZGERALDS LAS VEGAS. At December 31, 1997, Fitzgeralds Las Vegas offered approximately 1,067 slot machines, 28 table games, 638 hotel rooms, a 48-seat keno lounge and a sports book. The Company believes that Fitzgeralds Las Vegas will continue to benefit from the Fremont Street Experience due to its corner location on Fremont and Fourth Streets, directly across from the only vehicle entrance to the Fremont Street Experience Parking Structure, and its close proximity to substantially all in-line retail shopping near the Fremont Street Experience. To more fully capitalize on the Fremont Street Experience, the Company undertook an approximately $19.4 million renovation and expansion of Fitzgeralds Las Vegas, which started in April 1996 and was completed by December 31, 1996. For the year ended December 31, 1997, compared to 1996, Fitzgeralds Las Vegas casino revenues increased 6.8% while total casino revenues for the Las Vegas downtown market decreased .05%.

      FITZGERALDS TUNICA. At December 31, 1997, Fitzgeralds Tunica offered approximately 1,208 slot machines, 41 table games, 507 hotel rooms and a special events center. The Company believes that Fitzgeralds Tunica is well positioned to capitalize on its unique Irish castle design and heavily wooded 121-acre Company-owned site. The Fitzgeralds Tunica casino was opened in June 1994 at a cost of approximately $46 million and the addition of the hotel and special events center was substantially completed in October 1996 at a cost of approximately $34 million. The Company intends to further capitalize on its location as the only Tunica casino-hotel on the Mississippi River. Among other things, the Company is currently considering the addition of a dock (suitable for large Mississippi River cruise operators and Memphis-based excursion boats) and a Company-owned excursion boat to increase customer traffic and further differentiate Fitzgeralds Tunica from other Tunica properties. The Company also expects that a new casino trolley system, which commenced operation in December 1997, and the new inter-casino connector road, anticipated to open by June 1998, will increase exposure and customer traffic to Fitzgeralds Tunica by increasing accessibility and substantially decreasing the driving distance from other Tunica gaming facilities. For the year ended December 31, 1997, compared to 1996, Fitzgeralds Tunica casino revenues increased 32.0% while total casino revenues for the Tunica market increased 14.6%.

      FITZGERALDS RENO. At December 31, 1997, Fitzgeralds Reno offered approximately 863 slot machines, 32 table games, 351 hotel rooms, a 100-seat keno lounge and a sports book (operated by a third party). Fitzgeralds Reno is centrally located next to the landmark Reno Arch in downtown Reno. The Company believes that the downtown Reno gaming market will continue to benefit from the National Bowling Stadium, expected increases in airline passenger traffic and a new riverfront development project. The Company completed construction in February 1998 of an enclosed, temperature-controlled, themed pedestrian bridge (the "Rainbow Skyway"), which connects the sidewalk located across the railroad tracks near the entrance to the Eldorado Hotel and Casino to the upgraded second floor casino of Fitzgeralds Reno. The Company also believes that the recent renovation of the front entrance and hotel rooms will further increase visibility and improve operations. For the year ended December 31, 1997, compared to 1996, Fitzgeralds Reno casino revenues increased 4.8% while total casino revenues for the Reno market increased 2.0%.

      FITZGERALDS BLACK HAWK. At December 31, 1997, Fitzgeralds Black Hawk offered approximately 518 slot machines, 12 table games and the only covered parking garage in Black Hawk. The Company believes that

Fitzgeralds Black Hawk, with its current market share of approximately 14%, is well positioned to take advantage of the expected continuing growth of the Black Hawk gaming market. In October 1996, according to the Rocky Mountain News, Denver metro residents voted Fitzgeralds Black Hawk as having the "Best $1 Slots" and "Best $5 Slots" and its restaurant as having the "best" variety, kitchen, desserts and full-service dining among the casinos located in Colorado. The Company plans an expansion of the casino and additional gaming equipment, and although final plans and specifications and a detailed budget are not currently available, construction costs of the expansion are estimated at approximately $6.5 million, plus an additional $1.5 million for gaming equipment and approximately $1.0 milion for a parking expansion. Construction of the expansion is currently expected to be completed in Spring 1999. The casino expansion is designed to provide an initial increase in slot capacity of approximately 50%. For the year ended December 31, 1997, compared to 1996, Fitzgeralds Black Hawk casino revenues increased 21.8% while total casino revenues for the Black Hawk market increased 6.7%.

FITZGERALDS GAMING CORPORATION AND AFFILIATES

      The Company currently conducts substantially all of its business through wholly-owned subsidiaries: Fitzgeralds Reno, Inc. ("FRI"); Fitzgeralds South, Inc. ("FSI"); and Fitzgeralds Incorporated ("FI"). FRI directly owns and operates Fitzgeralds Reno; FSI owns and operates Fitzgeralds Las Vegas and Fitzgeralds Tunica through wholly owned subsidiaries; and FI owns and operates Fitzgeralds Black Hawk through wholly owned subsidiaries, including 101 Main. FI also operates Cliff Castle through its 85%-owned subsidiary Fitzgeralds Arizona Management, Inc. ("FAMI"). In addition, through its 85%-owned subsidiary Fitzgeralds New York, Inc. ("FNYI"), FI is receiving a fee in consideration of work performed prior and subsequent to the opening of the Turning Stone casino in Verona (near Syracuse), New York, owned by the Oneida Indian Nation.

      The ownership structure of Fitzgeralds Gaming Corporation and its affiliated group of companies is as follows(1):




            [Organizational Chart of Fitzgeralds Gaming Corporation]





------------

(1)   Excludes Nevada Club, Inc. ("NCI"), which owns and operates the Nevada
      Club.

(2) In connection with the issuance of its 13% Senior Secured Notes due 1996, FSI issued warrants currently exercisable for 5,358 shares of its common stock at an exercise price of $0.01 per share and warrants currently exercisable for 54,384 shares of its common stock at an exercise price of $32.18 per share. Such warrants, if fully exercised, would represent approximately 5.6% of the issued and outstanding capital stock of FSI. See
      Note 7 of Notes to Consolidated Financial Statements.

      The Company sold Harolds Club in Reno, Nevada in 1995 and has been marketing the adjacent Nevada Club for sale. The Company has received an offer to purchase Nevada Club from an unaffiliated party and, in anticipation of such sale, closed the Nevada Club in December 1997.

      The Company was incorporated in Nevada in 1994. Its principal executive offices are located at 301 Fremont Street, Las Vegas, Nevada 89101; telephone
(702) 388-2400.

                           TERMS OF THE EXCHANGE OFFER

The Exchange Offer ...............  $1,000  principal  amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $205.0 million in aggregate principal amount of Old Notes are outstanding. The Company will issue the New Notes to Holders on or promptly after the Expiration Date.


                                    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof who are not affiliates of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring New Notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes. Persons wishing to exchange Old Notes in the Exchange Offer must represent to the Company that such conditions have been met. However, any Holder who is an affiliate of the Company or who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Purposes of the Exchange Offer."


                                    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Except as described in this paragraph and in the immediately preceding paragraph, this Prospectus may not be used for an offer to resell, resale or other transfer of New Notes.

Expiration Date ..................  5:00 p.m.,  New York City time, on
                                    July ___, 1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the New Notes
and the Old Notes.................  The New Notes will accrue interest from the last interest payment due date on which
                                    interest was paid on the Old Notes
                                    surrendered in exchange for the New Notes, or if no interest has been paid on the Old Notes, from the date of original issuance of the Old Notes. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon cancellation of the Old Notes and issuance of the New Notes. Holders of Old Notes whose Old Notes are not exchanged will receive the accrued interest payable on December 15, 1998 on such date in accordance with the terms of the Indenture.

Conditions to the Exchange Offer..  The Exchange Offer is subject to certain customary conditions, any and all of which may be waived by the Company. If any such conditions exist prior to the Expiration Date, the Company may (i) refuse to accept any Old Notes and return all previously tendered Old Notes, or (ii) extend the Exchange Offer. See "The Exchange Offer-- Conditions."

Procedures for Tendering Old
Notes.............................  Each Holder of Old Notes  desiring to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes to be exchanged and any other required documentation to The Bank of New York, as Exchange Agent (the "Exchange Agent"), at the address set forth herein and therein or effect a tender of such Old Notes pursuant to the procedures for book-entry transfer as provided for herein. By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Holder nor any such person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such

                                    New Notes. See "The Exchange Offer--
                                    Procedures for Tendering" and "Plan of
                                    Distribution."

Special Procedures for Beneficial
Owners............................  Any  beneficial  owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and it may not be possible to complete a transfer initiated shortly before the Expiration Date. See "The Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery Procedures....  Holders  of Old Notes  who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent, or cannot complete the procedure for book-entry transfer, prior to the Expiration Date must tender their Old Notes according to the Guaranteed Delivery Procedures set forth in "The Exchange Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights................   Tenders may be withdrawn  at any time prior
                                    to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
Delivery of New Notes............   The Company  will accept for exchange any
                                    and all Old Notes which are properly
                                    tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration
                                    Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. Any Old Notes not accepted for exchange will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange
                                    Offer. See "The Exchange Offer-- Terms of the Exchange Offer."

Termination of Certain Rights ....  All rights under the  Registration  Rights
                                    Agreement (including registration rights) of holders of the Old Notes eligible to participate in the Exchange Offer generally will terminate upon consummation of the Exchange Offer excepting certain indemnification and other rights,

Certain Tax Considerations........  The exchange  pursuant to the Exchange
                                    Offer will not be a taxable event for
                                    Federal income tax purposes. See "Certain
                                    Federal Income Tax Considerations."

Exchange Agent ...................  The Bank of New York is  serving  as
                                    Exchange Agent in connection with the
                                    Exchange Offer.

                          DESCRIPTION OF THE NEW NOTES

      The Exchange Offer is being made to the Holders of the $205.0 million aggregate principal amount of outstanding Old Notes. The New Notes will be obligations of the Company evidencing the same debt as the Old Notes and will be entitled to the benefit of the same Indenture. See "Description of Notes." The form and terms of the New Notes are the same as the form and terms of the Old Notes in all material respects except that the New Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the Weekly Liquidated Damages Amount applicable to the Old Notes. See "Description of Notes."

Securities Offered................  $205.0 million in aggregate  principal amount of 12 1/4% Senior Secured Notes due
                                    2004, Series B.

Maturity..........................  December 15, 2004.

Interest Rate and Payment Dates...  The  Notes  will  bear  interest  at  a rate of 12 1/4% per annum, payable
                                    semi-annually in cash in arrears on each June 15 and December 15, commencing December 15, 1998.

Subsidiary Guarantees.............  The Notes  will be  guaranteed  on an unconditional and irrevocable senior secured basis by the Guarantors.

Optional Redemption...............  The Notes will be  redeemable,  at the option of the Company, in whole or in part, at any time on or after December 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, prior to December 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 112.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, through the applicable date of redemption, with the net cash proceeds of one or more

                                    Public Equity Offerings (as defined herein);
                                    provided, that (i) such redemption shall occur within 90 days of the closing of such public offering and (ii) at least 133.3 million aggregate principal amount of Notes remains outstanding immediately after giving effect to each such redemption.

Security..........................  Subject to certain  exceptions,  the Notes will be secured by a first priority security interest in substantially all of the assets of the Company, other than Excluded Assets (as defined), including all of the capital stock of the Company's existing and future Restricted Subsidiaries (as defined). The Subsidiary Guarantees will be secured by a first priority security interest in substantially all of the assets of the Guarantors, other than Excluded Assets. The Company and the Guarantors will be permitted, under certain circumstances, (i) to enter into a new credit facility (in a principal amount not to exceed $15.0 million), in which case the first priority security interest in the collateral securing the Notes will be subordinated to a lien securing obligations under such credit facility and (ii) to grant pari passu liens on the collateral to secure certain other indebtedness. See "Description of Notes-- Collateral."

Ranking...........................  The Notes will be senior  secured obligations of the Company and will rank senior in right of payment to all present and future senior subordinated and subordinated indebtedness of the Company, and pari passu in right of payment with all present and future unsubordinated indebtedness of the Company.

Change of Control.................  Upon a Change of Control (as  defined), the Company will be required to make an
                                    offer to repurchase all of the then
                                    outstanding Notes at a purchase price equal to 101% of the original principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes-- Repurchase Upon Change of Control."

Certain Covenants.................. The Indenture  relating to the Notes contains certain covenants, including
                                    covenants which limit the ability of the Company and its Restricted Subsidiaries, subject to certain exceptions, to: (i) incur additional indebtedness; (ii) make restricted payments; (iii) issue and sell capital stock of subsidiaries; (iv) enter into certain transactions with affiliates;
                                    (v) create certain liens; (vi) sell certain assets; and (vii) merge, consolidate or sell substantially all of the Company's assets. See "Description of Notes-- Certain Covenants."

Exchange Offer, Registration
Rights and Transfer Restrictions..  Holders of the New Notes are not entitled to any exchange rights with respect to the New Notes. Holders of the Old Notes are entitled to certain exchange rights pursuant to the Registration Rights Agreement. Under the Registration Rights Agreement, the Company is required to offer to exchange the Old Notes for New Notes having substantially identical terms which have been registered under the Securities Act. This Exchange Offer is intended to satisfy such obligation. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Old Notes not tendered by the Holders for exchange, except pursuant to a shelf registration statement to be filed under certain limited circumstances specified in "The Exchange Offer-- Purposes of the Exchange Offer." See "Risk Factors -- Consequences to Non-Tendering Holders of Old Notes."

Absence of a Public Market
for the New Notes.................  The New Notes will be a new issue of securities with no established market.
                                    Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.


            For a more detailed discussion of the terms of the Notes, see "Description of Notes."

                                  RISK FACTORS

            For a discussion of certain matters that should be considered by prospective investors, see "Risk Factors."

                SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

      The table below summarizes consolidated financial and other data of the Company for the years ended December 31, 1995 through 1997. This information should be read in conjunction with the "Selected Consolidated Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Statement of Operations" and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                                                                                        PRO FORMA
                                                                                                           YEAR
                                                                         YEAR ENDED DECEMBER 31,          ENDED
                                                                    ---------------------------------    DECEMBER
                                                                       1995       1996        1997      31, 1997(1)
                                                                    ---------   ---------   ---------   ---------
          STATEMENT OF OPERATIONS DATA:
               Net Operating Revenues                               $ 141,397   $ 140,530   $ 179,702   $200,454
               Income from Operations(2)                               13,768       3,871      13,622     18,752
               Interest Expense, Net                                   14,706      18,187      25,033     26,053
               Net Income (Loss)                                       (4,255)    (13,494)    (31,542)      n/a

          OTHER DATA:

              EBITDA:(3)
                  Fitzgeralds Las Vegas                             $   4,084   $   1,656   $   2,651   $  2,651
                  Fitzgeralds Tunica                                    9,934       3,790      11,744     11,744
                  Fitzgeralds Reno                                      7,009       4,596       5,462      5,462
                  Fitzgeralds Black Hawk                                   --          --       4,842     11,597
                  Other(4)                                              1,667       2,874       4,111      3,569
                                                                    ---------   ---------   ---------   --------
                         Total Properties                              22,694      12,916      28,810     35,023
                  Nevada Club                                             392        (148)     (1,282)    (1,282)
                  Harolds Club                                         (1,307)         --      (1,853)    (1,853)
                                                                    ---------   ---------   ---------   --------
                          Total EBITDA                                 21,779      12,768      25,675     31,888
                  Adjustments to EBITDA4(5)                             1,337         742       4,924      4,924
                                                                    ---------   ---------   ---------   --------
                          Adjusted EBITDA                           $  23,116   $  13,510   $  30,599   $ 36,812
                                                                    =========   =========   =========   ========
               EARNINGS TO FIXED CHARGES:(6)                               --          --          --         --

               NET CASH PROVIDED BY (USED IN):
                  Operating Activities                              $   8,468   $     759   $   1,287   $  7,092
                  Investing Activities                                (50,404)     (6,368)    (24,657)        54
                  Financing Activities                                 49,894        (885)     24,830     (5,686)
               DEPRECIATION AND AMORTIZATION                            8,010       8,897      12,054     13,136
               CAPITAL EXPENDITURES                                    14,957      57,026       3,944      4,147

                                                                            AS OF DECEMBER 31,
                                                                    ---------------------------------
                                                                       1995       1996        1997
                                                                    ---------   ---------   ---------
          BALANCE SHEET DATA:
               Cash and Cash Equivalents                            $  19,844   $  13,349   $  14,810
               Total Assets                                           197,213     191,179     215,695
               Short-Term Debt                                         11,226      27,750       7,591
               Long-Term Debt                                         139,467     127,882     206,191
               Preferred Stock, Net of Offering Costs and Discount     11,953      15,489      19,631
               Stockholders' Equity (Deficiency)                       16,061      (2,043)    (37,863)

------------------------------

(1) Pro Forma Statement of Operations and Other Data assume that the purchase of the remaining 78% membership interest in 101 Main occurred January 1, 1997. See "Pro Forma Consolidated Statement of Operations."
(2) In 1997 the Company recorded an allowance of $2.2 million against the book value of Nevada Club assets held for sale to write such assets down to estimated net realizable value, and has recorded an expense of $1.9 million for the anticipated net settlement obligation relating to certain land lease payments and property-related costs arising out of the Company's purchase and subsequent sale in 1995 of Harolds Club.
(3) EBITDA, or "earnings before interest, taxes on income, depreciation, and amortization," is a supplemental financial measurement used by the Company in the evaluation of its gaming business and by many gaming industry analysts. EBITDA is calculated by adding depreciation and amortization expense to income from operations. At any property, EBITDA is calculated after the allocation of corporate costs. However, EBITDA should only be read in conjunction with all of the Company's financial data summarized above and its financial statements prepared in accordance with GAAP appearing elsewhere herein, and should not be construed as an alternative either to income from operations (as determined in accordance with GAAP) as an indication of the Company's operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. This presentation of EBITDA may not be comparable to similarly titled measures reported by other companies.
(4) Other includes results for management fees and corporate costs not allocated to the core properties.
(5) Adjustments to EBITDA include (i) exclusion of EBITDA for Harolds Club and Nevada Club for all periods presented; (ii) exclusion of business development expenses of Sugar Creek, Missouri of $0.4 million for 1995;
      (iii) exclusion of write down of Nevada Club assets of $2.2 million for 1997; (iv) exclusion of Harolds Club lease settlement of $1.9 million for 1997; and (v) inclusion of $0.6 million for 1996 and $1.0 million for 1997 in cash received by the Company as a result of its 22% membership in 101 Main.

(6) For the Ratio of Earnings to Fixed Charges, earnings are defined as earnings before income taxes, interest on indebtedness, imputed interest on capital lease obligations and the portion of rent expense deemed to represent interest. Fixed charges consist of interest on indebtedness, imputed interest on capital lease obligations, and the portion of rent expense deemed to represent interest. Earnings were insufficient to cover fixed charges by $0.6 million, $15.5 million, and $10.6 million for the years ended December 31, 1995, 1996, and 1997, respectively, and on a pro forma basis by $11.6. million for the year ended December 31, 1997.

                                  RISK FACTORS

      An investment in the Notes involves a significant degree of risk. Prospective investors should consider carefully all of the information set forth in this Prospectus, and, in particular, the factors set forth below. This Prospectus contains certain forward-looking statements, including statements containing the words "believes," "anticipates," "expects" and words of similar import, that involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those described below under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

HIGH LEVEL OF INDEBTEDNESS

      The Company is highly leveraged. At December 31, 1997, the Company's total indebtedness was approximately $213.8 million and its stockholders' deficiency (which does not reflect the Preferred Stock) was approximately $37.9 million. See "Summary Consolidated Financial and Operating Data" "Selected Consolidated Financial and Other Data." In addition, under the Indenture, the Company and its subsidiaries may incur additional senior indebtedness (including secured indebtedness), subject to certain limitations. See "Description of Notes -- Certain Covenants -- Limitation on Incurrence of Indebtedness" and "-- Limitations on Liens." The Company's relatively high level of indebtedness could result in significant adverse consequences to the Company, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to servicing its debt; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's flexibility in planning for, or reacting to, competitive pressures, changes in its industry and general economic conditions may be adversely affected.

      The Company's ability to meet its debt service and other obligations and to reduce its total indebtedness will depend upon its future performance, which will be subject in part to factors beyond the control of the Company, such as prevailing economic conditions and financial, business and other factors affecting the operations of the Company. While the Company expects that its operating cash flow will be sufficient to cover its expenses, including debt service obligations, there can be no assurance with respect thereto. If the Company is unable to generate sufficient cash flow, the Company could be required to reduce or delay capital expenditures, sell material assets or operations or seek additional debt or equity financing. There can be no assurance that any of such actions could be effected on satisfactory terms or that they would be permitted under the terms of the Indenture or the Company's other debt instruments then in effect, if any. In addition, it is likely that it will be necessary for the Company to refinance the Notes upon maturity, although no assurance can be given that the Company will be able to do so.

FLUCTUATIONS IN HISTORICAL OPERATING RESULTS

      The Company historically has experienced fluctuations in its operating results. In the five years from 1993 to 1997, the Company experienced mixed results in net income (loss). Net income of $4.2 million for 1993 was followed by net losses of $6.0 million, $4.3 million and $13.5 million for 1994, 1995 and 1996, respectively. For the fiscal year ended December 31, 1997, the Company had a net loss of $31.5 million. As of December 31, 1997, the Company had an accumulated deficit of approximately $61.6 million and a net working capital deficiency of approximately $6.5 million. The Company believes that this volatility in its results of operations may be attributed in substantial part to several market factors, including increased competition, adverse weather conditions and disruptions caused by (i) the construction of the Fremont Street Experience, (ii) the renovation and expansion of Fitzgeralds Las Vegas and (iii) the expansion of Fitzgeralds Tunica. In addition, the Company had incurred increased interest expense subsequent to its December 1995 offering of senior secured notes, preferred stock and warrants (the "1995 Offering"). There can be no assurance that such fluctuations in operating results will not continue in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION AND RISKS OF EXPANDED LEGALIZATION OF GAMING

      The Company faces intense competition in each of the markets in which its gaming facilities are located. Some of the competitors have significantly greater name recognition and financial and marketing resources than the Company. Such competition results, in part, from the geographic concentration of competitors. All of the Company's casinos primarily compete with other casinos in their immediate and surrounding geographic areas. New expansion and development activity is occurring in each of the relevant markets, which may be expected to intensify competitive pressures. All of the Company's casinos also compete to a lesser extent with casinos in other locations, including Indian lands, riverboats and cruise ships, and with other forms of legalized gaming in the United States, including state-sponsored lotteries, on- and off-track wagering and card parlors. Several states have considered legalized casino gaming and others may in the future. Legalization of large-scale, unlimited casino gaming in or near any major metropolitan area or increased gaming in other areas could have a material adverse effect on the business of any or all of the Company's gaming facilities. See "Business -- Competition."

      Specific competitive factors relating to the Company's primary gaming markets include the following:

      LAS VEGAS. During 1997, compared to 1996, available rooms in the Las Vegas market increased by 6.3%, while visitor volume increased by only 2.8%. This has had the effect of intensifying competition, resulting in declining occupancy and average room rates throughout the Las Vegas market. New properties, or major additions, expansions or enhancements to competitors' existing properties, could have a material adverse effect on the Company.

      RENO. Fitzgeralds Reno competes with other properties principally on the basis of location and direct marketing. Fitzgeralds Reno leases, on a lease expiring on December 31, 1998, a portion of a nearby 850-space parking garage to provide 345 parking spaces for its guests. Although the Company anticipates that it will be able to renew the lease, at least on an annual basis, the loss of the use of such parking facilities would put Fitzgeralds Reno at a competitive disadvantage with its competitors with parking facilities.

      TUNICA. The Tunica market has been intensely competitive and, as a result of such competition, a number of casinos (including Treasure Bay, which had been located on property adjacent to Fitzgeralds Tunica) have closed during recent years. Fitzgeralds Tunica competes primarily with eight other dockside gaming facilities in the Tunica area. Competition could intensify substantially in the Tunica market, from both the possible opening of new casinos and the expansion of existing facilities.

      In addition to the substantial competition in the immediate vicinity of Fitzgeralds Tunica, the Company could face competition for Memphis, Tennessee and Little Rock, Arkansas customers from surrounding areas. There can be no assurance that the State of Tennessee or the State of Arkansas will not in the future legalize casino gaming. Because Fitzgeralds Tunica is heavily dependent upon the patronage of Memphis residents and tourists, the opening of gaming casinos in Tennessee or in other locations closer to Memphis could materially and adversely affect the Company's operations. In addition, gaming has also been legalized in Coahoma County, Mississippi, where a gaming facility is currently in operation. Coahoma County is south of Tunica County and closer to Little Rock, Arkansas. In July 1994, the Choctaw Indian Tribe opened a land-based casino approximately 100 miles northeast of Jackson, Mississippi.

      BLACK HAWK. Competition is intensifying in Black Hawk. Various published reports detailing a number of new gaming projects have been announced for Black Hawk. Some of these projects will be larger than Fitzgeralds Black Hawk, will be operated by companies with greater resources and will be located at the eastern (closest to Denver) end of Black Hawk at the first major intersection off State Highway 119, which may give such projects a competitive advantage over Fitzgeralds Black Hawk since they will have the initial opportunity to capture visitors to Black Hawk and Central City from the Denver metropolitan area. The increased competition may materially and adversely affect Fitzgeralds Black Hawk.

      The Colorado Department of Transportation has approved the construction of a third intersection off State Highway 119 between the two current intersections. This additional intersection, if constructed, could potentially reduce traffic flow and customers to Fitzgeralds Black Hawk.

      Although initiatives to expand gaming venues in Colorado have thus far been unsuccessful, initiatives, legislation or regulations could be introduced in the future. The enactment of any initiative, legislation or regulation legalizing gaming elsewhere in Colorado could, and if such legalized gaming was closer to Denver would, have a material adverse effect on Fitzgeralds Black Hawk.

LIMITATIONS OF SECURITY

      Collateral. In the event of a default under the Notes, the proceeds from the sale of the collateral securing the Notes may not be sufficient to satisfy the Company's obligations under the Notes in full. The amount to be received by the holders of the Notes upon such a sale would depend upon numerous factors, including the condition, age and useful life of the collateral at the time of such sale, the timing and the manner of the sale, whether the assets are being sold as part of an ongoing business and whether any Indebtedness under an Eligible Credit Facility (as defined herein) or any Permitted Tunica Debt (as defined herein) is outstanding. In addition, the book value of the collateral should not be relied upon as a measure of realizable value. By its nature, the collateral will be illiquid and may have no readily ascertainable market value.

      The Indenture permits the Company and its subsidiaries, subject to certain limitations, to grant pari passu liens on the collateral to certain other creditors. If such liens are granted, any proceeds or distributions from any of the shared collateral would be divided among these other creditors and the holders of the Notes. In addition, if the Company enters into an Eligible Credit Facility, the security interest with respect to the Notes would become subordinated to the security interest with respect to obligations under such credit facility and any proceeds or distributions from the collateral would be distributed first to the lenders under such credit facility. Furthermore, to the extent that third parties possess Permitted Liens (as defined herein), such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the collateral. In addition, the ability of the holders of the Notes to realize upon any of the collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Description of Notes -- Collateral," "-- Certain Covenants -- Limitations on Liens" and "-- Limitation on Incurrence of Indebtedness."

      Foreclosure Limitations. In any foreclosure sale of a gaming facility that at the time of such foreclosure constituted direct or indirect security for the Notes (or the stock of any subsidiary holding such facility), the purchaser or the operator of such facility (or stock) would need to be licensed in order to operate the facility under the local state gaming laws and the regulations promulgated thereunder. Accordingly, the number of potential bidders in a foreclosure sale could be less than in foreclosures of other types of facilities, and such requirements may delay the sales of, and may adversely affect the sales prices for, such facilities.

      In addition, it will be impractical to sell the pledged portion of Fitzgeralds Las Vegas without the consent and cooperation of the lessors of the leased portion of this property. Even if consent to the encumbrances of the leasehold interests is obtained, the leases do not contain mortgagee protections that are often present in a financeable leasehold interest, and therefore the ability of the holders of Notes to realize on such collateral may be impaired. Also, the ability to take possession and dispose of the collateral likely will be impaired or delayed by applicable bankruptcy law if a bankruptcy were to be commenced by or against the entity which owns such collateral prior to the Trustee's taking of possession or disposition of the collateral securing the Notes.

      For a description of certain additional foreclosure limitations, see "Description of Notes -- Collateral."

GOVERNMENT REGULATION AND LICENSING

      The ownership and operation of gaming facilities are subject to extensive state, local and, with respect to facilities located on Indian land, federal and tribal regulations as well. The Gaming Authorities (as hereinafter defined) in the jurisdictions in which the Company operates have broad authority and discretion to require the Company and its officers, directors, employees and certain security holders to obtain various licenses, registrations, permits, findings of suitability and other approvals. To enforce applicable gaming regulations, Gaming Authorities may, among other things, limit, suspend or revoke the licenses of any gaming entity or individual, and may levy fines or forfeiture of assets against the Company or individuals for violations of gaming laws or regulations. The suspension or revocation of any of the Company's licenses or the levy on the Company of substantial fines or forfeiture of assets would have a material adverse effect on the Company. See "Regulation and Licensing."

      To date, the Company has obtained all governmental licenses, certifications, registrations, permits, findings of suitability and approvals necessary for the operation of its gaming activities. The Company has either obtained or expects to obtain all approvals required to undertake the Exchange Offer. Moreover, the foreclosure on any pledge of stock or other equity interest of a gaming licensee made in connection with the Exchange Offer would require separate approval from the appropriate Gaming Authorities in each jurisdiction in which the Company currently operates. In addition, any future public offering of debt or equity securities by the Company will require the prior approval of the Nevada Gaming Authorities (as hereinafter defined) and the Mississippi Gaming Commission. Gaming licenses and related approvals are deemed to be privileges under state law, and no assurance can be given that any new licenses, permits or approvals that may be required in the future will be given or that existing ones will not be revoked.

      Each holder of the Notes will be deemed to have agreed (to the extent permitted by law) that if a relevant Gaming Authority determines that a holder or beneficial owner of Notes must be licensed or found suitable under applicable law, and if such holder or beneficial owner fails to apply or to become licensed or found suitable, such holder will, upon the request of the Company, dispose of such holder's Notes within 30 days after receipt of such request or such earlier date as may be ordered by the relevant Gaming Authority. The Company will also have the option to repurchase such holder's Notes at a price equal to the lesser of such holder's cost and 100% of the principal amount thereof, plus accrued and unpaid interest through the earlier of the date of redemption and the date of finding of unsuitability.

      In August 1996, President Clinton signed a bill creating the National Gambling Impact Study Commission (the "NGISC"), composed of individuals with ties to the gaming industry as well as individuals who are openly opposed to legalized gaming, to examine the economic and social impact of gaming. The NGISC began a series of hearings on June 20, 1997 and is scheduled to release a report on its findings, together with recommended legislation and administrative action, on or before August 3, 1998. Any additional regulation of the gaming industry resulting from the NGISC's recommendations could have a material adverse impact on the gaming industry, including the Company.

CERTAIN LEGAL PROCEEDINGS

      In addition to various lawsuits relating to routine matters incidental to its business, the Company is involved in litigation regarding Harolds Club and litigation regarding a road right-of-way for Fitzgeralds Tunica. Although no assurance can be given, the Company believes that the resolution of such matters will not have a material adverse effect on the Company. See "Business -- Legal Proceedings."

FUTURE GROWTH AND FINANCING

      The Company's growth strategy includes strengthening its existing properties, which may include future development, construction and renovation projects. The extent and timing of any such projects will depend upon various factors, including available cash flow or the ability to obtain additional financing. There can be no assurance that sufficient cash flow will be available or that necessary financing will be available at all or on terms satisfactory to the Company for such projects or for other purposes, including debt service obligations. See "-- High Level of Indebtedness." In addition, the Company will be subject to the risks inherent in any construction activity, including, but not limited to, disruption of existing operations, delays in receipt of permits, licenses or other regulatory approvals, shortages of materials or skilled labor, work stoppages, and weather interferences, any of which could delay construction or result in substantial cost increases to the Company. Although the Company has no current intention to expand into additional jurisdictions, any decision to do so in the future would be subject to similar risks and financing issues.

FEDERAL INCOME TAXES

      The Tax Court has recently upheld the disallowance by the Internal Revenue Service (the "IRS") of a portion of the deduction claimed by another Nevada-based gaming company for the cost of meals furnished to its employees. Gaming industry representatives are currently engaged in discussions with the IRS to clarify its position regarding implementation of this decision and to minimize any impact on the industry should the decision become final. In connection with the recent audit of the predecessor of FLVI for its taxable years ended December 31, 1994, the IRS has raised similar issues regarding the cost of meals furnished to employees. The Company has claimed aggregate deductions for federal income tax purposes of approximately $1.8 million for the cost of such meals provided to employees over the past three years. The IRS may propose adjustments to the federal tax liability of such predecessor for the year under audit and to the federal tax liability of the Company for subsequent taxable years. The Company believes that it has appropriately determined its federal tax liability for the years in question and intends to vigorously contest any additional tax liability that may be asserted by the IRS.

      In connection with a 1996 audit of Fitzgeralds Tunica, the IRS determined that for the period June 1994 through December 1995 a total of 21 reportable exceptions to the cash transaction reporting requirements had occurred. Although the Treasury Department has discretionary authority to impose a fine with respect to each such exception, no action has been taken to date. The Company believes that such reporting exceptions do not warrant imposition of a material fine, and that any fine, if imposed, would not be material in amount.

STATE GAMING TAXES

      The Company believes that the prospect of significant tax revenue is one of the primary reasons that many jurisdictions have legalized gaming. As a result, gaming operators are typically subject to significant taxes and fees, in addition to corporate income taxes, where applicable, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect the gaming industry, including the Company. The Company pays and expects to continue to pay substantial taxes and fees in Nevada, Mississippi and Colorado and in any other jurisdiction in which it conducts gaming operations. See "Regulation and Licensing."

SEASONALITY; SEVERE WEATHER; AND ABSENCE OF INSURANCE COVERAGE

      The gaming operations of the Company in certain locations may be seasonal and, depending on the location and other circumstances, the effects of such seasonality could be significant. At Fitzgeralds Las Vegas, business levels are generally weaker from Thanksgiving through the middle of January (except during the week between Christmas and New Years) and throughout the summer, and generally stronger from mid-January through Easter and from mid-September through Thanksgiving. At each of the three other Fitzgeralds-brand properties, business levels are typically weaker from Thanksgiving through the end of the spring and typically stronger from mid-June to mid-November. As a result, the Company's revenues, operating income and net income historically have been lower in the first and fourth quarters than in the second and third quarters. Consequently, interim results are not necessarily indicative of the full fiscal year, and quarterly results may vary substantially, both within a fiscal year and between comparable fiscal years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      The Company's results also are affected by inclement weather in the relevant markets. For example, the Company's Tunica site, located on the Mississippi River, is subject to flooding, especially in late-winter and early-spring, as well as hurricanes and tornadoes. The Fitzgeralds Black Hawk site, located in the mountains of Colorado, and the Fitzgeralds Reno site, located in the foothills of the Sierra Nevada mountains in Nevada, are subject to snow and icy road conditions during the winter months. Any such severe weather conditions may discourage potential customers from visiting the Company's facilities. It is unlikely that the Company will be able to obtain business interruption coverage for casualties resulting from severe weather, and there can be no assurance that the Company will be able to obtain casualty insurance coverage at affordable rates for casualties resulting from severe weather.

AVAILABILITY AND RETENTION OF KEY MANAGEMENT

      The Company's operations and development are dependent upon the efforts and experience of its executive officers. Although the Company has entered into employment agreements with Messrs. Griffith, Manske and McPherson to serve in their present offices for terms expiring June 30, 1998, December 31, 1998 and February 28, 1999, respectively, the loss of the services of any one of these individuals could adversely affect the Company. See "Management -- Employment Agreements."

CONTROL BY MAJORITY STOCKHOLDER

      Philip D. Griffith, Chairman, President and Chief Executive Officer of the Company, owns approximately 63.8% of the outstanding Common Stock of the Company (excluding 83,333 options presently exercisable by Mr. Griffith). As a result, Mr. Griffith will be able effectively to control the outcome of all matters requiring stockholder approval and, since there are no cumulative voting rights, will be able to elect all of the Company's directors. See "Security Ownership of Certain Beneficial Owners and Management."

FRAUDULENT TRANSFER CONSIDERATIONS

      The obligations of the Guarantors under the Subsidiary Guarantees may be subject to review under state or federal fraudulent transfer laws in the event of a Guarantor's bankruptcy or other financial difficulty.

      Under such laws, if in a lawsuit by an unpaid creditor or representative of creditors of a Guarantor, such as a trustee in bankruptcy or the Guarantor as a debtor in possession under Chapter 11 of the Bankruptcy Code, a court were to find that when the Guarantor executed its Subsidiary Guarantee (or, in some jurisdictions, when it became obligated to make payments thereunder), it (a) received less than fair consideration or reasonably equivalent value therefor and (b) either (i) was or was rendered insolvent, (ii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iii) intended to incur or believed (or reasonably should have believed) that it would incur debts beyond its ability to pay as they matured, the court could avoid both the Guarantor's obligations under its Subsidiary Guarantee and any security interest granted by the Guarantor to secure its Subsidiary Guarantee, and direct the return of any amounts paid thereunder to the Guarantor or to a fund for the benefit of its creditors. It should be noted that a court could avoid a Guarantor's obligations under its Subsidiary Guarantee without regard to factors (a) and (b) above, if it found that the Guarantor executed its Subsidiary Guarantee with actual intent to hinder, delay or defraud its creditors.

      A court will likely find that a Guarantor did not receive fair consideration or reasonably equivalent value for its Subsidiary Guarantee to the extent that it did not benefit directly from the proceeds of the Notes. Moreover, even if a portion of the proceeds of the Notes is used to repay a Guarantor's existing debts, the court will likely find that the Guarantor did not receive fair consideration or reasonably equivalent value for its Subsidiary Guarantee to the extent that the Company incurred that existing debt in order to finance the Guarantor's acquisition.

      The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

ABSENCE OF PUBLIC MARKET

      The Old Notes were offered and sold pursuant to an exemption from registration under applicable securities laws and were subject to significant restrictions on resale. The New Notes are a new issue of securities for which there is currently no active trading market. Each Initial Purchaser has advised the Company that it currently intends to make a market in the Notes, but it is not obligated to do so and may discontinue such activity at any time without notice. Although the Company does not intend to list the Notes on any securities exchange or to seek approval for quotation of the Notes through any automated quotation system, the Notes are eligible for trading in the Private

Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market. However, there can be no assurance that an active trading market for the New Notes will develop. If a market does develop, the price of the New Notes may fluctuate and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all. If a trading market develops for the New Notes, future trading prices of such securities will depend on many factors, including, among other things, primarily interest rates, the Company's results of operations and the market for similar securities.

DEPENDENCE UPON CASH FLOW FROM SUBSIDIARIES

      The Company's operations are conducted through its direct and indirect subsidiaries. As a holding company, the Company holds no significant assets, other than its investments in and advances to its subsidiaries, and the Company is dependent upon the cash flow of its subsidiaries to meet its own obligations. Accordingly, the Company's ability to make interest and principal payments when due to holders of the Notes is dependent upon the receipt of sufficient funds from its subsidiaries, which ability may be limited by law, contract or otherwise, as well as by the operating results of its subsidiaries. The Subsidiary Guarantees provides the holders of Notes a direct claim against the operating assets of the subsidiaries; however, the enforceability of the Subsidiary Guarantees may be limited by state law suretyship defenses and state and federal fraudulent transfer law. See "-- Fraudulent Transfer Considerations."

APPLICATION OF ENVIRONMENTAL REGULATIONS

      Generally, the Company and its subsidiaries are subject to a variety of federal, state and local governmental laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. While the Company believes that it and its subsidiaries are presently in material compliance with all environmental laws, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations. In addition, although the Company is not aware of any environmental contamination at its properties, it has not conducted environmental investigations of all such properties. The Company does not have insurance to cover environmental liabilities, if any.

      Specifically, the Black Hawk and Central City gaming districts, including the Fitzgeralds Black Hawk site, are located within the 400-square mile area that was designated in 1983 as the Central City/Clear Creek Superfund site (the "Site") by the Environmental Protection Agency (the "EPA"), pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). The Site includes numerous specifically identified areas of mine tailings and other waste piles caused by historical mining activity in the area that are the subject of ongoing investigation and clean-up by the EPA and the Colorado Department of Public Health and Environment. CERCLA requires remediation of sites from which there has been a release or threatened release of hazardous substances and authorizes the EPA to take any necessary response actions at Superfund sites, including authorizing potentially responsible parties ("PRPs") to clean up or contribute to the clean-up of a Superfund site. PRPs are broadly defined under CERCLA, and include past and present owners and operators of a site. CERCLA imposes strict liability on PRPs, and courts have commonly held PRPs to be jointly and severally liable for all response costs.

      Fitzgeralds Black Hawk is not within any of the specific areas of the Site currently identified by the EPA for investigation or remediation. The property on which Fitzgeralds Black Hawk casino is situated was not an historical mining site but rather was the location of a general store. The hotel and parking complex, however, are situated over an historical mining site. Moreover, through an independent environmental consultant, Phase I and other limited environmental assessments of the real property underlying Fitzgeralds Black Hawk were prepared in connection with the development of the property. Although test borings have been recommended only in connection with any future construction on the Expansion Parcel (see "Business -- Property"), to date no remediation requirements have been recommended or required with regard to any portion of the property. Based on the assessments to date, management is not aware of any environmental problems affecting Fitzgeralds Black Hawk which are likely to result in material costs to the Company. No assurance can be given, however, that environmental problems will not be subsequently discovered. Furthermore, the EPA or other governmental authorities could broaden their investigations and identify additional areas within the Site for remediation. If Fitzgeralds Black Hawk were included in additional areas of concern within the Site, the Company could be identified as a PRP and any liability related thereto could have a material adverse effect on the Company.

      In addition, under environmental laws and regulations, a beneficiary of a deed of trust or mortgage on real estate, such as the trustee, may be held liable, under certain circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous materials at a mortgaged property, and for other rights and liabilities relating to hazardous materials. Under the Indenture and related documents, the trustee is indemnified against its costs, expenses and liabilities, including environmental cleanup costs and liabilities. This could potentially reduce foreclosure proceeds to the holders of the Notes. In addition, holders may act directly rather than through the trustee, in specified circumstances, in order to pursue a remedy under the Indenture. If the holders exercise that right, they could be subject to the risks discussed above.

COMPUTERIZED OPERATIONS AND THE YEAR 2000

      During recent years, there has been significant global awareness raised regarding the potential disruption to business operations worldwide resulting from the inability of current technology to process properly the change from the year 1999 to 2000. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

      In 1997 the Company initiated an investigation to identify and ensure that all significant applications will be Year 2000 compliant. The Company is conducting its investigation and is in the process of obtaining assurances from its vendors that timely updates will be made available to ensure that all purchased applications are Year 2000 compliant. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

      The Company will utilize both internal and external resources to test, program and/or replace applications to ensure that they are Year 2000 compliant. Completion of this project is anticipated not later than October 31, 1999. Although the costs associated with the Year 2000 project are not expected to be material in nature, the Company has not finalized its investigation and is unable to provide an estimate of such costs at this time. Such costs are expected to be funded through operating cash flows. Costs of hardware and software required to be purchased as a result of the Year 2000 Issue will be capitalized in accordance with normal policy. Personnel and all other costs related to the project will be expensed as incurred. The conversion of most purchased applications will be completed under the terms of maintenance agreements which provide for the conversion of such applications at no additional cost. All equipment and other operating systems are currently being evaluated to determine if Year 2000 issues have an effect on their ability to perform their respective functions.

      Although, based on its investigation to date the Company does not believe that it will experience any significant adverse effects or material unbudgeted costs associated with the Year 2000 project, the Company cannot provide any assurance in this regard, and any such cause or effect could materially and adversely affect the Company.

CONSEQUENCES TO NON-TENDERING HOLDERS OF OLD NOTES

      New Notes will be exchanged for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to insure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making activities or any other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected due to the limited amount, or "float" of the Old Notes that are expected to remain outstanding following the Exchange Offer. Generally a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Old Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the New Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are substantially identical to the New Notes. The Old Notes surrendered in exchange for New Notes will not result in any increase and indebtedness of the Company.

      The net proceeds of the offering of the Old Notes (the "Offering"), after deducting discounts and commission and offering expenses, were approximately $193.9 million. The Company used the net proceeds to (i) repay the outstanding $123.0 million of the 13% Senior Secured Notes due 2002 issued by the Company in December 1995, (ii) repay the outstanding $5.4 million of the 13% Priority Secured States due 1998 issued by the Company in December 1996, (iii) repay the outstanding $39.7 million of the 13% First Mortgage Notes due 2000 issued by 101 Main in August 1997, (iv) repay approximately $20.1 million of other indebtedness secured by Fitzgeralds Reno and (v) pay approximately $5.7 million in interest on the foregoing.

                                 CAPITALIZATION

      The following table sets forth as of December 31, 1997 the consolidated cash and capitalization of the Company. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.



                                               (DOLLARS IN THOUSANDS)
          CASH AND CASH EQUIVALENTS ...............  $  14,810
                                                     =========

          SHORT-TERM DEBT .........................  $   7,591
                                                     =========

          LONG-TERM DEBT, NET OF CURRENT PORTION(1)  $ 206,191
                                                     ---------

          CUMULATIVE REDEEMABLE PREFERRED STOCK(2)      19,631
                                                     ---------

          STOCKHOLDERS' DEFICIENCY:
            Common Stock(3) .......................         40
            Additional paid-in capital ............     23,650
            Accumulated deficit ...................    (61,553)
                                                     ---------
                    Total stockholders' deficiency   $ (37,863)
                                                     ---------

          TOTAL CAPITALIZATION ....................  $ 187,959
                                                     =========


---------------------

(1) Includes the Notes, which have an aggregate principal balance of $205.0 million and an unamortized discount of $2.365 million.

(2) Recorded at liquidation preference ($20.0 million stated value plus accrued dividends of $6.983 million), net of unamortized offering costs and discount of $7.352 million.

(3) $.01 par value; 29,200,000 shares authorized; 4,012,846 shares outstanding.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

            The Old Notes were sold on December 30, 1997 to the Initial Purchasers and the Initial Purchasers resold the Old Notes (A) to qualified institutional buyers (as defined in Rule 144A under the Securities Act), (B) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that, prior to their purchase of any Old Notes, delivered to the Initial Purchasers and the Company a letter containing certain representations and agreements and (C) outside the United States to certain persons in reliance on Regulation S under the Securities Act. In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Company agreed to cause to become effective within 180 days after December 30, 1997, a registration statement with respect to the Exchange Offer. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer and under certain other circumstances, the Company will, at its cost, file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Old Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective by the Commission as promptly as practicable after the date of filing.

      The Exchange Offer is being made by the Company to satisfy its obligations under the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Old Notes not tendered by the holders of the Old Notes for exchange, except pursuant to a Shelf Registration Statement as provided in the foregoing paragraph.

      Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof who are not affiliates of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring New Notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes. Persons wishing to exchange Old Notes in the Exchange Offer must represent to the Company that such conditions have been met. However, any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Further, any Holder who may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters with respect to resales of the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

      In addition, each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

      Except as aforesaid, this Prospectus may not be used for an offer to resell, or for a resale or other transfer of New Notes.

TERMS OF THE EXCHANGE OFFER

      Upon the terms and subject to the conditions of the Exchange Offer set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to any of the rights of Holders of Old Notes under the Registration Rights Agreement, which rights, excepting certain indemnification and other rights, will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same indebtedness as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of the Indenture, which also authorized the original issuance of the Old Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

      As of the date of this Prospectus, $205.0 million aggregate principal amount of Old Notes is outstanding. This Prospectus, together with the letter of Transmittal, is being sent to such registered Holders as of June __, 1998. Only a registered holder of the Old Notes (or such holders legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Old Notes entitled participate in the Exchange Offer.

      Holders of the Old Notes do not have any appraisal or dissenter's rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and the regulations of the Commission thereunder.

      In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The corresponding New Notes will be issued and transferable in book-entry form through DTC. See "Description of Notes -- Book-Entry," Delivery and Form."

      The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Old Notes for the purpose of receiving the New Notes from the Company.

      If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

      Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay the expenses, other than certain applicable taxes, of the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The term "Expiration Date" shall mean July __, 1998 unless the Company in its sole discretion extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

      In order to extend the Expiration Date, the Company will notify the Exchange Agent and the record Holders of Old Notes of any extension by oral or written notice, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such notice may state that the Company is extending the Exchange Offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of Old Notes are tendered.

      The Company reserves the right to delay accepting any Old Notes, to extend the Exchange Offer, to amend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay, extension, amendment or termination to the Exchange Agent. Any such delay in acceptance, extension, amendment or termination will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offer as necessary to provide to the Holders a period of five to ten business days, after such amendment, depending upon the significance of the amendment and the manner of disclosure to Holders of the Old Notes, if the Exchange Offer would otherwise expire during such five to ten business day period.

       Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

ACCRUED INTEREST ON THE NEW NOTES AND THE OLD NOTES

       The New Notes will bear interest at a rate equal to 12 1/4% per annum from their date of issuance. Interest on the New Notes is payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1998. Interest on the New Notes will accrue from the last interest payment due date for which interest was paid on the Old Notes surrendered in exchange for such New Notes, or, if no interest has been paid on such Old Notes, from the date of original issuance of such Old Notes. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon cancellation of the Old Notes and issuance of the New Notes. Holders of Old Notes whose Old Notes are not exchanged will receive the accrued interest payable on December 15, 1998.

PROCEDURES FOR TENDERING

       To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by Instruction 4 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

       Any financial institution that is a participant in DTCs Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth in "-- Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

       The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

       Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

       The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holders. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

       Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder.

       ANY BENEFICIAL HOLDER WHOSE OLD NOTES ARE REGISTERED IN THE NAME OF ITS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AND WHO WISHES TO TENDER SHOULD CONTACT SUCH REGISTERED HOLDER PROMPTLY AND INSTRUCT SUCH REGISTERED HOLDER TO TENDER ON ITS BEHALF. IF SUCH BENEFICIAL HOLDER WISHES TO TENDER ON ITS OWN BEHALF, SUCH BENEFICIAL HOLDER MUST, PRIOR TO COMPLETING AND EXECUTING THE LETTER OF TRANSMITTAL AND DELIVERING ITS OLD NOTES, EITHER MAKE APPROPRIATE ARRANGEMENTS TO REGISTER OWNERSHIP OF THE OLD NOTES IN SUCH HOLDER'S NAME OR OBTAIN A PROPERLY COMPLETED BOND POWER FROM THE REGISTERED HOLDER. THE TRANSFER OF RECORD OWNERSHIP MAY TAKE CONSIDERABLE TIME.

       Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant hereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States or an institution which falls within the definition of "Eligible Guarantor Institution" contained in Regulation 17Ad-1 5 under the Exchange Act (an "Eligible Institution").

       If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder or Holders appears on the Old Notes.

       If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

       All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer

(including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

       By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such Holder's business, that such Holder has no arrangement with any person to participate in the distribution of such New Notes, and that such Holder is not an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

      Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

            (a) The tender is made through an Eligible Institution;

            (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) seeing forth the name and address of the Holder of the Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

            (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

       Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

       Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have The Bank of New York (the

"Trustee") with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

      Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

            (a) the Exchange Offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the Commission;

            (b) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer; or

            (c) there shall have been adopted or enacted any law, statute, rule or regulation which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

       If any such conditions exist, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to exchanging Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive certain of such conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform Holders of Old Notes of such waiver.

       The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

       In addition to the foregoing conditions, (i) if, because of any applicable law or applicable interpretations thereof by the Commission, the Company is not permitted to effect the Exchange Offer or (ii) if any Holder or Holders of Old Notes notifies the Company within 20 business days of the Consummation of the Exchange Offer (A) that any such Holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or
(B) that any such Holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that this Prospectus is not appropriate or available for such resales by such Holder, or
(C) that any such Holder is a broker-dealer and holds Old Notes acquired directly from the Company or one of its affiliates, then the Company is required to file a Shelf Registration Statement. Thereafter, the Company's obligation to consummate the Exchange Offer shall be terminated.

TERMINATION OF CERTAIN RIGHTS

       All rights under the Registration Rights Agreement (including registration rights) of holders of the Old Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities
Act), (ii) to provide, upon the request of any holder of a transfer-restricted Old Note, the information required by Rule 144A(d) (4) under the Securities Act in order to permit resales of such Old Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Old Notes by broker-dealers for a period not to exceed 180 days from the Expiration Date, unless extended pursuant to the terms of the Registration Rights Agreement and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period not to exceed 180 days after the Expiration Date, unless extended pursuant to the terms of the Registration Rights Agreement.

EXCHANGE AGENT

       The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

            By Registered or Certified Mail:

                        The Bank of New York
                        101 Barclay Street, Floor 2100
                        New York, New York  10286
                        Attention:  Corporate Trust Administration

            By Hand:

                        The Bank of New York
                        101 Barclay Street, Floor 2100
                        New York, New York  10286
                        Attention:  Corporate Trust Administration

            By Overnight Courier:

                        The Bank of New York
                        101 Barclay Street, Floor 2100
                        New York, New York  10286
                        Attention: Corporate Trust Administration

            By Facsimile:

                        The Bank of New York
                        101 Barclay Street, Floor 2100
                        New York, New York  10286
                        Attention: Corporate Trust Administration
                        Facsimile:  212-815-____
                        Confirm by telephone:  212-815-3800

FEES AND EXPENSES

       The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

       The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

       The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, are estimated in the aggregate to be approximately $300,000, and include fees and expenses of the Exchange Agent and Trustee under the Indenture and accounting and legal fees.

      The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

       The New Notes will be recorded at the same carrying value as the Old Notes, which is face value less unamortized original issue discount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The issuance costs incurred in connection with the Exchange Offer will be capitalized and amortized over the term of the New Notes.

LIQUIDATED DAMAGES

       Generally, if (a) neither of the Registration Statements required by the Registration Rights Agreement is filed on or before the 120th day following the Closing Date, (b) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is declared effective by the SEC on or prior to the 180th day following the Closing Date, (c) the Exchange Offer Registration Statement becomes effective, and the Company fails to consummate the Exchange Offer within 30 days following the effectiveness of such Registration Statement, or (d) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer-restricted Old Notes during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above being an "Event" and the date on which an Event occurs being an "Event Date"), then the Company will pay to each holder of the Old Notes, for each weekly period beginning on the first Event Date (or if such Event has been cured, from the next Event Date) an amount equal to the Weekly Liquidated Damages (as defined below) per $1,000 principal amount of Registrable Securities (as defined in the Registration Rights Agreement) held by such holder. Weekly Liquidated Damages Amount means, with respect to any applicable Event, an amount per week per $1,000 principal amount of Registrable Securities equal to (i) $.05 for the first 90-day period immediately following the applicable Event Date, (ii) $.10 for the second 90-day period immediately following the applicable Event Date,
(iii) $.15 for the third second 90-day period immediately following the applicable Event Date, and ($.20 thereafter until the applicable Event is cured. Liquidated damages accrued as of any interest payment date will be payable on such date.

CONSEQUENCES OF FAILURE OF NON-TENDERING HOLDERS TO EXCHANGE

       Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

       The Old Notes that are not exchanged for the New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to a person whom the seller reasonably believes is a "qualified institutional buyer" in a transaction meeting the requirements of Rule 144A under the Securities Act, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a person that is not a U.S. Person (as defined in Rule 902 under the Securities Act) in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if requested), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

       The consolidated operating data for the three years ended December 31, 1995, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996 and 1997 have been derived from the consolidated financial statements of the Company audited by Deloitte & Touche LLP, independent auditors, and contained elsewhere in this Prospectus. The consolidated operating data for the years ended December 31, 1993 and 1994 and the consolidated balance sheet data as of December 31, 1993, 1994 and 1995 have been derived from audited consolidated financial statements of the Company, which are not contained in this Prospectus. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Statement of Operations" and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.


                                                                                                         PRO FORMA
                                                              YEAR ENDED DECEMBER 31,                       YEAR
                                             ---------------------------------------------------------     ENDED
                                                     (IN THOUSANDS EXCEPT FOR PER SHARE DATA)             DECEMBER
                                                1993       1994         1995       1996        1997      31, 1997(1)
                                             ---------   ---------   ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS DATA:
     Net Operating Revenues                  $ 110,057   $ 131,834   $ 141,397   $ 140,530   $ 179,702   $200,454
     Income from Operations(2)                  10,174       1,997      13,768       3,871      13,622     18,752
     Interest Expense, Net                       6,343      10,256      14,706      18,187      25,033     26,053
     Net Income (Loss)                           4,186      (5,979)     (4,255)    (13,494)    (31,542)       n/a
     Net Loss per Common Share - Basic(3)          n/a         n/a       (1.09)      (4.26)      (8.89)       n/a

OTHER DATA:
    EBITDA:(4)
        Fitzgeralds Las Vegas                $   6,946   $   4,926   $   4,084   $   1,656   $   2,651   $  2,651
        Fitzgeralds Tunica                          --       1,505       9,934       3,790      11,744     11,744
        Fitzgeralds Reno                        10,500       8,345       7,009       4,596       5,462      5,462
        Fitzgeralds Black Hawk                      --          --          --          --       4,842     11,597
        Other(5)                                (1,080)     (1,526)      1,667       2,874       4,111      3,569
                                             ---------   ---------   ---------   ---------   ---------   --------
               Total Properties                 16,366      13,250      22,694      12,916      28,810     35,023
        Nevada Club                              1,384         506         392        (148)     (1,282)    (1,282)
        Harolds Club                              (805)     (3,489)     (1,307)         --      (1,853)    (1,853)
                                             ---------   ---------   ---------   ---------   ---------   --------
                Total EBITDA                    16,945      10,267      21,779      12,768      25,675     31,888
        Adjustments to EBITDA(6)                   (82)      8,304       1,337         742       4,924      4,924
                                             ---------   ---------   ---------   ---------   ---------   --------
                Adjusted EBITDA              $  16,863   $  18,571   $  23,116   $  13,510   $  30,599   $ 36,812
                                             =========   =========   =========   =========   =========   ========

     EARNINGS TO FIXED CHARGES:(7)                1.5x          --          --          --          --         --

     NET CASH PROVIDED BY (USED IN):
        Operating Activities                 $   8,381   $   7,738   $   8,468   $     759   $   1,287   $  7,092
        Investing Activities                    (7,655)    (34,736)    (50,404)     (6,368)    (24,657)        54
        Financing Activities                       944      30,302      49,894        (885)     24,830     (5,686)
     DEPRECIATION AND AMORTIZATION               6,772       8,271       8,010       8,897      12,054     13,136
     CAPITAL EXPENDITURES                        6,913      46,046      14,957      57,026       3,944      4,147

                                                                 AS OF DECEMBER 31,
                                             ---------------------------------------------------------
                                                1993       1994         1995       1996        1997
                                             ---------   ---------   ---------   ---------   ---------
BALANCE SHEET DATA:
     Cash                                    $   8,582   $  11,886   $  19,844   $  13,349   $  14,810
     Total Assets                               93,598     137,660     197,213     191,179     215,695
     Short-Term Debt                            17,065      11,619      11,226      27,750       7,591
     Long-Term Debt                             53,772     100,849     139,467     127,882     206,191
     Preferred stock, Net of Offering Costs
        and Discount                                --          --      11,953      15,489      19,631
     Stockholders' Equity (Deficiency)          14,113      11,087      16,061      (2,043)    (37,863)

----------------------

(1) Pro Forma Statement of Operations and Other Data assume that the purchase of the remaining 78% membership interest in 101 Main occurred January 1, 1997. See "Pro Forma Consolidated Statement of Operations."
(2) The Company sold Harolds Club on May 31, 1995 and, accordingly, at December 31, 1994, recorded an allowance of $1.4 million against the book value of assets sold to write such assets down to estimated realized value. In 1997 the Company recorded an allowance of $2.2 million against the book value of Nevada Club assets held for sale to write such assets down to estimated net realizable value, and has recorded an expense of $1.9 million for the anticipated net settlement obligation relating to certain land lease payments and property-related costs arising out of the Company's purchase and subsequent sale in 1995 of Harolds Club.
(3) Net loss per common share is not applicable for 1993 and 1994 as the Company was not a reporting company prior to 1995.

(4) EBITDA, or "earnings before interest, taxes on income, depreciation, and amortization," is a supplemental financial measurement used by the Company in the evaluation of its gaming business and by many gaming industry analysts. EBITDA is calculated by adding depreciation and amortization expense to income from operations. At any property, EBITDA is calculated after the allocation of corporate costs. However, EBITDA should only be read in conjunction with all of the Company's financial data summarized above and its financial statements prepared in accordance with GAAP appearing elsewhere herein, and should not be construed as an alternative either to income from operations (as determined in accordance with GAAP) as an indication of the Company's operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. This presentation of EBITDA may not be comparable to similarly titled measures reported by other companies.
(5) Other includes results for management fees and corporate costs not allocated to the core properties.
(6) Adjustments to EBITDA include (i) exclusion of EBITDA for Harolds Club and Nevada Club for all periods presented; (ii) exclusion of business development expenses of Sugar Creek, Missouri of $0.5 million for 1993, $0.5 million for 1994 and $0.4 million for 1995; (iii) exclusion of pre-opening expenses of Fitzgeralds Tunica of $4.9 million for 1994; (iv) exclusion of write down of Nevada Club assets of $2.2 million for 1997;
      (v) exclusion of Harolds Club lease settlement of $1.9 million for 1997; and (vi) inclusion of $0.6 million for 1996 and $1.0 million for 1997 in cash received by the Company as a result of its 22% membership in 101 Main.
(7) For the Ratio of Earnings to Fixed Charges, earnings are defined as earnings before income taxes, interest on indebtedness, imputed interest on capital lease obligations and the portion of rent expense deemed to represent interest. Fixed charges consist of interest on indebtedness, imputed interest on capital lease obligations, and the portion of rent expense deemed to represent interest. Earnings were insufficient to cover fixed charges by $8.2 million, $0.6 million, $15.5 million, and $10.6 million for the years ended December 31, 1994, 1995, 1996, and 1997, respectively, and on a pro forma basis $11.6 million for the year ended March 31, 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with, and is qualified in its entirety by, the Company's Consolidated Financial Statements, including the notes thereto, and other financial information appearing elsewhere in this Prospectus, as well as the discussion under "Risk Factors."

OVERVIEW

      Fitzgeralds Las Vegas, Fitzgeralds Tunica and Fitzgeralds Reno have been owned and operated by the Company or its affiliates since 1987, 1994 and 1985, respectively. Between December 1994 and February 1995, a business combination was effected, resulting in the existing single ownership structure for the companies operating Fitzgeralds-brand casinos. In May 1995, the Company, under exclusive management contracts, opened two properties outside of Nevada -- Fitzgeralds Black Hawk and Cliff Castle, and in December 1995, the Company acquired those portions of Fitzgeralds Tunica (20%) and Fitzgeralds Inc. (2%) which it did not own. During 1996, the Company expended approximately $53.4 million to significantly renovate and expand Fitzgeralds Las Vegas and Fitzgeralds Tunica. In August 1997, the Company acquired the 78% membership interest in 101 Main not previously owned.

      On a consolidated basis, net operating revenues (excluding Nevada Club) increased to $173.5 million in 1997 from $134.1 million in 1996 principally as a result of increased casino and room revenues due to the completion of the Tunica Hotel which became fully operational in the 4th quarter of 1996, and due to the inclusion of Fitzgeralds Black Hawk operating revenues in the Company's consolidated results subsequent to the acquisition in August 1997 of the 78% membership interest in 101 Main not previously owned.

      In 1997 and 1996, casino operations (excluding Nevada Club) provided an average of approximately 78.3% and 78.9% of the Company's net revenues, respectively, and substantially all of its income from operations. Slot machine income has been the primary component of the Company's gaming revenues, providing an average of approximately 79.6% and 76.5% of such revenues (excluding Nevada Club) during 1997 and 1996, respectively.

      The Company sold Harolds Club in Reno, Nevada in 1995 and has been marketing the adjacent Nevada Club for sale. The Company has received an offer to purchase Nevada Club from an unaffiliated party and, in anticipation of such sale, closed the Nevada Club in December 1997.

      Unless otherwise noted, the narrative discussion below is focused on the principal ongoing operating properties of the Company which include Fitzgeralds Las Vegas, Fitzgeralds Tunica, Fitzgeralds Reno and, commencing August 15, 1997, Fitzgerald's Black Hawk, and management fees received by FI (the "Properties").

RECENT EVENTS

      On December 30, 1997 the Company issued $205 million in 12 1/4% Senior Secured Notes. Net proceeds of the issuance of $202.6 million were used to repay substantially all of the Company's indebtedness, including the 101 Main Notes discussed below. An extraordinary loss of $19.2 million was recorded in connection with the early retirement of this debt.

      On August 15, 1997, the Company acquired the 78% membership interest in 101 Main not previously owned at a purchase price of approximately $27.3 million. As a result, the operations of Fitzgeralds Black Hawk, wholly-owned by 101 Main, are included in the consolidated financial results of the Company commencing August 15, 1997. This purchase was financed through the issuance of the $38 million 101 Main Notes. The proceeds from the 101 Main Notes in excess of the $27.3 million used to purchase the 78% membership interest were used to retire certain existing indebtedness secured by assets of 101 Main and for general corporate purposes. The 101 Main Notes were retired as part of the December 1997 financing discussed above.

RESULTS OF OPERATIONS

      The following table sets forth for the periods indicated certain Statement of Operations Data and Other Data for the Company's properties.


                                                      YEAR ENDED DECEMBER 31,
                                                 ---------------------------------
          STATEMENT OF OPERATIONS DATA             1995         1996        1997
                                                 ---------   ---------   ---------
                                                       (DOLLARS IN THOUSANDS)
          NET REVENUES:
               Fitzgeralds Las Vegas             $  42,653   $  43,483   $  46,540
               Fitzgeralds Tunica                   46,466      48,748      68,734
               Fitzgeralds Reno                     40,212      37,076      39,803
               Fitzgeralds Black Hawk(1)                --          --      12,692
               Other(2)                              3,509       4,791       5,695
                                                 ---------   ---------   ---------
                    Total Properties               132,840     134,098     173,464
               Nevada Club                           7,037       6,432       6,238
               Harolds Club                          1,520          --          --
                                                 ---------   ---------   ---------
                    Total                        $ 141,397   $ 140,530   $ 179,702
                                                 =========   =========   =========
          INCOME (LOSS) FROM OPERATIONS:
               Fitzgeralds Las Vegas             $   2,403   $    (330)  $    (498)
               Fitzgeralds Tunica                    6,230        (597)      6,013
               Fitzgeralds Reno                      4,997       2,318       3,211
               Fitzgeralds Black Hawk(1)                --          --       4,215
               Other                                 1,667       2,861       4,011
                                                 ---------   ---------   ---------
                    Total Properties                15,297       4,252      16,952
               Nevada Club                              97        (381)     (1,477)
               Harolds Club                         (1,626)         --      (1,853)
                                                 ---------   ---------   ---------
                    Total                        $  13,768   $   3,871   $  13,622
                                                 =========   =========   =========
           OTHER DATA
           EBITDA(3):
                Fitzgeralds Las Vegas            $   4,084   $   1,656   $   2,651
                Fitzgeralds Tunica                   9,934       3,790      11,744
                Fitzgeralds Reno                     7,009       4,596       5,462
                Fitzgeralds Black Hawk(1)               --          --       4,842
                Other(4)                             1,667       2,874       4,111
                                                 ---------   ---------   ---------
                    Total Properties                22,694      12,916      28,810
                Nevada Club                            392        (148)     (1,282)
                Harolds Club                        (1,307)         --      (1,853)
                                                 ---------   ---------   ---------
                    Total EBITDA                    21,779      12,768      25,675
                Adjustments to EBITDA                1,337         742       4,924
                                                 ---------   ---------   ---------
                    Adjusted EBITDA              $  23,116   $  13,510   $  30,599
                                                 =========   =========   =========

           NET CASH PROVIDED BY (USED IN):
                Operating Activities             $   8,468   $     759   $   1,287
                Investing Activities               (50,404)     (6,368)    (24,657)
                Financing Activities                49,894        (885)     24,830
           DEPRECIATION AND AMORTIZATION             8,010       8,897      12,054
           CAPITAL EXPENDITURES                     14,957      57,026       3,944

            RATIO OF EARNINGS TO FIXED CHARGES(5)       --          --          --


-------------------------

(1) Includes operating results of Fitzgeralds Black Hawk commencing August 15, 1997.
(2) Includes fees from management agreement from Fitzgeralds Black Hawk prior to August 15, 1997, Cliff Castle and Turning Stone.
(3) For a definition of EBITDA and Adjusted EBITDA, see Notes 4 and 6 of Notes to "Selected Consolidated Financial and Other Data."
(4) Includes fees from management agreement from Fitzgeralds Black Hawk prior to August 15, 1997, Cliff Castle and Turning Stone, net of corporate expenses and expenses of FI.

5 For the Ratio of Earnings to Fixed Charges, earnings are defined as earnings before income taxes, interest on indebtedness, imputed interest on capital lease obligations, and the portion of rent expense deemed to represent interest. Fixed charges consist of interest on indebtedness, imputed interest on capital lease obligations, and the portion of rent expense deemed to represent interest. Earnings were insufficient to cover fixed charges by $0.6 million, $15.5 million, and $10.6 million for the years ended December 31, 1995, 1996, and 1997, respectively.


FISCAL 1997 COMPARISON TO FISCAL 1996

Operating Revenues

      Total revenues for the Properties were $188.2 million and net operating revenues for the Properties were $173.5 million for 1997, representing, respectively, 28.9% and 29.4% increases over the Properties' total revenues of $146.0 million and net operating revenues of $134.1 million for 1996. Such increases were largely the result of the consolidation of operating results of Fitzgeralds Black Hawk commencing August 15, 1997, as well as the fact that the 507-room hotel tower at Fitzgeralds Tunica (the "Tunica Hotel") did not commence operations until August 1996 and was not fully operational until October 1996. Therefore, 1997 results include the full year benefit of hotel revenue and subsequent improved casino revenue at Fitzgeralds Tunica.

      The Company's business can be separated into four operating departments: casino, food and beverage, rooms and other. Casino revenues for the Properties (approximately 79.6% and 76.5% of which are derived from slot machine revenues for 1997 and 1996, respectively) increased 28.5% to $135.9 million for 1997 from the $105.8 million recorded for 1996, due principally to the consolidation of operating results of Fitzgeralds Black Hawk and to the opening of the Tunica Hotel which occurred in phases from August to October 1996. Casino revenues increased 32.0% at Fitzgeralds Tunica, due to the opening of the Tunica Hotel, and 4.8% at Fitzgeralds Reno, due primarily to increased traffic from the Women's International Bowling Congress (the "Bowling Tournament") held in Reno during the first and second quarters of 1997. Casino revenue increased 6.8% at Fitzgeralds Las Vegas due mostly to the fact that Fitzgeralds Las Vegas was largely under construction from May through November of 1996. Casino revenue for the Properties represented 72.2% and 72.4% of total revenues for the Properties for 1997 and 1996, respectively.

      Room revenues for the Properties (at 11.3% and 10.9% of total revenues for the Properties for 1997 and 1996, respectively) increased 34.3% from 1996 due primarily to the opening of the Tunica Hotel. Room revenues at Fitzgeralds Tunica, at $7.8 million for 1997 are not comparable to 1996 since the Tunica Hotel did not commence operations until August 1996 and was not fully operational until October 1996. The Tunica Hotel operated at an average occupancy rate of 89.3% and 81.3% for 1997 and 1996, respectively. Room revenues increased by 2.6% at Fitzgeralds Las Vegas due to a decrease in tour-and-travel customers who were replaced by free independent travelers typically paying a higher average daily room rate, partially offset by lower occupancy rates, at 89.7% and 93.9% for 1997 and 1996, respectively. At Fitzgeralds Reno, room revenues increased 7.2% due to a combination of higher daily room rates and an increase in average occupancy rates, at 90.2% and 88.8% for 1997 and 1996, respectively. These increases were largely due to the Bowling Tournament, and the fully integrated player tracking system.

      Food and beverage revenues for the Properties (at 11.2% and 11.7% of total revenues for the Properties for 1997 and 1996, respectively) increased $4.1 million or 23.8% from 1996 to 1997. This increase was the result of the inclusion of Fitzgeralds Black Hawk results of approximately $923,000, as well as the additional food venues at Fitzgeralds Las Vegas and Fitzgeralds Tunica, which posted gains of 16.6% and 37.9%, respectively. Food and beverage revenues at Fitzgeralds Reno were essentially unchanged.

      Other revenues for the Properties increased 34.7% for the year, primarily due to the opening of the Tunica Hotel, which also resulted in increases in TV movie, telephone and gift shop revenues and credit card commissions, and to increases in operating performance at Cliff Castle.

      Promotional allowances for the Properties increased 23.6% for the year, as a result of increases in volumes, partially offset by improved methods to award complimentary goods and services.

Operating Costs and Expenses

      Total operating costs and expenses for the Properties increased 20.5%, to $156.5 million for 1997 from $129.8 million for 1996, primarily due to the inclusion of operating expenses of Fitzgeralds Black Hawk of approximately $8.5 million, increases in volume, increases in payroll costs related to the start of operations of the Tunica Hotel and additional food venues at Fitzgeralds Las Vegas and Fitzgeralds Tunica. Total operating expenses for the Properties were also affected by a 36.9% increase in depreciation and amortization expense for the Properties as renovated and expanded facilities at Fitzgeralds Las Vegas and Fitzgeralds Tunica were put into service and a $755,000 non-recurring write down of Nevada Club, Inc. ("NCI") assets held for sale to estimated realizable value.

      Casino expenses for the Properties were $66.0 million for 1997, a 21.4% increase from the $54.4 million for 1996 primarily as a result of increased volume and increased personnel as well as the inclusion of expenses from Fitzgeralds Black Hawk during 1997. Food and beverage expenses for the Properties increased 32.0%, to $16.2 million for 1997 from $12.3 million for 1996, primarily as the result of additional restaurants at Fitzgeralds Las Vegas and Fitzgeralds Tunica. Room expenses for the Properties increased 29.7%, to $12.5 million for 1997 from $9.6 million for 1996, primarily as the result of the start of operations at the Tunica Hotel. Room expense increased a modest 1.4% at Fitzgeralds Las Vegas and decreased by 0.7% at Fitzgeralds Reno. Selling, general and administrative expense for the Properties increased 9.6%, to $47.5 million for 1997 from $43.3 million for 1996 due mostly to increases in personnel and marketing expenses, as explained further below.

      Personnel expenses for the Properties increased 15.4%, to approximately $67.8 million for 1997 from approximately $58.8 million for 1996. This increase resulted from the start of operations at the Tunica Hotel, as well as the need for larger staff at the expanded Las Vegas and Tunica facilities and the inclusion of Fitzgeralds Black Hawk personnel expenses in 1997.

      Marketing expenses for the Properties, which includes advertising, promotional material, special events and the operations of the Fitzgeralds Card, increased 11.8% for the year. The increase reflects more intensive marketing efforts at each property undertaken in response to increasing competitive activity in each of the markets in which the Company operates, particularly in Tunica, Mississippi, and the inclusion of Fitzgeralds Black Hawk marketing expenses in 1997. The Company's strategy is to utilize its expanded and renovated facilities as additional marketing elements and to continue to adjust marketing expense levels as needed to respond to competition.

      Depreciation and amortization expense of the Properties increased 36.9%, to $11.9 million for 1997 from $8.7 million for 1996. The increase was primarily the result of the start of depreciation of the expanded and renovated facilities at Fitzgeralds Las Vegas and Fitzgeralds Tunica, as well as the addition of Fitzgeralds Black Hawk depreciation and amortization.

Income from Operations

      As a result of the foregoing, income from operations for the Properties increased 298.7%, to $17.0 million for 1997 from $4.3 million for 1996.

Net Interest Expense

      Interest expense for the Properties (net of interest income), increased 39.6%, to $24.7 million for 1997 from $17.7 million for 1996, due in part to an increase in interest expense resulting from the issuance in December 1996 of $5.9 million aggregate principal amount of Priority Notes, as well as the issuance in August 1997 of $38.0 million aggregate principal amount of 101 Main Notes by 101 Main. During 1996, interest of $1.8 million was capitalized on the construction of Fitzgeralds Las Vegas and Fitzgeralds Tunica. No interest was capitalized during 1997.

Loss Before Income Taxes and Extraordinary Item

      For the reasons described above, the Properties recorded a loss before income taxes and extraordinary item of $8.4 million in 1997, compared to $14.1 million loss before taxes recorded for 1996. Loss before income taxes and extraordinary item increased at each property other than Fitzgeralds Tunica, which recorded a $4.8 million improvement due to the benefits from the hotel becoming fully operation in the 4th quarter of 1996.

      While the Properties recorded $1.5 million in income tax benefit for 1996, no income tax benefit or provision was recorded for 1997.

Loss Before Extraordinary Item

      Loss before extraordinary item for the Properties improved to $8.4 million for 1997 from $12.7 million for 1996. This reflects a substantial improvement in operating income at the Properties, especially Fitzgeralds Tunica, offset by an increase in interest expense, the non-recurring write down of NCI assets held for sale, and the absence of an income tax benefit for 1997.

Extraordinary Item and Net Loss

      In connection with the Company's issuance of the Senior Secured Notes in December 1997, an extraordinary loss of $19.2 million was recorded to reflect the cost associated with the early retirement of certain debt of the Company. Net loss for the properties increased to $27.6 million in 1997 as compared to $12.7 million in 1996 reflecting the impact of the extraordinary item.

FISCAL 1996 COMPARISON TO FISCAL 1995

Operating Revenues

      Total revenues for the properties increased to $146.1 million in 1996, a 1.5% increase from the $143.9 million in 1995. Net operating revenues for the Properties increased 1.0% to $134.1 million for 1996 from $132.8 million recorded in 1995.

      Casino revenues for the Properties decreased 1.7% to $105.8 million in 1996 from $107.5 million in 1995. Casino revenues were nominally higher at Fitzgeralds Las Vegas, increasing to $30.6 million in 1996 from $30.4 million recorded for 1995, nominally lower at Fitzgeralds Tunica, decreasing to $44.8 million in 1996 from $44.9 million recorded for 1995, and were $1.9 million lower at Fitzgeralds Reno.

      Food and beverage revenues for the Properties increased 3.5% to $17.0 million in 1996 from $16.5 million in 1995, principally as the result of a 25.0% increase at Fitzgeralds Tunica, reflecting an increase in the number of food outlets during 1996. Food and beverage revenues increased 2.3% at Fitzgeralds Las Vegas despite suffering from significant construction-related disruptions from May through November 1996. Fitzgeralds Reno's operations were adversely impacted by a softer market and an increase in food and beverage capacity in the market, resulting in a 9.4% decline in food and beverage revenue.

      Room revenues increased 21.0% to $15.9 million in 1996 from $13.1 million in 1995, due to the opening of the hotel at Fitzgeralds Tunica and a 13.4% increase in room revenues at Fitzgeralds Las Vegas partially offset by an 18.0% decline at Fitzgeralds Reno. Fitzgeralds Tunica's hotel opened with approximately 100 rooms in July 1996 and the balance of its 507 rooms were available by October 1996. Increased revenues at Fitzgeralds Las Vegas resulted from the completion of the renovation of all of its rooms in September 1996 and an increase in average daily room rates throughout the year. The decline at Fitzgeralds Reno was the result of market saturation and more intense competition for hotel guests.

      Other revenues for the Properties increased 8.2% to $7.4 million in 1996 from $6.8 million in 1995 primarily as a result of a 36.5% increase in management fees from Fitzgeralds Black Hawk and Cliff Castle. This was offset in part by decreases in gift shop and miscellaneous revenues of 17.4%, 15.4% and 40.4% at Fitzgeralds Las Vegas, Fitzgeralds Tunica, and Fitzgeralds Reno, respectively.

      Promotional allowances for the Properties increased 7.7% to $12.0 million for 1996 from the $11.1 million recorded for 1995 due mostly to a 46.9% increase at Fitzgeralds Tunica, an indication of the level of competitiveness in that market, partially offset by a 14.3% decrease at Fitzgeralds Reno.

Operating Costs and Expenses

      Operating costs and expenses for the Properties increased 10.5% to $129.8 million in 1996 from $117.5 million in 1995. Increases of 8.9% and 22.6% were recorded at Fitzgeralds Las Vegas and Fitzgeralds Tunica, respectively, while operating costs at Fitzgeralds Reno decreased by 1.3%.

      Casino expenses for the Properties increased 4.7% to $54.4 million in 1996 from $52.0 million in 1995. Fitzgeralds Las Vegas recorded a 4.5% increase in casino costs, due primarily to union-mandated payroll increases, and increases in security department payroll which is allocated in part to the casino. Fitzgeralds Tunica recorded a 12.5% increase due to increases in volume. Expenses at Fitzgeralds Reno declined 5.7% resulting primarily from cost control efforts, especially in payroll.

      Food and beverage expenses at the Properties increased 8.8% to $12.3 million in 1996 from $11.3 million in 1995. Fitzgeralds Las Vegas recorded a 16.0% increase year-to-year due to union-mandated increases in compensation and early hiring of staff for its three new restaurants. Fitzgeralds Tunica recorded a 29.2% increase in food and beverage costs due to increases in volume and increases in staff levels to accommodate the two additional restaurants. These were offset in part by a 10% decline at Fitzgeralds Reno, due to lower revenues and better controls over cost of sales.

      Rooms expenses for the Properties increased 35.4% to $9.6 million in 1996 from $7.1 million in 1995. The increase is attributable to the addition of the hotel at Fitzgeralds Tunica, which for 1996 represented nearly 74.9% of the total increase in costs. Union- and market-related factors at Fitzgeralds Las Vegas increased costs 11.9% for the year. Costs at Fitzgeralds Reno were essentially unchanged.

      Selling, general and administrative expenses for the Properties increased 14.0% to $43.3 million in 1996 from $38.0 million in 1995. The increase was primarily attributable to greater marketing and special events expense at all properties, resulting from expenditures made to increase casino traffic. Fitzgeralds Tunica increased 25.0% from 1995 to 1996, while Fitzgeralds Las Vegas and Fitzgeralds Reno increased of 10.7% and 5.7%, respectively.

      Depreciation and amortization expense of the Properties was $8.7 million in 1996 compared to $7.4 million for 1995, an increase of 17.1%. The largest increase in depreciation expense is accounted for by Fitzgeralds Tunica, which recorded $4.4 million in 1996 compared with $3.7 million in 1995, due to the start of operations of the hotel in the last quarter of 1996.

Income from Operations

      Income from operations for the Properties decreased 72.4%, to $4.3 million for 1996 from $15.3 million for 1995. For the various reasons described above, income from operations for Fitzgeralds Las Vegas decreased 113.7% (from $2.4 million in 1995 to a loss of $330,000 in 1996), income from operations for Fitzgeralds Tunica decreased 109.6% (from $6.2 million in 1995 to a loss of $597,000 in 1996) and income from operations for Fitzgeralds Reno decreased from $5.0 million in 1995 to $2.3 million in 1996, a 53.6% decrease. These decreases were slightly offset by an approximately $1.1 million increase in income from operations due to increased management fees from both Cliff Castle and Fitzgeralds Black Hawk.

Net Interest Expense

      Net interest expense for the Properties (interest expense less interest income) rose 28.0% to $17.7 million for 1996 from the $13.8 million recorded for 1995, due to the issuance in December 1995 of the Senior Secured Notes.

Income Before Income Taxes and Income Tax Provision

      For the reasons described above, the Properties recorded loss before taxes of $14.1 million in 1996, compared to the $811,000 in income before taxes recorded in 1995. Income before taxes declined at each property. This was offset in part by a $2.1 million increase in management fees at Fitzgeralds Black Hawk and Cliff Castle due to their inclusion for the entire year in 1996 compared to only seven months in 1995, as well as improved performance for comparable months.

      Reflecting the Company's overall loss before income taxes, a tax benefit of $1.5 million was recorded in 1996, compared to a tax provision of $2.8 million in 1995. The provision in 1995 was required due to the 1995 business combination, in which certain subsidiaries converted from S corporation status to C corporation status. This conversion resulted in the recording of deferred tax liabilities resulting from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

      At December 31, 1997 the Company had unrestricted cash of $14.8 million, compared to $13.3 million at December 31, 1996. In addition, cash set aside for construction contingencies totaled $0.4 million. The Company's primary sources of liquidity and cash flow in 1997 were operations, $1,287,000, distributions from 101 Main of $1.0 million, and issuance of debt (net of redemptions and issuance costs) of $27.0 million. Uses of liquidity in 1997 included the purchase of the 78% membership interest in 101 Main of $25.7 million, acquisition of property and equipment of $3.6 million, and investment in Fremont Street Experience of $800,000.

      1997 included two major financing and investing activities. The issuance in August 1997 of $38.0 million 101 Main Notes and subsequent purchase of the 78% membership interest in 101 Main not previously owned, and the issuance in December 1997 of $205 million Senior Secured Notes, the proceeds of which were used to repay substantially all of the Company's outstanding indebtedness. The proceeds of the 101 Main Notes totaled approximately $36 million after issuance costs. Of this amount, $27.3 million was used to purchase the remaining 78% membership interest in 101 Main ($25.7 million net of cash acquired), and the balance of the offering proceeds was used to repay certain existing indebtedness secured by assets of 101 Main and for general corporate purposes. The issuance in December 1997 of the $205 million in Notes resulted in net proceeds to the Company of $202.6 million. These proceeds were used to repay substantially all of the Company's outstanding indebtedness, including the Senior Secured Notes of $123.0 million, 101 Main Notes of $39.7 million, indebtedness secured by Fitzgeralds Reno of $20.1 million, and Priority Notes of $5.4 million. The remainder of the proceeds was used to pay accrued interest of $5.7 million and issuance expenses of $8.7 million. The issuance of the Notes enabled the Company to consolidate it's various debt agreements, and to eliminate otherwise unfavorable restrictions contained in covenants of certain of the previously outstanding debt agreements. With certain limited exceptions, the Company's obligations under the Notes are fully and unconditionally guaranteed by all subsidiaries of the Company by a first priority lien on substantially all assets of the guarantor subsidiaries. See Note 15 of Notes to Consolidated Financial Statements for a more detailed discussion of these guarantees.

      Net cash used in investing activities was $24.7 million for the year ended December 31, 1997 as compared to $6.4 million for 1996. In 1997, in addition to the $27.3 million acquisition of the 78% membership interest in 101 Main discussed above, investing activities included the purchase of property and equipment of $3.6 million, additional investments in Fremont Street Experience of $800,000, offset by distributions from 101 Main (prior to the acquisition of the remaining 78% membership interest) of $1 million. This compares with 1996 in which property and equipment acquisitions (primarily construction of the Tunica Hotel) totaled $53.3 million, funded largely by a $46.8 million decline in restricted cash balances. Additionally, 1996 investing activities included a $1.0 million investment in Fremont Street Experience offset by a $594,000 distribution from 101 Main.

      Net cash provided by financing activities was $24.8 million for the year ended December 31, 1997 compared with net cash used of $885,000 in 1996. The primary components in 1997 were the issuance of the $205 million Senior Secured Notes (net proceeds of $202.6 million), the issuance of the 101 Main Notes (net proceeds of $38 million) and other issuances of $0.2 million offset by early retirement of outstanding debt of $202.6 million and issuance costs of $11.3 million. Financing activities in 1996 consisted of primarily the issuance of $9.6 million in debt (including $5.9 million in Priority Notes) offset by debt repayment of $10.2 million.

      Under the terms of certain indemnification, assignment and assumption and guarantee agreements executed by FRI in connection with the purchase and subsequent sale of Harolds Club, FRI is contingently obligated for certain land lease payments to five lessors in the amount of approximately $580,000 annually plus certain property-related costs, such as taxes and insurance if said lease payments and costs are not paid by the current owner of Harolds Club. As of December 31, 1997, the current owner of Harolds Club was approximately $1,106,000 in arrears in land lease payments and approximately $259,000 in arrears in property taxes and assessments. The current owner of Harolds Club and the five land lessors have received an offer to purchase their respective interests in Harolds Club. The same unrelated party has made an offer to purchase the Nevada Club for $4.0 million. Subject to certain terms and conditions, FRI has agreed to pay the land lessors approximately $2.1 million in exchange for a dismissal with prejudice of all claims against FRI arising out of FRI's purchase and subsequent sale of Harolds Club (the "Settlement"). Concurrent with the closing of the Harolds Club transaction FRI anticipates payment of $600,000 of the Settlement in cash, less the cumulative amount of interim monthly rental payments ($28,977 per month), and the remainder in the form of five promissory notes payable in equal monthly installments over five years, plus interest at the prime rate in effect at the largest financial institution in Nevada on the date the notes are executed. The notes will be secured by the personal guarantee of the Chairman and Chief Executive Officer of the Company. Subject to specified terms and conditions, a prior owner of Harolds Club named in four of the five actions has agreed to reimburse $300,000 to FRI as its contribution to the settlement of these actions and has agreed to provide a payment guarantee for one of the five notes. The closing of the Harolds Club transaction is subject to the receipt by FRI of the $300,000 reimbursement and the closing of the Nevada Club sale. During 1997 the Company recorded an expense of $1.9 million for the anticipated net settlement obligation, including related legal fees. In anticipation of the Nevada Club transaction, the Company reclassified $6.2 million from Property and Equipment to Estimated Realizable Value of Nevada Club Assets Held for Sale in the consolidated balance sheet as of December 31, 1997 and recorded an allowance of $2.2 million against the book value of the assets held for sale to write such assets down to the estimated net realizable value in the consolidated statement of operations for year ended December 31, 1997.

      In December 1997, the Company closed the Nevada Club in anticipation of the aforementioned sale. Upon the sale, notes payable by NCI to a bank, which are secured by Nevada Club assets and guaranteed by the Chairman and Chief Executive Officer of the Company, will be retired. Such notes payable totaled $2.7 million in principal amount as of December 31, 1997, and have covenants placing certain restrictions on NCI and requiring that certain financial ratios be maintained. As of December 31, 1997, Nevada Club was not in compliance with the following covenants: Tangible Net Worth of $800,000, Funded Debt to EBITDA Ratio of 3.5 to 1.0, Debt Service Coverage Ratio of 1.2 to 1.0 and a Fixed Charge Coverage Ratio of 1.0 to 1.0. NCI continues to make scheduled principal and interest payments on the notes. See Note 7 of Notes to Consolidated Financial Statements. There can be no assurance, however, that Nevada Club will be sold or that the Settlement will be consummated.

      The Company's principal sources of capital will consist of cash from operations and vendor and lease financing of gaming and other equipment. Additionally, the indenture under which the Senior Secured Notes were issued allows the Company, under certain circumstances, to establish a secured $15.0 million line of credit, of which up to $5.0 million could be used for capital projects at Fitzgeralds Black Hawk. As of December 31, 1997, the Company has not established such line of credit. Based upon anticipated levels of operations, the Company currently expects its cash flows will be sufficient to enable the Company to satisfy its anticipated operating cash requirements including debt service requirements, working capital and other fixed charges through 1998, as well as anticipated maintenance capital expenditures of approximately $6.0 million during 1998. There can be no assurance as to the actual level of operating cash requirements or of the amount of cash flows from operations or their sufficiency to meet such requirements.

EBITDA AND ADJUSTED EBITDA

      The Company's earnings before interest, income taxes, depreciation and amortization ("EBITDA") was $25.7 million for 1997 and $12.8 million in 1996. EBITDA is calculated by adding depreciation and amortization expenses to income from operations. The Company's Adjusted EBITDA was $30.6 million in 1997 and $13.5 million in 1996. Adjusted EBITDA is determined based on the adjustments described in Note 6 to "Selected Consolidated Financial and Other Data."

However, EBITDA should only be read in conjunction with all of the Company's financial data summarized above and its financial statements prepared in accordance with GAAP appearing elsewhere herein, and should not be construed as an alternative either to income from operations (as determined in accordance with GAAP) as an indication of the Company's operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. This presentation of EBITDA may not be comparable to similarly titled measures reported by other companies.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges measures the extent by which earnings, as defined, exceed certain fixed charges. Earnings are defined as earnings before income taxes, interest on indebtedness, imputed interest on capital lease obligations and the portion of rent expense deemed to represent interest. Fixed charges consist of interest on indebtedness, imputed interest on capital lease obligations, and the portion of rent expense deemed to represent interest. Earnings were insufficient to cover fixed charges by $10.6 million and $15.5 million for the years ended December 31, 1997 and 1996, respectively.

BUSINESS SEASONALITY

      The Company's business is subject to the seasonality of the gaming business, which varies slightly geographically. At Fitzgeralds Las Vegas, business levels are generally weaker from Thanksgiving through the middle of January (except during the week between Christmas and New Year's) and throughout the summer, and generally stronger from mid-January through Easter and from mid-September through Thanksgiving. At each of the three other Fitzgeralds-brand properties, business levels are typically weaker from Thanksgiving through the end of the spring and typically stronger from mid-June to mid-November.

COMPUTERIZED OPERATIONS AND THE YEAR 2000

      During recent years, there has been significant global awareness raised regarding the potential disruption to business operations worldwide resulting from the inability of current technology to process properly the change from the year 1999 to 2000. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

      In 1997 the Company initiated an investigation to identify and ensure that all significant applications will be Year 2000 compliant. The Company is conducting its investigation and is in the process of obtaining assurances from its vendors that timely updates will be made available to ensure that all purchased applications are Year 2000 compliant. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

      The Company will utilize both internal and external resources to test, program and/or replace applications to ensure that they are Year 2000 compliant. Completion of this project is anticipated not later than October 31, 1999. Although the costs associated with the Year 2000 project are not expected to be material in nature, the Company has not finalized its investigation and is unable to provide an estimate of such costs at this time. Such costs are expected to be funded through operating cash flows. Costs of hardware and software required to be purchased as a result of the Year 2000 Issue will be capitalized in accordance with normal policy. Personnel and all other costs related to the project will be expensed as incurred. The conversion of most purchased applications will be completed under the terms of maintenance agreements which provide for the conversion of such applications at no additional cost. All equipment and other operating systems are currently being evaluated to determine if Year 2000 issues have an effect on their ability to perform their respective functions.

      Although, based on its investigation to date the Company does not believe that it will experience any significant adverse effects or material unbudgeted costs associated with the Year 2000 project, the Company cannot provide any assurance in this regard, and any such cause or effect could materially and adversely affect the Company.

                                    BUSINESS

OVERVIEW

      Fitzgeralds Gaming Corporation (the "Company") is a diversified multi-jurisdictional gaming holding company that owns and operates four Fitzgeralds-brand casino-hotels, located in downtown Las Vegas, Nevada ("Fitzgeralds Las Vegas"), Reno, Nevada ("Fitzgeralds Reno"), Tunica, Mississippi ("Fitzgeralds Tunica"), and Black Hawk, Colorado ("Fitzgeralds Black Hawk"). In addition, the Company has an exclusive agreement through May 2000 to manage the Cliff Castle Casino, ("Cliff Castle"), a gaming facility in Camp Verde, Arizona, owned and operated by the Yavapai-Apache Indian Nation. The Company markets its properties primarily to middle-market customers, emphasizing its Fitzgeralds brand and its "Fitzgeralds Irish Luck" theme. As of December 31, 1997 the Company operated a total of 3,656 slot machines, 113 table games and approximately 1,500 hotel rooms in its Fitzgeralds-brand properties.

      The Company has experienced a significant increase in EBITDA in 1997 as a result of recent major capital improvements and the completion of the acquisition of Fitzgeralds Black Hawk. During 1996, the Company invested over $57 million in its properties, including the construction of a 507-room hotel and a 10,000 square-foot special events center at Fitzgeralds Tunica and extensive hotel and restaurant renovation and casino expansion at Fitzgeralds Las Vegas. Primarily as a result of disruption caused by the construction and renovation, EBITDA was negatively affected for the 1996 fiscal year. As of December 31, 1996, the construction and renovation were substantially complete. In August 1997, the Company acquired the remaining 78% membership interest in 101 Main, the entity that owns Fitzgeralds Black Hawk, for $27.3 million. The Company had owned a 22% membership interest in 101 Main since February 1996 and had managed Fitzgeralds Black Hawk since its opening in May 1995. The Company generated net revenues of $179.7 million and Adjusted EBITDA of $30.6 million for the fiscal year ended December 31, 1997.

OPERATING STRATEGY

      The Company's ongoing operating strategy is to increase profitability by utilizing its national gaming brand and fully integrated player tracking system to further penetrate the middle-market customer base and by capitalizing on the competitive strengths of its four Fitzgeralds-brand properties. The Company's operating strategy is characterized by several principal elements including:

      DEVELOPMENT OF NATIONAL GAMING BRAND. The Company has developed a national gaming brand by using a consistent Irish Luck theme throughout the casinos, hotels, restaurants and bars at all of its Fitzgeralds-brand properties. The Irish Luck theme incorporates various aspects of Irish folklore, such as leprechauns, horseshoes, four-leaf clovers, the Blarney Stone and a pot of gold at the end of a rainbow, as well as Irish music. The Company believes that its theme creates an exciting and comfortable environment together with a distinctive brand identity for customers. The Irish Luck theme allows the Company to capitalize on its belief that every casino guest wants to feel lucky and, by associating luck with the Fitzgeralds name, "Fitzgeralds Irish Luck" becomes unique.

      MIDDLE MARKET CUSTOMER FOCUS. The Company provides a high-quality casino entertainment experience at an affordable price to attract the middle market guests which it believes constitute the largest segment of potential gaming customers whom the Company can then identify, qualify and target for direct marketing activities. The importance of friendly and efficient service is stressed continuously through extensive employee training. The Company's approach to business includes personal contact with trained hosts, moderately priced food, beverages, and lodging and the use of the Fitzgeralds Card as part of a frequent player recognition program. The Company believes that such an approach to business provides a comfortable, "Lucky" environment designed to promote customer loyalty, a high rate of repeat business and the basis for the further development of its national brand.

      EMPHASIS ON SLOT PLAY. The Company emphasizes slot machine play, which it believes to be the fastest growing and most profitable segment of the casino entertainment business. The increasing popularity of slot machines is due, in part, to the continuing rapid technological development that is resulting in the replacement of mechanical devices with advanced interactive electronic games. These newer games offer greater variety, higher payouts and longer periods of play for the casino entertainment dollar relative to simple mechanical devices. Subject to the availability of financing, as to which there can be no assurance, the Company intends to continue investing in state-of-the-art machines and related equipment and systems, such as bill acceptors, player tracking, and continue replacing older models with the most current product offerings in an effort to maximize revenue.

      FITZGERALDS LAS VEGAS. The Company believes that Fitzgeralds Las Vegas will continue to benefit from the Fremont Street Experience due to its corner location on Fremont and Fourth Streets, directly across from the only vehicle entrance to the Fremont Street Experience Parking Structure, and its close proximity to substantially all in-line retail shopping near the Fremont Street Experience. Construction on the Fremont Street Experience started in September 1994 and was substantially completed in November 1995. To more fully capitalize on the Fremont Street Experience, the Company undertook an approximately $19.4 million renovation and expansion of Fitzgeralds Las Vegas, which started in April 1996 and was substantially completed in December 1996. For 1997, compared to 1996, Fitzgeralds Las Vegas casino revenues increased 6.8% while total casino revenues for the Las Vegas downtown market decreased .05%.

      FITZGERALDS TUNICA. The Company believes that Fitzgeralds Tunica is well positioned to capitalize on its unique Irish castle design and heavily wooded 121-acre Company-owned site. The Fitzgeralds Tunica casino was opened in June 1994 at a cost of approximately $46 million, and the addition of a 507-room hotel and special events center was substantially completed in October 1996 at a cost of approximately $34 million. The Company intends to further capitalize on its location as the only Tunica casino-hotel on the Mississippi River. Among other things, the Company is considering the addition of a dock (suitable for large Mississippi River cruise operators and Memphis-based excursion boats) and a Company-owned excursion boat to increase customer traffic and further differentiate Fitzgeralds Tunica from other Tunica properties. The Company also expects that a new casino trolley system, which commenced operation in December 1997, and the new inter-casino connector road, anticipated to open by June 1998, will increase exposure and customer traffic to Fitzgeralds Tunica by increasing accessibility and substantially decreasing the driving distance from other Tunica gaming facilities. For 1997, compared to 1996, Fitzgeralds Tunica casino revenues increased by 32.0% while total casino revenues for the Tunica market increased 14.6%.

      FITZGERALDS RENO. Fitzgerald's Reno is centrally located next to the landmark Reno Arch in downtown Reno. The Company believes that the Reno gaming market will continue to benefit from the National Bowling Stadium, increases in airline passenger traffic and a new riverfront development project. The Company completed construction, in February 1998, of an enclosed, temperature-controlled, themed pedestrian bridge (the "Rainbow Skyway"), which connects the sidewalk located across the railroad tracks near the entrance to the Eldorado Hotel and Casino to the upgraded second floor casino of Fitzgeralds Reno. The Company also believes that the recent renovation of the front entrance and hotel rooms will further increase visibility and improve operations. For 1997, compared to 1996, Fitzgeralds Reno casino revenues increased 4.8% while total casino revenues for the Reno market increased 2.0%.

      FITZGERALDS BLACK HAWK. The Company believes that Fitzgeralds Black Hawk, with its current market share of approximately 14%, is well positioned to take advantage of the expected continuing growth of the Black Hawk gaming market. According to the Rocky Mountain News, Denver metro residents voted Fitzgeralds Black Hawk as having the "Best $1 Slots" and "Best $5 Slots" and its restaurant as having the "best" variety, kitchen, desserts and full-service dining among the casinos located in Colorado. The Company plans to build a 70- to 80-room hotel, budgeted at $4 million, and casino expansion, budgeted at $6.0 million, plus an additional $1.5 million for gaming equipment, with completion currently expected in Spring 1999. The casino expansion is designed to provide an initial increase in slot capacity of approximately 50%. For 1997, compared to 1996, Fitzgeralds Black Hawk casino revenues increased 21.8% while total casino revenues for the Black Hawk market increased 6.7%.

CURRENT PROPERTIES AND MARKETS

FITZGERALDS LAS VEGAS

      PROPERTY. Fitzgeralds Las Vegas is located on the city block bounded by Fremont, Carson, Third and Fourth Streets at the Fremont Street Experience in downtown Las Vegas. The property is accessible via Interstate 15 and US 95 and markets to Las Vegas tourists, numbering approximately 30.4 million in 1997 and, to a lesser extent, to the approximately 1.1 million residents of the Las Vegas valley. The 34-story building recently underwent an approximately $19.4 million refurbishment of the hotel and remodeling and expansion of the casino which was substantially completed in December 1996. At December 31, 1997, the facility contained a 638-room hotel (including 14 suites) and a casino offering 1,067 slot machines, 28 table games, a 48-seat keno lounge and a sports book (operated by a third party). Fitzgeralds Las Vegas amenities include four restaurants, three bars, an ice cream parlor, a special events center, a gift shop and an entertainment area. Fitzgeralds Las Vegas includes a 323-space parking structure and an adjacent surface area parking with an additional 76 spaces.

      In September 1995, the Company entered into a 13-year franchise license agreement with Holiday Hospitality Franchising, Inc., ("HHFI") to operate the Fitzgeralds Las Vegas hotel as a Holiday Inn commencing in July 1996. Subject to the terms and conditions of the agreement, the Fitzgeralds Las Vegas hotel has been included in the Holiday Inn Worldwide Reservation System and has use of Holiday Inn copyrights, trademarks and similar proprietary rights used by other Holiday Inn licensees. The Company is the exclusive licensee of Holiday Inn-branded hotels within the defined territory encompassing downtown Las Vegas. The Company pays a monthly royalty based on a percentage of Fitzgeralds Las Vegas revenues from room rentals after deduction of sales and room taxes and a portion of complimentary rooms. The Company also pays marketing, reservation and similar fees based on such revenues or the number of rooms.

      LAS VEGAS MARKET. Las Vegas continues to grow rapidly and is one of the world's largest tourist destinations. In order to more fully participate in that growth, eight downtown gaming companies, including the Company, opened the Fremont Street Experience in November 1995 to revitalize the central core of the downtown Las Vegas gaming district. The Fremont Street Experience converted five blocks of Fremont Street into a "must see" attraction that restores and enhances the intimacy and visual excitement of downtown Las Vegas. The Fremont Street Experience includes a pedestrian mall, shops, restaurants and entertainment beneath an approximately 1,500-foot long, 90-foot high Space Frame, which incorporates approximately 2.1 million lights to offer a number of "Sky Parade Light Shows," as well as a number of special events and festivals. In addition, there have been extensive sidewalk and street improvements and the construction of an approximately 1,400-space parking structure. An adjacent retail shopping block is expected to open by the end of 1999. With its appeal to adults, together with its location on Fremont Street, the Fremont Street Experience is distinguishable form other Las Vegas attractions and draws both locals and tourists who might not otherwise visit the downtown area.

      The following tables set forth certain operating results for the downtown Las Vegas gaming market and for Fitzgeralds Las Vegas for the years ended December 31, 1995 through 1997, as reported by the Nevada State Gaming Control Board with respect to the downtown Las Vegas gaming market.

                        DOWNTOWN LAS VEGAS GAMING MARKET


                                                     YEAR ENDED DECEMBER 31,
                                                 --------  -------- --------
                                                   1995      1996     1997
                                                 --------  -------- --------
                                                      (DOLLARS IN MILLIONS)
          Casino revenue ......................  $  642.3  $  679.0 $  678.5
          % Change from prior period ..........      (6.0)%     5.7%     (.1)%
          Slot revenue as a % of casino revenue      67.0%     70.4%    70.6%

                              FITZGERALDS LAS VEGAS


                                                  YEAR ENDED DECEMBER 31,
                                                 ------------------------
                                                  1995      1996    1997
                                                 -------  ------- -------
                                                    (DOLLARS IN MILLIONS)
          Casino revenue ......................  $  30.4  $  30.6 $  32.7
          % Change from prior period ..........     (5.9)%    0.6%    6.8%
          Slot revenue as a % of casino revenue     73.4%    75.1%   74.8%
          Market share ........................      4.7%     4.5%    4.8%

      FITZGERALDS LAS VEGAS STRATEGY. The Company believes that, among downtown casinos, it is well positioned to benefit from the Fremont Street Experience due to its location on Fremont Street, directly across from the only vehicle entrance to the Fremont Street Experience Parking Structure, and its close proximity to substantially all in-line retail shopping near the Fremont Street Experience. In addition, Fourth Street, which runs between the Parking Structure and Fitzgeralds Las Vegas, has been renovated, landscaped and reconfigured as a one-way thoroughfare which serves as the main vehicle route into downtown Las Vegas from the Las Vegas Strip.

      The Company also believes that many gaming patrons choose to stay and play in downtown Las Vegas because the downtown casinos have traditionally provided a more comfortable and less intimidating environment and are perceived to offer more liberal slot payouts and better odds on table games than casinos located on the Las Vegas Strip. The renovation and expansion of Fitzgeralds Las Vegas, which was substantially completed in December 1996, was designed to capitalize on the anticipated increase in downtown visitors. The project included renovation of all hotel rooms, the special events center, the casino entrance and facade and all exterior signage. The first and second floors of the casino were also renovated and expanded to add casino space offering an additional 110 slot machines and a new restaurant complex. A balcony on the second floor of the casino was added to capture the visual excitement of the Sky Parade Light Show and other events. In addition, the main hotel and valet entrance, which will also be signed and themed, will be moved from Third Street to Fourth Street in mid-1998 to take better advantage of Fitzgeralds Las Vegas' proximity to Fourth Street and the Fremont Street Experience Parking Structure. The Company continues to upgrade its existing slot and table game products and anticipates that it will complete the introduction of its fully integrated player tracking system in June 1998.

FITZGERALDS TUNICA

      PROPERTY. Fitzgeralds Tunica is located in north Tunica County, Mississippi, approximately 30 miles from downtown Memphis, Tennessee. Fitzgeralds Tunica is designed as an Irish castle and is the focal point of a heavily wooded 121-acre Company-owned site situated by the Mississippi River. The Fitzgeralds Tunica casino opened in June 1994 at a cost of approximately $46 million. In 1996, the facility was expanded to include a hotel and related amenities, which improvements were substantially completed in October 1996 at a cost of approximately $34 million. At December 31, 1997, the facility included a 507-room hotel, special events center, indoor swimming pool and a casino offering 1,208 slot machines and 41 table games, two bars, three restaurants and a gift shop.

      TUNICA MARKET. Gaming in Tunica commenced in October 1992. Gaming revenue for the Tunica market has grown from approximately $740 million in 1996 to approximately $848 million in 1997. The Company believes that Tunica gaming revenue should continue to grow as infrastructure improvements and hotel rooms are added. Tunica County has commenced construction on a new road connecting the casino gaming areas to the north and south of the Fitzgeralds Tunica site, with completion anticipated by June 1998. When completed, the connector road will route traffic less than one mile (compared to the current five-mile trip) from the entrance to Fitzgeralds Tunica as it crosses Fitzgeralds Boulevard and significantly improve access to Fitzgeralds Tunica. It is also anticipated that construction will commence in the first quarter of 1998 on a redesigned and expanded intersection for Highways 61 and 304, with new signage, leading to Fitzgeralds Tunica and the Tunica casino strip. In addition, it is estimated that there were 5,500 hotel and motel rooms in the Tunica market as of January 1998. The market is also expected to benefit from the completion of amenities, such as golf courses, convention space and other entertainment facilities.

      The following tables set forth certain operating results for the Tunica gaming market and for Fitzgeralds Tunica for the years ended December 31, 1995 through 1997, as reported by an independent source based on data from the Tunica County Administrator's tax records with respect to the Tunica gaming market.

                              TUNICA GAMING MARKET


                                                   YEAR ENDED DECEMBER 31,
                                                 --------------------------
                                                   1995     1996     1997
                                                 -------- -------- --------
                                                    (DOLLARS IN MILLIONS)
          Casino revenue ......................  $  624.4 $  739.7 $  848.0
          % Change from prior period ..........      51.5%    18.5%    14.6%
          Slot revenue as a % of casino revenue      77.0%    80.0%    79.6%

                               FITZGERALDS TUNICA


                                                  YEAR ENDED DECEMBER 31,
                                                 ------------------------
                                                   1995    1996    1997
                                                 ------- -------  -------
                                                   (DOLLARS IN MILLIONS)
          Casino revenue ......................  $  44.9 $  44.8  $  59.1
          % Change from prior period ..........     63.8%   (0.2)%   32.0%
          Slot revenue as a % of casino revenue     81.5%   82.4%    83.8%
          Market share ........................      7.2%    6.1%     7.0%

      FITZGERALDS TUNICA STRATEGY. The Company has developed Fitzgeralds Tunica into a full-service entertainment destination and has been able to increase and diversify its customer base by attracting, in addition to its local customers, independent travelers, tour-and-travel customers and guests for special events and conventions. The Company expects that a new casino trolley system, which commenced operation in December 1997, and a new-inter-casino connector road anticipated to open by June 1998, will increase exposure and customer traffic to Fitzgeralds Tunica by increasing accessibility. Subject to the availability of financing or adequate cash flow, as to which there can be no assurance, the Company also plans to expand and improve the restaurants and casino in 1998, including the addition of approximately 100 slot machines to meet increased weekend demand, as well as the installation of its fully integrated player tracking system.

      The Company intends to further capitalize on its location as the only Tunica casino-hotel on the Mississippi River. For example, the addition of a dock (suitable for large Mississippi River cruise operators and Memphis-based excursion boats) and a company-owned excursion boat are currently under consideration at Fitzgeralds Tunica, which are intended to increase customer traffic and further differentiate Fitzgeralds Tunica from other Tunica properties. The Company intends to use the approximately 300-passenger excursion boat as a marketing attraction for Fitzgeralds Tunica by offering sightseeing tours, promotional programs and special events. Based on preliminary analysis and budgets, it is currently estimated that the cost of construction of the dock and acquisition of the excursion boat will approximate $1.75 million. Subject to the availability of adequate cash flow and the receipt of all requisite permits, licenses and approvals necessary for such a project, as to which there can be no assurance, the Company currently anticipates completion of the dock and commencement of excursion boat activities by December 1998. Subject to the availability of financing or adequate cash flow, the Company also plans to expand and improve the restaurants and casino in 1998, including the addition of approximately 100 slot machines to meet increased weekend demand as well as the installation of its fully integrated player tracking system.

FITZGERALDS RENO

      PROPERTY. Fitzgeralds Reno is located in downtown Reno on the corner of Virginia Street and Commercial Row next to the landmark Reno Arch. Fitzgeralds Reno recently renovated its front entrance and continues to renovate and upgrade its hotel rooms. At December 31, 1997, the facility consisted of a 16-story, 351-room hotel and a casino offering 863 slot machines, 32 table games, a 100 seat keno lounge and a sports book (operated by a third party). Fitzgeralds Reno amenities include three restaurants, three bars, an entertainment lounge and a gift shop. Fitzgeralds Reno leases a portion of a nearby 850-space parking garage to provide 345 parking spaces for guests. The lease expires on December 31, 1998. Although the Company has historically been able to renew the lease on an annual basis, the loss of the use of such parking facilities would put Fitzgeralds Reno at a disadvantage with its competitors who have parking facilities. The Rainbow Skyway was constructed over air rights which were acquired by the Company from the Southern Pacific Railroad. Such air rights may be subject to a claim of ownership (or claim of an ownership interest) by the United States of America. Although the Company believes it is unlikely that the United

States of America would, in a manner adverse to the Company or the holders of the Notes, exercise any right, title, or interest it may hold or obtain in the air rights parcel, no assurances can be made that such an exercise will not occur.

      RENO MARKET. The Reno market is an established, stable gaming market with over 5 million visitors in 1996 and currently over 21,000 hotel and motel rooms. Casino revenues have grown from approximately $919 million in 1994 to approximately $995 million in 1997. The Company believes that following factors will continue to expand the Reno gaming market: (i) the National Bowling Stadium, which opened in February 1995; (ii) continued airport improvements and expected increases in airline passenger traffic, which increased approximately 1.8% for 1997 and (iii) a proposed $20 million riverfront development project, which is expected to include retail shopping, restaurants, movie theaters and related amenities, located two blocks from Fitzgeralds Reno. The Company believes that it benefited from the successful 1997 Womens National Bowling Tournament, and expects to benefit from the 1998 Men's National Bowling Tournament and other future activities at the National Bowling Stadium. The National Bowling Stadium, with its 80 bowling lanes, Omni Max theater, multi-media entertainment center, meeting space and parking facility, is located one block from Fitzgeralds Reno. The Reno market also benefits from special annual events in the Reno area including Hot August Nights, the National Championship Air Races, the Reno Balloon Races and the Reno Rodeo, each of which draws approximately 100,000 visitors to Reno.

      The following tables set forth certain operating results for the Reno gaming market and for Fitzgeralds Reno for the years ended December 31, 1995 through 1997, as reported by the Nevada State Gaming Control Board with respect to the Reno gaming market.

                       WASHOE COUNTY (RENO) GAMING MARKET


                                                   YEAR ENDED DECEMBER 31,
                                                 ---------------------------
                                                   1995     1996      1997
                                                 -------- --------  --------
                                                     (DOLLARS IN MILLIONS)
          Casino revenue ......................  $  984.4 $  975.7  $  995.4
          % Change from prior period ..........       7.2%    (0.9)%     2.0%
          Slot revenue as a % of casino revenue      70.8%    70.7%     72.6%



                                FITZGERALDS RENO

                                                  YEAR ENDED DECEMBER 31,
                                                 ------------------------
                                                  1995     1996     1997
                                                 ------- -------  -------
                                                   (DOLLARS IN MILLIONS)
          Casino revenue ......................  $  32.2 $  30.4  $  31.8
          % Change from prior period ..........      5.7%   (5.7)%    4.8%
          Slot revenue as a % of casino revenue     67.4%   69.4%    71.7%
          Market share ........................      3.3%    3.1%     3.2%

      FITZGERALDS RENO STRATEGY. The Fitzgeralds Reno marketing strategy is to capitalize on the high level of pedestrian traffic surrounding the facility, which is located in the heart of downtown Reno adjacent to the landmark Reno Arch. Fitzgeralds Reno maintains active sidewalk marketing programs aimed at attracting pedestrians into the casino. To further increase Fitzgeralds Reno's appeal and convenience, the Company completed construction of the Rainbow Skyway, an enclosed temperature-controlled, themed pedestrian bridge, which connects the sidewalk located across the railroad tracks near the entrance to the Eldorado Hotel and Casino to the upgraded second floor casino of Fitzgeralds Reno. Fitzgeralds Reno guests entering via the Rainbow Skyway step into a themed "Lucky Forest" and are greeted at the Fitzgeralds Card Center. The second floor of the casino has been further upgraded with the addition of new slot machines and specialty table gaming products and a renovated restaurant in anticipation of increased traffic flow from the Rainbow Skyway. The cost of the Rainbow Skyway was approximately $2.3 million, of which $1.0 million was funded by the Union Pacific Railroad with the balance being borne by the Company. The Rainbow Skyway was opened to the public in February 1998. The Rainbow Skyway was constructed over air rights which were acquired by the Company from the Southern Pacific Railroad. Such air rights may be subject to a claim of ownership (or claim of an ownership interest) by the United States of America. Although the Company believes it is unlikely that the United States of America would, in a manner adverse to the Company, exercise any right, title, or interest it may hold or obtain in the air rights parcel, no assurance can be made that such an exercise will not occur.

      Fitzgeralds Reno is planning to continue refurbishing and upgrading the rooms and the hotel exterior. The renovation program is expected to be funded by internal cash flow or will be funded by a variety of lending sources. Subject to the availability of sufficient cash flow and financing, of which there can be no assurance, the renovation program is expected to be completed by the summer of 1998. The Company believes that the recent renovation of the front entrance and hotel rooms will further increase visibility and improve operations. In addition, the Company continues to upgrade its slot and specialty table game products in conjunction with its currently installed fully integrated player tracking system.

FITZGERALDS BLACK HAWK

      PROPERTY. Fitzgeralds Black Hawk is located adjacent to the entrance to the gaming area of Black Hawk, Colorado, next to the Gilpin Casino and across the street from Bullwhackers. Fitzgeralds Black Hawk consists of a two-story building, the interior of which features high ceilings and other architectural details which sets it apart visually from other Black Hawk casinos. At December 31, 1997, the main floor casino offered 518 slot machines, 12 table games, a restaurant, a bar and an entertainment area. The second floor is mostly unfinished and is being partially used for offices and storage. Fitzgeralds Black Hawk also has a 400-space, all valet parking garage, adjacent to the casino, which is currently the only covered parking in Black Hawk and which differentiates the property from its competitors. In October 1996, according to the Rocky Mountain News, Denver metro residents voted Fitzgeralds Black Hawk as having the "Best $1 Slots" and "Best $5 Slots" and its restaurant as having the "best" variety, kitchen, desserts and full service dining among the casinos located in Colorado, which allows Fitzgeralds Black Hawk to advertise these awards and further differentiate itself from its competitors.

      BLACK HAWK MARKET. The Black Hawk market, which includes only the City of Black Hawk, attracts drive-in or "day trip" customers from the population centers of Denver, Boulder and Fort Collins, Colorado as well as Cheyenne, Wyoming. These population centers are located within a 170-mile radius of the Black Hawk market. The population within this 170-mile radius has experienced steady growth from a population of 2.8 million in 1990 to 3.4 million in 1997. Gaming revenues have increased from approximately $56.2 million in 1992, the first full year of gaming operations, to approximately $234.6 million in 1997. For 1997, gaming revenues in the city of Black Hawk grew at a rate of 6.7% compared to 1996. This growth is driven by continuing upgrades to Highway 119 and the Main Street redevelopment project which includes the Main & Gregory street intersection now under construction.

      The following tables set forth certain operating results for the Black Hawk gaming market and for Fitzgeralds Black Hawk for the years ended December 31, 1995 through 1997, as reported by the Colorado Division of Gaming with respect to the Black Hawk gaming market.

                            BLACK HAWK GAMING MARKET


                                                   YEAR ENDED DECEMBER 31,
                                                 --------------------------
                                                   1995     1996     1997
                                                 -------- -------- --------
                                                    (DOLLARS IN MILLIONS)
          Casino revenue ......................  $  195.9  $ 219.9  $ 234.6
          % Change from prior period ..........      12.8%    12.3%     6.7%
          Slot revenue as a % of casino revenue       n/m     93.2%    93.9%


                             FITZGERALDS BLACK HAWK


                                                 YEAR ENDED DECEMBER 31,
                                                 -----------------------
                                                  1995     1996    1997
                                                 ------- ------- -------
                                                  (DOLLARS IN MILLIONS)
          Casino revenue ......................  $  11.2 $  26.9 $  32.8
          % Change from prior period ..........      n/m     n/m    21.8%
          Slot revenue as a % of casino revenue     91.7%   92.6%   92.6%
          Market share ........................      5.7%   12.2%   14.0%

      FITZGERALDS BLACK HAWK STRATEGY. The Company is currently in the process of designing a two-phased addition to the existing Fitzgeralds Black Hawk facility. The first phase would include expanding the existing casino and related areas, including the installation of elevators and escalators, and building two additional floors of parking over the existing garage ("Phase I"). The new building would occupy the adjoining empty lot and replace two existing office buildings owned by the Company, a portion of which is subject to leases which run through August 1998. Construction on the Phase I expansion is expected to start in May 1998, subject to receipt of all requisite permits and approvals, of which there can be no assurance. Although final plans and specifications and a detailed budget for Phase I are not currently available, construction costs are estimated at approximately $6.5 million for the casino expansion, parking expansion of approximately $1.0 million, plus an additional approximately $1.5 million for gaming equipment. The second phase would include adding approximately 70-80 hotel rooms over the expanded garage and additional utilization of the second floor gaming area ("Phase II"). No plans or budgets for Phase II have yet been developed. The Company has no commitments for any financing or the requisite permits, licenses and approvals necessary for such an expansion. No assurance can be given that such financing and approvals will be sought or received.


CERTAIN HOTEL OPERATING INFORMATION

The following table on Fitzgeralds hotel operations is provided as additional supplemental information:



                             AS OF DECEMBER 31, 1997


                                                                                                                     ROOM
                                                                                            AVERAGE                 REVENUE/
                             DATE              NUMBER OF   RENOVATION     RENOVATION       OCCUPANCY    AVERAGE     AVAILABLE
  HOTEL      YEAR BUILT    ACQUIRED              ROOMS       YEAR           AMOUNT           RATE      ROOM RATE      ROOMS
  -----      ----------    --------              -----       ----           ------           ----      ---------      -----
Las Vegas       1979       Nov. 1987              638          1996       $3,475,835         89.7%     $   38.37    $   34.40
Tunica ..       1996       N/A                    507       N/A                   --         89.3%         48.65        43.12
Reno ....       1978       Dec. 1986              351       1998/99        2,240,000         90.2%         46.56        42.02


MANAGEMENT AGREEMENTS

      The Company, through an 85% owned subsidiary, currently has a management agreement through May 2000 (subject to earlier termination under certain circumstances) pursuant to which it manages the Cliff Castle casino, a Class II and Class III gaming facility owned by the Yavapai-Apache Indian Nation on tribal land in Camp Verde, Arizona. Under the terms of the management agreement, the Company receives a fee based on annual net revenues of Cliff Castle, currently equal to 19% of adjusted pre-tax income. Camp Verde is located approximately 75 miles north of Phoenix, 45 miles south of Flagstaff and 25 miles southeast of Sedona, Arizona. The 75-acre site is adjacent to Interstate 17, a major business and tourist route linking Phoenix, Flagstaff and the Grand Canyon. At December 31, 1997, the Cliff Castle casino, which opened on May 23, 1995, offers 458 slot machines, five poker tables, a bar and a recently expanded restaurant.

      The Company also receives monthly payments of $133,333 in lieu of management fees from the Turning Stone Casino in Verona (near Syracuse), New York. Such payments will cease in August 1998.

      The Company will continue to consider other management opportunities which may become available from time to time.

COMPETITION

      The Company faces intense competition from other companies in the gaming industry in each of the markets in which its gaming facilities are located. Some of these companies have significantly greater name recognition and financial and marketing resources than the Company. Such competition results, in part, from the geographic concentration of competitors. All of the Company's casinos primarily compete with other casinos in their immediate and surrounding geographic areas. New expansion and development activity is occurring in each of the relevant markets, which may be expected to intensify competitive pressures on the Company's operations. All of the Company's casinos also compete to a lesser extent with casinos in other locations, including Indian lands, riverboats and cruise ships, and with other forms of legalized gaming in the United States, including state-sponsored lotteries, on- and off-track wagering and card parlors. Several states have considered legalizing casino gaming and others may in the future. Legalization of large-scale, unlimited casino gaming in or near any major metropolitan area or increased gaming in other areas could have an adverse economic impact on the business of any or all of the Company's gaming facilities. For example, the Company's casino in Tunica, Mississippi competes for customers from Memphis, Tennessee and Little Rock, Arkansas, where gaming activity is currently prohibited. The legalization of gaming in either of those jurisdictions would likely have an adverse impact on the Company's operations at Fitzgeralds Tunica. Colorado has experienced recent legislative activity with respect to expanding gaming venues, but no such legislation has been passed to date. There can be no assurance that the Company will be able to continue to compete successfully in these or any other markets. See "Risk Factors-Competition and Risks of Expanded Legalization of Gaming."

EMPLOYEES AND UNIONS

      As of December 31, 1997, the Company indirectly employed approximately 3,314 persons. Fitzgeralds Las Vegas employed approximately 1,000 people, approximately 445 of whom are represented by the Culinary Workers Union, Local No. 226 and the Bartenders Union, Local No. 165 (the "Culinary and Bartenders Union") under a three-year contract which expired on May 31, 1997. In March 1997, the Culinary and Bartenders Union notified the Company of its intent to seek changes and modifications in the terms and conditions of its agreement. The Company anticipates that negotiations relating thereto will likely commence early in 1998. In addition, three employees are represented by the United Brotherhood of Carpenters and Joiners of America, Silver State District Council of Carpenters, Local No. 1780, under a contract which expires on July 31, 1998. Fitzgeralds Tunica, Fitzgeralds Reno and Fitzgeralds Black Hawk employed approximately 1,043, 902 and 333 people, respectively. None of the employees of Fitzgeralds Tunica, Fitzgeralds Reno, Fitzgeralds Black Hawk or Cliff Castle are represented by a union. In addition, the Company also directly employed approximately 36 people in its corporate offices. Cliff Castle, which is managed by the Company, directly employed approximately 302 people. Management believes that it has excellent relations with its employees and unions.

TRADE NAMES, TRADEMARKS AND SERVICE MARKS

      The Company believes that its distinctive trade names, trademarks and service marks are important to its efforts to develop a distinctive national brand identity. Because of their importance, the Company expends considerable effort to conceptualize, obtain, utilize and protect its trade names, trademarks and service marks. The Company has proprietary rights in approximately 80 registered trade names, trademarks and service marks used in connection with its businesses and created to enhance its Irish luck theme, its gaming activities and its association with the Fremont Street Experience, including the marks "Fitzgeralds," "Fitz" and the "Mr. O'Lucky" character design. Registered marks usually have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as marks. The Company also has several non-exclusive licenses and supply agreements permitting it to utilize and offer at its facilities a variety of casino games, gaming devices and related software and technology which are subject to certain third-party patent, trademark and copyright rights. The Company also has a franchise license agreement with Holiday Hospitality Franchising, Inc. to operate the Fitzgeralds Las Vegas hotel as a Holiday Inn. See "-- Current Properties and Markets -- Fitzgeralds Las Vegas -- Property."

LEGAL PROCEEDINGS

      Matters Relating to Harolds Club, Reno, Nevada. On May 31, 1995, FRI sold the closed Harolds Club in Reno to an unrelated publicly-traded company which subsequently sold Harolds Club to a company, the assets of which are now under control of the United States Bankruptcy Court for the Northern District of New York. Pursuant to the terms of certain indemnification, assignment and assumption and guarantee agreements executed by FRI in connection with FRI's purchase and subsequent sale of Harolds Club, FRI is contingently obligated for certain land lease payments in the amount of approximately $580,000 annually plus certain property-related costs, such as taxes and insurance.

      The current owner of Harolds Club has not met its obligations with respect to the land leases, and in August 1996 each of the five land lessors filed separate actions in the Second Judicial District Court, Washoe County, State of Nevada, against the current owner, FRI and other non-related prior lessees under the land leases, seeking past due rent, taxes and other property-related expenses, as well as attorneys' fees and costs. Cross-claims for indemnification have been asserted against FRI by the entity from which it assumed the land leases, and FRI has asserted cross-claims or third party complaints against the entities that are obligated to indemnify FRI under the various indemnification, assignment and assumption, and guarantee agreements. Additionally, in or about December 1997, one of the land lessors filed an additional action seeking rent, taxes and assessments accruing from October 1997 through March 1998.

      Orders granting summary judgment against FRI have been entered in five of the actions for the aggregate sum of $1,302,827. Two orders have been reduced to judgments in the aggregate amount of $836,150. In anticipation of the sale of Harolds Club, the parties to each of the land lessor actions are currently negotiating a settlement agreement, the details of which are set forth below. Pending the sale of Harolds Club, and subject to certain other terms and conditions, FRI has agreed to pay monthly lease payments on two of the land leases in the total amount of $28,977.

      The current owner of Harolds Club and the five land lessors have received an offer to purchase their respective interests in Harolds Club. The same unrelated party has made an offer to purchase the Nevada Club for a purchase price of $4,000,000, and in anticipation of completing the sale, the Company closed the Nevada Club in December 1997. To facilitate the sale of both properties and subject to terms and conditions to be agreed upon between the potential purchaser and FRI, FRI has agreed to pay the land lessors $2,125,000 in exchange for a dismissal with prejudice of all claims against FRI arising out of FRI's purchase and subsequent sale of Harolds Club. FRI anticipates paying $600,000 of the $2,125,000 settlement in cash, less the cumulative amount of interim monthly rental payments ($28,977 per month), concurrently with the closing of the Harolds Club transaction and executing five separate promissory notes totaling $1,525,000 for the balance. The notes will be amortized over five years with interest fixed at the prime rate in effect at the largest financial institution in Nevada on the date the notes are executed and will be secured by the personal guarantee of the Chairman and Chief Executive Officer of the Company. In addition to such guarantee, and subject to certain conditions, a prior owner of Harolds Club named in four of the five land lessor actions has agreed to reimburse FRI $300,000, and to provide a payment guarantee for one of the five notes as its contribution to the settlement of the actions. Each of the notes will be permitted to be prepaid at any time together with interest accrued to the date of payment. The closing of the Harolds Club transaction is subject to the receipt by FRI of the $300,000 reimbursement and the closing of the Nevada Club sale.

      Treasure Bay Bankruptcy and Road Right-of-Way. In October 1993, Fitzgeralds Mississippi, Inc. "(FMI"), a wholly owned subsidiary of the Company and manager of Fitzgeralds Tunica, executed a road contract (the "Contract") with Treasure Bay Gaming and Resorts, Inc. ("Treasure Bay") to share equally the cost of developing a road leading to the two properties (the "Roadway") and of the acquisition of a 3.67-acre tract of land (the "Tract"). The Company believes that it has paid its portion of such costs, although documents filed by Treasure Bay in the Treasure Bay bankruptcy proceeding referred to below reflect its claim that approximately $300,000 remains outstanding. Pursuant to the Contract, the Roadway and Tract were acquired by Treasure Bay and the Roadway was constructed providing access from Commerce Road to the Fitzgeralds Tunica and Treasure Bay casinos. Pursuant to Treasure Bay's acquisition contract and deed, Treasure Bay was also obligated to convey the Roadway to Tunica County within a reasonable time after its development, and adjacent land owners and utility companies were to be entitled to full rights of access.

      Treasure Bay is currently subject to a bankruptcy proceeding pursuant to Title 11 of the United States Code (the "Bankruptcy Code"). Preliminary title reports on the Roadway and Tract indicate that a deed of trust securing $115 million in Treasure Bay bonds and approximately $8 million in mechanics' and materialmen's liens are recorded against such properties. In addition, the lien of the deed of trust is prior to the Company's easement rights over two additional tracts that are necessary for access to the Fitzgeralds Tunica property. The holder of the deed of trust was aware of the rights of Fitzgeralds Mississippi, Inc. ("FMI") at the time the deed of trust was recorded. To quiet title in the Roadway and the Tract, FMI filed an adversary proceeding against Treasure Bay and others claiming an interest in the Roadway and the Tract. FMI's complaint seeks, among other relief, a declaratory judgment that FMI owns an unencumbered, undivided one-half interest in the Roadway and Tract and the avoidance of all liens on the Roadway and Tract. In an effort to compromise and settle its tax liability on the Roadway, Tract, and other real property it owns, in September 1996, Treasure Bay executed a Quitclaim Deed in favor of Tunica County to convey a one-half interest in the Tract. Prior to this conveyance, all lien-holders released their liens against the Tract.

      A Chapter 11 Plan of Reorganization (the "Plan") has been confirmed in the Treasure Bay bankruptcy proceeding. All assets of Treasure Bay re-vested in Treasure Bay upon confirmation of the Plan. To the best of the Company's knowledge, with the exception of certain excluded assets (as defined in the new indenture which is attached to the Plan), the Plan grants Treasure Bay's new indenture trustee (as defined in the Plan) a replacement lien on substantially all assets which it previously held as collateral. The Tract was specifically released from the new indenture trustee's collateral as part of the compromise of Tunica County's priority tax claim whereby Treasure Bay's one-half interest in the Tract was conveyed to Tunica County free and clear of all liens and security interests. To the extent Treasure Bay owns the Roadway, it appears to be part of the collateral which re-vested in favor of its bondholders. The Plan also grants a permanent easement free and clear of all liens and encumbrances on the Roadway to a land lessor under the real property lease for the Treasure Bay Tunica casino. With respect to the above-mentioned mechanics' and materialmen's liens, the Plan provides that such liens, if they are deemed to be valid, attached to the proceeds from the sale of the Treasure Bay barge and consequently no longer constitute encumbrances on the Roadway or the Tract.

      The quiet title proceeding filed by FMI against Treasure Bay and Treasure Bay's adversarial proceeding against FMI to recover approximately $300,000 for the cost of developing the Roadway and the Tract are still pending, and it not possible at the present time to predict the outcome. Furthermore, there can be no assurance that Tunica County would be prepared to accept the conveyance of the Roadway at this time in which case FMI would continue to undertake maintenance of the Roadway. FMI is in physical possession of and utilizing the Roadway and Tract. The loss of access to the Roadway would require the Company to construct a new road to its property. However, both the Bankruptcy Code and the Mississippi law offer protection to FMI, as a purchaser in possession, in spite of there being no recorded deeds in favor of FMI. In addition, both the Bankruptcy Code and Mississippi law offer protection to FMI with regard to deeds of trust recorded at a time when the holder thereof had knowledge of FMI's claim. Accordingly, the Company believes that FMI will continue to have full access and use of the Roadway and the Tract.

      The Company is a party to various lawsuits relating to routine matters incidental to its business. The Company does not believe that the outcome of such litigation, individually or in the aggregate, will have any material adverse effect on its financial condition.

PROPERTIES

      LAS VEGAS. Fitzgeralds Las Vegas is located in downtown Las Vegas, Nevada on a site comprising substantially all of the city block bounded by Fremont, Carson, Third and Fourth Streets. The Company's property includes a casino, 638-room hotel, 337-car parking structure and related amenities. Of the 32 contiguous lots comprising the block, 17 are owned by the Company. Of the remaining 15 lots, 11 underlying the casino-hotel are held under four ground leases with remaining terms expiring from 2038 to 2077 with monthly lease payments aggregating $57,637.

      TUNICA. Fitzgeralds Tunica is located on a 121-acre site owned by the Company in Tunica, Mississippi. The property includes a casino, 507-room hotel and parking for approximately 1,250 automobiles.

      RENO. Fitzgeralds Reno is located in downtown Reno, Nevada. The Company's property includes a casino, 351-room hotel and related amenities. Of the 10 lots comprising the property, 9.5 lots (8.5 of which are contiguous) are owned by the Company. Another 0.5 lot is held under a ground lease expiring on December 31, 2024 at a monthly rental of $8,749.

      BLACK HAWK. The real property owned by the Company consists of several parcels of land totaling approximately 70,870 square feet, located at the intersection of Gregory and Main Street in Black Hawk, Colorado. Fitzgeralds Black Hawk occupies an approximately 14,685 square foot portion of one parcel (the "Casino Parcel") and the attached garage occupies approximately 20,000 square feet of another approximately 28,979 square-foot parcel (the "Garage Parcel"). An old office building, currently occupied by the Company and two unrelated tenants of the Company with leases expiring in August 1998, sits on an approximately 8,178 square-foot portion of the third parcel (the "Expansion Parcel"). Approximately 5,028 square feet of the Expansion Parcel remains undeveloped and is situated between the office building and the casino. The Casino Parcel is improved with a casino and related amenities; the Garage Parcel is improved with a 400-space (all valet) parking garage; and the Expansion Parcel is partially improved with the office building.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following tables set forth certain information with respect to the officers, directors and significant employees of the Company as of December 31, 1997:


                        EXECUTIVE OFFICERS AND DIRECTORS


NAME                                     AGE      POSITION(S) HELD
----                                     ---      ----------------
Philip D. Griffith                        52      Chairman, President, Chief Executive Officer and Director
Michael A. Ficaro                         50      Director
Patricia W. Becker                        45      Director
Michael E. McPherson                      46      Senior Vice President, Chief Financial Officer, Treasurer and Secretary


                              SIGNIFICANT EMPLOYEES


NAME                                      AGE     POSITION(S) HELD
----                                      ---     ----------------
Paul H. Manske                            57      Senior Vice President of Marketing of the Company

Cara L. Brown                             35      Vice President and General Counsel of the Company

Max L. Page                               48      Executive Vice President and a director of FRI and General
                                                  Manager of Fitzgeralds Reno

William J. Noonan, III                    46      Vice President and a director of FLVI and General Manager
                                                  of Fitzgeralds Las Vegas

Joe C. Collins                            58      Vice President and a director of FBHI and FBHI-II, and
                                                  General Manager of Fitzgeralds Black Hawk


      PHILIP D. GRIFFITH, one of the Company's founders, has been President, Chief Executive Officer and a Director of the Company since its inception in 1984, an officer and director of certain of its subsidiaries since 1984 and has been Chairman of the Company since August 1997. Mr. Griffith serves as President and Chief Executive Officer of each significant subsidiary of the Company. Prior to his involvement with the Fitzgeralds group of companies, Mr. Griffith was active in the gaming industry in a variety of positions, serving as Chief Financial Officer and then President of Harolds Club in Reno from 1973 to 1984 and president of the Sands Hotel and Casino in Las Vegas from 1982 to 1984. From 1968 to 1973, Mr. Griffith was a Certified Public Accountant with the St. Louis, Missouri and Las Vegas offices of Deloitte Haskins & Sells.

      MICHAEL A. FICARO joined the Company as a Director in December 1995. Mr. Ficaro has been a partner in the Chicago law firm of Hopkins & Sutter since 1989. Mr. Ficaro has been an adjunct faculty member at John Marshall Law School since 1986 and the National College of District Attorneys since 1978. From 1990 to 1992, Mr. Ficaro was appointed to the position of Special States Attorney of Cook County, Illinois. From 1981 to 1989, Mr. Ficaro served in the office of the Attorney General of Illinois as First Assistant Attorney General (1988-1989), Charitable Trust Division Chief (1987-1989) and Director of Enforcement (1986-1989). From 1982 to 1984, he was appointed

Special Assistant United States Attorney. From 1978 to 1981, Mr. Ficaro was Deputy States Attorney of Cook County, after serving since 1972 as Assistant States Attorney of Cook County.

      PATRICIA W. BECKER joined the Company then as a Director in December 1995. Ms. Becker is a self-employed consultant and served as Chief of Staff to Nevada Governor Bob Miller from October 1993 to January 1995. From September 1984 to October 1993, Ms. Becker was a Senior Vice President, General Counsel and Secretary for Harrah's Casino Hotels., where she was responsible for all legal affairs and was a member of the senior strategic management group. From January 1983 to September 1984, Ms. Becker was a member of the Nevada State Gaming Control Board. From July 1979 to January 1983, Ms. Becker was a Deputy and Chief Deputy Attorney General assigned to the Nevada Gaming Division. Ms. Becker is a Vice Chair for the Gaming Law Section of the American Bar Association, a past President of the Nevada Trial Lawyers Association of Gaming Attorneys and a Director of Powerhouse Technologies, Inc.

      MICHAEL E. MCPHERSON was named Senior Vice President, Chief Financial Officer and Treasurer in August 1997, was appointed Secretary in September 1997, and serves as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of each significant subsidiary of the Company. Mr. McPherson joined the Company in March 1985 and has served in various executive positions in the Company, including Senior Vice President of Operations from September 1995 to July 1997, Vice President of Finance from November 1994 to September 1995, as well as Vice President and Treasurer for certain subsidiaries of the Company and Director of Finance for Fitzgeralds Reno. Mr. McPherson holds a degree in Business Administration from the University of Nevada Reno and is an associate member of the Nevada Society of Certified Public Accountants.

      PAUL H. MANSKE, one of the Company's founders, has served as Executive Vice President of a subsidiary of the Company since September 1988 and was appointed Senior Vice President of Marketing for the Company in January 1997. Prior to joining the Company, Mr. Manske served as Vice President of Marketing for Harolds Club and the Sands Hotel/Casino with the Howard Hughes organization from 1978 to 1984, and prior to that as a marketing executive with the Ford Motor Company from 1964 to 1978. Mr. Manske holds a degree in Business Administration from Jacksonville University.

      CARA L. BROWN joined the Company as Vice President and General Counsel in May 1996. For the three years prior to May 1996, she was an associate counsel at Harrah's Las Vegas and for the three years prior thereto, she was a staff attorney at Jones, Jones, Close & Brown in Las Vegas. Ms. Brown has a degree from the University of North Carolina at Chapel Hill and holds a law degree from the Marshall-Wythe School of Law at the College of William and Mary in Williamsburg, Virginia.

      MAX L. PAGE, one of the Company's founders, has served as Executive Vice President and a director of certain subsidiaries of the Company since September, 1986 and as General Manager of Fitzgeralds Reno since November 1994. Mr. Page was elected a Director of the Company in January 1998. Mr. Page holds a degree in Political Science and a Masters degree in Public Administration from Brigham Young University.

      WILLIAM J. NOONAN, III was named Vice President and a director of a subsidiary of the Company and General Manager of Fitzgeralds Las Vegas in May 1994. He was first employed by a subsidiary of the Company in January 1994 as Vice President of that subsidiary. Prior to joining the Company, Mr. Noonan served over 11 years as a city manager: in Perry, Florida from 1982 to September 1987; in Cape Coral, Florida from September 1987 to January 1991; and in Las Vegas, Nevada from February 1991 to July 1993. Mr. Noonan was also engaged in business and gaming consulting services from August 1993 to February 1994. Mr. Noonan holds a Master's degree in Public Administration from the University of Kansas and a degree in Public Administration/Economics from Southwest Missouri State University.

      JOE C. COLLINS was named Vice President and a director of a subsidiary of the Company and General Manager of Fitzgeralds Black Hawk in January 1995 and was named Vice President and a director of a second subsidiary of the Company related to the Fitzgeralds Black Hawk operations in 1997. Prior to that time, Mr. Collins had been hotel director at Fitzgeralds Reno from April 1985 to December 1994. Mr. Collins currently serves on the executive board of the Black Hawk Casino Owners Association and on the board of the Black Hawk Business Improvement District.

BOARD OF DIRECTORS

      Directors are elected at the annual meeting of stockholders and each director is elected to serve until a successor is elected and qualified. The number of directors which constitutes the whole Board may not be less than three or more than nine, except that in cases where all the shares of the Company are owned beneficially and of record by either one or two stockholders, the number may be less than three but not less than the number of stockholders. The Company held the first annual meeting of stockholders on August 1, 1997.

      The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee is charged with reviewing the audited financial statements of the Company and making recommendations to the full Board on matters concerning the Company's audits and the selection of independent public accountants. The Audit Committee is comprised of Patricia W. Becker and Michael A. Ficaro, as chairperson. The Compensation Committee is responsible for establishing, bonuses and other compensation for the Company's executive officers. The Compensation Committee is comprised of Michael A. Ficaro and Patricia W. Becker, as chairperson.

      Directors who are also employees of the Company do not receive any compensation for their services as directors. Non-employee directors are paid fees of $40,000 per year and $1,000 per Board meeting attended in person or telephonically. The two non-employee directors of the Company have each received five-year options to purchase 14,000 shares of the Common Stock, exercisable at a price equal to the fair market price of the Common Stock on the date of grant. No fee is payable for participation in Board committee meetings. However, Ms. Becker, as chairperson of the Company's Gaming Compliance Committee (a non-Board committee), is paid an additional fee of $30,000 per year and participates in all health insurance plans available to the Company's employees generally. The Company reimburses each director for reasonable out-of-pocket expenses incurred in his or her capacity as a member of the Board of Directors. No payments are made for actions taken in writing. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees, of which he or she was a member, held during the fiscal year ended December 31, 1997.

      The Company has no nominating committee or committee performing similar functions.

OTHER COMMITTEES

      The Company has formed an Executive Committee (a non-Board committee) to provide a forum for interaction and discussion among its senior executives. The Executive Committee is comprised of Michael E. McPherson and Philip D. Griffith, as chairperson.

      In 1995, the Company established a Gaming Compliance Committee (a non-Board Committee) which is responsible for establishing procedures for and monitoring compliance with gaming regulations. The Gaming Compliance Committee is comprised of Cara L. Brown, Kathleen Bryant, Michael E. McPherson and Patricia W. Becker, as chairperson.

EXECUTIVE COMPENSATION

      The following table sets forth a summary of the compensation paid by the Company in the three fiscal years ended December 31, 1995, 1996 and 1997 to the Company's Chief Executive Officer and each of its other most highly compensated executive officers (collectively "named executive officers"). The named executive officers include (i) each person who served as Chief Executive Officer during 1997 (one person), (ii) each person who (a) served as an executive officer at December 31, 1997, (b) was among the four most highly paid executive officers of the Company, not including the Chief Executive Officer, during 1997 and (c) received over $100,000 in compensation in 1997 (one person), (iii) up to two persons who would be included under clause (ii) above had they served as an executive officer at December 31, 1997 (two) and (iv) certain persons who served as executive officers of a subsidiary of the Company (one person).

SUMMARY COMPENSATION TABLE


                                                                                                LONG-TERM
                                                     ANNUAL COMPENSATION(1)                     COMPENSATION
                                      ----------------------------------------------------------------------
                                                                                    OTHER        SECURITIES       ALL OTHER
                                     FISCAL                                         ANNUAL        UNDERLYING     COMPENSATION
       NAME & POSITION                YEAR        SALARY ($)       BONUS ($) COMPENSATION ($)(2) OPTIONS/SARS(#)    ($)(3)
       ---------------               ----------------------------------------------------------------------------------------
Philip D. Griffith ..........         1997         510,008              --              --         100,000         114,448
  Chairman, President & .....         1996         465,000              --              --              --          69,292
  Chief Executive Officer ...         1995         507,500              --              --          75,000          10,154

Michael E. McPherson(4)......         1997         169,327           7,500              --          19,000           3,206
  Senior Vice President, ....         1996         128,077          15,000              --              --           1,714
  Chief Financial Officer, ..         1995         125,000              --              --          21,854           1,424
  Treasurer & Secretary

Paul H. Manske ..............         1997         224,192              --              --          19,000          10,701
  Senior Vice President .....         1996         195,000           2,500              --              --          10,938
  Marketing .................         1995         195,000              --              --           7,500           7,513

Max Page ....................         1997         207,308              --              --           9,000           9,975
  Executive Vice President of         1996         200,000           5,000              --              --           7,009
  FRI & General Manager of ..         1995         200,000              --              --          10,000           8,884
  Fitzgeralds Reno

Fernando Bensuaski(5)........         1997         200,353              --              --              --          20,834
                                      1996         257,200              --              --              --             177
                                      1995          73,315              --              --          50,000              52

--------------------------

(1) Amounts shown include cash compensation earned for the periods reported whether paid or accrued in such periods.
(2) During 1997, 1996 and 1995, the named executive officers received personal benefits, the aggregate amounts of which for each named executive officer did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for such named executive officer in such years.
(3) Amounts represent premiums for life insurance and long-term disability policies, medical benefits and the Company's Profit Sharing and 401(k) contributions. In fiscal 1997, the Company's Profit Sharing and 401(k) contributions were $2,375, $1,862, $2,375 and $2,275 for Messrs. Griffith, McPherson, Manske and Page, respectively. During 1997, the Company paid $2,524, $2,829, $5,319 and $20,381 in medical benefits for Messrs. Griffith, Manske, Page and Bensuaski, respectively. During 1997, the Company paid $109,549 in premiums for split dollar, life insurance and long term disability policies for Mr. Griffith, and $1,344, $5,497, $2,381 and $453 in premiums for life insurance and long disability policies for Messrs. McPherson, Manske, Page and Bensuaski, respectively. See Employment Agreements with Executive Officers and Key Employees.
(4) Mr. McPherson was elected Senior Vice President, Chief Financial Officer and Treasurer of the Company on August 1, 1997, and Secretary on September 7, 1997.
(5) Mr. Bensuaski, formerly Executive Vice President and Chief Financial Officer of the Company, resigned as an officer of the Company effective September 7, 1997. 16,688 of Mr. Bensuaski's options expired unexercised on September 7, 1997.

OPTION /SAR GRANTS TABLE

      The following table sets forth, with respect to the named executive officers, the information concerning the grant of stock options during the fiscal year ended December 31, 1997. During fiscal year 1997, there was a total of 321,000 new stock options granted, of which 147,000 stock options were granted to named executive officers. The Company has never granted stock appreciation rights ("SARs").

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                     Individual Grants
          -------------------------------------------------------------------------------------
                                                                                                     Potential Realizable
                                      Number of    Percent of Total                                     Value at Assumed
                                     Securities      Options/SARs     Exercise                         Annual Rate of Stock
                                     Underlying       Granted to       or Base                          Price Appreciation
                                     Options/SARs      Employees        Price    Expiration              for Option Term(1)
                Name                   Granted #    in Fiscal Year      ($/Sh)      Date               5%               10%
          -------------------------------------------------------------------------------------------------------------------
          Philip D. Griffith            100,000           33.0%          1.10      12/31/00         $127,339         $146,410
          Michael E. McPherson           19,000            6.3%          1.00      12/31/00           21,995           25,289
          Paul H. Manske                 19,000            6.3%          1.00      12/31/00           21,995           25,289
          Max L. Page                     9,000            3.0%          1.00      12/31/00           10,419           11,979
          Fernando Bensuaski*                 0                                           0                0               --


-------------------------
(1)   The Company's Common Stock is not publicly traded.
* Mr. Bensuaski, formerly Executive Vice President and Chief Financial Officer of the Company, resigned as an officer of the Company effective September 7, 1997.

OPTION/SAR EXERCISES TABLE

      The following table sets forth, with respect to the named executive officers, information concerning the exercise of stock options during the fiscal year ended December 31, 1997 and unexercised stock options held as of December 31, 1997.


               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR


                                                                              Number of Unexercised       Value of Unexercised In-
                                            Shares                            Options/SARs at Fiscal       The-Money Options/SARs
                                          Acquired on        Value                 Year End (#)             at Fiscal Year End
                 Name                     Exercised #       Realized       Exercisable       Unexercisable        ($)(1)
          ------------------------------------------------------------------------------------------------------------------------
          Philip D. Griffith                   0                 0            83,333            91,667            0/0
          Michael E. McPherson                 0                 0            24,853            16,001            0/0
          Paul H. Manske                       0                 0            11,333            15,167            0/0
          Max L. Page                          0                 0             9,666             9,334            0/0
          Fernando Bensuaski*                  0                 0            33,332                 0            0/0

--------------------------

(1) The exercise price of the unexercised options exceeds the assigned value of the Common Stock. The Company's Common Stock is not publicly traded.

* Mr. Bensuaski, formerly Executive Vice President and Chief Financial Officer of the Company, resigned as an officer of the Company effective September 7, 1997.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS AND KEY EMPLOYEES

      The Company has entered into employment agreements with each of Messrs. Griffith, Manske and McPherson and with Ms. Brown, to serve in their present offices for terms expiring June 30, 1998, December 31, 1999, February 28, 1999 and April 30, 1999, respectively. Messrs. Griffith, Manske, and McPherson and Ms. Brown, as of April 1, 1998, have salaries of $496,125, $250,000, $225,000 and $100,000, respectively, and their respective employment agreements generally provide for annual merit increases. The employment agreements also provide that such persons will participate in the Company's Executive Bonus Plan, health plan and any other benefit plan established for selected officers of the Company and that in the event of a termination of employment without "good cause" (as defined in the agreements), such persons will be entitled to any unpaid salary in a specified percentage through the remainder of the term of their respective agreement. The Company had also entered into an employment agreement with Mr. Bensuaski, who resigned as officer of the Company effective September 9, 1997. The agreement with Mr. Bensuaski also provided for the Company to continue to pay annual premiums for certain life insurance coverage through 1998.

      FRI has entered into an employment agreement with Mr. Page, under which he was appointed Vice President of FRI for a term expiring on December 31, 1999. As of April 1, 1998, Mr. Page receives a salary of $225,000, participates in FRI's bonus plan and in a health plan and may participate in any other benefit plan established by FRI for its executives. FRI also maintains life insurance coverage with respect and for the benefit of Mr. Page in an amount of $500,000. Mr. Page is entitled to certain severance payments in the event of a termination of employment by reason of disability or death. His employment agreement includes a covenant not to compete for a casino license in Reno, Sparks or downtown Las Vegas, Nevada or Tunica, Mississippi.

      In accordance with industry practice, the Company has entered into employment agreements with certain of its other vice presidents and departmental directors.

EXECUTIVE BONUS PLAN

      The Company has established an Executive Bonus Plan to provide the senior executive officers of the Company with a performance-based compensation program. Effective January 1, 1998, the Company will set aside a portion of its annual consolidated EBITDA, adjusted for extraordinary non-recurring items that are deemed non-operational in nature ("Adjusted EBITDA"), each year so long as such Adjusted EBITDA for such year is at least $30 million. The set aside amount will start at 1.4% of Adjusted EBITDA at the $30 million level and increase by one-tenth of one percent for each $1 million of Adjusted EBITDA above $30 million up to a limit of 3%. Prior to January 1, 1998, the Executive Bonus Plan was based upon EBITDA prior to any adjustments and no bonuses were paid under the Plan as then structured. The Compensation Committee will have full discretion concerning the payment of executive bonuses.

STOCK OPTIONS

      Stock Option Incentive Plan. The Company has adopted a Stock Option Incentive Plan (the "Plan"). The following is a description of the plan.

      The Plan provides for the grant of options to purchase Common Stock either that are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or that are not intended to so qualify ("non-qualified stock options"). All officers, directors, employees, consultants, advisers, independent contractors and agents are eligible to receive options under the Plan, except that only employees are may receive incentive stock options. The Plan also permits a one-time grant of options to certain former employees in substitution for options previously granted to them and having substantially the same terms and conditions. The maximum number of shares available for issuance under the Plan is 1,000,000. At December 31, 1997, there were 676,974 options outstanding under the Plan.

      The Plan is administered by the Board of Directors or, in its discretion, by a committee of the Board of Directors appointed for that purpose (the "Plan Committee"), which, subject to the terms of the Plan, has the authority in its sole discretion to determine: (a) the individuals to whom options shall be granted; (b) the time or times at which options may be exercised; (c) the number of shares subject to each option, (d) the option price and the duration of each option granted; and (e) all of the other terms and conditions of options granted under the Plan.

      The exercise price of incentive options granted under the Plan must be at least equal to the fair market value of the shares on the date of grant (110% of fair market value in the case of participants who own shares possessing more than 10% of the combined voting power of the Company or any of its subsidiaries) and may not have a term in excess of 10 years from the date of grant (five years in the case of participants who own shares possessing more than

10% of the combined voting power of the Company). In no event may the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which incentive stock options (granted under the Plan and all other plans of the Company or any of its subsidiaries) are exercisable for the first time by an optionee in any calendar year exceed $100,000.

      Options granted under the Plan are not transferable other than by will or the laws of descent and distribution. Unless otherwise determined by the Board of Directors or the Plan Committee, all stock options granted under the Plan terminate (i) immediately upon the optionee's termination of employment (or other relationship) with the Company for cause, (ii) one year after the optionee's termination of employment (or other relationship) by reason of death or permanent disability and (iii) 90 days after the optionee's termination of employment (or other relationship) for any other reason (unless the optionee has resumed a continuing relationship with the Company), but in no case later than the scheduled expiration date of the option. Unless otherwise determined by the Board of Directors or Plan Committee, the number of shares with respect to which a stock option may be exercised following the optionee's termination of employment or other relationship is limited to that number of shares which could have been purchased pursuant to the option had the option been exercised by the optionee on the date of such termination.

      Payment of the exercise price upon exercise of an option must be made in cash or, in the discretion of the Board of Directors or the Plan Committee, in shares of Common Stock. Where payment is made in Common Stock, such Common Stock shall be valued for such purpose at the fair market value of such shares (determined as specified in the Plan) on the date of exercise.

      If the number of outstanding shares of Common Stock is increased or decreased, or if such shares are exchanged for a different number or kind of shares through reorganization, merger, recapitalization, stock dividend, stock split, or other transaction where the Board determines that an adjustment is appropriate, the aggregate number of shares available for issuance under the Plan, the number of shares subject to outstanding options, the per share exercise price of outstanding options and the aggregate number of shares with respect to which options may be granted to a single participant will be appropriately adjusted by the Board of Directors.

      No grant of options may be made under the Plan after June 25, 2007, which is 10 years after its date of adoption. The Board of Directors has authority to terminate or to amend the Plan. Amendments may be made without the approval of the Company's stockholders unless such approval is required by law or stock exchange requirement. No amendment or termination may impair the rights of any holder of outstanding options without the consent of such holder. The terms and conditions of outstanding options may be amended by written agreement between the optionee and the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee of the Board of Directors of the Company is comprised of Michael A. Ficaro and Patricia W. Becker, as chairperson, neither of whom was an officer or employee of the Company during or prior to 1997.

                              CERTAIN TRANSACTIONS

      In June 1987, FRI loaned $3,250,000 to its then stockholders (the "Stockholders"), including Messrs. Philip D. Griffith and Max L. Page. Such funds were in turn loaned to Lincoln Partners Corporation ("LPC"), the general partner of Fitzgeralds Las Vegas Limited Partnership ("FLVLP"), to fund the purchase of Fitzgeralds Las Vegas by FLVLP. The transactions were structured for tax reasons associated with FRI's then status as an S corporation and FRI continues to have an obligation to indemnify Mr. Griffith and Mr. Page for certain potential tax liabilities arising from such transaction. At that time, FRI and LPC had, and they continue to have, directly or indirectly, numerous stockholders in common. The Company has no interest in LPC. The loans made by FRI were repayable pursuant to promissory notes having identical terms. Such notes, which were amended in March 1992, bore interest at 6.69% per annum and were payable interest only on each anniversary date thereof until June 1997, on which date the notes matured and were payable in full with all accrued and unpaid interest. The Stockholders failed to pay the sums due under their respective notes, aggregating $1,807,255 in principal amount, on the June 30, 1997 due date. All amounts owned to FRI by the Stockholders under the Notes were paid by November 10, 1997.

      A fee is payable to executive officers of the Company, not to exceed $250,000 per year as to any such individual, who agree to provide any requested guarantee of Company borrowings and letters of credit. Such fee, which is set by the Board of Directors on a case-by-case basis, is generally equal to 2% to 3% of the amount guaranteed or the letter of credit. Mr. Griffith has guaranteed letters of credit and certain Company borrowings. Since January 1, 1997, Mr. Griffith has guaranteed borrowings, aggregating at any one time a maximum of $5,638,889, for which he received fees of $91,047 and has guaranteed letters of credit and surety bonds, aggregating at any one time a maximum of $726,000, for which he received fees of $23,840. In connection with the proposed settlement of the Harolds Club claims, Mr. Griffith has also agreed to provide a guarantee of certain promissory notes for which he will receive the customary fee. See Item I
- Business - Legal Proceedings.

      The Company provided executive and administrative services to each of its significant subsidiaries and allocated a portion of its corporate overhead to each such significant subsidiary This allocation does not necessarily reflect the costs incurred by the Company in connection with such support and accordingly, such allocation does not necessarily reflect that which could be obtained from an unaffiliated party.

      All future transactions between the Company and its affiliates in excess of $1.0 million, other than transactions entered into in the ordinary course of business on terms generally made available to third parties, will be reviewed and passed upon by a majority of disinterested directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of December 31, 1997 with regard to the beneficial ownership of Common Stock by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each other person named in the Summary Compensation Table (see "Executive Compensation"), and (iv) all executive officers and directors of the Company as a group.

                            SHARES OWNED BENEFICIALLY


                               NAME(1)                             NUMBER OF SHARES     PERCENTAGE
                               -------                             ----------------     ----------
          Philip D. Griffith(2)                                        2,644,356            64.6%
          Jerome H. Turk(3)                                              858,948            21.3%
          Paul H. Manske(4)                                              134,898             3.3%
          Michael E. McPherson(5)                                         24,853               *
          Michael A. Ficaro(6)                                             6,333               *
          Patricia W. Becker(7)                                           33,808               *
          Max L. Page(8)                                                 133,231             3.3%
          Fernando Bensuaski(9)                                           33,332               *
          All directors and executive officers as a group
          (four persons)                                               2,709,350            67.5%

(1) The address of Messrs. Griffith and Turk is 301 Fremont Street, Las Vegas, Nevada 89101.

(2) Mr. Griffith's stock is held by the Philip D. Griffith Gaming Trust of which Mr. Griffith is a trustee. Includes 83,333 shares which may be acquired upon exercise of options exercisable within 60 days.

(3) Mr. Turk's stock is held by the Jerome H. Turk Gaming Properties Trust of which Mr. Turk is a trustee. Includes 25,000 shares which may be acquired upon exercise of options exercisable within 60 days.

(4) Mr. Manske's stock is held by the Paul H. Manske Family Trust of which Mr. Manske is a trustee. Includes 11,333 shares which may be acquired upon exercise of options exercisable within 60 days.

(5) Represents shares which may be acquired by Mr. McPherson upon exercise of options exercisable within 60 days.

(6) Represents shares which may be acquired by Mr. Ficaro upon exercise of options exercisable within 60 days.

(7) Ms. Becker's stock is held by the Patricia W. Becker Family Trust of which Ms. Becker is a trustee. Includes 6,333 shares which may be acquired upon exercise of options exercisable within 60 days.

(8) Mr. Page's stock is held by the Max L. Page Trust of which Mr. Page is a trustee. Includes 9,666 shares which may be acquired upon exercise of options exercisable within 60 days.

(9) Represents share which may be acquired by Mr. Bensuaski upon exercise of options exercisable within 60 days. Mr. Bensuaski, formerly Executive Vice President and Chief Financial Officer of the Company resigned as an officer of the Company effective September 7, 1997.

*       Less than 1%.



                            REGULATION AND LICENSING

NEVADA GAMING REGULATION

      The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (the "Nevada Act") and to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and various local ordinances and regulations, including, without limitation, applicable city and county gaming and liquor licensing authorities (collectively, the "Nevada Gaming Authorities").

      The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and filing periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

      The Company's direct and indirect subsidiaries that conduct gaming operations are required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. The Company is registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own the stock of FSI, FRI and Nevada Club, Inc. ("NCI"). FSI is registered as an intermediary company (an "Intermediary Company") and has been found suitable to own the stock of FLVI, which has been licensed as a manufacturer and distributor of gaming devices and to conduct nonrestricted gaming operations at Fitzgeralds Las Vegas. FRI and NCI have each been licensed as a manufacturer and distributor of gaming devices and to conduct nonrestricted gaming operations at Fitzgeralds Reno and Nevada Club, respectively. FRI, FLVI and NCI are each a corporate gaming licensee ( a "Corporate Licensee" or individually a "Nevada Gaming Subsidiary" and collectively the "Nevada Gaming Subsidiaries") under the terms of the Nevada Act. No person may become a stockholder of, or receive any percentage of profits from an Intermediary Company or a Nevada Gaming Subsidiary without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Company, FSI and the Nevada Gaming Subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses required in order to engage in gaming activities in Nevada. The following regulatory requirements are currently applicable to the Company, FSI and the Nevada Gaming Subsidiaries, including requirements applicable to the Company as a Registered Corporation.

      The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company, FSI or the Nevada Gaming Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Nevada Gaming Subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company or FSI who are actively and directly involved in gaming activities of the Nevada Gaming Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming

Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

      If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, FSI or the Nevada Gaming Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company, FSI or the Nevada Gaming Subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

      The Company, FSI and the Nevada Gaming Subsidiaries are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. Substantially all material loans, leases, sales of securities and similar financing transactions by the Nevada Gaming Subsidiaries must be reported to or approved by the Nevada Commission.

      If it were determined that the Nevada Act was violated by FSI or any Nevada Gaming Subsidiary, the registration or gaming licenses they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company, FSI, the Nevada Gaming Subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Fitzgeralds Las Vegas and Fitzgeralds Reno and, under certain circumstances, earnings generated during the supervisor's appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of the Nevada Gaming Subsidiaries or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

      Any beneficial holder of a Registered Corporation's voting securities (or rights to acquire such securities), regardless of the number of shares owned, may be required to file an application, be investigated and have his suitability as a beneficial holder of the Registered Corporation's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

      The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.

      Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company will be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company or the Nevada Gaming Subsidiaries, the Company (i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value. Additionally, the City of Las Vegas and the City of Reno have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

      The Nevada Commission may, in its discretion, require the holder of any debt or similar security of a Registered Corporation, such as the Notes, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities;
(iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction. In addition, the Company has the right to require a holder of Notes who fails to apply for a license or a finding of suitability as required by any Nevada Gaming Authority to dispose of its Notes or to redeem such notes. See "Description of Notes -- Redemption -- In Accordance with Gaming Laws."

      The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company will also be required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. To date, the Nevada Commission has not imposed such a requirement on the Company.

      The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. The Exchange Offer will constitute a public offering (as defined in the Nevada Act) and requires prior approval of the Nevada Commission upon the recommendation of the Nevada Board, which approval has been applied for. The pledge of the equity securities of a Corporate Licensee or an entity that is registered as an Intermediary Company ("Stock Pledges") also requires the prior approval of the Nevada Commission. In addition, restrictions on the transfer of an equity security issued by a Corporate Licensee or Intermediary Company and agreements not to encumber such securities (collectively, "Stock Restrictions") are ineffective without the prior approval of the Nevada Commission. Therefore, the Stock Pledges and the Stock Restrictions on the stock of FRI, FSI and FLVI in respect of the Notes require the prior approval of the Nevada Commission to be effective, which approval has been applied for. Certain transactions related to the Exchange Offer also require prior approval of the Nevada Commission, including (i) the issuance of guarantees of the Nevada Gaming Subsidiaries; (ii) the hypothecation of assets by the Nevada Gaming Subsidiaries; (iii) the Stock Pledges; and the (iv) the Stock Restrictions (collectively the "Related Transactions"). Such approvals have been applied for. Such approvals will not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

      Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

      The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

      License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the serving or selling of food or refreshments or the selling of any merchandise. Nevada licensees that hold a manufacturer's license or a distributor's license, such as the Nevada Gaming Subsidiaries, also pay certain fees and taxes to the state of Nevada.

      Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, foreign Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Such licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

      Alcoholic Beverages. The sale of alcoholic beverages at Fitzgeralds Las Vegas, and the sale of alcoholic beverages at Fitzgeralds Reno and Nevada Club, are subject to licensing, control and regulation by the City of Las Vegas and the City of Reno, respectively. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of the Nevada Gaming Subsidiaries.

MISSISSIPPI GAMING REGULATION

      The ownership and operation of casino gaming facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission (the "Mississippi Commission") and the Mississippi State Tax Commission. The Company must register under the Mississippi Gaming Control Act (the "Mississippi Act") and its gaming operations are subject to the licensing and regulatory control of the Mississippi Commission and various local, city and county regulatory agencies. The Mississippi Act, which legalized dockside casino gaming in Mississippi, was enacted on June 29, 1990. Although not identical, the Mississippi Act is similar to the Nevada Act. Effective October 29, 1991, the Mississippi Commission adopted regulations in furtherance of the Mississippi Act which are also similar in many respects to the Nevada gaming regulations.

      Under Mississippi law, gaming vessels in Tunica County must be located on the Mississippi River or on navigable waters. Fitzgeralds Tunica was constructed on barges situated in a specially constructed basin made a part of the Mississippi River by a navigable inlet. On May 24, 1993, the Mississippi Commission granted site approval to the Fitzgeralds Tunica site. On April 21, 1994, FMI, d/b/a Fitzgeralds Tunica, received a gaming operator's license from the Mississippi Commission. At the same meeting, certain key principals of FMI were found suitable. Said license and findings of suitability were renewed by FMI, d/b/a Fitzgeralds Tunica, on March 21, 1996, and will expire on March 21, 1998. A condition placed on this license by the Mississippi Commission is that the barge placement continue to meet the statutory requirements of navigability. Fitzgeralds Tunica opened on June 6, 1994.

      The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Commission; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Commission.

      The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Gulf Coast or the Mississippi River but only if the voters in such counties have not voted to prohibit gaming in that county. As of November 20, 1997, dockside gaming was permissible in nine of the 14 eligible counties in the State and gaming operations had commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. There are no limitations on the number of gaming licenses which may be issued in Mississippi. The legal age for gaming in Mississippi is 21.

      The Company and FMI are required to submit detailed financial, operating and other reports to the Mississippi Commission. Substantially all loans, leases, sales of securities and similar financing transactions entered into by the Company and FMI must be reported to or approved by the Mississippi Commission. FMI is also required to periodically submit detailed financial and operating reports to the Mississippi Commission and to furnish any other information required thereby.

      Each of the directors, officers and key employees of the Company who are actively and directly engaged in the administration or supervision of gaming, or who have any other significant involvement with the activities of the Company, and each of the officers and directors and certain employees of FMI, must be found suitable therefor, and may be required to be licensed, by the Mississippi Commission. The finding of suitability is comparable to licensing, and both require submission of detailed personal financial information followed by a thorough investigation. In addition, any individual who is found to have a material relationship to, or material involvement with, the Company or FMI may be required to be investigated in order to be found suitable or to be licensed as a business associate of the Company or FMI. Key employees, controlling persons or others who exercise significant influence upon the management or affairs of the Company or FMI may also be deemed to have such a relationship or involvement. There can be no assurance that such persons will be found suitable by the Mississippi Commission. An application for licensing may be denied for any cause deemed reasonable by the Mississippi Commission. Changes in licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a license, the Mississippi Commission has jurisdiction to disapprove a change in corporate position. If the Mississippi Commission were to find a director, officer or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company or FMI, the Company or FMI would have to suspend, dismiss and sever all relationships with such person. The Company or FMI would have similar obligations with regard to any person who refuses to file appropriate applications. Each gaming employee must obtain a work permit which may be revoked upon the occurrence of certain specified events.

      Mississippi statutes and regulations give the Mississippi Commission the discretion to require a suitability finding with respect to anyone who acquires any security of the Company or FMI, regardless of the percentage of ownership. The current practice of the Mississippi Commission is to require anyone acquiring 5% or more of any voting securities of a public company with a licensed subsidiary or private company licensee to be found suitable. If the owner of voting securities who is required to be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

      Any owner of voting securities found unsuitable and who holds, directly or indirectly, any beneficial ownership of equity interests in the Company or FMI beyond such period of time as may be prescribed by the Mississippi Commission may be guilty of a misdemeanor. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Commission may be found unsuitable. The Company or FMI is subject to disciplinary action if, after it receives notice that a person is unsuitable to be an owner of or to have any other relationship with it, the Company or FMI (i) pays the unsuitable person any dividends or interest upon any of its securities or any payments or distribution of any kind whatsoever, (ii) recognizes the exercise, directly or indirectly, of any voting rights in its securities by the unsuitable person or (iii) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances. In addition, if the Mississippi Commission finds any owner of voting securities unsuitable, such owner must immediately surrender all securities to the Company or FMI, as applicable, and the Company or FMI must purchase the security so offered for cash at fair market value within 10 days.

      The Company and FMI will be required to maintain current ownership ledgers in the State of Mississippi which may be examined by the Mississippi Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company and FMI also are required to render maximum assistance in determining the identity of the beneficial owner. The Company may be required to disclose to the Mississippi Commission upon request the identities of the holders of the Senior Secured Notes. In addition, the Mississippi Commission under the Mississippi Act may, in its discretion, (i) require holders of debt securities, such as the Notes, of registered corporations to file applications, (ii) investigate such holders and
(iii) require such holders to be found suitable to own such debt securities. Although the Mississippi Commission generally does not require the individual holders of obligations such as Notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

      The regulations provide that a change in control of the Company or FMI may not occur without the prior approval of the Mississippi Commission. Mississippi law prohibits the Company from making a public offering or private placement of its securities without the approval of or waiver of approval by the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi, or to retire or extend obligations incurred for one or more of such purposes. Mississippi law also prohibits the Company from pledging or otherwise placing restrictions on the stock of FMI without the prior approval of the Mississippi Commission. On November 20, 1997, the Mississippi Commission approved the Offering and certain other transactions to be consummated in connection therewith, including the pledge of the stock of FMI.

      The Mississippi Act requires that certificates representing securities of the Company or FMI bear a legend to the general effect that the securities are subject to the Mississippi Act and regulations of the Mississippi Commission. The Mississippi Commission, through the power to regulate licensees, has the power to impose additional restrictions on the holders of the Company's or FMI's securities at any time.

      As Mississippi licensees, neither the Company nor FMI may engage in gaming activities outside Mississippi without approval of the Mississippi Commission. Such approval has been granted by the Mississippi Commission for those jurisdictions in which the Company or FMI is currently operating.

      The licenses obtained by the Company and FMI are not transferable and new licenses must be obtained every two years. There can be no assurance that any subsequent application will be approved. Each issuing agency may at any time dissolve, suspend, condition, limit or restrict a license or approval to own equity interests in the Company or FMI for any cause deemed reasonable by such agency. Substantial fines for each violation of gaming laws or regulations may be levied against the Company or FMI in Mississippi. A violation under any gaming license held by the Company or FMI may be deemed a violation of all the other licenses held by the Company or FMI. Suspension or revocation of any of the foregoing licenses or of the approval of the Company or FMI would have a material adverse effect upon the business of the Company.

      License fees and taxes, computed in various ways depending on the type of gaming involved, are payable to the State of Mississippi and to the counties and cities in which FMI's operations will be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (i) the percentage of the gross gaming revenues received by the casino operation, (ii) the number of slot machines operated by the casino, (iii) the number of table games operated by the casino or (iv) the number of casino patrons. The foregoing license fees are allowed as a credit against FMI's Mississippi income tax liability for the year paid.

      In October 1994, the Mississippi Commission adopted a regulation requiring, as a condition of licensure or license renewal, that a gaming establishment's site development plan include an approved 500-car parking facility in close proximity to the casino complex and infrastructure facilities which will amount to at least 25% of the casino cost. Such facilities may include any of the following: a 250-room hotel of at least a two-star rating (as defined by the current edition of the Mobil Travel Guide) a theme park, a golf course, marinas, a tennis complex, entertainment facilities or any other such facility as approved by the Mississippi Commission as infrastructure. Parking facilities, roads, sewage and water systems or facilities normally provided by governmental entities are excluded. The Mississippi Commission may, in its discretion, reduce the number of hotel rooms and parking spaces required where it is shown, to the satisfaction of the Mississippi Commission, that sufficient rooms are available to accommodate the anticipated visitor load. Such reduction in the number of rooms does not impact the 25% investment requirement imposed by the regulation. The number of parking spaces may also be reduced to accommodate smaller casinos. The Company met such requirements with the opening of the Fitzgeralds Tunica Hotel and related facilities in 1996.

      The sale of alcoholic beverages, including beer and wine, at Fitzgeralds Tunica is subject to licensing, control and regulation by the Alcoholic Beverage Control Division (the "ABC") of the Mississippi State Tax Commission. The ABC requires that all equity owners and managers file personal record forms and fingerprint forms for their licensing process. In addition, owners of more than 5% of FMI's equity and FMI's officers and managers must submit detailed financial information to ABC for licensing. All such licenses are revocable and are non- transferable. The Mississippi State Tax Commission has full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of Fitzgeralds Tunica.

COLORADO GAMING REGULATION

      Colorado legalized limited gaming by constitutional amendment approved by Colorado voters on November 6, 1990. The Colorado legislature thereafter enacted the Limited Gaming Act of 1991 (the "Colorado Act") to implement the provisions of the constitutional amendment and limited gaming commenced in Colorado on October 1, 1991. The Colorado Act authorizes limited gaming only in certain designated commercial districts of Central City,

Black Hawk and Cripple Creek, Colorado. Limited gaming consists of poker, blackjack and slot machines, all with maximum single bets of five dollars. Only persons aged 21 or older may participate in limited gaming, and limited gaming is prohibited between the hours of 2:00 a.m. and 8:00 a.m. Limited gaming is only allowed on premises licensed for that purpose, and the licensed premises of any building may not exceed 35% of the square footage of the building and no more than 50% of any floor of such building.

      Pursuant to the Colorado Act and the rules and regulations promulgated thereunder (collectively, the "rules"), the ownership and operation of limited gaming facilities in Colorado, however acquired, are subject to extensive regulation. The Colorado Act created the Division of Gaming (the "Colorado Division") within the Colorado Department of Revenue and the Colorado Limited Gaming Control Commission (the "Colorado Gaming Commission") to license, implement, regulate, and supervise the conduct of limited gaming. The Director of the Colorado Division (the "Colorado Director"), under the general supervision of the Colorado Gaming Commission is granted broad powers to ensure compliance with the Colorado Act and the rules.

      The Colorado Gaming Commission has authority to issue retail gaming, operator, key employee and support licenses for slot machine manufacturers and distributors. The Colorado Director also has the authority to issue key employee and support licenses. All such licenses are for renewable one-year periods. The Colorado Gaming Commission has broad discretion to condition, suspend, revoke, limit or restrict a license at any time. The Colorado Gaming Commission may issue temporary licenses with a duration of up to six months. The Colorado Gaming Commission also has authority to impose fines against licensees.

      All license applicants must demonstrate to the Colorado Gaming Commission that they are suitable for licensing and are of good moral character. Applicants who are career offenders, have certain criminal convictions, have associations with career offender cartels or have certain pending criminal charges are disqualified from licensure. Licensure by the Colorado Gaming Commission or the Colorado Director is a revocable privilege and not a vested interest or property right. All licenses are nontransferable.

      A retail gaming license is required for all persons permitting or conducting limited gaming on their premises. In addition, an operator license is required for all persons who permit slot machines on their premises or who engage in the business of placing and operating slot machines on the premises of a retail gaming licensee. No person may have an ownership interest in more than three retail licenses. With certain exceptions for licensed operators, a slot machine manufacturer or distributor license is required for all persons who manufacture, import, distribute, sell or lease for a fixed or flat fee, slot machines in Colorado.

      All natural persons employed in the field of limited gaming and all gaming employees must hold either a support or key employee license. A key employee is an executive, employee or agent of a gaming licensee having the power to exercise a significant influence over decisions concerning any part of the operation of a gaming licensee. The Colorado Gaming Commission may determine that any employee of a licensee is a key employee and, therefore, require that such person apply for licensing as a key employee.

      All applicants for Colorado gaming licenses must complete comprehensive application forms, pay required fees, and provide all information required by the Colorado Gaming Commission and the Colorado Division. The Colorado Division conducts a thorough background investigation of each applicant or any persons or entities associated with the applicant. The investigation may cover the background, personal history, financial associations, character, record and reputation of the applicant. The applicant pays the full cost of the background investigation. There is no limit on the cost or duration of the background investigation. Applicants who do not provide all requested information during a background investigation may be denied a gaming license.

      The current practice of the Colorado Division and the Colorado Gaming Commission, which may change at any time, is to require every officer and director, or equivalent office holders for non-corporate applicants, and 5% or greater beneficial owners of an applicant or licensee to complete background investigation forms, provide comprehensive information and submit to a full background investigation conducted by the Colorado Division and Colorado Gaming Commission. The Colorado Division may, and sometimes does, require information from and conducts background investigations of persons holding less than a 5% beneficial interest in an applicant or licensee.

      In addition, all persons loaning monies, goods, or real or personal property to a licensee or applicant, or having any interest in a licensee or applicant, or entering into any agreement with a licensee or applicant, must provide any information requested by the Colorado Division or Colorado Gaming Commission; and in the discretion of the Colorado Division or the Colorado Gaming Commission, these persons must supply all information relevant to a determination of any such person's suitability for licensure and must submit to a full background investigation if ordered by the Colorado Gaming Commission. Failure promptly to provide all information requested, or to submit to a suitability or background investigation, may result in the denial of a license application, suspension or revocation of an existing license, termination of any lease, note, arrangement, or agreement between the applicant or licensee and the person requested to provide the information, and other sanctions. Applicants and licensees may be required by the Colorado Gaming Commission to pay the costs of background, suitability, or other investigations of persons associated with the applicant or licensee. Investigations for suitability, background, or any other reason may delay license application or the operation under any agreement with a licensee. All agreements, contracts, leases or arrangements in violation of the Colorado Act or the rules are void and unenforceable.

      Persons found unsuitable by the Colorado Gaming Commission may be required immediately to terminate any interest in, association or agreement with, or relationship to a licensee. A finding of unsuitability with respect to any officer, director, employee, associate, lender or beneficial owner of a licensee or applicant may also jeopardize the licensee's license or applicant's license application. Licenses may be conditioned upon termination of any relationship with unsuitable persons.

      The Colorado Act and the rules require licensees to maintain detailed books and records which accurately account for all monies and business transactions. Books and records must be furnished upon demand to the Colorado Gaming Commission, the Colorado Division and other law enforcement authorities. The rules also establish extensive playing procedures, standards, requirements and rules of play for poker, blackjack and slot machines.

      Retail gaming licensees must, in addition, adopt comprehensive internal control procedures governing their limited gaming operations. Such procedures include the areas of accounting, internal fiscal control, surveillance, security, cashier operations, key control, reporting procedures, personnel procedures and fill and drop procedures, among others. Such procedures must be approved in advance by the Colorado Division. Licensees are prohibited from engaging in fraudulent acts which include, among other things, misrepresenting the probabilities of pay out, improperly canceling a bet, conducting limited gaming without a valid license and employing an unlicensed person in a position which requires a licensed employee. Licensees must report to the Colorado Division all licenses, and all applications for licenses, in foreign jurisdictions.

      With limited exceptions applicable to licensees that are publicly traded entities, no person, including persons who may acquire an interest in a licensee pursuant to a foreclosure, may sell, lease, purchase, convey or acquire any interest in a retail gaming or operator license or business without the prior approval of the Colorado Gaming Commission.

      The rules impose certain additional restrictions and reporting and filing requirements on publicly traded entities holding gaming licenses in Colorado and on gaming licensees in Colorado owned directly or indirectly, five percent or more, by publicly traded entities. Such rules apply to the Company. In addition, gaming licensees, affiliated companies, and controlling persons thereof, must comply with notice requirements upon the filing of registration statements with the Securities and Exchange Commission. Such entities also must include certain provisions in their charter or other organizational documents restricting the transfer of interests in the entity except in compliance with the Colorado Act. The Colorado Gaming Commission may require persons affiliated with, and certain direct or indirect owners of, such entities to apply for a finding of suitability. If found unsuitable, such persons must terminate their relationship with the entity and such owners must sell their interest back to the issuer or to a suitable person approved by the Colorado Gaming Commission.

      The State of Colorado has enacted an annual tax on the adjusted gross proceeds ("AGP") from limited gaming. AGP is generally defined as the amounts wagered minus payments to players. For poker, AGP means those sums wagered in a hand retained by the licensee as compensation. Currently, the gaming tax on AGP is: 2% on the first $2 million; 4% on AGP over $2 million to $4 million; 14% on AGP over $4 million to $5 million; 18% on AGP over $5 million to $10 million; and 20% on all AGP above $10 million. The gaming tax is paid monthly, with licensees required to file returns by the 15th of the following month. Effective October 1 of each year, the Colorado Gaming Commission establishes the gaming tax rates for the following 12 months. Under the Colorado Constitution, the Colorado Gaming Commission may increase the gaming tax rate to as much as 40% of AGP.

      The Colorado Gaming Commission requires all gaming licensees to pay an annual device fee for each slot machine, blackjack table and poker table. The current state device fee, established October 1, 1997, is $56.25. The municipalities of Central City, Black Hawk and Cripple Creek also assess and collect separate device fees. The current annual device fee in Black Hawk is $750 per device. There is no statutory limit on state or city device fees, which may be increased at the discretion of the state or city. The state device fee is not prorated; a device used at any time during the year is assessed the full state fee. Local device fees may be prorated according to device usage; the City of Black Hawk currently pro rates device fees such that any device used at any time during a calendar quarter is subject to the device fee for such calendar quarter. In addition, business improvement fees of $100 per device and transportation impact fees of $77 per device are currently imposed. Black Hawk also imposes taxes and fees on other aspects of the businesses of gaming licensees, such as parking, liquor license and other municipal taxes and fees. It is not unreasonable to expect substantial increases in these fees, or the imposition of new taxes and fees.

      Violations of the Colorado Act, or any of the rules, is a criminal offense. Persons violating the Colorado Act or the rules may, in addition to any gaming license suspension or revocation, be subject to criminal prosecution resulting in incarceration, fines or both.

      In 1996, the Colorado General Assembly enacted legislation which abolishes the current regulatory scheme effective July 1, 2003, unless continued by subsequent enactment. If the repeal takes effect, Colorado law provides a procedure for winding up the affairs of the Division, public hearings, analysis and evaluation, and for determining claims by or against the Division. The potential effect of the possible repeal is unknown, and no replacement for the regulatory scheme has been proposed.

      The sale of alcoholic beverages in gaming establishments is subject to strict licensing, control and regulation by state and local authorities. Alcoholic beverage licenses are revocable and non-transferable. State and local licensing authorities have full power to limit, condition, suspend or revoke any such licenses. Violation of the state alcoholic beverage laws is a criminal offense, and violators are subject to criminal prosecution, incarceration and fines.

INDIAN GAMING REGULATION

      INDIAN GAMING REGULATORY ACT AND TRIBAL/STATE COMPACTS. Gaming on Indian lands within the United States is authorized by the Indian Gaming Regulatory Act (the "IGRA"), a federal statute enacted in 1988. The IGRA provides for three classes of gaming. Class I gaming consists of non-commercial social games played solely for prizes of minimal value or traditional forms of Indian gaming, and is subject to the exclusive jurisdiction of the applicable Indian tribe. Class II gaming includes bingo, pulltabs and non-banking card games that are already permitted in a state, and is subject to the concurrent jurisdiction of the National Indian Gaming Commission ("NIGC") and the applicable Indian tribe. Class III gaming is a residual category composed of all forms of gaming that are not Class I or Class II gaming, including casino style gaming.

      The IGRA provides that before tribes can engage in Class III gaming in a particular state, the tribe must negotiate a "tribal/state compact" with that state to regulate such gaming. Under the IGRA, the scope of Class III gaming in which tribes can engage in a particular state depends on the state's "public policy" towards such gaming. The courts have developed a shorthand test to determine a state's public policy, which is expressly incorporated in the IGRA. If a state permits Class III gaming by any person, organization or entity in the state, whether or not such gaming is subject to restrictive regulations, then the state's "public policy" toward such gaming is deemed permissive and the state must negotiate a compact with an Indian tribe in good faith at the request of the tribe. If it does not, the IGRA was intended to permit the filing of a "bad faith lawsuit" by a tribe and ultimately, if the court found that the state had refused to negotiate in good faith and a compact still could not be negotiated, the Secretary of the Interior could authorize procedures to conduct Class III gaming in that state without a state-negotiated compact.

      The terms of the tribal/state compacts negotiated pursuant to the IGRA vary from state to state, and may vary from tribe to tribe within a state. At least 24 states (Arizona, California, Colorado, Connecticut, Idaho, Iowa, Kansas, Louisiana, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Mexico, New York, North Carolina, North Dakota, Oklahoma, Oregon, Rhode Island, South Dakota, Washington and Wisconsin) have signed tribal/state compacts with Indian tribes that permit certain types of Class III gaming on Indian land. Changes in state gaming laws may limit the types of gaming that are eligible for tribal/state compacts. Certain states have resisted entering into or renegotiating existing tribal/state compacts, and tribal/state compacts have been and continue to be the subject of litigation in several states.

      The United States Supreme Court, in its 1996 decision of Seminole Tribe v. Florida (the "Seminole Tribe" case), held that the Eleventh Amendment to the United States Constitution immunizes states from suit by Indian tribes in federal court without the state's consent. As a result of the Seminole Tribe case, a number of tribes have petitioned the Secretary of the Interior ("Secretary") to authorize procedures to conduct Class III gaming without state-negotiated compacts.

      In response, in January of 1998, the Department of the Interior, Assistant Secretary for Indian Affairs, Bureau of Indian Affairs ("Department") published proposed procedures for permitting Class III gaming when a state interposes its immunity from suit by an Indian tribe. The proposed rule announces the Department's determination that the Secretary may promulgate Class III gaming procedures under certain specified circumstances. It also sets forth the process and standards pursuant to which any procedures would be adopted. The public comment period for the proposed rule will remain open until April 22, 1998. Until these or other procedures are officially enacted, there is no process governing those circumstances where the tribe cannot obtain a compact through negotiation with a state. At this time, it is uncertain whether the proposed procedures, a modified version of procedures or any procedures will be enacted and, if so, what impact such procedures would have upon the Company.

      In light of the Seminole Tribe case, a California federal court rule in late 1997 that the United States Government has a "mandatory duty" to represent Indian tribes wanting to sue the California Governor so he will negotiate compacts with them. In such an instance, the state's Eleventh Amendment defense would be ineffective. As a result of the foregoing rationale, several tribes have requested that the United States Department of Justice institute a lawsuit on their behalf to compel the recalcitrant states to enter into negotiations for tribal-state compacts. Such a lawsuit would avoid the Eleventh Amendment immunity defense raised by the states. It is unknown whether and when this request will be acted upon.

      Based on the continuing controversy over portions of the IGRA, numerous amendments to the IGRA have been introduced in Congress over the last several years. To date, no amendments to the IGRA have been passed (other than modifications to the NIGC fee structure approved pursuant to an appropriations bill in 1997). Any amendments to the IGRA have received extensive opposition from both the tribes and the states. It is unknown whether or when any proposed amendments will be enacted and, if enacted, their effects on such activities. Even where tribes and states have negotiated a compact, any changes in the IGRA may have a material effect on how gaming on tribal lands will be conducted.

      MANAGEMENT CONTRACTS. The NIGC has adopted regulations pursuant to the IGRA that govern the submission requirements for and content of management contracts with Indian tribes. A management contract has no legal effect until it is approved by the Chairman of the NIGC. The NIGC regulations provide detailed requirements as to certain provisions which must be included in management contracts, including a term not to exceed five years, except that upon request of a tribe, a term of seven years may be allowed by the NIGC Chairman if the Chairman is satisfied that the capital investment and income projections for the gaming facility require the additional time. Further, the fee received by the manager of a gaming facility may not exceed 30% of the net revenues, except that a fee in excess of 30% and up to of 40% of net revenues may be approved if the NIGC Chairman is satisfied that the capital investment and income projections for the gaming facility require the additional fee. The NIGC has the power to require contract modifications under certain circumstances or to void a contract if the management company fails to comply with applicable laws and regulations.

      In addition to ensuring that a management contract contains certain terms, the Chairman of the NIGC may disapprove a management contract if it is determined that the management contractor's prior activities, criminal record, if any, or reputation, habits and associations pose a threat to the public interest or create a danger of illegal practices, or that such contractor has interfered with or unduly influenced the tribal governmental decision-making process. The NIGC also requires that certain information pertaining to persons and entities with a financial interest in, or having management responsibility for, a management contract be disclosed for purposes of a suitability review. The NIGC regulations provide that each of the 10 persons who have the greatest direct or indirect financial interest in the management contract must be found suitable in order for the management contract to be approved by the NIGC. The NIGC regulations provide that any entity with a financial interest in a contract must be found suitable, as must the directors and 10 largest shareholders (or owners of 5% or more of issued and outstanding stock) of such entities in the case of a corporate entity, or the 10 largest holders of interest in the case of a trust or partnership. The Chairman of the NIGC may reduce the scope of information to be provided by institutional investors. Specifically, the Company, its directors, persons with management responsibilities and certain of the Company's owners, are required to provide background information and be investigated by the NIGC and be found suitable to be affiliated with a gaming operation in order for the management contract to be approved by the NIGC. At any time, the NIGC has the power to investigate and require the finding of suitability of any person with a direct or indirect interest in a management contract, as determined by the NIGC. The Company is required to pay all fees associated with background investigations by the NIGC. The NIGC is responsible for conducting the requisite background investigation on the foregoing individuals and entities in the case of Class II gaming operations; the applicable state gaming agency and tribe are responsible for conducting the background investigation with respect to Class III gaming operations and then providing its findings to the NIGC. Generally, the applicable tribal/state compact will delineate responsibilities and issues relating to background checks for Class III operations.

      The NIGC regulations require that background information as described above must be submitted for approval within 10 days of any proposed change in financial interest in a management contract. The NIGC regulations do not address any specialized procedures for investigations and suitability findings in the context of publicly held corporations. If, subsequent to the approval of a management contract, the NIGC determines that any of its requirements pertaining to the management contract have been violated, it may require the management contract to be modified or voided, subject to rights of appeal. In addition, any amendments to the management contract must be approved by the NIGC.

      The NIGC regulations provide that the management contract must be disapproved if the NIGC determines that: (a) any person with a direct or indirect financial interest in, or having management responsibility for, a management contract (i) has been convicted of a felony or any misdemeanor gaming offense; (ii) if the person's prior activities make such person unsuitable to be connected with gaming; (iii) is an elected member of the governing body of a tribe that is party to the management contract; or (iv) has knowingly provided materially false statements to the NIGC or a tribe or has refused to respond to questions from the NIGC; (b) the management contractor has attempted to unduly interfere with or influence tribal decisions relating to the gaming operation or has deliberately or substantially failed to follow the management contract and applicable tribal ordinances; or (c) a trustee would not approve the management contract.

      In addition to requirements governing management contracts and submissions, the regulations require each tribe to enact an ordinance authorizing and setting out standards for the conduct of gaming on its lands, which must be approved by the NIGC. The ordinance must mandate the tribe to conduct background investigations and issue licenses to key employees and primary management officials employed by the gaming enterprise, submit annual independent audits to the NIGC, and pay a variable user fee to the NIGC. The NIGC also has extensive access, investigatory, monitoring, compliance and enforcement powers to ensure that the management contractor, the tribe and the gaming enterprise comply with its regulations. To date, the Cliff Castle Casino has been found in compliance by the NIGC audits.

      Pursuant to the rules and regulations thereof, the NIGC has been provided the regulatory authority to approve management contracts and collateral documents thereto. Based on this authority, there must be a certain amount of interaction between the NIGC and the Bureau of Indian Affairs concerning the statutory rights of approval of the Bureau of Indian Affairs (the "BIA") for contracts between Indian tribes and non-Indians. Pursuant to BIA regulations, contracts between non-Indians and Indian tribes which do not adhere to certain statutory requirements are void. Pursuant to current procedures, management contracts or other documents relating to a tribal gaming venture must first be submitted to the NIGC. The NIGC then determines whether review and approval resides with the NIGC or the BIA.

      The Management Agreement between the Company and the Camp Verde Yavapai-Apache Nation was approved by the NIGC on May 22, 1995. The Agreement was subsequently amended to add Class II gaming and was approved by the NIGC in 1996.

      ARIZONA DEPARTMENT OF GAMING. The Company's Indian gaming management project in Arizona is also regulated by both the Arizona Department of Gaming and the Yavapai-Apache Gaming Commission. The compact between the tribe and the State of Arizona delineates the role and responsibilities of the State, which includes regulatory authority. The Company was required to submit an application for certification to manage the tribal gaming operation with the Arizona Department of Gaming. Prior to the issuance of a gaming certification to the Company in Arizona, the Arizona Department of Gaming performed background checks and suitability findings on the Company and its respective directors and officers. All investigatory fees of the Arizona Department of Gaming are required to be paid by the Company. All directors and officers of the Company who were required to submit background information to the Arizona Department of Gaming for investigatory purposes did so and were found suitable for certification. Prior to the approval of the Management Agreement by the NIGC, the Company had received temporary certification from the Arizona Department of Gaming to permit it to act as manager for the Cliff Castle Casino. The Company received its permanent certification from the Arizona State Department of Gaming on April 3, 1997. The Company is required to apply for renewal of its certification on an annual basis. The Company has timely submitted its renewal application materials. See "Risk Factors -- Government Regulation and Licensing."

      In connection with its regulatory powers granted pursuant to the tribal-state compact, the Arizona Department of Gaming has certain enforcement powers over the tribal casinos. The State of Arizona and the tribes have several pending disputes over the interpretation of certain compact provisions. In August of 1997, the Arizona Department of Gaming obtained an Opinion from the Arizona Attorney General regarding gambling upon card games. The Arizona Department of Gaming interpreted the Opinion to conclude that card games in Arizona are illegal. Based on this conclusion, the Arizona Department of Gaming ordered that the tribal casinos offering card games, which included the Cliff Castle Casino, immediately cease the operation of all card games. The tribes, including the Camp Verde Yavapai-Apache Nation, disagreed with the Arizona Department of Gaming's interpretation of the Opinion and defied compliance with the cease and desist order. The tribes contend that the card games at issue constitute Class II gaming and, therefore, are not within the State's regulatory jurisdiction and need not be compacted pursuant to the IGRA. The Arizona Department of Gaming served the Gila River Indian Community with a notice of its intent to invoke the arbitration provisions of the tribal-state compact in an effort to resolve the dispute. Those arbitration proceedings are currently pending. Additionally, after receiving requests from several Arizona tribes to address the issue, the NIGC's Acting General Counsel issued a letter opinion in March whereby she agreed with the tribe's position. Specifically, the Acting General Counsel concluded that non-banked poker games and the other non-banked card games involved in the dispute are Class II card games and therefore subject to tribal and federal regulation only. Until the issue is resolved, the Arizona Department of Gaming has advised that no enforcement action will be taken against any management company of a tribal casino, including the Company, in connection with this issue without first giving notice to that company. At present, the Company is deemed to be in compliance with its obligations as licensee. It is uncertain how or when this issue will be resolved and what impact, if any, such resolution will have on the Company.

      In addition to the pending card game dispute, the Arizona Department of Gaming is involved in litigation with two tribes over the use of multi-player gaming machines. The State had previously taken the position that these machines counted as a single unit. Under the tribal-state compacts, the tribes are permitted a certain number of gaming machines based upon their tribal membership. Under this allocation system, the Camp Verde Yavapai-Apache Tribe Nation permitted up to 475 machines. When a new Director assumed control of the Arizona Department of Gaming, this position on the multi-player machines was changed. The new Director took the position that the multi-player machines counted as more than one machine, depending on how many players can play the machine at the same time. Two Arizona tribes have filed suit in Federal Court in Arizona, contending that the machines should only count as one unit. The Cliff Castle Casino has several multi-player machines in operation. As a result of the State's new position this issue, the State has advised the Camp Verde Yavapai-Apache Nation that it exceeded its 475-machine allotment with the certification of several new machines. The Tribe disagrees with the State's position and believes that, even with the new machines in operation, it is still under the 475-machine allotment. The State has advised the Tribe that it intends to take no enforcement action until the pending litigation involving these two other tribes is resolved. It is uncertain as to the outcome of this issue and what impact, if any, it will have upon the Company.

      Another lawsuit involving another Arizona tribe (Salt River Pima-Maricopa Indian Community) may have some impact on future tribal gaming in the State. In a lawsuit filed in state court by private citizens, the state court judge ruled that the Arizona Governor had no authority to enter into a compact with the tribe for certain Class III games (gaming machines and keno). The judge also implicitly questioned the legality of the ongoing Class III gaming operations at the various tribal casinos in Arizona. That lawsuit is currently on appeal to the Arizona Supreme Court. At present, the decision has no effect upon the Camp Verde Yavapai-Apache Nation since the compact between the Tribe and the State is deemed valid and enforceable unless or until it is held to be invalid in a final non-appealable judgment or order of a court of competent jurisdiction. The resolution of that lawsuit is uncertain and what impact, if any, upon the Company is equally uncertain.

      YAVAPAI-APACHE GAMING COMMISSION. Until recently, the Company operated the Cliff Castle Casino under a temporary license issued by the Yavapai-Apache Gaming Commission on August 23, 1995. In early 1998, the Gaming Commission issued a permanent license to the Company (Management Contractor License No. MCL-001). The Company submitted all necessary background and suitability information to the Gaming Commission prior to the issuance of the permanent license. The license is effective until February 1, 1999 and it subject to renewal on an annual basis.

                              DESCRIPTION OF NOTES

GENERAL

      The Old Notes were issued, and the New Notes will be issued, pursuant to an indenture (the "Indenture") among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture, the Collateral Agreements (defined below) and the Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture, the Collateral Agreements and the Intercreditor Agreement, including the definitions therein of certain terms used below. Copies of the forms of Indenture, the Collateral Agreements and the Intercreditor Agreement are available from the Company upon request. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers to Fitzgeralds Gaming Corporation and not to any of its Subsidiaries.

      The Notes are senior secured obligations of the Company and rank senior in right of payment to all existing and future subordinated Indebtedness of the Company and pari passu in right of payment with all existing and future senior Indebtedness of the Company. The Company and the Guarantors will be permitted, under certain circumstances, (i) to enter into Eligible Credit Facilities (in a principal amount not to exceed $15.0 million), in which case the first priority security interest in the Collateral securing the Notes will be subordinated to a lien securing obligations under such credit facility, and (ii) to grant pari passu liens on the Collateral to secure Permitted Tunica Debt.

      The Notes are guaranteed (the "Subsidiary Guarantees") by each of the Company's existing and future Significant Restricted Subsidiaries. The Notes and the Subsidiary Guarantees are secured by the Collateral, as set forth below under "-- Collateral."

      The New Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

PRINCIPAL, MATURITY AND INTEREST

      The Notes are limited in aggregate principal amount to $255 million, of which $205 million were issued in the Offering, and will mature on December 15, 2004. Interest on the Notes is payable semi-annually on December 15 and June 15 of each year, commencing on June 15, 1998, to holders of record on the immediately preceding December 1 and June 1, respectively. The Notes bear interest at 12 1/4% per annum from the date of original issue. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

REDEMPTION

      At the Option of the Company. Except as set forth below, the Notes are not redeemable at the Company's option prior to December 15, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on December 15 of the years indicated below:

                    YEAR                         PERCENTAGE
                    ----                         ---------
                    2001......................    106.250%
                    2002......................    104.166%
                    2003......................    102.083%
                    2004......................    100.000%

      Notwithstanding the foregoing, prior to December 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 112.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, through the applicable date of redemption, with the net cash proceeds of one or more Public Equity Offerings; provided, that (i) such redemption shall occur within 90 days of the date of closing of such public offering and (ii) at least $133.3 million aggregate principal amount of Notes remains outstanding immediately after giving effect to each such redemption.

      If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems to be fair and appropriate; provided, that Notes of $1,000 or less may not be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions of them called for redemption.

      Mandatory. The Notes are not entitled to any mandatory redemption or sinking fund.

      In Accordance with Gaming Laws. Each holder, by accepting the Notes, is deemed to have agreed (to the extent permitted by applicable law) that if the Gaming Authority of any jurisdiction in which the Company or any of its Subsidiaries conducts or proposes to conduct gaming requires that a Person who is a holder or a beneficial owner of any of the Notes must be licensed or found suitable under applicable gaming laws, such holder shall apply for a license or a finding of suitability within the required time period. If such Person fails to apply or become licensed or is found unsuitable, the Company shall have the right, at its option, (i) to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be ordered by such Gaming Authority, or (ii) to redeem such Notes (a "Regulatory Redemption") at a price of the lesser of (a) such Person's cost and (b) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the date of redemption and the date of the finding of unsuitability (the "Regulatory Redemption Offer Price"), which may be less than 30 days following the notice of redemption if so ordered by the Gaming Authority. The holder or beneficial owner applying for a license or finding of suitability must pay all costs of the licensure or investigation for such finding.

GUARANTORS

      The repayment of the Notes is unconditionally and irrevocably guaranteed, jointly and severally, by all Significant Restricted Subsidiaries. The Indenture provides that so long as any Notes remain outstanding, any future Significant Restricted Subsidiary shall enter into a similar Subsidiary Guarantee, and the stock or other equity interest of such Significant Restricted Subsidiary shall be pledged to secure the Notes.

      If all of the Capital Stock of any Guarantor is sold by the Company or any of its Subsidiaries to a Person (other than the Company or any of its Subsidiaries) and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "-- Certain Covenants -- Limitation on Asset Sales," then such Guarantor shall be released and discharged from all of its obligations under its guarantee of the Notes and the Indenture; provided, that the Collateral Agent has received all documentation required by the Trust Indenture Act in connection therewith.

      The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee, result in the obligations of such Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors -- Fraudulent Transfer Considerations."

COLLATERAL

      Subject to certain exceptions, the Notes are secured by a first priority security interest in substantially all of the assets of the Company, other than the Excluded Assets, including all of the Capital Stock of the Company's existing and future Restricted Subsidiaries. The Subsidiary Guarantees are secured by a first priority security interest in substantially all of the assets of the Guarantors, other than Excluded Assets. "Excluded Assets" include, (i) cash, deposit accounts and other cash equivalents; (ii) furniture, fixtures and equipment securing Non-Recourse Indebtedness permitted to be incurred under the Indenture; (iii) assets securing Purchase Money Obligations or Capital Lease Obligations permitted to be incurred under the Indenture; and (iv) any agreements, permits, licenses or the like that cannot be subjected to a Lien under the Collateral Agreements without the consent of third parties, which consent is not obtainable by the Company (including all Gaming Licenses of the Company and its Restricted Subsidiaries); provided, that Excluded Assets does not include the proceeds of the assets under clauses (ii), (iii) or (iv) or of any other Collateral to the extent such proceeds do not constitute Excluded Assets under clause (i) above.

      The Company has entered into a leasehold deed of trust that granted the Trustee a first priority Lien on the Company's interest in each of the ground leases at Fitzgeralds Las Vegas and Fitzgeralds Reno (the "Nevada Ground Leases") to the extent such grant is permitted by law and does not violate the terms of the applicable Nevada Ground Lease. The Company also will use its best efforts, other than the payment of money to such lessors, to obtain the consent of each of the lessors to such grant and to the foreclosure by the Trustee of the Lien created thereby. If it is later determined that the Company was prohibited, by law or agreement, from granting a Lien on any of the Nevada Ground Leases without the consent of the applicable lessor, and the Company failed to obtain such consent, the Trustee will not have a Lien on the applicable Nevada Ground Lease, and the affected portion of the Company's interests in the Nevada Ground Leases will be excluded from the Collateral.

      The Company and the Guarantors have entered into security and pledge agreements, mortgages, deeds of trust and certain other collateral assignment agreements (collectively, the "Collateral Agreements") that provide for the grant of a security interest in or pledge of the Collateral to the Trustee, as collateral agent (in such capacity, the "Collateral Agent"), for the benefit of the holders of the Notes. Such pledges and security interests secure the payment and performance when due of all of the Obligations of the Company and the Guarantors under the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Agreements. The pledge of, or any negative pledge on, the stock of FRI, FSI and FLVI requires the approval of the Nevada Gaming Authorities. The Company has either obtained or expects to obtain all approvals required to undertake the Exchange Offer and the pledge of the stock of FRI, FSI and FLVI. See "Regulation and Licensing -- Nevada Gaming Regulation."

      The Company and the Guarantors are permitted, under certain circumstances, to enter into an Eligible Credit Facility, in which case the first priority security interest securing the Notes will be subordinated to a Lien securing such credit facility to the extent provided by the Intercreditor Agreement. In addition, the Company is permitted, under certain circumstances, to incur Permitted Tunica Debt that would be secured by Liens ranking equally in priority with the Liens securing the Notes. See "-- Intercreditor Agreement."

      So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions in the Indenture, an Eligible Credit Facility, the Intercreditor Agreement and the Collateral Agreements, the Company is entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any Restricted Subsidiary pledged by it, and to exercise any voting, other consensual rights and other rights pertaining to such Collateral pledged by it. All funds distributed under the Collateral Agreements and received by the Collateral Agent for the benefit of the holders of the Notes will be retained and/or distributed by the Collateral Agent in accordance with the provisions of the Indenture.

      Upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes, the Collateral Agreements will terminate, and the pledged Collateral will be released. In addition, in the event that the pledged Collateral is sold and the Net Proceeds are or will be applied in accordance with the terms of the covenant described under "-- Certain Covenants -- Limitation on Asset Sales," the Collateral Agent will release simultaneously with such sale the Liens in favor of the Collateral Agent in the assets sold, provided, that the Collateral Agent has received all documentation required by the Trust Indenture Act in connection therewith therefor.

      In the event of a default under the Notes, the proceeds from the sale of the Collateral may not be sufficient to satisfy the Company's obligations under the Notes in full. See "Risk Factors -- Limitations of Security."

      The Trustee's ability to foreclose upon the Collateral also will be limited by relevant gaming laws, which generally require that persons who own or operate a casino or own equity securities of a gaming licensee (including capital stock) or purchase, possess or sell gaming equipment hold a valid gaming license. No person can hold a license in the State of Nevada, Colorado or Mississippi unless the person is found qualified or suitable by the relevant Gaming Authorities. Such Gaming Authorities have discretionary authority to require the Trustee, any or all of the holders of the Notes or any purchaser of the Collateral to file applications and be investigated in order to be found qualified or suitable as an owner or operator of gaming establishments. Such requirements may limit the number of potential bidders in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the Collateral. Moreover, the gaming industry could become subject to different or additional regulations during the term of the Notes, which could further adversely affect the practical rights and remedies of the Trustee. Therefore, the practical value of realizing on the Collateral may, without the appropriate approvals, be limited.

      Further, certain limitations exist under the Merchant Marine Act of 1936 on the ability of non-U.S. citizens to realize upon collateral, such as the barges at Fitzgeralds Tunica, consisting of vessels documented under the laws of the United States. To the extent that the holders of the Notes are non-U.S. citizens, such limitation could adversely affect the ability of the Trustee to complete foreclosure on the collateral. Also, the Trustee may be required to foreclose through a federal court admiralty proceeding. Such a proceeding would entail compliance with notice and other procedural requirements, and could require posting of a substantial bond with the U.S. Marshall.

INTERCREDITOR AGREEMENT

      The Company and its Subsidiaries are permitted, under certain circumstances, to enter into an Eligible Credit Facility. The Collateral Agent and the Lender providing the Eligible Credit Facility will enter into the Intercreditor Agreement, which will provide, among other things, that (i) such Lender's security interest in the Collateral shall be senior to the Collateral Agent's security interest in such assets; (ii) during any insolvency proceedings, the Lender and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in such assets; and (iii) following an Event of Default, all decisions with respect to such properties and assets, including the time and method of any disposition thereof, will be made in accordance with the terms of such Intercreditor Agreement.

      The Company and the Subsidiaries also are permitted, under certain circumstances, to incur Permitted Tunica Debt that would be secured by Liens ranking equally in priority with the Liens securing the Notes. The relative rights of the holders of the Notes, the Lenders under the Eligible Credit Facility and the Lenders under the Permitted Tunica Debt would be governed by the terms of the Intercreditor Agreement.

      Generally, but subject to certain limitations set forth in the Intercreditor Agreement, the rights of the holders of the Notes and the Lenders under the Permitted Tunica Debt are subject to the rights of the holders of Indebtedness under an Eligible Credit Facility. Subject to the rights of such Lenders, the holders of a majority of the aggregate principal amount of Indebtedness outstanding under the Notes and the Permitted Tunica Debt will be able to direct the actions of the Collateral Agent with respect to foreclosure and the exercise of other rights and remedies.

      If the Notes become due and payable prior to the stated maturity thereof for any reason or are not paid in full at the stated maturity thereof at a time during which Indebtedness is outstanding under an Eligible Credit Facility, the Collateral Agent will not have the right to foreclose upon the Collateral that is subject to the Eligible Credit Facility except as provided in the Intercreditor Agreement. Net proceeds from the sale of Collateral will first be applied to repay Indebtedness outstanding under any Eligible Credit Facility and thereafter pro rata to the holders of the Notes and the Lenders of the Permitted Tunica Debt (with any remaining proceeds to be payable to the Company or as may otherwise be required by law).

REPURCHASE UPON CHANGE OF CONTROL

      Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all of the Notes then outstanding (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). Within 20 days following any Change of Control, the Company must mail a notice to each holder stating, among other things: (i) that the Change of Control Offer is being made pursuant to the relevant provision of the Indenture and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (v) that any holder electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent with respect to the Notes (the "Paying Agent") at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (vi) that the holder will be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing its election to have such Notes purchased; and (vii) that a holder whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

      To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture.

      On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment the Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted, together with an Officers' Certificate stating that the Notes or portions thereof tendered to the Company are accepted for payment. The Paying Agent will promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee will authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in the principal amount of $1,000 or an integral multiple thereof. The Company will announce the result of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      "Change of Control" means:

     (i) the sale, lease or transfer of all or substantially all of the Company's assets (other than by way of merger or consolidation) to any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Existing Equity Holder or his Related Parties;

     (ii) the liquidation or dissolution of the Company or the adoption of a plan by the stockholders of the Company relating thereto;

     (iii) the time that the Company first determines or reasonably should have known that (A) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly (including as a result of a merger or consolidation), of more than 35% of the total voting power in the aggregate of all classes of Voting Stock of the Company then outstanding, but excluding from the percentage of voting power held by any group, the voting power of shares owned by the Existing Equity Holder and his Related Parties who are deemed to be members of the group, provided that the Existing Equity Holder and his Related Parties beneficially own a majority of the total voting power of Voting Stock of the Company held by such group, and
            (B) the Existing Equity Holder and his Related Parties together fail to beneficially own, directly or indirectly, at least the same percentage of the combined voting power of such Voting Stock as the percentage "beneficially owned" by such person or group;

     (iv) the failure of the Company and its Restricted Subsidiaries to own 80% of the total voting power in the aggregate of all classes of Voting Stock of any Restricted Subsidiary (other than FAMI or FNYI) then outstanding;

     (v) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or who were elected by the vote of one or more of the Existing Equity Holder or his Related Parties) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

     (vi) if the Preferred Stock is then outstanding, a "Change of Control," as defined under the terms of the Preferred Stock.

      The term "all or substantially all" as used in the definition of Change in Control has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elect to exercise their rights under the Indenture and the Company elects to contest such election, there could be no assurance as to how a court would interpret the phrase under New York law, which may have the effect of preventing the Trustee or the holders of the Notes from successfully asserting that a Change in Control has occurred.

CERTAIN COVENANTS

      Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions payable to the Company or any Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company, any Subsidiary or any other Affiliate of the Company (other than any such Equity Interest owned by the Company or any Restricted Subsidiary and other than redemption of the Preferred Stock required as a result of an order of any Gaming Authority); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is pari passu with (other than any pari passu secured Indebtedness) or subordinated in right of payment to the Notes or such Guarantor's Subsidiary Guarantee thereof, as the case may be, prior to any scheduled principal payment, sinking fund payment or other payment at the stated maturity thereof, or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

     (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, and

     (b) immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the covenant described under "-- Limitation on Incurrence of Indebtedness," and

     (c) such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Board of Directors and evidenced by a resolution set forth in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made after the date of the Indenture (including Restricted Payments permitted by clauses (i), (ii) and (vii) of the next following paragraph and excluding Restricted Payments permitted by the other clauses therein), is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale, other than to a Subsidiary, of Equity Interests of the Company (other than Disqualified Stock) after the date of the Indenture and on or prior to the time of such Restricted Payment, plus (3) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of the Company that has been converted or exchanged into Equity Interests of the Company (other than Disqualified Stock) pursuant to the terms thereof after the date of the Indenture and on or prior to the time of such Restricted Payment (including any additional net proceeds received by the Company upon such conversion or exchange).

      The foregoing provisions will not prohibit:

     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of the Indenture;

     (ii) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company or Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary) of, other Equity Interests of the Company (other than Disqualified Stock);

     (iii) the redemption, repurchase or payoff of any Indebtedness of the Company or a Restricted Subsidiary with proceeds of any Refinancing Indebtedness permitted to be incurred pursuant to the provision described under "-- Limitation on Incurrence of Indebtedness;"

     (iv) the repurchase or redemption of the Preferred Stock outstanding on the Issue Date; provided, that if such redemption or repurchase is in connection with a Change of Control, the Company has first complied with its obligations under the provisions of the Indenture described under the caption "-- Repurchase Upon a Change of Control;"

     (v) the redemption, purchase or other acquisition of the Equity Interests of FAMI or FNYI outstanding on the Issue Date and not owned, directly or indirectly, by the Company;

     (vi) Restricted Payments to acquire options or other rights with respect to the management of Casinos by the Company or any of its Subsidiaries; provided, that the aggregate amount of such Restricted Payments in any calendar year shall not exceed $500,000 plus the portion of such $500,000 that was not used in the immediately preceding calendar year;

     (vii) pro rata cash dividends paid by either FAMI or FNYI, as the case may be, solely out of its Net Income for the quarter immediately preceding the quarter in which such dividend is declared, to its minority stockholders contemporaneously with a cash dividend so paid to the Company or a Restricted Subsidiary;

     (viii) the prepayment or other retirement of the Settlement Debt;

     (ix) Restricted Investments in an aggregate amount not to exceed $10 million less the sum of all Other Expense of the Company for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Investment; and

     (x) other Restricted Payments in an aggregate amount not to exceed $5 million;

provided, that with respect to clauses (iv), (v),(vi), (viii), (ix) and (x) above, no Default or Event of Default shall have occurred and be continuing at the time, or shall occur as a consequence thereof.

      Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

      Limitation on Incurrence of Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any Indebtedness or (ii) issue any Disqualified Stock; provided, that the Company may incur Indebtedness and issue shares of Disqualified Stock (and a Restricted Subsidiary may incur Acquired Debt) if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (y) the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least equal to the ratio set forth below opposite the period in which such incurrence or issuance occurs, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period:


          PERIOD ENDING                RATIO
          -------------                -----
          December 15, 1999 .........  2.00:1
          thereafter ................  2.25:1;

provided, that in the case of Indebtedness (other than Purchase Money Obligations or Acquired Debt), the Weighted Average Life to Maturity and final stated maturity of such Indebtedness is greater than the Weighted Average Life to Maturity and final stated maturity of the Notes.

      The foregoing limitations will not prohibit the incurrence of:

     (a) Non-Recourse Indebtedness of a Restricted Subsidiary incurred to finance the acquisition or lease after the Issue Date of (i) furniture, fixtures or equipment to be used in connection with the operations of any Significant Casino owned by such Restricted Subsidiary or (ii) a parking structure at Fitzgeralds Reno; provided, that (x) the aggregate amount of such Indebtedness outstanding with respect to any such Significant Casino (including such parking structure with respect to Fitzgeralds Reno) shall not exceed $7.0 million at any time and (y) the aggregate amount of such Indebtedness outstanding with respect to such parking structure shall not exceed $3.0 million at any time;

     (b) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations (including obligations under letters of credit) incurred in the ordinary course of business;

     (c) Hedging Obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by the Indenture;

     (d) Indebtedness owed by the Company to any Guarantor or by any Guarantor to the Company or any other Guarantor;

     (e) Indebtedness outstanding on the date of the Indenture, including $205 million aggregate principal amount of the Notes and the Subsidiary Guarantees;

     (f)    Settlement Debt;

     (g) additional Indebtedness of the Company under an Eligible Credit Facility in an aggregate principal amount not to exceed $15 million outstanding at any time (up to $10 million of which may be used for working capital purposes and up to $5 million of which may be used solely to finance capital expenditures at Fitzgeralds Black Hawk), and the guarantee of such Indebtedness by the Guarantors;

     (h) Permitted Tunica Debt; provided that the Weighted Average Life to Maturity and final stated maturity of such Indebtedness is equal to or greater than the Weighted Average Life to Maturity and final stated maturity of the Notes; and

     (i) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, "Refinance"), Indebtedness referred to in clause (e) above or this clause (i) or Indebtedness incurred pursuant to the Interest Coverage Ratio test set forth in the immediately preceding paragraph (the "Refinancing Indebtedness"); provided, that (1) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced (including any required premiums and out-of-pocket expenses reasonably incurred in connection therewith), (2) the Refinancing Indebtedness has a final scheduled maturity that is the same as or exceeds the final stated maturity, and a Weighted

            Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being Refinanced, and (3) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Notes than the Indebtedness being Refinanced.

      Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets subject to such Asset Sale;
(ii) at least 80% of the consideration for such Asset Sale is in the form of cash or Cash Equivalents or liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company or its Restricted Subsidiaries with respect to such liabilities); and (iii) within 180 days of such Asset Sale, the Net Proceeds thereof are (A) invested in assets related to the business of the Company or its Restricted Subsidiaries, (B) applied to repay Indebtedness under Purchase Money Obligations incurred in connection with the asset so sold or (C) to the extent not used as provided in clauses (A) or (B), applied to make an offer to purchase Notes as described below (an "Excess Proceeds Offer"); provided, that if the amount of Net Proceeds from any Asset Sale not invested pursuant to clause (A) above is less than $5 million, the Company will not be required to repay indebtedness pursuant to clause (B) or to make an offer pursuant to clause (C).

      The amount of Net Proceeds not invested or applied as set forth in the preceding clauses (A) and (B) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company will offer to purchase Notes having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 30 days after the expiration of the 12-month period following the Asset Sale that produced such Excess Proceeds. If the aggregate purchase price for the Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

      The Indenture provides that each Excess Proceeds Offer will remain open for a period of 20 business days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company will purchase and mail or deliver payment for the Purchase Amount for the Notes or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Notes tendered pursuant to the Excess Proceeds Offer. The principal amount of Notes to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Notes acquired by the Company through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation. Any Excess Proceeds Offer will be conducted in compliance with applicable regulations under the federal securities laws, including Exchange Act Rule 14e-1.

      To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create or suffer to exist or become effective any restriction that would impair the ability of the Company to make an Excess Proceeds Offer upon an Asset Sale or, if such Excess Proceeds Offer is made, to pay for the Notes tendered for purchase.

      Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except (a) Permitted Liens and (b) prior to the earlier of the consummation of the Exchange Offer or the effectiveness of the Initial Shelf Registration, Liens on the Capital Stock of FSI, FLVI and FRI.

      Limitation on Restrictions on Subsidiary Dividends. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary (i) to (A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on such Restricted Subsidiary's Capital Stock or (2) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary's profits or (B) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, or (ii) to make loans or advances to the Company or any of its Restricted Subsidiaries, or (iii) to transfer any of its assets to the Company or any of its Restricted Subsidiaries, except for: (a) encumbrances or restrictions (1) existing under or by reason of the Indenture, the Notes, the Intercreditor Agreement or the Collateral Agreements, (ii) existing under or by reason of applicable law (including restrictions imposed by applicable Gaming Authorities); (iii) contained in Acquired Debt; provided, that such encumbrances and restrictions are not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired; (iv) existing under or by reason of customary non-assignment and net worth provisions of any contract or lease entered into in the ordinary course of business; (v) existing under or by reason of customary restrictions on the transfer of assets subject to a Permitted Lien imposed by the holder of such Lien; (vi) existing under or by reason of Liens imposed by or in connection with the incurrence of Indebtedness pursuant to clause (a) of the covenant described under "-- Limitation on Incurrence of Indebtedness," provided, that such Lien is applicable only to the assets acquired or leased; and (vii) restrictions imposed pursuant to permitted Refinancing Indebtedness, provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are no more restrictive than those contained in any agreements governing the Indebtedness being refinanced.

      Merger, Consolidation or Sale of Assets. The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to, any other Person, unless:

     (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the Obligations of the Company, pursuant to a supplemental indenture and Collateral Agreements in a form reasonably satisfactory to the Trustee and the Collateral Agent, under the Notes, the Indenture and the Collateral Agreements;

     (iii) immediately after giving effect to such transaction on a pro forma basis no Default or Event of Default exists or would occur; and

     (iv) the Company, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, (A) has Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "-- Limitation on Incurrence of Indebtedness."

      In the event of any transaction (other than a lease) complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Trustee may require any such Person to ensure, by executing and delivering appropriate instruments and opinions of counsel, that the Trustee continues to hold a first priority Lien on all Collateral for the benefit of the holders of the Notes.

      Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for:

     (i) Affiliate Transactions that, together with all related Affiliate Transactions entered into after the date of the Indenture, have an aggregate value of not more than $1.0 million, provided, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary;

     (ii) Affiliate Transactions that, together with all related Affiliate Transactions, have an aggregate value of not more than $7.0 million, provided, that a majority of the disinterested members of the Board of Directors of the Company determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; and

     (iii) Affiliate Transactions for which the Company delivers to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with recognized experience in the gaming industry.

      Notwithstanding the foregoing, the following will be deemed not to be Affiliate Transactions: (a) employment agreements or arrangements entered into by the Company or any Restricted Subsidiary in the ordinary course of business with the approval of the disinterested members of the Company's Board of Directors or, if none, unanimously by such Board of Directors, (b) transactions between or among the Company and/or any or all of the Guarantors, (c) Restricted Payments permitted by the provisions of the Indenture described above under "-- Limitations on Restricted Payments," and (d) reasonable and customary fees and compensation paid to and indemnity provided on behalf of, directors of the Company.

      Restrictions on Sale and Issuance of Subsidiary Stock. The Company shall not sell, and shall not permit any of its Restricted Subsidiaries to issue or sell, any Equity Interests of any Restricted Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary of the Company; provided, that (i) the Company and its Restricted Subsidiaries may sell all (but not less than all) of the Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries if the Net Proceeds from such sale are used in accordance with the terms of the covenant described under "-- Limitation on Asset Sales" and (ii) FSI may issue shares of common stock upon the exercise of warrants outstanding on the Issue Date in accordance with the terms thereof; provided, that immediately following such exercise the Company owns at least 94.3% of the common stock of FSI.

      Line of Business. The Company will not, and will not permit any Subsidiary to, directly or indirectly engage in any business other than a Related Business. Without limiting the foregoing, (a) FNYI shall not engage in any activity other than holding and collecting amounts due and payable under the Oneida Settlement Agreement and activities incidental thereto, and (b) FAMI shall not engage in any activity other than the management of the Cliff Castle Casino pursuant to the FAMI Management Agreement and activities reasonably related thereto. The Company will cause FNYI to distribute to the holders of its Capital Stock (including FI), promptly after receipt thereof, all amounts received from time to time under the Oneida Settlement Agreement, to the extent permitted by law.

      Rule 144A Information Requirement. The Company will furnish to the holders or beneficial holders of the Notes, upon their request, and to prospective purchasers thereof designated by such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as is required for an offer or sale of the Notes to qualify for an exemption under Rule 144A.

      Guarantors. Each Significant Restricted Subsidiary formed or acquired after the Issue Date shall (i) execute and deliver to the Trustee a supplemental indenture and Collateral Agreements in form reasonably satisfactory to the Trustee, pursuant to which such Significant Restricted Subsidiary shall unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms set forth in the Indenture and grant a security interest in and/or pledge the Collateral owned by such Person to secure such Obligations, and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture and Collateral Agreements have been duly authorized, executed and delivered by such Significant Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations, of such Significant Restricted Subsidiary. Thereafter, such Significant Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

      If all of the Capital Stock of any Guarantor is sold to a Person (other than the Company or any of its Subsidiaries) and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "-- Limitation on Asset Sales," then such Guarantor will be released and discharged from all of its Obligations under its Subsidiary Guarantee, the Indenture and the Collateral Agreements.

      The obligations of each Guarantor are, and will be, limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors -- Fraudulent Transfer Considerations."

      Reports. Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Trustee and holders of Notes, within 15 days after the Company is or would have been required to file such with the Commission, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants and (ii) all information that would be required to be contained in a filing with the Commission on Form 8-K if the Company were required to file such reports. From and after the time the Company files a registration statement with the Commission with respect to the Notes, the Company will file such information with the Commission so long as the Commission will accept such filings.

EVENTS OF DEFAULT AND REMEDIES

      Each of the following constitutes an Event of Default under the Indenture:
(i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment of principal (or premium, if any) on the Notes when due at maturity, redemption, by acceleration or otherwise; (iii) default in the performance or breach of the provisions of "-- Certain Covenants -- Merger, Consolidation or Sale of Assets," "-- Certain Covenants -- Limitation on Incurrence of Indebtedness," "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Asset Sales," "-- Certain Covenants -- Limitation on Restrictions on Subsidiary Dividends," or "-- Repurchase Upon Change of Control," and certain provisions of the Collateral Agreements; (iv) failure by the Company or any Guarantor for 30 days after notice to comply with certain other agreements in the Indenture, the Notes or the Collateral Agreements; (v) default under (after giving effect to any applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if (A) either (1) such default results from the failure to pay principal of or interest on such Indebtedness or
(2) as a result of such default the maturity of such Indebtedness has been accelerated, and (B) either (1) such default is under an Eligible Credit Facility or Permitted Tunica Debt or (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $5.0 million in the aggregate; (vi) failure by the Company or any Restricted Subsidiary to pay final judgments (other





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than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5.0 million, which judgments are not discharged, bonded or stayed within 60 days after their entry; (vii) repudiation by the Company or any Restricted Subsidiary of its obligations under the Indenture, the Notes, the Collateral Agreements or the Subsidiary Guarantees, or the unenforceability of the Indenture, the Notes, the Collateral Agreements or the Subsidiary Guarantees against the Company or any of the Restricted Subsidiaries for any reason; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of the Guarantors; and (ix) the revocation or suspension of a Gaming License resulting in the cessation of operations of a Significant Casino for a period of 60 consecutive days or more.

      If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice to the Company and the Trustee all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

      The holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Trustee, may on behalf of the holders of all of the Notes (i) waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Note affected, and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

      The Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

      No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Collateral Agreements or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain material covenants that are described herein ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-





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

payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating, subject to certain factual assumptions and bankruptcy and insolvency exceptions, that all conditions precedent provided for in the Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

      A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

      Except as provided in the two succeeding paragraphs, the Indenture, the Notes and the Collateral Agreements may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Collateral Agreements may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium (including, without limitation, redemption premium) on, or change the fixed maturity of any Note or alter the provisions with respect to the payment with respect to redemption of the Notes or alter the price at which repurchases of the Notes may be made

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pursuant to an Excess Proceeds Offer or Change of Control Offer; (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes; (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults with respect to, or the rights of holders of Notes to receive, payments of principal of or interest on the Notes; (vii) waive a redemption payment with respect to any Note; (viii) adversely affect the contractual ranking of the Notes or Subsidiary Guarantees; or (ix) make any change in the foregoing amendment and waiver provisions.

      Notwithstanding the foregoing, without the consent of the holders of Notes, the Company and the Trustee may amend or supplement the Indenture, the Notes or the Collateral Agreements to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or the Guarantors' obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights of any such holder under the Indenture, the Notes or the Collateral Agreements, to release any Subsidiary Guarantee permitted to be released under the terms of the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, that, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

      Anyone who receives this Prospectus may obtain a copy of the Indenture, the Intercreditor Agreement and the Collateral Agreements without charge by writing to the Company at 301 Fremont Street, Las Vegas, Nevada, 89101,
Attention: General Counsel.

CERTAIN DEFINITIONS

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      "Acquired Debt" means Indebtedness of a Person existing at the time such Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary, other than Indebtedness incurred in connection with, or in contemplation of, such Person merging with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean
(a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person. Notwithstanding the foregoing, neither of the Initial Purchasers nor any of their respective Affiliates will be deemed to be Affiliates of the Company.

      "Asset Sale" means any (i) direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation) (collectively, a "transfer"), other than in the ordinary course of business, of any assets of the Company or any Restricted Subsidiary; or (ii) direct or indirect issuance or sale of any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares), in each case to any Person (other than the Company or a Restricted Subsidiary). For purposes of this definition, (a) any series of transactions that are part of a common plan shall be deemed a single Asset Sale and (b) the term "Asset Sale" shall not include (1) any series of transactions that have a fair market value (or result in gross proceeds) of less than $1 million, until the aggregate fair market value and gross proceeds of the transactions excluded from the definition of Asset Sale pursuant to this clause (b)(1) exceed $5 million, (2) any transfer by the Company of the Tunica Road to the County of Tunica, Mississippi or any agency thereof; (3) any transfer of slot machines or other gaming equipment in connection with the acquisition of similar gaming equipment in the ordinary course of business; or (4) any disposition of all or substantially all of the assets of the Company that is governed under and complies with the terms of the covenant described under "-- Certain Covenants -- Merger, Consolidation or Sale of Assets."

      "Capital Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      "Capital Stock" means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

      "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition; (iii) investments in money market funds substantially all of whose assets comprise securities of the type described in clauses (i) and (ii) above; and (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the financial qualifications specified in clause (ii) above.

      "Casino" means a gaming establishment owned, directly or indirectly, by the Company or one of its Restricted Subsidiaries and any hotel, building, restaurant, theater, amusement park or other entertainment facility, parking facilities, retail shops, land, equipment and other property or asset directly ancillary thereto and used or to be used in connection therewith.

      "Casino Square Footage" means, with respect to any Casino, the floor space of such Casino that is available and used for the generation of gaming revenues and on which there is conducted (in a manner that is customary for comparable gaming facilities) table games, slot machines or other gaming operations, as applicable, but excluding bingo operations.

      "Cliff Castle Casino" means the Cliff Castle Casino in Camp Verde, Arizona, managed by FAMI.

      "Consolidated EBITDA" means, with respect to any Person (the referent Person) for any period, consolidated income (loss) from operations of such Person and its subsidiaries for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such income (loss) from operations of such

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Person for such period, and without duplication) amortization, depreciation and other non-cash charges (including, without limitation, amortization of goodwill, deferred financing fees and other intangibles but excluding (a) non-cash charges incurred after the date of the Indenture that require an accrual of or a reserve for cash charges for any future period, and (b) normally recurring accruals such as reserves against accounts receivable); provided, that (i) the income from operations of any Person that is not a Wholly Owned Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person, (ii) the income from operations of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, and (iii) the income from operations of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners.

      "Consolidated Interest Expense" means, with respect to any Person for any period, the consolidated interest expense of such Person and its subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, noncash interest payment, and the interest component of Capital Lease Obligations), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period.

      "Consolidated Net Income" means, with respect to any Person (the referent Person) for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that (i) the Net Income of any Person that is not a Wholly Owned Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, and (iii) the Net Income of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners.

      "Consolidated Net Worth" means, with respect to any Person, the total stockholders' equity of such Person determined on a consolidated basis in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (i) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person, and (ii) all upward revaluations and other write-ups in the book value of any asset of such Person or a consolidated subsidiary of such Person subsequent to the Issue Date, and
(iii) all Investments in subsidiaries of such Person that are not consolidated subsidiaries and in Persons that are not subsidiaries of such Person.

      "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

      "Disqualified Stock" means any Equity Interest that (i) either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event (other than pursuant to gaming law requirements) would be required to be redeemed or repurchased prior to the final stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity, or (ii) is convertible into or exchangeable at the option of the issuer thereof or any other Person for debt securities.

      "Eligible Credit Facility" means a credit facility (and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) that (i) has terms and conditions (including with respect to applicable interest rates and fees) customary for similar facilities extended to borrowers comparable to the Company, (ii) does not permit the Company to incur Indebtedness under all Eligible Credit Facilities in the aggregate at any time outstanding in excess of $15 million in principal amount, up to $10 million of which may be used for working capital purposes and up to $5 million of which may be used solely to finance capital expenditures at Fitzgeralds Black Hawk, and (iii) may be secured by certain assets of the Company and its Subsidiaries, subject to the terms and conditions of the Intercreditor Agreement.

      "Equity Interests" means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      "Existing Equity Holder" means Philip D. Griffith.

      "FAMI" means Fitzgeralds Arizona Management, Inc., a Nevada corporation.

      "FI" means Fitzgeralds, Inc., a Nevada corporation.

      "Fitzgeralds Black Hawk" means Fitzgeralds Casino located in Black Hawk, Colorado.

      "Fitzgeralds Las Vegas" means Fitzgeralds Casino Hotel located in downtown Las Vegas, Nevada.

      "Fitzgeralds Reno" means Fitzgeralds Casino Hotel located in Reno, Nevada.

      "Fitzgeralds Tunica" means Fitzgeralds Casino Hotel located in Tunica, Mississippi.

      "FLVI" means Fitzgeralds Las Vegas, Inc., a Nevada corporation.

      "FNYI" means Fitzgeralds New York, Inc., a New York corporation.

      "FRI" means Fitzgeralds Reno, Inc., a Nevada corporation.

      "FSI" means Fitzgeralds South, Inc., a Nevada corporation.

      "gaap" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the Commission.

      "GAAP" means gaap as in effect on the date of the Indenture.

      "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States of America or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Colorado Limited Gaming Control Commission, the Mississippi Gaming Commission and any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Subsidiaries.

      "Gaming License" means every material license, franchise or other approval or authorization on the date of the Indenture or thereafter required to own, lease, operate or otherwise conduct gaming in any jurisdiction in which the Company or any of its Subsidiaries conducts or proposes in good faith to conduct gaming business, including any applicable liquor licenses.

      "Guarantee" (whether or not capitalized) means any guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligation. "Guarantee" (whether or not capitalized), when used as a verb, has a correlative meaning.

      "Guarantor" means any Restricted Subsidiary that has executed and delivered in accordance with the Indenture an unconditional and irrevocable Subsidiary Guarantee of the Company's obligations on the Notes on a senior secured basis, and such Person's successors and assigns.

      "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

      "Indebtedness" of any Person means (without duplication) (i) all liabilities and obligations, contingent or otherwise, of such Person (A) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by bonds, debentures, notes or other similar instruments, (C) representing the deferred purchase price of property or services (other than trade payables on customary terms incurred in the ordinary course of business), (D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E) as lessee under capitalized leases, (F) under bankers' acceptance and letter of credit facilities, (G) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock, or (H) in respect of Hedging Obligations; (ii) all Indebtedness of others that is guaranteed by such Person; and (iii) all Indebtedness of others that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

      "Intercreditor Agreement" means an agreement among the Trustee and one or more Lenders, substantially in the form attached to the Indenture, which may be entered into after the Issue Date.

      "Interest Coverage Ratio" means, for any period, the ratio of (i) Consolidated EBITDA of the Company for such period, over (ii) Consolidated Interest Expense of the Company for such period. In calculating Interest Coverage Ratio for any period, pro forma effect shall be given to: (a) the incurrence, assumption, guarantee, repayment, repurchase, redemption or retirement by the Company or any of its Subsidiaries of any Indebtedness subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated, as if the same had occurred at the beginning of the applicable period; and (b) the occurrence of any Asset Sale during such period by reducing Consolidated EBITDA for such period by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets sold and by reducing Consolidated Interest Expense by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness assumed by third parties or repaid with the proceeds of such Asset Sale, in each case as if the same had occurred at the beginning of the applicable period. For purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including all mergers and consolidations, subsequent to the commencement of such period shall be calculated on a pro forma basis, assuming that all such acquisitions, mergers and consolidations had occurred on the first day of such period. Without limiting the foregoing, the financial information of the Company with respect to any portion of such period that falls before the Issue Date shall be adjusted to give pro forma effect to the issuance of the Notes and the application of the proceeds therefrom as if they had occurred at the beginning of such period.

      "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

      "Issue Date" means the date upon which the Notes are first issued.

      "Lender" means a Person that is not an Affiliate of the Company and is a lender under an Eligible Credit Facility or under an instrument governing the Permitted Tunica Debt.

      "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

      "NCI" means Nevada Club, Inc., a Nevada corporation.

      "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, excluding (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with any Asset Sales and dispositions pursuant to sale and leaseback transactions, and (ii) any extraordinary gain or loss, together with any related provision for taxes on such gain or loss.

      "Net Proceeds" means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including payments in respect of deferred payment obligations when received), net of (i) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commission), other than any such costs payable to an Affiliate of the Company,
(ii) taxes actually payable directly as a result of such Asset Sale (after taking into account any available tax credits or deductions (to the extent reasonably allocable thereto) and any tax sharing arrangements), (iii) amounts required to be applied to the permanent repayment of Indebtedness in connection with such Asset Sale, and (iv) appropriate amounts provided as a reserve by the Company or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, as applicable, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale.

      "Non-Recourse Indebtedness" means Indebtedness of a Restricted Subsidiary as to which none of the Company or any of its Restricted Subsidiaries, other than the Restricted Subsidiary that is the obligor of such Indebtedness, provides any credit support or is directly or indirectly liable for the payment of principal or interest thereof and a default with respect to which would not entitle any party to cause any other Indebtedness of the Company or any other Restricted Subsidiary to be accelerated.

      "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other obligations and liabilities of the Company or any of the Restricted Subsidiaries under the Indenture, the Notes or any of the Collateral Agreements.

      "Oneida Settlement Agreement" means the settlement agreement between FNYI and the Oneida Indian Nation of New York and the related note payable to FNYI.

      "Other Expenses" means cash disbursements to, or cash payments on behalf of, unconsolidated Affiliates of the Company to the extent such amounts do not reduce Consolidated EBITDA of the Company during the period made.

      "Permitted Investments" means (i) Investments in the Company or in any Guarantor; (ii) Investments in Cash Equivalents; (iii) Investments in a Person, if, as a result of such Investment, such Person (A) becomes a Guarantor, or (B) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Guarantor (iv) Hedging Obligations; (v) Investments as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption "-- Certain Covenants -- Limitation on Asset Sales";
(vi) Investments existing on the Issue Date; (vii) credit extensions to gaming customers in the ordinary course of business consistent with industry practice; and (viii) Investments paid for solely with Capital Stock (other than Disqualified Stock) of the Company.

      "Permitted Liens" means:

     (a) Liens arising by reason of any judgment, decree or order of any court for an amount and for a period not resulting in an Event of Default with respect thereto, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally adversely terminated or the period within which such proceedings may be initiated shall not have expired;

     (b) security for the performance of bids, tenders, trade, contracts (other than contracts for the payment of money) or leases, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, consistent with industry practice;

     (c) Liens (other than Liens arising under ERISA) for taxes, assessments or other governmental charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with gaap;

     (d) Liens of carriers, warehousemen, mechanics, landlords, material men, repairmen or other like Liens arising by operation of law in the ordinary course of business consistent with industry practices (other than Liens arising under ERISA) and Liens on deposits made to obtain the release of such Liens if (i) the underlying obligations are not overdue for a period of more than 30 days or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with gaap;

     (e) easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business, consistent with industry practices that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or a Subsidiary) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; provided, that such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

     (f) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

     (g) Liens securing Refinancing Indebtedness incurred in compliance with the Indenture to refinance Indebtedness secured by Liens, provided,
            (i) such Liens do not extend to any additional property or assets;
            (ii) if the Liens securing the Indebtedness being refinanced were subordinated to or pari passu with the Liens securing the Notes, the Subsidiary Guarantees or any intercompany loan, as applicable, such new Liens are subordinated to or pari passu with such Liens to the same extent, and any related subordination or intercreditor agreement is confirmed; and (iii) such Liens are no more adverse to the interests of holders of the Notes than the Liens replaced or extended thereby;

     (h) Liens that secure Acquired Debt, provided, that such Liens do not extend to or cover any property or assets other than those of the Person being acquired and were not put in place in anticipation of such acquisition;

     (i) Liens that secure Purchase Money Obligations or Capital Lease Obligations permitted to be incurred under the Indenture, provided that such Liens do not extend to or cover any property or assets other than those being acquired;

     (j)    Liens under the Collateral Documents;

     (k) Liens in favor of the Company or any Guarantor, which are assigned to the Trustee as Collateral for the Notes or a Subsidiary Guarantee, as applicable;

     (l) Liens of the Company or its Restricted Subsidiaries in existence on the Issue Date, and set forth in a schedule to the Indenture;

     (m) with respect to any vessel included in the Collateral, certain maritime liens, including liens for crew's wages and salvage;

     (n) Liens that secure Indebtedness incurred under clause (a) of the covenant "-- Certain Covenants -- Limitation on Incurrence of Indebtedness," which Liens shall not attach to any assets other than the assets financed thereby;

     (o) Liens on assets of the Company and its Subsidiaries securing Permitted Tunica Debt; provided, that (i) the Indebtedness under outstanding Notes are equally and ratably secured by such assets and
            (ii) the Lender thereunder and the Trustee enter into the Intercreditor Agreement; and

     (p) Liens securing Indebtedness of the Company under an Eligible Credit Facility; provided that the Lender thereunder and the Trustee enter into the Intercreditor Agreement.

      "Permitted Tunica Debt" means Indebtedness incurred solely to finance construction of a hotel at Fitzgeralds Tunica to be owned by the Company or any Guarantor in an aggregate principal amount not to exceed the lesser of (i) $30 million and (ii) 80% of the total actual out-of-pocket cost of such construction (including the cost of all permits, approvals, assessments, fees and other expenses); provided, that immediately after giving effect to the incurrence of such Indebtedness, on a pro forma basis as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the first paragraph of the covenant described under "-- Limitation on Incurrence of Indebtedness."

      "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

      "Preferred Stock" means the 800,000 shares of preferred stock, par value $0.01 per share, of Fitzgeralds Gaming Corporation, issued in December 1995.

      "Public Equity Offering" means a bona fide underwritten public offering of Qualified Capital Stock of the Company, pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act.

      "Purchase Money Obligations" means Indebtedness representing, or incurred to finance, the cost (i) of acquiring any assets and (ii) of construction or build-out of facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Company); provided, that (x) the principal amount of such Indebtedness does not exceed 80% of such cost, including construction charges,
(y) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired and (z) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition of such property or asset.

      "Qualified Capital Stock" means, with respect to any Person, Capital Stock of such Person other than Disqualified Capital Stock.

      "Related Business" means gaming operations and the development of games and marketing activities relating thereto conducted or proposed in good faith to be conducted by the Company or any Subsidiary and any and all materially related businesses conducted or proposed in good faith to be conducted by the Company or any Subsidiary in support of and ancillary to the foregoing.

      "Related Party" means (i) any spouse or immediate family member of the Existing Equity Holder, (ii) any trust set up for the benefit of the Existing Equity Holder or any of the Persons specified in clause (i), or (iii) in the case of the death of the Existing Equity Holder, his estate.

      "Restricted Investment" means an Investment other than a Permitted Investment.

      "Restricted Subsidiary" means a Subsidiary other than an Unrestricted Subsidiary.

      "Settlement Debt" means Indebtedness of FRI in an aggregate amount not to exceed $2 million issued in consideration for, and concurrently with, a dismissal with prejudice of all claims against FRI arising out of FRI's purchase and subsequent sale of Harolds Club.

      "Significant Casino" means any Casino that has a Casino Square Footage of at least 9,000 square feet.

      "Significant Restricted Subsidiary" means any Restricted Subsidiary (i) that, at any time, has (A) assets with a book or fair market value of $1,000,000 or more or (B) net income, for the last four full fiscal quarters for which internal financial statements are available immediately preceding such time, of $250,000 or more, or (ii) in which the Company and the Restricted Subsidiaries have made Investments aggregating $250,000 or more. Notwithstanding the foregoing, neither FAMI nor FNYI shall be a Significant Restricted Subsidiary so long as it is not a Wholly Owned Subsidiary.

      "Subsidiary" means any subsidiary of the Company.

      "subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity (including a limited liability company) of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

      "Subsidiary Guarantee" means the unconditional and irrevocable guarantees by the Guarantors of the obligations of the Company under the Notes as contained in the Indenture, as amended from time to time as permitted by the Indenture.

      "Tunica Road" means that certain road connecting Fitzgeralds Tunica to Highway 304 in Tunica, Mississippi.

      "Unrestricted Subsidiary" means NCI and any Subsidiary of the Company that, at or prior to the time of determination, shall have been designated by the Board of Directors of the Company as an Unrestricted Subsidiary; provided that such Subsidiary (i) is not a Subsidiary in existence on the Issue Date,
(ii) does not hold any Indebtedness or Capital Stock of, or any Lien on any assets of, the Company or any Restricted Subsidiary, and (iii) does not own or operate or possess any material asset license, franchise or right used in connection with the ownership or operation of any material portion of Fitzgeralds Las Vegas, Fitzgeralds Reno, Fitzgeralds Tunica or Fitzgeralds Black Hawk. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation. The Company shall be deemed to make an Investment in each Subsidiary designated as an Unrestricted Subsidiary immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation; provided, that if such Subsidiary is subsequently redesignated as a Restricted Subsidiary, the amount of such Investment shall be deemed to be reduced (but not below zero) by the fair market value of the net consolidated assets of such Subsidiary on the date of such redesignation. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions and is permitted by the covenant described above under the caption "-- Certain Covenants -- Limitation on Incurrence of Indebtedness."

      "Voting Stock" means, with respect to any Person, (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency) and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

      "Wholly Owned Subsidiary" means a Restricted Subsidiary all the outstanding Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

      Except as set forth in the next paragraph, the Exchange Notes to be sold as set forth herein in the United States will initially be issued in the form of two registered global Notes (the "Global Notes"), each of which will be deposited on the date of the acceptance for exchange of the Old Notes and the issuance of the New Notes (the "Closing Date") with, or on behalf of, the Depository and registered in the name of Cede & Co. (the Depository's nominee). The following are summaries of certain rules and operating procedures of the Depository which affect the Global Notes.

      The Notes that are issued as described under "-- Certificated Securities," will be issued in registered form (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities will, unless the applicable Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

      The Depository has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depository's Participants or the Depository's Indirect Participants.

      The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants with an interest in the Global Notes; and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

      So long as the Depository or its nominee is the registered owner of any Global Notes, the Depository or its nominee, as the case may be, will be considered the sole owner of such Notes outstanding under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or Holders thereof under the Indenture for any purpose. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under such Global Note or the Indenture.

      Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

      Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of such holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

CERTIFICATED SECURITIES

      If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Holder of its Global Note, Notes in such form will be issued to each person that such Global Holder and the Depository identifies as the beneficial owner of the related Notes. In addition, subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Notes will be issued in fully registered form.

      Neither the Company nor the Trustee shall be liable for any delay by the related Global Holder or the Depository in identifying the beneficial owners of the related securities, and each such person may conclusively rely on, and shall be protected in relying on, instructions from such Global Holder or the Depository for all purposes.

                    CERTAIN UNITED STATES FEDERAL INCOME TAX
                        CONSEQUENCES TO NON-U.S. HOLDERS

      The following is a summary of certain United States federal income tax consequences applicable to the exchange of the Old Notes for New Notes pursuant to the Exchange Offer, and to the ownership and disposition of the New Notes by an initial purchaser of Old Notes that, for United States federal income tax purposes, is not a "United States person" as defined below (a "Non-U.S. Holder"). This summary is based upon existing United States federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal income taxation which may be important to particular Non-U.S. Holders in light of their individual investment circumstances, such as Old Notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to persons that hold the Old Notes as part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar), all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors hold their Old Notes as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Code"). Holders of Old Notes are urged to consult their tax advisors regarding the United States federal, state, local, and foreign income and other tax considerations applicable to the exchange of the Old Notes for News Notes pursuant to the Exchange Offer, and to the ownership and disposition of the Notes.

     For purposes of this summary, a "United States person" is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partner-ship, or other entity created or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate that is subject to United States federal income taxation without regard to the source of its income, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

EXCHANGE

     The exchange of the old Notes for the New Notes pursuant to the Exchange Offer should not be treated as a taxable transaction for federal income tax purposes because the New Notes do not differ materially in kind or extent from the Old Notes. Accordingly, no gain or loss should be recognized by a holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer, and each New Note should be viewed as a continuation of the corresponding Old Note. For purposes of determining gain or loss upon a subsequent sale of exchange of the New Notes, a holder's initial basis in the New Notes will be the same as such holder's adjusted basis in the Old Notes exchanged therefor, and the holding period of a holder in the New Note should include the period during which such holder held such corresponding Old Note.

PAYMENTS OF INTEREST

     Interest paid by the Company to Non-U.S. Holders will not be subject to United States federal income or withholding tax provided that (i) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such holder is not a controlled foreign corporation that is related to the Company through stock ownership, a foreign tax-exempt organization or foreign private foundation for United States federal income tax purposes, and (iii) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading "Owner Statement Requirement." Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States Federal income tax on interest that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

GAIN IN DISPOSITION

     A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of New Notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States Federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the 30% United States branch profits tax described above.

FEDERAL ESTATE TAXES

     If interest on the New Notes is exempt from withholding of United States federal income tax under the rules described above, the New Notes will not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes.

OWNER STATEMENT REQUIREMENT

     Sections 871(h) and 881(c) of the Code require that either the beneficial owner of New Notes or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds New Notes on behalf of such owner file a statement with the Company or its agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States federal income tax. Under current Treasury regulations, this requirement will be satisfied if the Company or its agent receives (i) a statement (an "Owner's Statement") from the beneficial owner of New Notes in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address or (ii) a statement from the Financial Institution holding the New Notes on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement together with a copy of the Owner's Statement. The beneficial owner must inform the Company or its agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      Current United States federal income tax law provides that in the case of payments of interest to Non-U.S. Holders, the 31% backup withholding tax will not apply to payments made outside the United States by the Company or a paying agent on a New Note if an Owner's Statement is received or an exemption has otherwise been established; provided in each case that the Company or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

      Under current Treasury Regulations, payments of the proceeds of the sale of Notes to or through a foreign office of a "broker" will not be subject to backup withholding but will be subject to information reporting if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the holder is not a United States person and certain conditions are met or the holder otherwise establishes an exemption. Payment of the proceeds of a sale to or through the United States office of a broker is subject to backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

      Under Treasury Regulations issued on October 6, 1997, and a recent Internal Revenue Service Notice announcing amendments to such Treasury regulations, backup withholding may apply to any payment made after December 31, 1999, which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will e subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption. Also, in the case of payments to foreign partnerships (other than payments to foreign partnerships that qualify as "withholding foreign partnership" within the meaning of such Treasury Regulations and payments to foreign partnerships that are effectively connected with the conduct of a trade or business in the United States), the partners of such partnership will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements.

      Non-U.S. Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company consists of 30 million shares, $.01 par value per share.

COMMON STOCK

      The terms of any Common Stock, or any series thereof, may be determined by the Board of Directors. Holders of currently outstanding Common Stock have one vote per share of record on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of such Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. Such Common Stock is not subject to redemption or any further calls or assessments. Such Common Stock has noncumulative voting rights in the election of directors. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

      The terms of any preferred stock, or any series thereof, may be determined from time to time by the Board of Directors. Shares of preferred stock may be issued from time to time by authorization of the Board of Directors without submitting a proposal regarding the issuance of such shares to a vote of holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the rights of holders of Common Stock and under certain circumstances make it more difficult for a third party to gain control of the Company.

      In connection with the 1995 offering, the Company issued 800,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The Preferred Stock was issued with a liquidation preference of $20 million ($25 per share), plus accrued and unpaid dividends (the "Liquidation Preference"). Cash dividends on the Preferred Stock are payable quarterly out of funds legally available therefor (when and if declared by the Board) in an amount equal to 15% of the Liquidation Preference. Dividends if not paid (whether or not declared) are cumulative from December 19, 1995, the date of initial issuance, and will be compounded quarterly. The Company has not paid any dividends to date and has no current intention to pay any dividends on the Preferred Stock.

      The Preferred Stock may be redeemed by the Company at any time at a redemption price equal to 100% of the Liquidation Preference on the date of redemption and is also subject to redemption as may be required by applicable gaming laws and regulations. The Company will be obligated to redeem all of the Preferred Stock on December 31, 2005 at a redemption price equal to 100% of the Liquidation Preference on the date of redemption.

      In the event that the Company consummates a firm commitment underwritten public offering of the Common Stock for which the Company receives net proceeds of at least $25 million and after which the Common Stock is traded on a national securities exchange or quoted on the NASDAQ National Market (a "Qualified Public Offering"), it will be required to offer to repurchase 35% of the Preferred Stock then outstanding out of the proceeds of the Qualified Public Offering at a repurchase price equal to 100% of the Liquidation Preference on the date of repurchase. If a change of control (as defined in the Certificate of Designation with respect to the Preferred Stock) occurs, each holder of Preferred Stock will have the right to require the Company to repurchase all of such holder's Preferred Stock at a redemption price equal to 100% of the Liquidation Preference on the date of redemption. Holders of shares of the Preferred Stock will have no voting rights except as provided by law and as to certain limited additional matters.

      The Company has no current plans to issue any additional shares of preferred stock.

WARRANTS

      In connection with the 1995 offering and the issuance of the Preferred Stock, the Company issued warrants (the "Warrants"), originally entitling the holders thereof to purchase in the aggregate 2,675,237 shares of Common Stock, representing an aggregate of 40% of the outstanding Common Stock, on a fully diluted basis. However, in connection with the issuance of the Notes, the Company redeemed 703,402 Warrants. The remaining 1,971,835 Warrants are freely transferable and exercisable, are subject to anti-dilution provisions and expire on December 19, 1998. In addition, the Warrants are subject to redemption as may be required by applicable gaming laws and regulations.

AVAILABILITY OF SHARES OF CAPITAL STOCK FOR FUTURE ISSUANCE

      The availability of shares of Common Stock and preferred stock for issuance without further action by stockholders could be viewed as enabling the Board of Directors to make more difficult a change in control of the Company, including by issuing warrants or rights to acquire shares of Common Stock or preferred stock to discourage or defeat unsolicited stock accumulation programs and acquisition proposals and by issuing shares to dilute or deter stock ownership of persons seeking to obtain control of the Company. The Company has no present plans to issue any additional shares of Common Stock or preferred stock, other than as contemplated under the Company's employee benefit plans.

CHARTER AND BYLAW PROVISIONS

      The Company's Articles of Incorporation provide that no officer or director will be personally liable to the Company or any stockholder for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Chapter 78 of the Nevada Revised Statutes (the "Corporation Law"). If the Corporation Law is amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all directors and officers automatically will be eliminated or limited to the full extent then so permitted. These provisions in the Articles of Incorporation or By-laws do not eliminate the fiduciary duties of the directors and officers and, in appropriate circumstances, equitable remedies such as injunctive relief or other forms of non-monetary relief will remain available under Nevada law. In addition, these provisions do not affect responsibilities imposed under any other law, such as the federal securities laws or state or federal environmental laws.

      In addition, the Company's By-laws provide that the Company will indemnify its directors and officers to the fullest extent permitted under the Corporation Law. The Company believes that indemnification under its By-laws covers at least negligence and gross negligence by indemnified parties and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company intends to seek liability insurance for its officers and directors.

      The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' liability insurance if available on terms deemed reasonable by the Board of Directors. These indemnification agreements are separate and independent of the indemnification rights under the By-laws and will be irrevocable.

      The Company believes that these Articles of Incorporation and By-law provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification pursuant to the foregoing provisions against liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      The Company requires that in order for stockholders to take action by written consent in lieu of a meeting, the holders of all of the outstanding shares must participate in such consent. The foregoing provision could have the effect of delaying or making it more difficult to effect a change in control of management of the Company, even though such a change may be beneficial to the Company and its stockholders.

NEVADA STATUTORY RESTRICTIONS ON BUSINESS COMBINATIONS/CORPORATE CONTROL

      The Nevada Combinations With Interested Stockholders Statutes (the "Business Combinations Act") and the Nevada Acquisition of Controlling Interest Statutes (the "Control Shares Act") may have the effect of delaying or making it more difficult to effect a change in control of the Company.

      The Business Combinations Act prohibits an "interested stockholder" and a Nevada corporation with 200 or more stockholders (hereinafter, "corporation") from entering into a "combination," unless certain conditions are met. A "combination" means any merger or consolidation of a corporation or any of its subsidiaries with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with an "interested stockholder" having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of a corporation or (iii) representing 10% or more of the earning power or net income of a corporation. An "interested stockholder" means (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation, or (b) an affiliate or associate of the corporation, that, at any time within the three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation. A corporation may not engage in a "combination" with any "interested stockholder" within three years after the interested stockholder first became an interested stockholder unless the combination or purchase of shares first making such person an interested stockholder is approved by the board of directors before the interested stockholder first became an interested stockholder. If this approval is not obtained, then after the expiration of the three-year period, the business combination may only be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or after certain minimum statutory consideration requirements have been met with respect to the acquisition of all the capital stock of the corporation held by the disinterested stockholders immediately before the date the interested stockholder acquired such shares.

      The Control Shares Act prohibits an acquirer, under certain circumstances, from voting newly acquired shares of a Nevada corporation with 200 or more stockholders, 100 of whom are stockholders of record and Nevada residents (hereinafter, "target corporation") when such acquisition causes the number of shares held by the acquirer to exceed certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation's disinterested stockholders. The Control Shares Act specifies three ownership thresholds: (i) one-fifth or more but less than one-third, (ii) one-third but less than a majority and (iii) a majority or more, of the outstanding voting power of the corporation. Once an acquirer crosses one of these thresholds, those shares in an offer or acquisition and acquired within 90 days immediately preceding the date when the acquiring person became an acquiring person, become "control shares" and are deprived of the right to vote until disinterested stockholders restore that right. The Control Shares Act also provides that in the event "control shares" are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the "control shares" are entitled to payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

                              PLAN OF DISTRIBUTION

      Any broker-dealer who holds an Old Note that has not (i) been exchanged in the Exchange Offer for a New Note and become entitled to be resold to the public without complying with the prospectus delivery requirements of the Securities Act, (ii) been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, (iii) been distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the provisions described herein (including delivery of a copy of this Prospectus), or (iv) become salable pursuant to Rule 144(k) under the Securities Act (a "Transfer Restricted Security") that was acquired for its own account as a result of market-mailing activities or other trading activities (other than Old Notes acquired directly from the Company) may exchange such Old Note pursuant to the Exchange Offer; however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by such broker-dealer in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of a copy of this Prospectus. The Company has agreed that for a period of 120 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after commencement of the Exchange Offer, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

      The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

      For a period of 120 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay the expenses incident to the Exchange Offer and will indemnify the Holders of the Old Notes against certain liabilities, including liabilities under the Securities Act, in connection with the Exchange Offer.

                                  LEGAL MATTERS

      Certain legal matters in connection with the legality of the Notes offered hereby will be passed on for the Company by Hughes Hubbard & Reed LLP, Los Angeles, California.

                                     EXPERTS

      The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 and the related financial statement schedule included in this Prospectus and elsewhere in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The statements of operations and cash flows of 101 Main Street Limited Liability Company for each of the three years in the period ended December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
   FITZGERALDS GAMING CORPORATION CONSOLIDATED FINANCIAL STATEMENTS:

      Independent Auditors' Report                                                                            F - 2

      Balance Sheets as of December 31, 1996 and 1997                                                         F - 3

      Statements of Operations for the Years Ended December 31, 1995, 1996 and 1997                           F - 5

      Statements of Stockholders' Equity (Deficiency) for the Years Ended
         December 31, 1995, 1996 and 1997                                                                     F - 6

      Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997                           F - 7

      Notes to Consolidated Financial Statements                                                              F - 9


101 MAIN STREET LIMITED LIABILITY COMPANY

      Report of Independent Auditors                                                                         F - 37

      Audited Financial Statements:

      Statements of Operations for the Years Ended
        December 31, 1994, 1995 and 1996 and the Three Quarters Ended
        September 29, 1996 (unaudited) and September 28, 1997 (unaudited)                                    F - 38

      Statements of Cash Flows for the Years Ended
        December 31, 1994, 1995 and 1996 and the Three Quarters Ended
        September 29, 1996 (unaudited) and September 28, 1997 (unaudited)                                    F - 39

      Notes to Financial Statements                                                                          F - 40

FITZGERALDS GAMING CORPORATION PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

      Pro Forma Consolidated Statement of Operations                                                         F - 46

      Notes to Pro Forma Consolidated Statement of Operations                                                F - 48



INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Fitzgeralds Gaming Corporation:

We have audited the accompanying consolidated balance sheets of Fitzgeralds Gaming Corporation and subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
February 27, 1998

                         FITZGERALDS GAMING CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS



                                                                          DECEMBER 31,
                                                                  ============--============
                                                                       1996         1997
                                                                  ------------  ------------
CURRENT ASSETS:
  Cash and cash equivalents                                       $ 13,349,497  $ 14,809,617
  Accounts receivable, net of allowance for doubtful accounts of
    $253,942 and $411,881                                            2,056,841     2,060,045
  Accounts and notes receivable - related parties                    2,209,188       136,173
  Inventories                                                        1,545,661     1,313,611
  Prepaid expenses:
    Gaming taxes                                                     1,374,319     1,163,342
    Other                                                            1,694,320     1,734,186
                                                                  ------------  ------------

      Total current assets                                          22,229,826    21,216,974
                                                                  ------------  ------------

PROPERTY AND EQUIPMENT, net                                        151,883,083   163,704,715
                                                                  ------------  ------------

OTHER ASSETS:

  Estimated realizable value of Nevada Club assets held for sale            --     3,979,228
  Restricted cash - construction                                     2,254,323       393,987
  Restricted investment                                              1,000,000     1,000,000
  Investments                                                        5,014,175     1,347,813
  Debt offering costs                                                7,013,894     8,724,936
  Goodwill, net                                                             --    14,046,231
  Other assets                                                       1,783,273     1,206,356
                                                                  ------------  ------------

      Total other assets                                            17,065,665    30,698,551
                                                                  ------------  ------------

 MINORITY INTEREST                                                          --        75,199
                                                                  ------------  ------------


 TOTAL                                                            $191,178,574  $215,695,439
                                                                  ============  ============

                         FITZGERALDS GAMING CORPORATION

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY



                                                                           DECEMBER 31,
                                                                    -----------------------------
                                                                         1996           1997
                                                                    -------------   -------------
CURRENT LIABILITIES:

  Current portion of long-term debt                                 $  25,637,728   $   7,285,897
  Current portion of notes payable - related parties                    2,111,892         304,637
  Accounts payable                                                     11,518,602       7,236,856
  Accrued and other:
    Payroll and related                                                 3,290,264       4,061,565
    Progressive jackpots                                                  733,800         979,449
    Outstanding chips and tokens                                          843,162         768,633
    Interest                                                              459,326         175,432
    Offering costs                                                      1,048,611         660,775
    Other                                                               3,619,451       6,262,740
                                                                    -------------   -------------

       Total current liabilities                                       49,262,836      27,735,984


LONG-TERM DEBT, net of current portion                                127,856,487     206,191,485
NOTES PAYABLE - RELATED PARTIES, net of current portion                    25,903              --
                                                                    -------------   -------------
        Total liabilities                                             177,145,226     233,927,469
                                                                    -------------   -------------
MINORITY INTEREST                                                         587,837              --
                                                                    -------------   -------------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 12)

CUMULATIVE REDEEMABLE PREFERRED STOCK,
  $.01 par value; $25 stated value; 800,000 shares authorized, issued and outstanding; liquidation preference $20,000,000 stated value plus accrued dividends of $3,288,873 and $6,983,663 recorded at liquidation preference value, net of unamortized offering costs and discount of $7,800,091 and
  $7,352,266, respectively                                             15,488,782      19,631,397
                                                                    -------------   -------------
STOCKHOLDERS' DEFICIENCY:
  Common stock, $.01 par value; 29,200,000 shares authorized;
    4,012,846 shares issued and outstanding                                40,128          40,128
  Additional paid-in capital                                           23,785,603      23,649,582
  Accumulated deficit                                                 (25,869,002)    (61,553,137)
                                                                    -------------   -------------
    Total stockholders' deficiency                                     (2,043,271)    (37,863,427)
                                                                    -------------   -------------
TOTAL                                                               $ 191,178,574   $ 215,695,439
                                                                    =============   =============



See notes to consolidated financial statements.

                         FITZGERALDS GAMING CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                           YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------
                                                      1995            1996            1997
                                                 -------------   -------------   -------------
OPERATING REVENUES:
  Casino                                         $ 115,048,414   $ 111,284,884   $ 141,215,071
  Food and beverage                                 18,276,813      18,551,978      22,499,113
  Rooms                                             13,116,906      15,875,829      21,318,538
  Other                                              6,869,141       7,405,998       9,965,508
                                                 -------------   -------------   -------------
      Total                                        153,311,274     153,118,689     194,998,230
  Less promotional allowances                       11,914,178      12,588,342      15,296,497
                                                 -------------   -------------   -------------
      Net                                          141,397,096     140,530,347     179,701,733
                                                 -------------   -------------   -------------
OPERATING COSTS AND EXPENSES:
  Casino                                            57,158,020      58,323,360      69,674,986
  Food and beverage                                 12,496,888      13,330,471      17,214,885
  Rooms                                              7,120,826       9,644,494      12,512,496
  Other operating                                    1,821,157       1,543,516       1,681,063
  Selling, general and administrative               41,021,687      44,920,756      48,933,178
  Depreciation and amortization                      8,010,498       8,896,951      12,053,777
  Write down of assets and lease settlement                 --              --       4,009,832
                                                 -------------   -------------   -------------
      Total                                        127,629,076     136,659,548     166,080,217
                                                 -------------   -------------   -------------
INCOME FROM OPERATIONS                              13,768,020       3,870,799      13,621,516

OTHER INCOME (EXPENSE):
  Interest income                                      292,567       1,822,964         383,469
  Interest income - stockholders                        28,218         237,524          78,708
  Interest expense                                 (14,711,618)    (20,208,230)    (25,368,844)
  Interest expense - stockholders                     (315,234)        (38,899)       (126,259)
  Other income (expense)                              (490,896)       (662,251)       (882,182)
                                                 -------------   -------------   -------------

LOSS BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM                                (1,428,943)    (14,978,093)    (12,293,592)
INCOME TAX (PROVISION) BENEFIT                      (2,825,746)      1,484,167              --
                                                 -------------   -------------   -------------
LOSS BEFORE EXTRAORDINARY ITEM                      (4,254,689)    (13,493,926)    (12,293,592)
EXTRAORDINARY ITEM -
  LOSS ON EARLY RETIREMENT OF DEBT                          --              --     (19,247,928)
                                                 -------------   -------------   -------------
NET LOSS                                            (4,254,689)    (13,493,926)    (31,541,520)
PREFERRED STOCK DIVIDENDS                              (98,497)     (3,536,152)     (4,142,615)
                                                 -------------   -------------   -------------

NET LOSS APPLICABLE TO
  COMMON STOCK                                   $  (4,353,186)  $ (17,030,078)  $ (35,684,135)
                                                 =============   =============   =============

NET LOSS PER COMMON SHARE:
  Before extraordinary item                      $       (1.09)  $       (4.26)  $       (4.09)
  Extraordinary item                                        --              --           (4.80)
                                                 -------------   -------------   -------------
NET LOSS PER COMMON SHARE - BASIC                $       (1.09)  $       (4.26)  $       (8.89)
                                                 =============   =============   =============

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                                 3,989,655       3,998,877       4,012,846
                                                 =============   =============   =============



See notes to consolidated financial statements

                         FITZGERALDS GAMING CORPORATION
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997



                                                                             RETAINED         TOTAL
                                       COMMON STOCK          ADDITIONAL      EARNINGS      STOCKHOLDERS'
                                   -----------------------     PAID-IN     (ACCUMULATED      EQUITY
                                    SHARES       AMOUNT        CAPITAL       DEFICIT)      (DEFICIENCY)
                                   ---------  ------------  ------------   ------------   ------------
BALANCE, JANUARY 1, 1995           3,932,827  $     39,328  $ 16,457,630   $ (5,409,939)  $ 11,087,019
  Net loss                                --            --            --     (4,254,689)    (4,254,689)
  Common stock dividends                  --            --            --     (1,018,292)    (1,018,292)
  Preferred stock dividends               --            --            --        (98,497)       (98,497)
  Issuance of stock                   23,989           240          (240)            --             --
  Issuance of warrants, net
    of offering costs                     --            --    10,463,717             --     10,463,717
  Issuance of stock options               --            --       215,042             --        215,042
  Purchase and retirement
    of treasury stock                     --            --      (333,333)            --       (333,333)
  Contributions from
    stockholders/partners                 --            --    (2,347,641)     2,347,641             --
                                   ---------  ------------  ------------   ------------   ------------
BALANCE, DECEMBER 31, 1995         3,956,816        39,568    24,455,175     (8,433,776)    16,060,967
  Net loss                                --            --            --    (13,493,926)   (13,493,926)
  Common stock dividends                  --            --            --       (405,148)      (405,148)
  Preferred stock dividends               --            --            --     (3,536,152)    (3,536,152)
  Issuance of stock                   56,030           560           790             --          1,350
  Issuance of stock options               --            --        63,666             --         63,666
  Adjustment to purchase
    price of treasury stock               --            --      (734,028)            --       (734,028)
                                   ---------  ------------  ------------   ------------   ------------
BALANCE  DECEMBER 31, 1996         4,012,846        40,128    23,785,603    (25,869,002)    (2,043,271)
  Net loss                                --            --            --    (31,541,520)   (31,541,520)
  Preferred stock dividends               --            --            --     (4,142,615)    (4,142,615)
  Adjustment to purchase price
    of treasury stock                     --            --      (136,021)            --       (136,021)
                                   ---------  ------------  ------------   ------------   ------------
BALANCE, DECEMBER 31, 1997         4,012,846  $     40,128  $ 23,649,582   $(61,553,137)  $(37,863,427)
                                   =========  ============  ============   ============   ============




See notes to consolidated financial statements.

                         FITZGERALDS GAMING CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                   YEARS ENDED DECEMBER 31,
                                                          -------------------------------------------
                                                              1995           1996           1997
                                                          ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                $ (4,254,689)  $(13,493,926)  $(31,541,520)
  Adjustments to reconcile net loss to net
    cash provided by operating activities, net
    of effects of acquisition:
    Depreciation and amortization                            8,010,498      8,896,951     12,053,777
    Amortization of note discount
      and offering costs                                     1,824,577      1,998,619      3,062,020
    Write down of assets and lease settlement                       --             --      3,982,000
    Recovery of bad debt from related party                         --             --       (510,439)
    Loss on early retirement of debt                                --             --     17,537,928
    Deferred income taxes                                    2,825,796     (1,484,167)            --
    Other                                                      822,421        995,058        634,993
    (Increase) decrease in accounts receivable, net         (1,059,536)       369,954         92,655
    (Increase) decrease in accounts
      receivable - related parties                             218,362       (221,174)       (74,173)
    (Increase) decrease in inventories                        (171,798)      (177,431)       345,880
    (Increase) decrease in prepaid expenses                    219,080       (376,545)       283,887
    (Increase) decrease in other assets                        (37,897)      (464,318)       204,922
    Increase (decrease) in accounts payable                  1,161,211      5,579,952     (4,369,705)
    Increase (decrease) in accrued and other liabilities    (1,090,030)      (864,374)      (414,968)
                                                          ------------   ------------   ------------

      Net cash provided by operating activities              8,467,995        758,599      1,287,257
                                                          ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets                               9,708,331        372,529        129,948
  Repayments from related parties                              219,466         86,664      2,518,805
  Purchase of treasury stock                                  (333,333)            --             --
  Acquisition of property and equipment                     (9,830,127)   (53,263,739)    (3,642,878)
  (Increase) decrease in restricted cash -
    construction                                           (49,100,000)    46,845,677      1,860,336
  Increase in advances receivable                             (541,650)            --             --
  Purchase of business, net of cash acquired                        --             --    (25,747,169)
  Other                                                       (526,678)      (408,999)       224,406
                                                          ------------   ------------   ------------

      Net cash used in investing activities                (50,403,991)    (6,367,868)   (24,656,552)
                                                          ------------   ------------   ------------



                                                                    (Continued)

                         FITZGERALDS GAMING CORPORATION

                                                      YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------
                                                 1995           1996           1997
                                            -------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from 1997 Offering                          --              --     202,634,300
  Proceeds from 1995 Offering                 135,014,840              --              --
  Payment of debt offering costs               (9,983,915)       (275,625)    (11,308,428)
  Proceeds from issuance of stock                      --           1,350              --
  Advances from related parties                   868,195              --              --
  Proceeds from issuance of debt                7,200,963       9,643,064      38,221,811
  Repayment of long-term debt                 (78,954,240)    (10,222,261)   (202,573,620)
  Common stock dividends
    and dividends to minority stockholders     (1,018,292)       (405,148)       (337,393)
  Repayments to related parties                (3,113,317)             --      (1,807,255)
  (Increase) decrease in restricted cash         (120,415)        471,569              --
  Other                                                --         (98,007)             --
                                            -------------   -------------   -------------
      Net cash provided by (used in)
         financing activities                  49,893,819        (885,058)     24,829,415
                                            -------------   -------------   -------------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                          7,957,823      (6,494,327)      1,460,120


CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                            11,886,001      19,843,824      13,349,497
                                            -------------   -------------   -------------

CASH AND CASH EQUIVALENTS,
  END OF YEAR                               $  19,843,824   $  13,349,497   $  14,809,617
                                            =============   =============   =============



See notes to consolidated financial statements.

                         FITZGERALDS GAMING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    ORGANIZATION

      Fitzgeralds Gaming Corporation (the "Company") is a diversified multi-jurisdictional gaming holding company that owns and operates four Fitzgeralds-brand casino-hotels, in downtown Las Vegas, Nevada ("Fitzgeralds Las Vegas"), Reno, Nevada ("Fitzgeralds Reno"), Tunica, Mississippi ("Fitzgeralds Tunica"), and Black Hawk, Colorado ("Fitzgeralds Black Hawk"). In addition, the Company has an exclusive agreement to manage the Cliff Castle casino, an Indian-owned gaming facility in Camp Verde, Arizona ("Cliff Castle"), through May 2000. Because of the integrated nature of these operations, the Company is considered to be engaged in one industry segment.

      The Company currently conducts substantially all of its business through wholly-owned subsidiaries: Fitzgeralds Reno, Inc. ("FRI"); Fitzgeralds South, Inc. ("FSI"); and Fitzgeralds Incorporated ("FI"). FRI directly owns and operates Fitzgeralds Reno and until its sale in May 1995, Harolds Club in Reno, Nevada; FSI owns and operates Fitzgeralds Las Vegas and Fitzgeralds Tunica through wholly owned subsidiaries; and FI owns and operates Fitzgeralds Black Hawk through wholly owned subsidiaries. FI also manages Cliff Castle through its 85%-owned subsidiary, Fitzgeralds Arizona Management, Inc. ("FAMI"). In addition, through its 85%-owned subsidiary, Fitzgeralds New York, Inc. ("FNYI"), FI is receiving a fee in consideration of work performed prior and subsequent to the opening of the Turning Stone casino in Verona, New York, owned by the Oneida Indian Nation.

      Nevada Club, Inc. ("NCI"), a wholly owned subsidiary of the Company, owned and operated the Nevada Club in Reno, Nevada. The Nevada Club has been closed pending completion of its sale.

      Separate net operating revenues and net income (loss) of the consolidated entities, net of intercompany eliminations, for the years ended December 31, 1995, 1996 and 1997 are as follows:




                                                        1995             1996            1997
                                                    ------------     ------------     ------------
               Net Operating Revenues:

                 FGC                                $         --     $         --     $         --
                 FSI:
                   Fitzgeralds Las Vegas              42,652,710       43,482,777       46,540,155
                   Fitzgeralds Tunica                 46,465,895       48,747,813       68,734,152
                 FRI:
                   Harolds Club                        1,520,244               --               --
                   Fitzgeralds Reno                   40,212,715       37,076,390       39,803,326
                 NCI                                   7,036,701        6,432,276        6,237,697
                 FI:
                   Fitzgeralds Black Hawk                     --               --       12,691,475
                   Other                               3,508,831        4,791,091        5,694,928
                                                    ------------     ------------     ------------
               Consolidated net operating revenues  $141,397,096     $140,530,347     $179,701,733
                                                    ============     ============     ============

                                               1995              1996            1997
                                           ------------      ------------      ------------
            Net Income (Loss):
              FGC                          $    (39,570)     $   (410,264)     $(18,423,409)
              FSI:
                Fitzgeralds Las Vegas        (1,721,655)       (8,219,859)       (8,980,159)
                Fitzgeralds Tunica           (1,379,339)       (9,462,003)       (4,692,512)
              FRI:
                Harolds Club                 (1,896,510)               --        (1,852,832)
                Fitzgeralds Reno               (428,503)        2,604,333         3,377,213
              NCI                              (328,470)         (842,312)       (2,074,365)
              FI:
                Fitzgeralds Black Hawk               --                --        (1,926,503)
                Other                         1,539,358         2,836,179         3,031,047
                                           ------------      ------------      ------------
            Consolidated net loss          $ (4,254,689)     $(13,493,926)     $(31,541,520)
                                           ============      ============      ============


2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accounting policies of the Company conform to generally accepted accounting principles. The following is a summary of the more significant of such policies:

        CONSOLIDATION - The consolidated financial statements of the Company include the accounts of its wholly owned and majority owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

        MINORITY INTEREST - Minority interest represents the minority stockholders' share of equity in FAMI and FNYI.

        CASH AND CASH EQUIVALENTS - Cash includes cash required for gaming operations. The Company considers cash equivalents to include short-term investments with original maturities of ninety days or less. At December 31, 1996 and 1997, the Company had bank deposits in excess of federally insured limits of approximately $3,740,000 and $7,764,000, respectively.

        INVENTORIES - consisting principally of food and beverages and operating supplies, are stated at the lower of first-in, first-out cost or market.

        The estimated cost of normal operating quantities (base stock) of china, silverware, glassware, linen, uniforms and utensils has been recorded as an asset and is not being depreciated. Costs of base stock replacements are expensed as incurred. Other assets in the accompanying consolidated balance sheets includes $868,168 and $699,989 of base stock inventories at December 31, 1996 and 1997.

        PROPERTY AND EQUIPMENT - are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated lives of the assets. Costs of major improvements are capitalized; costs of normal repairs and maintenance are charged to expenses as incurred. Gains or losses on disposals are recognized.

        CAPITALIZED INTEREST - Interest costs totaling $7,340 and $1,814,195 were capitalized into property and equipment for the years ended December 31, 1995 and 1996, respectively. No interest was capitalized during the year ended December 31, 1997.

        RESTRICTED CASH - CONSTRUCTION - represents cash and cash equivalents to fund expansion projects at Fitzgeralds Las Vegas and Fitzgeralds Tunica held in collateral accounts pursuant to certain disbursement agreements.

        RESTRICTED INVESTMENT - represents U.S. Treasury Notes of $1,000,000 held in an escrow account for the benefit of certain land lessors related to Fitzgeralds Las Vegas.

        INVESTMENTS - The Company's investments in limited liability corporations organized to construct certain improvements in downtown Las Vegas and to operate Fitzgeralds Black Hawk prior to the Company's purchase of 100% ownership in that casino are accounted for using the equity method.

        DEBT OFFERING COSTS - Costs associated with the issuance of debt are deferred and amortized over the life of the related indebtedness using the effective interest method. Debt offering costs at December 31, 1996 and 1997 are presented net of accumulated amortization of $636,190 and $2,160, respectively. Unamortized debt offering costs of $8,148,910 related to debt retired from the proceeds of the 1997 Offering were expensed in December 1997.

        GOODWILL - represents the cost in excess of fair value of the net assets acquired in purchase transactions. Goodwill is being amortized on a straight-line method over 40 years and is recorded net of accumulated amortization of $132,930 at December 31, 1997.

        CASINO REVENUE - is the net win from gaming activities, which is the difference between gaming wins and losses.

        PROMOTIONAL ALLOWANCES - Operating revenues include the retail value of rooms, food and beverage provided to customers without charge; corresponding charges have been deducted from revenue in the accompanying consolidated statements of operations as promotional allowances in the determination of net operating revenues. The estimated costs of providing the complimentary services are charged to the casino department and are as follows:


                                      1995           1996            1997
                                  -----------     -----------     -----------
            Hotel                 $ 1,109,155     $ 1,635,213     $ 2,104,907
            Food and beverage       8,828,648       9,543,492      10,684,329
            Other                      91,037         102,951         223,949
                                  -----------     -----------     -----------

            Total                 $10,028,840     $11,281,656     $13,013,185
                                  ===========     ===========     ===========

        INDIRECT EXPENSES - Certain indirect expenses of operating departments such as depreciation and amortization are shown separately in the accompanying consolidated statements of operations and are not allocated to departmental operating costs and expenses.

        FEDERAL INCOME TAXES - The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carry forwards.

        FINANCIAL REPORTING PERIOD - The Company has adopted a "4-4-5" (weeks) financial reporting period which maintains a December 31 year-end. This method of reporting results in 13 weeks in each quarterly accounting period. The first and fourth accounting periods will have a fluctuating number of days resulting from the maintenance of a December 31 year-end, whereas the second and third periods will have the same number of days each year.

        FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company believes, based on current information, that the carrying value of the Company's cash and cash equivalents, restricted cash, accounts, notes and advances receivable, and accounts payable approximates fair value because of the short maturity of those instruments. The Company estimates the fair value of its senior secured notes payable approximates book value as of December 31, 1997 because the 1997 Offering (see Note 8) was completed on December 30, 1997. The Company estimates the fair value of its senior secured notes payable issued in 1995 approximated $86.1 million as of December 31, 1996 based on analyst's reports, quotes and recent trades of the securities. The Company estimates the fair value of its preferred stock to approximate book value as no sales or exchanges have occurred and no market quotes for such securities exist. The Company estimates the fair value of all other long-term debt and notes payable - related parties approximates their carrying value because interest rates on the debt approximate market rates.

        IMPAIRMENT OF LONG-LIVED ASSETS - In 1996 the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        STOCK BASED COMPENSATION - In 1996 the Company adopted SFAS No. 123, Accounting for Awards of Stock-Based Compensation. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions where equity securities are issued for goods and services. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Management's current intention is to continue to follow APB Opinion No. 25, and to adopt only the disclosure requirement of SFAS No. 123.

        EARNINGS PER SHARE - The Company adopted SFAS No. 128, Earnings per Share, in 1997. This statement simplifies the standards for computing earnings per share (EPS) and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. The adoption of SFAS No. 128 had no effect on the Company's 1995 and 1996 loss per share calculations.

        During the years ended December 31, 1995, 1996, and 1997, there were no outstanding convertible securities that would result in dilutive potential common shares and, as such, diluted earnings per share are not applicable. Options to purchase 526,561 shares of common stock at prices ranging from $1.00 to $4.50 per share, 450,051 shares of common stock at prices ranging from $1.00 to $4.50 per share and 676,974 shares of common stock at prices ranging from $1.00 to $1.10 per share, and warrants to purchase 2,675,237, 2,675,237 and 1,971,835, shares of common stock at $.01 per share were outstanding at December 31, 1995, 1996 and 1997, respectively. Such options and warrants are not included in the computation of diluted earnings per share because to do so would have been antidilutive for the years presented.

        RECENTLY ISSUED ACCOUNTING STANDARDS - In June 1997, the FASB issued SFAS 131, Disclosures about Segments of an Enterprise and Related Information, which will be effective for the Company beginning January 1, 1998. SFAS 131 redefines how operating segments are determined and requires qualitative disclosure of certain financial and descriptive information about a company's operating segments. The Company anticipates with the adoption of SFAS 131 it will expand its segment disclosures relative to Nevada, Colorado and Mississippi operations. The Company believes the segment information required to be disclosed under SFAS 131 will be more comprehensive than previously reported, including expanded disclosure of income statement and balance sheet items for each of its reportable operating segments.

        USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        RECLASSIFICATIONS - Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 method of presentation.

3.      STATEMENTS OF CASH FLOWS INFORMATION

        The following supplemental disclosures are provided as part of the consolidated statements of cash flows for the years ended December 31, 1995, 1996 and 1997:

        Cash paid for interest, net of amounts capitalized, during the years ended December 31, 1995, 1996 and 1997 was $10,041,419, $22,363,448 and
        $22,590,718, respectively.

        Long-term contracts payable of $2,624,160 in 1995, $3,762,425 in 1996 and $300,863 in 1997, were incurred with the acquisition of new equipment.

        During 1995, 1996 and 1997, accumulated deficit was increased by $98,497, $3,536,152 and $4,142,615, for preferred stock dividends consisting of $92,983, $3,195,890 and $3,694,790, accrued dividends and $5,514, $340,262 and $447,825, accretion of discount on preferred stock.

        During 1996 and 1997 additional paid in capital decreased and the note payable to a former stockholder increased by $636,020 and $136,021, respectively, pursuant to an adjustment to the purchase price of treasury stock.

        In 1995, accrued offering costs of $2,596,799 were incurred in connection with the 1995 Offering. In 1997, accrued offering costs of $660,775 were incurred in connection with the 1997 Offering.

        Notes payable of $2,077,363 in 1995 were incurred for the purchase of land.

        During 1995, $425,000 in other assets was reclassified to property and equipment.

        The Company issued 23,989 shares of its common stock in 1995 to a minority stockholder of FI upon the completion of the 1995 Offering, resulting in an increase in common stock and a decrease in additional paid-in capital of $240.

        During 1996 advances receivable of $2,500,000 were transferred to investments.

        During 1997, certain assets of Nevada Club with a book value totaling $6,157,227 were written down to their estimated realizable value of $4,000,227 and reclassified from Property and Equipment to Estimated Realizable Value of Nevada Club Assets Held for Sale.

        During 1997, notes payable of $1,525,000 and accrued liabilities of $300,000 were incurred in connection with the Harolds Club lease settlement.

        During 1997, the Company reclassified $985,216 short term debt to other accrued liabilities.

        During 1997, the Company reclassified $281,250 of other assets to minority interest.

        During 1997, the Company acquired the remaining 78% membership interest in 101 Main with the allocation of the purchase price as follows:

            Working capital other than cash     $ (3,218,233)
            Property and equipment                19,591,964
            Goodwill                              14,179,918
            Long-term debt                        (4,806,480)
                                                ------------
            Net                                 $ 25,747,169
                                                ============

4.       PROPERTY AND EQUIPMENT

        Property and equipment consists of the following at December 31:

                                                                                                  ESTIMATED
                                                                                                   SERVICE
                                                                                                    LIFE
                                                       1996               1997                     (YEARS)
                                                  -------------      -------------                ---------
            Land used in casino operations        $  12,961,120      $  15,606,209                  7-40
            Buildings and improvements              103,360,569        116,588,374                   20
            Site improvements                        14,331,622         14,383,100                   15
            Barge and improvements                   12,885,433         12,896,235                  3-12
            Furniture, fixtures and equipment        57,503,519         61,974,234
                                                  -------------      -------------
                                                    201,042,263        221,448,152
            Less accumulated depreciation
              and amortization                      (49,335,270)       (57,976,447)
                                                  -------------      -------------
                                                    151,706,993        163,471,705
            Construction in progress                    176,090            233,010
                                                  -------------      -------------

            Total                                 $ 151,883,083      $ 163,704,715
                                                  =============      =============

        Substantially all property and equipment are pledged as collateral on long-term debt.

5.      INVESTMENTS

        The Company owns a 17.65% interest in a limited liability company owned by eight downtown Las Vegas casinos to construct and participate in the Fremont Street Experience. The Fremont Street Experience is an urban theater which includes a space frame containing over two million lights, a sky parade light show, sidewalk and street improvements, a parking structure, and special events and festivals.

        The Company accounts for this investment using the equity method. Condensed financial information of the limited liability corporation as of December 31, 1996 and 1997 and for the years then ended is summarized below.


                                            1996              1997
                                        ------------      ------------
            Current assets              $  2,102,692      $    128,943
            Non current assets            16,295,965        13,283,314
            Current liabilities              848,586           910,312
            Non current liabilities        1,358,723           141,669
            Net assets                    16,191,348        12,360,276

            Revenues                    $  2,508,049      $  3,224,995
            Operating loss               (10,069,775)       (8,142,487)
            Net loss                     (10,069,775)       (8,142,487)

        Effective February 16, 1996, the Company, through FBHI, purchased a 22% membership interest in 101 Main, a limited liability company formed to construct, develop and operate a casino in Gilpin County, Colorado. In addition, FBHI entered into a Management Agreement with 101 Main to manage the casino operations for a period of 10 years and retained an option to purchase the remaining 78% interest in 101 Main. The first floor of the casino opened on May 23, 1995.

        The Company accounted for its 22% investment in 101 Main using the equity method. Condensed balance sheet and statement of operations information for 101 Main as of December 31, 1996, for the year ended December 31, 1996, and for the period from January 1, 1997 through August 15, 1997 (the date the remaining 78% interest in 101 Main was acquired by the Company) is summarized below:


                                                                   DECEMBER 31,
                                                                       1996
                                                                   -----------
            Summarized Balance Sheet Information
            Current assets                                         $ 2,264,357
            Non current assets                                      21,531,466
            Current liabilities                                      5,168,166
            Non current liabilities                                  7,607,679
            Net assets                                              11,019,978


                                                                   YEAR ENDED  PERIOD ENDED
                                                                    DECEMBER    AUGUST 15,
                                                                    31, 1996       1997
                                                                  -----------  -----------
            Summarized Statement of Operations Information
            Revenues                                              $27,944,135  $21,295,752
            Operating income                                        7,777,331    5,398,745
            Income before extraordinary item                        6,084,598    4,378,932
            Net income                                              6,084,598    4,130,769


6.      ACQUISITION OF 101 MAIN

        On August 15, 1997, the Company acquired the 78% membership interest in 101 Main not previously owned by FBHI, at a purchase price of approximately $27.3 million. Because of certain restrictions on the Company, as issuer, and FBHI, as a subsidiary guarantor, contained in existing loan documents, FBHI formed Fitzgeralds Black Hawk, Inc. - II ("FBHI-II") as a wholly-owed subsidiary of FBHI. FBHI then contributed substantially all of its assets including its 22% membership interest in 101 Main, its option to acquire the remaining 78% membership interest in 101 Main and the Management Agreement between FBHI and 101 Main, to FBHI-II. At the same time, 101 Main loaned approximately $27.3 million of the proceeds of its $38.0 million 13% First Mortgage Notes due 2000 (the "101 Main Notes") to FBHI-II for use in acquiring the additional 78% membership interest in 101 Main. FBHI-II, as the owner of all of the membership interests in 101 Main, and the Management Agreement, guaranteed the obligations of 101 Main under the 101 Main Notes. The remainder of the proceeds from the 101 Main Notes was used to retire certain existing indebtedness secured by assets of 101 Main and for general corporate purposes.

        The acquisition of the 78% membership interest in 101 Main has been recorded as a purchase. Prior to the acquisition, the Company's 22% membership interest in 101 Main was accounted for using the equity method. From August 15, 1997, the financial statements of 101 Main have been consolidated with those of the Company.

        The allocation of the purchase price is as follows:

            Purchase price                                       $ 27,300,000
            Cash acquired                                           1,552,831
                                                                 ------------
            Net                                                  $ 25,747,169
                                                                 ============

            Working capital other than cash                      $ (3,218,233)
            Property and equipment                                 19,591,964
            Goodwill                                               14,179,918
            Long-term debt                                         (4,806,480)
                                                                 ------------
            Net                                                  $ 25,747,169
                                                                 ============

        The table below reflects pro forma condensed financial information for the Company as if the 78% membership interest in 101 Main was acquired on January 1, 1996:


                                                        YEAR ENDED          YEAR ENDED
                                                    DECEMBER 31, 1996    DECEMBER 31, 1997
                                                      -------------        -------------
            Net revenues                              $ 167,893,638        $ 200,454,134
            Loss before extraordinary item               (8,478,690)          (9,003,978)
            Net loss                                     (8,478,690)         (28,500,069)
            Net loss applicable to common stock         (12,014,842)         (32,642,684)
            Net loss per common share                         (3.00)               (8.13)

7.      LONG-TERM DEBT

        Long-term debt is as follows at:


                                                                                              DECEMBER 31,
                                                                                    ----------------------------------
                                                                                         1996                 1997
                                                                                    -------------        -------------
        Senior secured notes payable (the "Notes"); subject to certain exceptions, secured by a first priority lien on substantially all of the assets of the subsidiaries of the Company (other than
             FAMI, FNYI, and NCI) except for certain excluded assets; due in semiannual installments of interest at 12.25% on June 15 and
             December 15; with a final payment of principal and interest due
             on December 15, 2004 (net of unamortized discount of $2,364,697)       $          --        $ 202,635,303

        Priority secured notes payable repaid in 1997                                   5,010,465                   --

        Senior secured notes payable repaid in 1997                                   108,909,919                   --

        Note payable to an individual to acquire Fitzgeralds Casino/Hotel
             (Reno) repaid in 1997                                                     18,067,287                   --

        Note payable to repurchase outstanding common shares from a major
             stockholder repaid in 1997                                                 5,707,015                   --

        Revolving credit and term note payable to a bank repaid in 1997                 1,233,606                   --

        Note payable to a trust to acquire land used in casino operations;
             collateralized by deed of trust on the land; due in monthly installments of $32,681, including interest at 7.5%; remaining
             principal and interest due December 6, 2000                                1,351,620            1,050,616

        Note payable to a bank to acquire the Nevada Club; collateralized by a deed of trust on land and buildings, a security agreement on furniture, fixtures and equipment and a personal guarantee by certain stockholders; due in monthly installments of $55,839, including interest at the bank's prime rate plus 2% (10.5% at
             December 31, 1997); principal balance due December 1998                    3,047,088            2,658,356

                                                                                              DECEMBER 31,
                                                                                    ----------------------------------
                                                                                         1996                 1997
                                                                                    -------------        -------------
        Notespayable secured by gaming equipment; due in aggregate monthly installments of $108,708, including interest at 11.5%; remaining
             principal due August 1998                                                  1,969,947              833,294

        Contract payable secured by gaming equipment, due in monthly principal installments of $133,333 plus interest at 10.83%;
             remaining principal due March 1998                                         2,000,000              533,333

        Contracts payable, collateralized by certain equipment, due in maximum aggregate monthly installments of $309,552, with varying
             maturity dates through 2001                                                4,702,490            3,810,696

        Obligation for construction of water/sewer lines, secured by an irrevocable letter of credit, due in monthly installments of
             $11,735, including imputed interest of 9.5%                                  328,034              273,965

        Other                                                                           1,166,744            1,681,819
                                                                                    -------------        -------------

        Total long-term debt                                                          153,494,215          213,477,382
        Less current portion                                                          (25,637,728)          (7,285,897)
                                                                                    -------------        -------------

        Long-term portion                                                           $ 127,856,487        $ 206,191,485
                                                                                    =============        =============


        The scheduled maturities of long-term debt are as follows:


                YEAR ENDING
                DECEMBER 31,
               1998                                 $  7,285,897
               1999                                    1,904,376
               2000                                      815,282
               2001                                      392,768
               2002                                      351,207
               Thereafter                            202,727,852
                                                    ------------

               Total                                $213,477,382
                                                    ============

        The note payable to a bank to acquire the Nevada Club with a balance of $2,658,356 as of December 31, 1997, has covenants placing restrictions on Nevada Club and requiring that certain financial ratios be maintained. As of December 31, 1997, NCI was not in compliance with certain of these covenants. NCI continues to make scheduled principal and interest payments on the notes. The entire balance of this note has been classified as current at December 31, 1997. The Company has received an offer to buy Nevada Club, and upon its sale, this note payable will be retired.

        On March 14, 1994, FSI issued $36 million of 13% senior secured notes due 1996. In connection with the issuance of these notes, FSI issued warrants (the "FSI Warrants") to purchase 112,108 shares of its common stock. No value was ascribed to the FSI Warrants. The FSI Warrants are exercisable at $.01 per share, expire five years from the closing of the offering for these notes and are subject to certain anti-dilution adjustments. FSI Warrants to purchase 54,384 shares of common stock of FSI were also issued to the sales agent. These FSI Warrants are exercisable at $32.18 per share and expire five years from the closing of the offering. All FSI Warrants issued in connection with this note offering are exercisable only for shares of common stock of FSI. These notes were repaid from a portion of the proceeds from the 1995 Offering at which time, the Company repurchased approximately 90% of the $.01 FSI Warrants, leaving 5,358 FSI Warrants outstanding.

        EXTRAORDINARY ITEM

        In December 1997, the Company recorded an extraordinary loss on early retirement of debt of $19,247,928 consisting of the net write-off of unamortized discount and debt offering costs and early payment premium on debt retired with the proceeds of the Notes.

8.      THE OFFERINGS

        THE 1997 OFFERING

        On December 30, 1997, the Company completed a private placement of debt (the "1997 Offering"). The Company issued $205,000,000 aggregate principal amount of 12.25% Senior Secured Notes due December 15, 2004 (the "Notes"). A summary of the proceeds from the 1997 Offering is as follows:


               Face amount                                    $ 205,000,000
               Less discount                                     (2,365,700)
                                                              -------------
                 Proceeds                                       202,634,300
               Less offering costs                               (8,727,096)
                                                              -------------
                 Net proceeds                                 $ 193,907,204
                                                              =============

        THE NOTES

        The Notes bear interest at a fixed rate of 12.25% per annum payable on June 15 and December 15 of each year, commencing June 15, 1998. The Notes will mature on December 15, 2004.

        The Notes are secured by a first priority lien on substantially all of the assets of the subsidiaries of the Company, except certain excluded assets and subsidiaries, as defined.

        The Notes will be redeemable at the option of the Company, in whole or in part, on or after December 15, 2001, at the redemption prices defined in the indenture governing the Notes (the "Note Indenture"), plus accrued and unpaid interest to the date of redemption. Prior to December 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 112.5% of the principal amount thereof, plus accrued and unpaid interest through the applicable date of redemption, with the cash proceeds of one or more Public Equity Offerings (as defined), provided that at least $133,250,000 aggregate principal amount of the Notes remains outstanding immediately thereafter.

        Upon a Change of Control (as defined), the Company will be required to offer to repurchase all of the outstanding Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

        The Note Indenture contains covenants which, among other things, restrict the Company's ability to (i) make certain payments to, or investments in, third parties; (ii) incur additional indebtedness or liens on any assets; (iii) enter into transactions with affiliates; and
        (iv) sell assets or subsidiary stock. At December 31, 1997, the Company was in compliance with these provisions.

        THE 1995 OFFERING

        On December 19, 1995, the Company completed a public offering (the "1995 Offering") of debt, preferred stock and warrants (the "Warrants"). The Company issued 123,000 Note Units each consisting of $1,000 principal amount of 13% Senior Secured Notes due December 31, 2002 with Contingent Interest and 13.59368 Warrants, each to purchase one share of the Company's common stock at $.01 per share, and 800,000 Preferred Stock Units, each consisting of one share of Cumulative Redeemable Preferred Stock (the "Preferred Stock") and 1.25402 Warrants. The Warrants were assigned a value of $4.50.

        A summary of the proceeds from the 1995 Offering is as follows:


                                            1995           PREFERRED         1995
                                            NOTES            STOCK          WARRANTS           TOTAL
                                        -------------    -------------    -------------    -------------
               Face amount              $ 123,000,000    $  20,000,000    $          --    $ 143,000,000
               Less discount on notes      (7,985,160)              --               --       (7,985,160)
               Less value assigned to
                 warrants                  (7,524,104)      (4,514,463)      12,038,567               --
                                        -------------    -------------    -------------    -------------
                 Proceeds                 107,490,736       15,485,537       12,038,567      135,014,840
               Less offering costs         (7,374,459)      (3,631,405)      (1,574,850)     (12,580,714)
                                        -------------    -------------    -------------    -------------
                 Net proceeds           $ 100,116,277    $  11,854,132    $  10,463,717    $ 122,434,126
                                        =============    =============    =============    =============


        PREFERRED STOCK

        The Preferred Stock has a liquidation preference of $20 million dollars ($25 per share), plus accrued and unpaid dividends. Cash dividends on the Preferred Stock will be payable commencing March 31, 1996 out of funds legally available therefor (when and if declared by the Company's Board of Directors) in an amount equal to 15% of the liquidation preference. Dividends if not paid (whether or not declared) will be cumulative from December 19, 1995 and will be compounded quarterly. The
        Note Indenture restricts the Company's ability to pay dividends on the Preferred Stock, and the Company has no current intention to pay any dividends on the Preferred Stock. The Preferred Stock may be redeemed by the Company at any time at a redemption price equal to 100% of the liquidation preference plus accrued and unpaid dividends on the date of redemption subject to restrictions in the Note Indenture. The Company will be obligated to redeem all of the Preferred Stock on December 31, 2005 at a redemption price equal to 100% of the liquidation preference plus accrued and unpaid dividends on the date of redemption. In the event that the Company consummates a Qualified Public Offering (Qualified Public Offering means a firm commitment underwritten public offering of Common Stock of the Company for which the Company receives net proceeds of at least $25 million, and after which the Common Stock is traded on a national securities exchange or quoted on the Nasdaq National Market), it will be required to offer to repurchase 35% of the Preferred Stock at a price equal to 100% of the liquidation preference on the date of repurchase.

        WARRANTS

        The Warrants were originally exercisable for an aggregate of 2,675,237 shares of the Company's common stock at $.01 per share. However, in connection with the 1997 Offering and the repayment of the 1995 Notes, the Company redeemed 703,402 of the Warrants. The remaining 1,971,835 Warrants are freely transferable and exercisable, are subject to anti-dilution adjustments, and expire December 19, 1998.

9.      COMMITMENTS

        Future minimum rental payments under operating leases with noncancelable lease terms in excess of one year are as follows:


            YEAR ENDING
            DECEMBER 31,
               1998                                       $ 2,186,626
               1999                                         1,889,314
               2000                                         1,535,255
               2001                                         1,248,444
               2002                                         1,141,592
               Thereafter                                   2,637,434
                                                          -----------
               Total                                      $10,638,665
                                                          ===========

        Such operating lease commitments primarily relate to equipment, signs, warehouses and ground leases on which the Company's buildings and equipment reside. Rent expense for the years ended December 31, 1995, 1996 and 1997 was $2,034,061, $1,989,321 and $2,211,745, respectively.

        On May 31, 1995, FRI sold the closed Harolds Club in Reno to an unrelated publicly-traded company which subsequently sold Harolds Club to a company, the assets of which are now under control of the United States Bankruptcy Court for the Northern District of New York. Pursuant to the terms of certain indemnification, assignment and assumption and guarantee agreements executed by FRI in connection with FRI's purchase and subsequent sale of Harolds Club, FRI is contingently obligated for certain land lease payments plus certain property-related costs, such as taxes and insurance.

        As of December 31, 1997, lease obligations in the aggregate amount of approximately $1,106,000 were unpaid and the remaining Harolds Club lease obligations are as follows:

            YEAR ENDING
            DECEMBER 31,
                1998                                      $  580,745
                1999                                         334,214
                2000                                         334,214
                2001                                         252,749
                2002                                         212,016
                Thereafter                                 3,745,711
                                                          ----------
                Total                                     $5,459,649
                                                          ==========

        The current owner of Harolds Club has not met its obligations with respect to the land leases and in August 1996 each of the five land lessors filed separate actions in the Second Judicial District Court, Washoe County, State of Nevada, against the current owner, FRI and other non-related prior lessees under the land leases seeking past due rent, taxes and other property-related expenses, as well as attorneys' fees and costs. Cross-claims for indemnification have been asserted against FRI by the entity from which it assumed the land leases, and FRI has asserted cross-claims against the entities that are obligated to indemnify FRI under the various indemnification, assignment and assumption, and guarantee agreements.

        Orders granting summary judgment against FRI have been entered in four of the actions for the aggregate sum of $1,243,220. Two orders have been reduced to judgments. In anticipation of the sale of Harolds Club, the parties to each of the five land lessor actions are currently negotiating a settlement agreement, the details of which are set forth below. Pending the sale of Harolds Club, and subject to certain other terms and conditions, FRI has agreed to pay monthly lease payments on two of the land leases in the total amount of $28,977.

        The current owner of Harolds Club and the five land lessors have received an offer to purchase their respective interests in Harolds Club. The same unrelated party has made an offer to purchase the Nevada Club for a purchase price of $4,000,000 and, in anticipation of completing the sale, the Company closed Nevada Club in December 1997. To facilitate the sale of both properties and subject to terms and conditions to be agreed upon between the potential purchaser and FRI, FRI has agreed to pay the land lessors $2,125,000 in exchange for a dismissal with prejudice of all claims against FRI arising out of FRI's purchase and subsequent sale of Harolds Club. FRI anticipates paying $600,000 of the $2,125,000 settlement in cash, less the cumulative amount of interim monthly rental payments ($28,977 per month), concurrently with the closing of the Harolds Club transaction and executing five separate promissory notes totaling $1,525,000 for the balance. The notes will be amortized over five years with interest fixed at the prime rate in effect at the largest financial institution in Nevada on the date the notes are executed and will be secured by the personal guarantee of the Chairman and Chief Executive Officer of the Company. In addition to such guarantee, and subject to certain conditions, a prior owner of Harolds Club named in four of the five land lessor actions has agreed to reimburse FRI $300,000, and to provide a payment guarantee for one of the five notes as its contribution to the settlement of the actions. The closing of the Harolds Club transaction is subject to the receipt by FRI of the $300,000 reimbursement and the closing of the Nevada Club sale.

        During 1997, the Company recorded an expense of $1,852,832 for the anticipated net settlement obligation, including related legal fees. In anticipation of the Nevada Club transaction, the Company has reclassified $6,157,227 from Property and Equipment to Estimated Realizable Value of Nevada Club Assets Held for Sale in the consolidated balance sheet as of December 31, 1997 and has recorded an allowance of $2,157,000 against the book value of the assets held for sale to write such assets down to the estimated net realizable value for the year ended December 31, 1997.

        EMPLOYMENT AGREEMENTS

        The Company has entered into employment agreements with the President and four other officers of the Company for terms expiring on various dates through December 31, 1999. Such officers currently have salaries of $496,125, $250,000, $225,000, $210,000 and $100,000. The employment agreements also provide that such person will participate in an executive bonus plan, health plan and any other benefit plan established for selected officers of the Company and that in the event of a termination of employment without "good cause" (as defined in the agreements), such persons will be entitled to any unpaid salary through a specified percentage of the remainder of the term of their employment agreements.

10.     RELATED PARTY TRANSACTIONS

        Accounts and notes receivable - related parties consist of the following at:


                                                                                          DECEMBER 31,
                                                                                  --------------------------
                                                                                      1996          1997
                                                                                  -----------    -----------
        Unsecured notes receivable from stockholders,
             collected in 1997                                                    $ 1,167,853    $        --

        Unsecured note receivable from a former stockholder ,
             collected in 1997                                                        639,402             --

        Unsecured note receivable from a former stockholder,
             collected in 1997                                                        216,865             --

        Accrued interest receivable on notes                                           81,725             --

        Other advances                                                                114,096        136,173
                                                                                  -----------    -----------

        Total                                                                       2,219,941        136,173

        Less current portion                                                       (2,209,188)      (136,173)
                                                                                  -----------    -----------

        Long-term portion (included in other assets)                              $    10,753    $        --
                                                                                  ===========    ===========


        Other advances represent advances made to affiliated companies. The amounts do not bear interest and there are no stated repayment terms.

        Notes payable - related parties consist of the following at:


                                                                              DECEMBER 31,
                                                                       --------------------------
                                                                          1996           1997
                                                                       -----------    -----------
        Unsecured notes payable to stockholders; interest at 6.24%;
              payable on demand                                        $   304,637    $   304,637

        Subordinated notes payable issued pursuant to the buy-out of
             the former general partners of FLVLP, repaid in 1997        1,807,255             --

        Other                                                               25,903             --
                                                                       -----------    -----------
                                                                         2,137,795        304,637

        Less current portion                                            (2,111,892)      (304,637)
                                                                       -----------    -----------

        Long-term portion                                              $    25,903    $        --
                                                                       ===========    ===========

        Accrued interest payable on notes payable - related parties, included in accrued interest payable, was $4,191 and $23,104 at December 31, 1996 and 1997.

11.     PROFIT SHARING PLAN

        The Company has contributory profit-sharing plans for eligible employees. The Company's contribution to the plans for any year, as determined by the Board of Directors, is discretionary. Contributions to the plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. Plan contributions, excluding matching contributions described below, were $301,585, $0 and $0 for the years ended December 31, 1995, 1996 and 1997.

        Effective January 1, 1989, the Company amended the plans to include a 401(k) savings plan whereby eligible employees may contribute up to 15% of their salary, which is matched by the Company at 25 cents per employee dollar contributed, up to a maximum of 6% of their salary. The Company's matching contributions were $197,006, $390,237 and $277,941 for the years ended December 31, 1995, 1996 and 1997.

        Each employee age 21 or older completing 1,000 or more hours of service during the twelve-month period preceding the entry dates, January 1 or July 1, is eligible to participate in the plans.

        In addition, the Company contributes to multi-employer defined contribution pension plans under various union agreements. Contributions, based on wages paid to covered employees, were $314,963, $322,405 and $386,975 for the years ended December 31, 1995, 1996 and 1997.

12.     CONTINGENCIES

        FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK - In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk such as guarantees, which are not reflected in the accompanying consolidated balance sheets.

        The Company has an irrevocable letter of credit with a bank in the amount of $251,000. Such letter, which expires on November 1, 1998, may be drawn upon by the State of Nevada Insurance Division in the event that FRI, NCI, or FLVI fails to pay to its employees workmen's compensation benefits under a self-insurance program.

        The Company has an irrevocable letter of credit with a bank in the amount of $200,000 which expires on November 1, 1998, and may be drawn by a third party in the event Fitzgeralds Mississippi fails to pay its utility obligations.

        The Company has an irrevocable letter of credit with a bank in the amount of $275,000 which expires on November 1, 1998, and may be drawn by an insurance company in the event Fitzgeralds Mississippi fails to pay its portion of a deductible workmen's compensation insurance program.

        In January 1998, the Company executed a letter of credit with a bank in the amount of $105,000 which expires on November 30, 1998, and may be drawn by a lessee of an underlying parcel of land of Fitzgeralds Reno in the event Fitzgeralds Reno fails to pay its obligation as a sub-lessee of this parcel.

        No amounts were drawn at December 31, 1997 on any of the above letters of credit and management does not expect any material losses to result from these off-balance sheet instruments.

        LEGAL MATTERS - The Company is party to various legal actions and administrative proceedings and subject to various claims arising in the course of business. The Company believes that the disposition of these matters will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

        The current bankruptcy of an adjacent casino property involves the jointly developed access road to Fitzgeralds Tunica. In the opinion of management of the Company, the Company's continued access to the property is not in jeopardy and the ultimate outcome of this matter will not have a material adverse effect on the results of operations or the financial position of the Company.

        EMPLOYEE MEALS - On September 30, 1997 the United States Tax Court issued an adverse ruling applicable to hotels and casinos which provide meals to employees. The Tax Court ruled that nonqualifying employees are required to recognize income based upon the fair value of the meals received in excess of the amount paid by the employee. Accordingly, employers may be liable for withholding and payroll taxes associated with the fair value of the meals provided to employees in excess of the amount paid by the employee. At this time, it is uncertain whether or not the Company will be liable for withholding and payroll taxes related to the income excluded from nonqualifying employee wages for the meals it has provided.

13.     STOCKHOLDERS' EQUITY

        STOCK REPURCHASE

        On December 21, 1990, FRI entered into an agreement to repurchase certain of its outstanding common shares from a major stockholder. Such agreement also provided for the repurchase of similar ownership interests of such stockholder in NCI and a third entity. Pursuant to the terms of the agreement, the purchase price paid by the Company was subject to adjustment upon the occurrence of certain events. Accordingly, the purchase price was increased by $734,028 in 1996 and by $136,021 in 1997. The Company's obligation to the former shareholder was paid from proceeds of the 1997 Offering.

        CONTRIBUTIONS FROM STOCKHOLDERS/PARTNERS

        Pursuant to a business combination, the S corporation elections and partnership status of certain subsidiaries were terminated. Therefore, undistributed earnings (losses) of these subsidiaries have been transferred to additional paid-in capital at the end of 1995 in the consolidated statements of stockholders' equity (deficiency).

        ISSUANCES OF WARRANTS

        The Company has outstanding common stock warrants issued in connection with its 1995 Offering. See Note 8. FSI has outstanding common stock purchase warrants issued in connection with its senior secured notes. See Note 7.

        During 1994, the Company sold for $133,650 in cash, warrants to purchase a total of 29,097 shares of common stock at $.05 per share. In addition, in 1994 the Company received $125,000 in cash in payment for 26,942 common shares to be issued upon completion of the Company's 1995 Offering. Such shares were issued during 1996.

        ACQUISITION OF FI STOCK

        As part of a business combination, the Company issued 23,989 shares of its common stock in 1995 to a minority stockholder of FI upon the completion of the 1995 Offering.

        STOCK OPTIONS

        In February 1995, the Company granted options to purchase 87,140 shares of common stock of the Company at $1.00 per share to certain employees of the Company. 50% of the options granted vested on June 30, 1995. The remaining 50% of the options vested on June 30, 1996. No options had been exercised as of December 31, 1997.

        In September 1995, the Company established an Incentive Option Plan (the "Option Plan"). In December 1995, the Company granted options under the Option Plan to purchase 75,000 shares to each of two officers and 50,000 shares to each of two additional officers. In addition, approximately 193,000 options were granted under the Option Plan to Company employees concurrently with the closing of the 1995 Offering. In connection with the election of two non-employee directors concurrently with the 1995 Offering, the Company granted options to purchase 5,000 shares to each of such non-employee directors. During 1996, 6,000 options were granted under the Option Plan and 82,510 options were forfeited. These options were exercisable at $4.50 per share, with the options vesting ratably over three years. With the exception of 50,000 options which expired in 1996, all options will expire on December 31, 1999. In March 1997, the exercise price of all options then outstanding was reduced, to reflect the then current fair market value, from $4.50 per share to $1.00 per share, except for options granted to two controlling stockholders, the exercise price of which was reduced to $1.10 per share.

        In June 1997, the Company determined that its two previously adopted stock option plans had never become effective because they were adopted subject to approvals which had not been obtained. Accordingly, the Company adopted a new Stock Option Incentive Plan (the "Plan"), subject to stockholder approval, to replace the two prior plans. The Plan was approved by stockholders on August 1, 1997.

        The Plan, as amended, provides for the grant of options to purchase Common Stock that are either intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or that are not intended to so qualify ("non-qualified options"). All officers, directors, employees, consultants, advisors, independent contractors and agents of the Company and its subsidiaries are eligible to receive options under the Plan, except that only employees may receive incentive stock options. The Plan also permits a one-time grant of options to certain former employees in substitution for options previously granted to them and having substantially the same terms and conditions. The maximum number of shares available for issuance under the Plan is 1,000,000.

        In October 1997 the Board of Directors granted options to purchase 660,974 shares under the Plan in full replacement of previously granted options. All of such options were granted subject to the optionee's agreement to the cancellation of all previously granted options. The replacement options were for the same number of shares, with substantially the same terms and conditions, as the then outstanding options they replaced.

        The Plan is administered by the Board of Directors or, in its discretion, by a committee of the Board of Directors appointed for that purpose (the "Plan Committee"), which, subject to the terms of the Plan, has the authority in its sole discretion to interpret the Plan and to determine: (a) the individuals to whom options shall be granted; (b) the time or times at which options may be exercised; (c) the number of shares subject to each option; (d) the option price and the duration of each option granted; and (e) all of the other terms and conditions of options granted under the Plan.

        The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of the shares on the date of grant (110% of fair market value in the case of participants who own shares possessing more than 10% of the combined voting power of the Company or any of its subsidiaries) and may not have a term in excess of 10 years from the date of grant (five years in the case of participants who own shares possessing more than 10% of the combined voting power of the Company). In no event may the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which incentive stock options (granted under the Plan and all other plans of the Company or any of its subsidiaries) are exercisable for the first time by an optionee in any calendar year exceed $100,000.

        A summary of the status of the Company's stock option grants as of December 31, 1995, 1996 and 1997 and changes during the years then ended is presented below:


                                                           WEIGHTED-
                                                           AVERAGE
                                                           EXERCISE
                                              SHARES        PRICE
                                             --------     ---------
        Outstanding at January 1, 1995             --      $      -
        Granted                               540,140          3.94
        Forfeited                             (13,579)         1.00
                                             --------     ---------
        Outstanding at December 31, 1995      526,561          4.01
        Granted                                 6,000          4.50
        Forfeited                             (82,510)         4.22
                                             --------     ---------
        Outstanding at December 31, 1996      450,051          3.98
        Granted                               981,974          1.03
        Canceled                             (660,974)         1.03
        Forfeited                             (94,077)         1.67
                                             --------      --------
        Outstanding at December 31, 1997      676,974      $   1.03
                                             ========      ========

        Options exercisable at year-end       386,968      $   1.05
                                             ========      ========


        As of December 31, 1997, the 676,974 options outstanding under the plans have exercise prices of $1.00 and $1.10 and a weighted-average remaining contractual life of 2.85 years.

        The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. The compensation cost that has been charged against income for its plans was $215,042, $63,666 and $0 for 1995, 1996 and 1997, respectively. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's pro forma net loss and loss per common share would have been the amounts indicated below:


                                                              1995               1996                 1997
                                                         -------------      --------------      --------------
        Net loss                         As reported     $  (4,254,689)     $  (13,493,926)     $  (31,541,520)
                                         Proforma           (4,243,296)        (13,599,207)        (31,598,880)

        Loss per common share            As reported     $       (1.09)     $        (4.26)  $           (8.89)
                                         Proforma                (1.09)              (4.29)              (8.91)


        The fair value of each option grant for the pro forma disclosure was estimated on the date of grant using the minimum value method with the following weighted-average assumptions used for grants in 1995, 1996 and 1997; risk-free interest rates of 5.45 percent, 5.91 percent and 6.2 percent, respectively, with expected lives of three years, three years and four years, respectively. The weighted-average fair value of options granted during 1995, 1996 and 1997 were $1.32, $0.71 and $1.00, respectively.

        TREASURY STOCK PURCHASE AND RETIREMENT

        FMI purchased and retired certain of its shares held by a minority stockholder in exchange for a note payable in the amount of $333,333. The note was repaid with a portion of the proceeds from the 1995 Offering.

14.     INCOME TAXES

        The income tax (provision) benefit recognized in the consolidated financial statements consists of the following:


                                            1995             1996           1997
                                         -----------      -----------     ---------
        Deferred (provision) benefit     $(2,825,746)     $ 1,484,167     $      --
                                         -----------      -----------     ---------
        Total                            $(2,825,746)     $ 1,484,167     $      --
                                         ===========      ===========     =========


        A reconciliation of the income tax (provision) benefit with amounts determined by applying the statutory U.S. Federal income tax rate to consolidated loss before taxes is as follows:

                                                            1995             1996             1997
                                                       ------------      ------------      ------------
        Tax benefit at U.S. statutory rate             $    502,060      $  5,242,297      $ 11,073,695
        Entities which had elected S corporation
           status or were partnerships                     (501,497)               --                --
        Deferred liabilities recorded upon the
          change to a taxable status by entities
          which had elected S Corporation status
          or were partnerships                           (3,002,235)               --                --
        (Increase) decrease in valuation allowance          303,922        (3,567,514)      (10,981,971)
        Other                                              (127,996)         (190,616)          (91,724)
                                                       ------------      ------------      ------------

        Total                                          $ (2,825,746)     $  1,484,167      $         --
                                                       ============      ============      ============


        The tax items comprising the Company's net deferred tax liability as of December 31, 1997 are as follows:


                                                     CURRENT         NON-CURRENT           TOTAL
                                                   ------------      ------------      ------------
        Deferred tax assets:
          Start-up costs                           $         --      $  2,017,568      $  2,017,568
          Accrued and other liabilities               1,163,568                --         1,163,568
          Bad debt reserve                              144,159                --           144,159
          FICA credits not utilized                          --           323,898           323,898
          NOL carryforward                                   --        21,448,488        21,448,488
          Differences from flow through entity               --           192,408           192,408
          Other                                              --            24,082            24,082
                                                   ------------      ------------      ------------
                                                      1,307,727        24,006,444        25,314,171
                                                   ------------      ------------      ------------

        Deferred tax liabilities:
          Difference between book and
            tax basis of property                            --         9,000,954         9,000,954
          Prepaid expenses                              636,694                --           636,694
                                                   ------------      ------------      ------------
                                                        636,694         9,000,954         9,637,648
                                                   ------------      ------------      ------------

                                                        671,033        15,005,490        15,676,523

          Less:  valuation allowance                   (671,033)      (15,005,490)      (15,676,523)
                                                   ------------      ------------      ------------

          Net deferred tax liability               $         --      $         --      $         --
                                                   ============      ============      ============

        The tax items comprising the Company's net deferred tax liability as of December 31, 1996 are as follows:


                                                      CURRENT        NON-CURRENT          TOTAL
                                                   ------------      ------------      ------------
        Deferred tax assets:
          Start-up costs                           $         --      $  1,409,066      $  1,409,066
          Accrued and other liabilities                 844,448                --           844,448
          Bad debt reserve                              267,534                --           267,534
          FICA credits not utilized                          --           212,795           212,795
          NOL carryforward                                   --        12,806,098        12,806,098
          Other                                              --            93,567            93,567
                                                   ------------      ------------      ------------
                                                      1,111,982        14,521,526        15,633,508
                                                   ------------      ------------      ------------

        Deferred tax liabilities:
          Differences from flow through entity               --           149,320           149,320
          Difference between book and
            tax basis of property                            --         8,498,185         8,498,185
          Prepaid expenses                              865,598                --           865,598
                                                   ------------      ------------      ------------
                                                        865,598         8,647,505         9,513,103
                                                   ------------      ------------      ------------
                                                        246,384         5,874,021         6,120,405

          Less:  valuation allowance                   (246,384)       (5,874,021)       (6,120,405)
                                                   ------------      ------------      ------------

          Net deferred tax liability               $         --      $         --      $         --
                                                   ============      ============      ============

        A valuation allowance has been established in the amount of $15.7 million at December 31, 1997 for consolidated net operating loss carryforwards. Realization of the valuation allowance is dependent on the Company generating sufficient taxable income prior to expiration of the loss carryforwards.

        As of December 31, 1997, the Company had consolidated net operating loss carryforwards of approximately $61 million which are available to offset future taxable income through 2017. Of these carryforwards, $3.7 million are available only to offset future taxable income of FMI. The availability of the loss carryforwards may be further limited in the event of a significant change in ownership of the entities.

        CHANGE IN TAX STATUS - The provision for income taxes for the year ended December 31, 1995 has been increased by $3,002,235 as a result of recording deferred tax liabilities upon the change to a taxable status by certain subsidiaries of the Company.

15.     GUARANTEE OF THE NOTES

        The Company's obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by all subsidiaries of the Company (other than FAMI, FNYI, and NCI). Subject to certain exceptions, the guarantee is secured by a first priority lien on substantially all assets of the guarantor subsidiaries other than certain excluded assets, as defined. Such excluded assets include, among other things, (i) cash, deposit accounts and other cash equivalents of $12,920,340 and $13,337,368 at December 31, 1996 and 1997, respectively; (ii) furniture, fixtures and equipment with a net book value of $12,940,965 and $11,439,196 at December 31, 1996 and 1997, respectively, securing certain non-recourse indebtedness; and (iii) any agreements, permits, licenses or the like that cannot be subjected to a lien without the consent of third parties, which consent is not obtainable by the Company (including all gaming licenses of the Company and its restricted subsidiaries (as defined)), provided that excluded assets does not include the proceeds of the assets under clauses (ii) or (iii) or any other collateral to the extent such proceeds do not constitute excluded assets under clause (i) above.

        Condensed consolidating financial statement information for Fitzgeralds Gaming Corporation, the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries and Eliminating Entries (which consist principally of the elimination of intercompany loan and investment accounts) follows.

                         FITZGERALDS GAMING CORPORATION

                CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
                                DECEMBER 31, 1997


                                         FITZGERALDS                        NON
                                          GAMING         GUARANTOR       GUARANTOR       ELIMINATING          CONSOLIDATED
ASSETS                                  CORPORATION    SUBSIDIARIES     SUBSIDIARIES      ENTRIES                 TOTAL
                                       -------------   -------------   -------------   -------------         -------------
CURRENT ASSETS:
  Cash and cash equivalents             $   2,385,746   $  10,951,622   $   1,472,249   $          --        $  14,809,617
  Accounts and notes receivable, net           11,532       1,674,085         510,601              --            2,196,218
  Inventories                                      --       1,313,611              --              --            1,313,611
  Prepaid and other current assets            195,094       2,579,131         123,303              --            2,897,528
                                        -------------   -------------   -------------   -------------        -------------
      Total current assets                  2,592,372      16,518,449       2,106,153              --           21,216,974
                                        -------------   -------------   -------------   -------------        -------------
PROPERTY AND EQUIPMENT, net                    82,409     163,473,309         148,997              --          163,704,715
OTHER ASSETS                              189,355,896      29,211,119       4,833,754    (192,702,218) (b)      30,698,551
MINORITY INTEREST                                  --              --          75,199              --               75,199
                                        -------------   -------------   -------------   -------------        -------------
TOTAL                                   $ 192,030,677   $ 209,202,877   $   7,164,103   $(192,702,218)       $ 215,695,439
                                        -------------   -------------   -------------   -------------        -------------
LIABILITIES AND
  STOCKHOLDERS' DEFICIENCY


CURRENT LIABILITIES:
  Current portion of long-term debt     $          --   $   4,932,178   $   2,658,356   $          --        $   7,590,534
  Accounts payable, accrued and other       2,960,233      18,462,718         443,151      (1,720,652) (c)      20,145,450
                                        -------------   -------------   -------------   -------------        -------------
      Total current liabilities             2,960,233      23,394,896       3,101,507      (1,720,652)          27,735,984

LONG TERM DEBT,
  net of current portion                  209,023,127     207,873,263       5,709,140    (216,414,045) (a)     206,191,485
                                        -------------   -------------   -------------   -------------        -------------
      Total liabilities                   211,983,360     231,268,159       8,810,647    (218,134,697)         233,927,469
                                        -------------   -------------   -------------   -------------        -------------

CUMULATIVE REDEEMABLE
  PREFERRED STOCK                          19,631,397              --              --              --           19,631,397
STOCKHOLDERS' DEFICIENCY                  (39,584,080)    (22,065,282)     (1,646,544)     25,432,479  (d)     (37,863,427)
                                        -------------   -------------   -------------   -------------        -------------
TOTAL                                   $ 192,030,677   $ 209,202,877   $   7,164,103   $(192,702,218)       $ 215,695,439
                                        =============   =============   =============   =============        =============

----------------------
(a)   To eliminate intercompany accounts and notes payable.
(b) To eliminate intercompany accounts and notes receivable, investment in subsidiaries and other capitalized costs.
(c)   To eliminate intercompany deferred interest income.
(d) To eliminate investment in subsidiaries, other capitalized costs, and intercompany deferred interest income.

                         FITZGERALDS GAMING CORPORATION

                CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
                                DECEMBER 31, 1996




                                      FITZGERALDS                        NON
                                        GAMING        GUARANTOR       GUARANTOR       ELIMINATING             CONSOLIDATED
ASSETS                                CORPORATION    SUBSIDIARIES    SUBSIDIARIES      ENTRIES                    TOTAL
                                     -------------   -------------   -------------   -------------           -------------
CURRENT ASSETS:
  Cash and cash equivalents          $   2,887,273   $  10,033,067   $     429,157   $          --           $  13,349,497
  Accounts and notes receivable,
    net                                     38,198       3,830,576         397,255              --               4,266,029
  Inventories                                   --       1,510,219          35,442              --               1,545,661
  Prepaid and other current assets         171,810       2,676,729         220,100              --               3,068,639
                                     -------------   -------------   -------------   -------------           -------------
    Total current assets                 3,097,281      18,050,591       1,081,954              --              22,229,826
                                     -------------   -------------   -------------   -------------           -------------

PROPERTY AND
  EQUIPMENT, net                            81,178     147,502,651       4,299,254              --             151,883,083
OTHER ASSETS                           126,663,939      18,588,082       2,651,644    (130,838,000) (a)         17,065,665
                                     -------------   -------------   -------------   -------------           -------------
TOTAL                                $ 129,842,398   $ 184,141,324   $   8,032,852   $(130,838,000)          $ 191,178,574
                                     =============   =============   =============   =============           =============
LIABILITIES AND
  STOCKHOLDERS'
  DEFICIENCY

CURRENT LIABILITIES:
  Current portion of long-term debt  $     120,415   $  27,210,354   $     418,851   $          --           $  27,749,620
  Accounts payable, accrued
    and other                            3,145,683      19,455,130         704,209      (1,791,806) (c)         21,513,216
                                     -------------   -------------   -------------   -------------           -------------
      Total current liabilities          3,266,098      46,665,484       1,123,060      (1,791,806)             49,262,836

LONG TERM DEBT, net of
  current portion                      114,922,596     145,492,473       7,121,669    (139,654,348) (b)        127,882,390
                                     -------------   -------------   -------------   -------------           -------------
      Total liabilities                118,188,694     192,157,957       8,244,729    (141,446,154)            177,145,226
                                     -------------   -------------   -------------   -------------           -------------

MINORITY INTEREST                               --              --         587,837              --                 587,837
CUMULATIVE REDEEMABLE
  PREFERRED STOCK                       15,488,782              --              --              --              15,488,782
STOCKHOLDERS' DEFICIENCY                (3,835,078)     (8,016,633)       (799,714)     10,608,154  (d)         (2,043,271)
                                     -------------   -------------   -------------   -------------           -------------
TOTAL                                $ 129,842,398   $ 184,141,324   $   8,032,852   $(130,838,000)          $ 191,178,574
                                     =============   =============   =============   =============           =============

------------------
(a) To eliminate intercompany accounts and notes receivable and investment in subsidiaries.
(b)   To eliminate intercompany accounts and notes payable.
(c)   To eliminate intercompany deferred interest income.
(d) To eliminate investment in subsidiaries and intercompany deferred interest income.

                         FITZGERALDS GAMING CORPORATION
           CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                     FITZGERALDS                          NON
                                       GAMING          GUARANTOR       GUARANTOR       ELIMINATING              CONSOLIDATED
                                    CORPORATION      SUBSIDIARIES     SUBSIDIARIES       ENTRIES                    TOTAL
                                   -------------    -------------    -------------    -------------            -------------
OPERATING REVENUES:
  Casino                           $          --    $ 135,895,642    $   5,319,429    $          --            $ 141,215,071
  Food and beverage                           --       21,094,261        1,404,852               --               22,499,113
  Rooms                                       --       21,318,538               --               --               21,318,538
  Other                                       --        4,774,324        5,191,184               --                9,965,508
                                   -------------    -------------    -------------    -------------            -------------
      Total                                   --      183,082,765       11,915,465               --              194,998,230
  Less promotional allowances                 --       14,770,306          526,191               --               15,296,497
                                   -------------    -------------    -------------    -------------            -------------
      Net                                     --      168,312,459       11,389,274               --              179,701,733
                                   -------------    -------------    -------------    -------------            -------------

OPERATING COSTS AND
  EXPENSES:
  Casino                                      --       66,046,542        3,628,444               --               69,674,986
  Food and beverage                           --       16,178,476        1,036,409               --               17,214,885
  Rooms                                       --       12,512,496               --               --               12,512,496
  Other operating                             --        1,681,063               --               --                1,681,063
  Selling, general and
    administrative                     4,354,305       46,909,116        1,804,025       (4,134,268) (g)          48,933,178
  Depreciation and amortization           20,794       11,757,606          275,377               --               12,053,777
  Write down of assets and
    lease settlement                      27,832        2,580,000        1,402,000               --                4,009,832
                                   -------------    -------------    -------------    -------------            -------------
  Total                                4,402,931      157,665,299        8,146,255       (4,134,268)             166,080,217
                                   -------------    -------------    -------------    -------------            -------------

INCOME (LOSS) FROM
  OPERATIONS                          (4,402,931)      10,647,160        3,243,019        4,134,268               13,621,516



OTHER INCOME (EXPENSE):

  Interest income                     17,438,078          349,823           11,163      (17,336,887) (h)             462,177
  Interest expense                   (19,712,305)     (22,729,426)        (319,105)      17,265,733  (e)         (25,495,103)
  Other income (expense)              (9,184,622)       2,693,840         (207,980)       5,816,580  (f)            (882,182)
                                   -------------    -------------    -------------    -------------            -------------
  Income (loss) before income
    taxes and extraordinary item     (15,861,780)      (9,038,603)       2,727,097        9,879,694              (12,293,592)
  Income tax (provision) benefit       3,075,065       (1,413,031)      (1,662,034)              --                       --
                                   -------------    -------------    -------------    -------------            -------------
  Income (loss) before extra-
    ordinary item                    (12,786,715)     (10,451,634)       1,065,063        9,879,694              (12,293,592)
  Extraordinary item - Loss on
    early retirement of debt         (18,683,651)        (564,277)              --               --              (19,247,928)
                                   -------------    -------------    -------------    -------------            -------------

NET INCOME (LOSS)                  $ (31,470,366)   $ (11,015,911)   $   1,065,063    $   9,879,694            $ (31,541,520)
                                   =============    =============    =============    =============            =============

-------------------------

(e)   To eliminate intercompany interest expense.
(f) To eliminate interest in loss of subsidiaries and intercompany management fee expense.
(g)   To eliminate intercompany management fee expense.
(h) To eliminate intercompany interest income, intercompany management fee income, intercompany deferred interest income, and other intercompany income.

                         FITZGERALDS GAMING CORPORATION
           CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1996



                                   FITZGERALDS                         NON
                                     GAMING          GUARANTOR       GUARANTOR        ELIMINATING           CONSOLIDATED
                                   CORPORATION     SUBSIDIARIES     SUBSIDIARIES        ENTRIES                TOTAL
                                  -------------    -------------    -------------    -------------         -------------
OPERATING REVENUES:
  Casino                          $          --    $ 105,760,883    $   5,524,001    $          --         $ 111,284,884
  Food and beverage                          --       17,043,731        1,508,247               --            18,551,978
  Rooms                                      --       15,875,829               --               --            15,875,829
  Other                                      --        3,476,265        4,258,163         (328,430) (d)        7,405,998
                                  -------------    -------------    -------------    -------------         -------------
      Total                                  --      142,156,708       11,290,411         (328,430)          153,118,689
  Less promotional allowances                --       11,951,259          637,083               --            12,588,342
                                  -------------    -------------    -------------    -------------         -------------
      Net                                    --      130,205,449       10,653,328         (328,430)          140,530,347
                                  -------------    -------------    -------------    -------------         -------------
OPERATING COSTS AND
  EXPENSES:
  Casino                                     --       54,497,530        3,910,240          (84,410) (d)       58,323,360
  Food and beverage                          --       12,254,352        1,076,119               --            13,330,471
  Rooms                                      --        9,644,494               --               --             9,644,494
  Other operating                            16        1,543,500               --               --             1,543,516
  Selling, general and
    administrative                    4,965,042       43,055,896        2,103,578       (5,203,760) (g)       44,920,756
  Depreciation and amortization          13,071        8,651,374          232,506               --             8,896,951
                                  -------------    -------------    -------------    -------------         -------------
      Total                           4,978,129      129,647,146        7,322,443       (5,288,170)          136,659,548
                                  -------------    -------------    -------------    -------------         -------------
INCOME (LOSS) FROM
  OPERATIONS                         (4,978,129)         558,303        3,330,885        4,959,740             3,870,799

OTHER INCOME (EXPENSE):
  Interest income                    15,724,484        1,930,931          110,923      (15,705,850) (e)        2,060,488
  Interest expense                  (18,033,588)     (19,126,739)        (584,458)      17,497,656  (e)      (20,247,129)
  Other income (expense)             (7,993,455)       2,885,233         (332,491)       4,778,462  (f)         (662,251)
                                  -------------    -------------    -------------    -------------         -------------

INCOME (LOSS)
  BEFORE TAXES                      (15,280,688)     (13,752,272)       2,524,859       11,530,008           (14,978,093)

INCOME TAX (PROVISION)
  BENEFIT                                (5,044)       1,510,922          (21,711)              --             1,484,167
                                  -------------    -------------    -------------    -------------         -------------

NET INCOME (LOSS)                 $ (15,285,732)   $ (12,241,350)   $   2,503,148    $  11,530,008         $ (13,493,926)
                                  =============    =============    =============    =============         =============

--------------------------

(d)   To eliminate intercompany rental income and expense.
(e) To eliminate intercompany interest expense, interest income and deferred interest income.
(f) To eliminate interest in loss of subsidiaries and intercompany management fee income.
(g) To eliminate intercompany rental expense and intercompany management fee expense.

                         FITZGERALDS GAMING CORPORATION
           CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1995



                                    FITZGERALDS                                          NON
                                      GAMING        GUARANTOR        GUARANTOR        ELIMINATING            CONSOLIDATED
                                   CORPORATION     SUBSIDIARIES     SUBSIDIARIES        ENTRIES                TOTAL
                                  -------------    -------------    -------------    -------------         -------------
OPERATING REVENUES:
  Casino                          $          --    $ 107,540,734    $   7,507,680    $          --         $ 115,048,414
  Food and beverage                          --       16,470,776        1,806,037               --            18,276,813
  Rooms                                      --       13,116,906               --               --            13,116,906
  Other                                      --        3,783,897        3,158,608          (73,364) (d)        6,869,141
                                  -------------    -------------    -------------    -------------         -------------
      Total                                  --      140,912,313       12,472,325          (73,364)          153,311,274
  Less promotional allowances                --       11,099,855          814,323               --            11,914,178
                                  -------------    -------------    -------------    -------------         -------------
      Net                                    --      129,812,458       11,658,002          (73,364)          141,397,096
                                  -------------    -------------    -------------    -------------         -------------

OPERATING COSTS AND
  EXPENSES:
  Casino                                     --       51,988,877        5,227,830          (58,687) (d)       57,158,020
  Food and beverage                          --       11,259,768        1,237,120               --            12,496,888
  Rooms                                      --        7,120,826               --               --             7,120,826
  Other operating                            --        1,811,534            9,623               --             1,821,157
  Selling, general and
    administrative                       94,872       37,331,202        3,610,290          (14,677) (d)       41,021,687
  Depreciation and amortization              --        7,397,005          613,493               --             8,010,498
                                  -------------    -------------    -------------    -------------         -------------
      Total                              94,872      116,909,212       10,698,356          (73,364)          127,629,076
                                  -------------    -------------    -------------    -------------         -------------
INCOME (LOSS) FROM
  OPERATIONS                            (94,872)      12,903,246          959,646               --            13,768,020

OTHER INCOME (EXPENSE):
  Interest income                       576,366          504,235          106,677         (866,493) (e)          320,785
  Interest expense                     (545,338)     (14,230,036)      (1,117,971)         866,493  (e)      (15,026,852)
  Other income (expense)             (2,782,270)         887,056          (54,620)       1,458,938  (f)         (490,896)
                                  -------------    -------------    -------------    -------------         -------------
INCOME (LOSS)
  BEFORE TAXES                       (2,846,114)          64,501         (106,268)       1,458,938            (1,428,943)

INCOME TAX (PROVISION)
  BENEFIT                                24,274       (2,054,640)        (795,380)               0            (2,825,746)
                                  -------------    -------------    -------------    -------------         -------------

NET INCOME (LOSS)                 $  (2,821,840)   $  (1,990,139)   $    (901,648)   $   1,458,938         $  (4,254,689)
                                  =============    =============    =============    =============         =============


---------------------------
(d)   To eliminate intercompany rental income and expense.
(e)   To eliminate intercompany interest income and expense.
(f)   To eliminate interest in loss of subsidiaries.

                         FITZGERALDS GAMING CORPORATION
           CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1997



                                        FITZGERALDS                         NON
                                         GAMING         GUARANTOR        GUARANTOR       ELIMINATING            CONSOLIDATED
                                       CORPORATION     SUBSIDIARIES     SUBSIDIARIES       ENTRIES                 TOTAL
                                       -----------     ------------     ------------     -----------            ------------
  NET CASH PROVIDED BY
    (USED IN) OPERATING
    ACTIVITIES                       $  (6,529,107)   $   4,074,467    $   3,741,897    $          --         $   1,287,257
                                     -------------    -------------    -------------    -------------         -------------
CASH FLOWS FROM
  INVESTING ACTIVITIES:

    Proceeds from sale of assets                --          109,012           20,936               --               129,948
    Repayments from
      related parties                           --        2,518,805               --               --             2,518,805
    Acquisition of property and
     equipment                             (22,025)      (3,566,861)         (53,992)              --            (3,642,878)
    Advances to related parties        (61,500,446)              --               --       61,500,446  (b)               --
    (Increase) decrease in
      restricted cash-construction        (355,572)       2,215,908               --               --             1,860,336
    Purchase of business, net of
      cash acquired                             --      (25,747,169)              --               --           (25,747,169)
    Dividends received                   2,896,714        1,911,893               --       (4,808,607) (a)               --
    Other                                       --          224,406               --               --               224,406
                                     -------------    -------------    -------------    -------------         -------------
  Net cash provided by (used in)
    investing activities               (58,981,329)     (22,334,006)         (33,056)      56,691,839           (24,656,552)
                                     -------------    -------------    -------------    -------------         -------------
CASH FLOWS FROM
  FINANCING ACTIVITIES:
    Proceeds from 1997 Offering        202,634,300               --               --               --           202,634,300
    Payment of debt offering costs      (9,225,656)      (2,082,772)              --               --           (11,308,428)
    Advances from related parties               --       61,500,446               --      (61,500,446) (b)               --
    Proceeds from issuance of debt              --       38,221,811               --               --            38,221,811
    Repayment of long-term debt       (128,399,735)     (73,757,422)        (416,463)              --          (202,573,620)
    Dividends                                   --       (2,896,714)      (2,249,286)       4,808,607  (a)         (337,393)
    Repayments to related parties               --       (1,807,255)              --               --            (1,807,255)
                                     -------------    -------------    -------------    -------------         -------------
  Net cash provided by (used in)
    financing activities                65,008,909       19,178,094       (2,665,749)     (56,691,839)           24,829,415
                                     -------------    -------------    -------------    -------------         -------------
NET INCREASE (DECREASE)
  IN CASH AND CASH
  EQUIVALENTS                             (501,527)         918,555        1,043,092               --             1,460,120
CASH AND CASH
  EQUIVALENTS,
  BEGINNING OF YEAR                      2,887,273       10,033,067          429,157               --            13,349,497
                                     -------------    -------------    -------------    -------------         -------------
CASH AND CASH
  EQUIVALENTS,
  END OF YEAR                        $   2,385,746    $  10,951,622    $   1,472,249    $          --         $  14,809,617
                                     =============    =============    =============    =============         =============

--------------------------

(a)  To eliminate intercompany dividends.
(b)  To eliminate intercompany advances.

                         FITZGERALDS GAMING CORPORATION
           CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                       FITZGERALDS                        NON
                                        GAMING         GUARANTOR       GUARANTOR       ELIMINATING        CONSOLIDATED
                                      CORPORATION     SUBSIDIARIES   SUBSIDIARIES       ENTRIES               TOTAL
                                     ------------    -------------   -------------   -------------        ------------
  NET CASH PROVIDED BY
    (USED IN) OPERATING
    ACTIVITIES                       $(11,572,491)   $  9,004,758    $  3,326,332    $         --         $    758,599
                                     ------------    ------------    ------------    ------------         ------------

CASH FLOWS FROM
  INVESTING ACTIVITIES:
    Proceeds from sale of assets               --         334,798          37,731              --              372,529
    Repayments from
      related parties                          --          86,664              --              --               86,664
    Acquisition of property and
     equipment                            (94,249)    (53,164,997)         (4,493)             --          (53,263,739)
    Decrease in restricted
      cash - construction                      --      46,845,677              --              --           46,845,677
    Dividends received                         --       3,698,396              --      (3,698,396) (a)              --
    Other                                      --        (408,999)             --              --             (408,999)
                                     ------------    ------------    ------------    ------------         ------------
  Net cash provided by (used
    in ) investing activities             (94,249)     (2,608,461)         33,238      (3,698,396)          (6,367,868)
                                     ------------    ------------    ------------    ------------         ------------
CASH FLOWS FROM
  FINANCING ACTIVITIES:
    Proceeds from issuance of
      common stock                          1,350              --              --              --                1,350
    Payment of debt offering costs       (275,625)             --              --              --             (275,625)
    Proceeds from issuance of debt      5,654,211       3,988,853              --              --            9,643,064
    Repayment of long-term debt          (523,332)     (9,119,798)       (579,131)             --          (10,222,261)
    Dividends                                  --              --      (4,103,544)      3,698,396  (a)        (405,148)
    Decrease in restricted cash                --         471,569              --              --              471,569
    Other                                      --         (98,007)             --              --              (98,007)
                                     ------------    ------------    ------------    ------------         ------------
  Net cash provided by (used in)
    financing activities                4,856,604      (4,757,383)     (4,682,675)      3,698,396             (885,058)
                                     ------------    ------------    -------------   ------------         ------------
NET INCREASE (DECREASE)
  IN CASH AND CASH
  EQUIVALENTS                          (6,810,136)      1,638,914      (1,323,105)             --           (6,494,327)
CASH AND CASH
  EQUIVALENTS, BEGINNING
  OF YEAR                               9,697,409       8,394,153       1,752,262              --           19,843,824
                                     ------------    ------------    ------------    ------------         ------------
CASH AND CASH
  EQUIVALENTS, END
  OF YEAR                            $  2,887,273    $ 10,033,067    $    429,157    $         --         $ 13,349,497
                                     ============    ============    ============    ============         ============

-----------------------

(a)   To eliminate intercompany dividends.

                         FITZGERALDS GAMING CORPORATION
           CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1995



                                        FITZGERALDS                          NON
                                          GAMING         GUARANTOR        GUARANTOR       ELIMINATING            CONSOLIDATED
                                        CORPORATION     SUBSIDIARIES     SUBSIDIARIES       ENTRIES                TOTAL
                                      -------------    -------------    -------------    -------------         -------------
  NET CASH PROVIDED BY
    (USED IN) OPERATING
    ACTIVITIES                        $    (708,178)   $  10,203,560    $  (1,027,387)   $          --         $   8,467,995
                                      -------------    -------------    -------------    -------------         -------------
CASH FLOWS FROM
  INVESTING ACTIVITIES:
    Proceeds from sale of assets                 --          634,730        9,073,601               --             9,708,331
    Repayments from
      related parties                            --           25,137          219,466          (25,137) (a)          219,466
    Purchase of treasury stock                   --         (333,333)              --               --              (333,333)
    Acquisition of property and
     equipment                                   --       (9,740,664)         (89,463)              --            (9,830,127)
    Advances to related parties        (114,874,329)              --               --      114,874,329  (a)               --
    Increase in restricted
      cash - construction                        --      (49,100,000)              --               --           (49,100,000)
    Increase in advances receivable              --         (541,650)              --               --              (541,650)
    Dividends received                           --          777,750               --         (777,750) (b)               --
    Investment in Fremont
       Street Experience                         --         (526,678)              --               --              (526,678)
                                      -------------    -------------    -------------    -------------         -------------
  Net cash provided by (used
      in) investing activities         (114,874,329)     (58,804,708)       9,203,604      114,071,442           (50,403,991)
                                      -------------    -------------    -------------    -------------         -------------
CASH FLOWS FROM
  FINANCING ACTIVITIES:
    Proceeds from 1995 Offering         135,014,840               --               --               --           135,014,840
    Payment of debt offering costs       (9,983,915)              --               --               --            (9,983,915)
    Advances from related parties                --      115,742,524               --     (114,874,329) (a)          868,195
    Proceeds from issuance of debt               --        7,200,963               --               --             7,200,963
    Repayment of long-term debt                  --      (70,084,605)      (8,869,635)              --           (78,954,240)
    Dividends                                    --         (914,792)        (881,250)         777,750  (b)       (1,018,292)
    Repayments to related parties                --       (2,925,562)        (212,892)          25,137  (a)       (3,113,317)
    Increase in restricted cash                  --         (120,415)              --               --              (120,415)
                                      -------------    -------------    -------------    -------------         -------------
  Net cash provided by (used in)
    financing activities                125,030,925       48,898,113       (9,963,777)    (114,071,442)           49,893,819
                                      -------------    -------------    -------------    -------------         -------------
NET INCREASE (DECREASE)
  IN CASH AND CASH
  EQUIVALENTS                             9,448,418          296,965       (1,787,560)              --             7,957,823
CASH AND CASH
  EQUIVALENTS, BEGINNING
  OF YEAR                                   248,991        8,097,188        3,539,822               --            11,886,001
                                      -------------    -------------    -------------    -------------         -------------
CASH AND CASH
  EQUIVALENTS, END
  OF YEAR                             $   9,697,409    $   8,394,153    $   1,752,262    $          --         $  19,843,824
                                      =============    =============    =============    =============         =============

--------------------------

(a)   To eliminate intercompany advances and repayments.

(b)   To eliminate intercompany dividends.



                                     ******

                         Report of Independent Auditors


Owner
101 Main Street Limited Liability Company

We have audited the accompanying statements of operations and cash flows of 101 Main Street Limited Liability Company for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of 101 Main Street Limited Liability Company for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                        ERNST & YOUNG LLP

Denver, Colorado
September 30, 1997

                    101 MAIN STREET LIMITED LIABILITY COMPANY

                            STATEMENTS OF OPERATIONS



                                                                                             THREE QUARTERS ENDED
                                                    YEAR ENDED DECEMBER 31,              ----------------------------
                                         --------------------------------------------    SEPTEMBER 29,   SEPTEMBER 28,
                                              1994           1995            1996            1996           1997
                                         ------------    ------------    ------------    ----------------------------
                                                                                                  (UNAUDITED)
Operating revenues:
   Casino ............................   $         --    $ 11,186,186    $ 26,943,596    $ 20,025,066    $ 24,860,811
   Food and beverage .................             --         858,387       2,046,377       1,530,343       1,943,524
   Other .............................          2,743         122,713         219,922         140,866         214,692
                                         ------------    ------------    ------------    ------------    ------------
Total ................................          2,743      12,167,286      29,209,895      21,696,275      27,019,027
Less promotional allowances ..........             --         517,089       1,265,760         938,349       1,239,849
                                         ------------    ------------    ------------    ------------    ------------
Net operating revenues ...............          2,743      11,650,197      27,944,135      20,757,926      25,779,178
Operating expenses:
   Casino ............................             --       3,849,467      10,310,860       8,265,162      10,395,627
   Food and beverage .................             --       1,112,166       2,279,482         840,721       1,078,072
   Other Operating ...................             --         313,148         438,483         317,885         428,176
   Selling, general and administrative         32,557       3,799,835       5,899,859       4,468,570       5,601,058
   Depreciation and amortization .....             --         539,348       1,238,120         826,098       1,014,846
   Preopening costs ..................             --       2,597,185              --              --              --
                                         ------------    ------------    ------------    ------------    ------------
Total operating expenses .............         32,557      12,211,149      20,166,804      14,718,436      18,517,779
                                         ------------    ------------    ------------    ------------    ------------
Income (loss) from operations ........        (29,814)       (560,952)      7,777,331       6,039,490       7,261,399
Other income (expense):
   Interest income ...................          8,173           2,640          41,600          31,996          42,983
   Interest expense, net of amounts ..       (122,987)       (776,363)     (1,734,333)     (1,200,521)     (2,014,612)
     capitalized
   Gain on sale of assets ............             --              --              --              --           7,047
                                         ------------    ------------    ------------    ------------    ------------
Net income (loss) ....................   $   (144,628)   $ (1,334,675)   $  6,084,598    $  4,870,965    $  5,296,817
                                         ============    ============    ============    ============    ============




                             See accompanying notes.

                    101 MAIN STREET LIMITED LIABILITY COMPANY

                            STATEMENTS OF CASH FLOWS



                                                                                                   THREE QUARTERS ENDED
                                                              YEAR ENDED DECEMBER 31,           ----------------------------
                                                    ------------------------------------------  SEPTEMBER 29,   SEPTEMBER 28,
                                                        1994           1995           1996           1996           1997
                                                    ------------   ------------   ------------   ------------   ------------
                                                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss) ................................  $   (144,628)  $ (1,334,675)  $  6,084,598   $  4,870,965   $  5,296,817
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
      Depreciation and amortization ..............            --        539,348      1,238,120        826,098      1,014,846
      Amortization and write-off of loan costs ...            --        100,028        346,539        164,715        319,806
      Loss(gain) on disposition of assets ........            --         70,129             --             --         (7,047)
      Preopening costs ...........................            --      2,597,185             --             --             --
      Changes in operating assets and liabilities:
         Accounts receivable .....................           239        (99,633)       (90,115)        57,635        100,266
         Interest receivable .....................            --             --             --             --         (3,321)
         Inventory ...............................            --       (122,953)        31,013         25,292         (3,650)
         Prepaid expenses and other assets .......       (31,175)      (172,239)        98,587         16,527        (57,020)
         Accounts payable ........................       664,325       (454,703)      (291,378)      (224,014)       160,632
         Accrued expenses ........................       158,641      1,195,818        702,976         56,424        (22,983)
         Due to related parties ..................        74,688        374,910       (650,523)      (425,839)        72,741
         Other liabilities .......................            --        112,684         10,771         90,678        (89,892)
                                                    ------------   ------------   ------------   ------------   ------------
Net cash provided by operating activities ........       722,090      2,805,899      7,480,588      5,458,481      6,781,195
INVESTING ACTIVITIES
Acquisition of property and equipment ............    (4,954,528)    (9,599,020)    (1,381,197)    (1,123,289)      (162,950)
Preopening costs .................................      (424,692)    (1,658,889)            --             --             --
Note Receivable-related party ....................            --             --             --             --       (500,000)
Purchase of majority interest by parent
   company .......................................            --             --             --             --    (27,300,000)
Proceeds from sale of property and equipment .....            --         30,691             --             --        168,440
                                                    ------------   ------------   ------------   ------------   ------------
Net cash used by investing activities ............    (5,379,220)   (11,227,218)    (1,381,197)    (1,123,289)   (27,794,510)

FINANCING ACTIVITIES
Proceeds from debt ...............................     6,489,329     10,842,533        393,851        393,851     39,000,000
Repayments of long-term debt .....................    (1,819,167)      (934,372)    (2,951,307)    (2,114,757)    (9,760,805)
Distribution to owners ...........................            --             --     (2,700,000)    (1,600,000)    (4,700,000)
Increase in deferred loan costs ..................            --       (448,135)            --             --     (2,033,734)
                                                    ------------   ------------   ------------   ------------   ------------
Net cash provided by (used in) financing
   activities ....................................     4,670,162      9,460,026     (5,257,456)    (3,320,906)    22,505,461
                                                    ------------   ------------   ------------   ------------   ------------
Net increase in cash .............................        13,032      1,038,707        841,935      1,014,286      1,492,146
Cash at beginning of period ......................        (9,657)         3,375      1,042,082      1,042,082      1,884,017
                                                    ------------   ------------   ------------   ------------   ------------
Cash at end of period ............................  $      3,375   $  1,042,082   $  1,884,017   $  2,056,368   $  3,376,163
                                                    ------------   ------------   ------------   ------------   ------------



Supplemental disclosures:

      Total interest paid during the years ended December 31, 1994, 1995 and 1996 and for the three quarters ended September 30, 1996 and 1997 was $109,628, $661,852, $1,796,946, $965,167, and $1,510,511, respectively.

      On February 16, 1996, a note payable in the amount of $2.5 million was converted to equity.

      During 1997, the Company acquired equipment totalling $78,979 from the proceeds of long-term debt.



                             See accompanying notes.

                    101 MAIN STREET LIMITED LIABILITY COMPANY

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1996
        (INFORMATION FOR THE THREE QUARTERS ENDED SEPTEMBER 29, 1996 AND
                        SEPTEMBER 28, 1997 IS UNAUDITED)

1. BUSINESS AND ORGANIZATION

            101 Main Street Limited Liability Company (the "Company"), a Colorado limited liability company, is engaged in the business of owning and operating Fitzgeralds Casino Black Hawk (the "Casino"), located in the limited stakes gaming area of Black Hawk, Colorado. The Company was formed effective March 31, 1993, pursuant to the Joint Development Agreement (the "Development Agreement") between Main Street Gaming House Partners, L.P. ("Main Street") and Hawkeye Gaming Ventures, L.L.C. ("Hawkeye"). In accordance with the Development Agreement, Main Street contributed an operating casino, property, and gaming equipment subject to related debt and substantially all of its other net assets with a net book value of approximately $751,000, and Hawkeye contributed cash of approximately $3,195,000, deposits to acquire land of $45,000, irrevocable letters of credit totaling $875,000 which were released upon receipt of cash, and other assets of approximately $485,000 for equal ownership interests in the Company. Operations of the Casino commenced May 23, 1995.
Prior to this time, the Casino was under construction.

            On November 17, 1995, Dry Gulch Investments, L.C. ("Dry Gulch") purchased a 14.3% membership interest in the Company for $2,000,000 by converting funds previously advanced to the Company.

            On February 16, 1996, Fitzgeralds Black Hawk, Inc. ("FBHI") purchased a 22% membership interest in the Company for $2,500,000 by converting funds previously advanced to the Company. On August 15, 1997, a wholly-owned subsidiary of FBHI, Fitzgeralds Black Hawk II, Inc. ("FBHI-II"), exercised an option to purchase the remaining 78% membership interest of the Company from the existing owners (see Note 3).

            As a limited liability company, the owners of the Company are not liable under judgment, decree or order of a court or in any other manner for debt, obligations or any other liabilities of the Company. The Company has a finite life and, unless extended, will cease to exist on March 11, 2022.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim financial information

            Financial information for the three quarters ended September 28, 1997 and September 29, 1996 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the results of operations and cash flows for the periods ended September 28, 1997 and September 29, 1996. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year.

Inventory

            Inventory consists of food and beverage stock and merchandise held for promotion. Inventory is stated at the lower of cost (first-in, first-out method) or market.

                    101 MAIN STREET LIMITED LIABILITY COMPANY

Property and Equipment

            Acquisitions of property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives:

              Buildings and improvements              10-39 years
              Gaming equipment                            7 years
              Other equipment                        5 to 7 years

            Interest costs related to property construction are capitalized during the construction period and are amortized over the useful life of the asset.

Preopening Costs

            Preopening costs relate to the acquisition, development and opening of the Casino. These costs were capitalized prior to the opening of the Casino and were charged to expense at the commencement of operations. Costs totaling $424,692 and $1,658,889 were capitalized during the years ended December 31, 1994 and 1995, respectively.

Loan Costs

            Loan costs are amortized on a straight-line basis over the lives of the respective loans, which approximates amortization calculated by the effective interest method. Upon repayment of debt in advance, the associated loan costs and accumulated amortization are written off. Amortization and write-off of loan costs, included in interest expense, were $0, $100,028, $346,539, $164,715 and $319,806 for 1994, 1995 and 1996 and for the three quarters ended September 29, 1996 and September 28, 1997, respectively.

Income Taxes

            The Company is a limited liability company formed under the laws of the state of Colorado and, as such, is classified as a partnership for federal and state income tax purposes.

            Accordingly, no provision for federal or state income taxes was recorded in the financial statements because any taxable income or loss is included on the individual income tax returns of the owners.

Casino Revenues

            In accordance with industry practice, the Company recognizes as gaming revenue the net win from gaming activities, which is the difference between gaming wins and losses.

Promotional Allowances

            Food and beverages provided on a complimentary basis to customers and other promotional allowances are included in gross revenues and charged to promotional allowances.

Advertising Costs

            The Company expenses advertising costs as incurred. Advertising expense for the years ending December 31, 1994, 1995, 1996 and for the three quarters ended September 29, 1996 and September 28, 1997 was approximately $0, $579,000, $934,000, $667,000 and $747,000, respectively.

                    101 MAIN STREET LIMITED LIABILITY COMPANY

Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Financial Instruments

            The carrying value of substantially all of the Company's financial instruments approximates fair value, including cash, accounts receivable and payable, and long-term debt. Substantially all of these financial instruments either have short-term settlement periods or bear interest at market rates.

Reclassifications

            Certain amounts in the 1995 financial statements have been reclassified to conform with the 1996 presentation. These reclassifications had no impact on the reported results of operations.

New Accounting Standard

            During 1996, the Company implemented Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement prescribes the accounting for the impairment of long-lived assets, such as property and equipment, and requires assets to be recorded at the lower of the assets' carrying amount or fair value when events or circumstances indicate an impairment may exist. Implementation had no effect on the financial statements.

3. PURCHASE AGREEMENT

            On August 13, 1997, the Company completed a private placement of $38 million 13% First Mortgage Notes due 2000 (the "101 Main Notes"). Of the net proceeds, $27.3 million was loaned to FBHI-II to acquire the remaining 78% membership interest in the Company on terms similar to the 101 Main Notes. Concurrent with this acquisition, FBHI contributed to FBHI-II substantially all of its assets, including the 22% membership interest in the Company, its Management Agreement (see Note 4), and its option to acquire the remaining 78% membership interest in the Company. As a result, the Company became a wholly owned subsidiary of FBHI-II. FBHI-II is a holding company, the only significant assets of which are the equity interest in the Company and the Management Agreement to manage the Casino. As a result of the change in ownership, the accumulated earnings of the former majority members was reclassified to contributed capital.

            The Acquisition of the remaining 78% membership interest in the Company was recorded as a purchase by FBHI-II. The purchase price accounting and related $27.3 million of intercompany debt was pushed down to the Company's financial statements. The Company's basis in its assets and liabilities was recorded at fair value. The remaining 22% membership interest remains at historical cost.

                    101 MAIN STREET LIMITED LIABILITY COMPANY

            As a result of the new valuation, land and buildings and improvements were increased by approximately $5.4 million. Goodwill of approximately $14.2 million was also recorded. The difference of approximately $7.7 million between the purchase price, the step-up in basis of assets and goodwill, was treated as a return of capital to the former majority members.

            The $27.3 million in intercompany debt payable to the Company by FBHI-II was also pushed down to the Company and offset by a receivable of a like amount on the books of the Company.

4.  MANAGEMENT AGREEMENT

            During 1995, the Company entered into a ten-year management agreement with FBHI requiring the payment of a monthly fee for management services (the "Management Agreement"). The fee was $75,000 per month beginning on the commencement date of operations through September 1995 and $37,500 per month for October 1995 through July 1996. Beginning in August 1996, the fee became 8% of earnings before interest, depreciation and amortization. The Company incurred approximately $434,000, $580,000, $393,000 and $726,000 for management services for the years ended December 31, 1995 and 1996 and for the three quarters ended September 30, 1996 and September 30, 1997, respectively.

                    101 MAIN STREET LIMITED LIABILITY COMPANY

5.  LONG-TERM DEBT

            During 1994 and 1995, interest costs totaling $175,702 and $372,852, respectively, were capitalized in buildings and improvements, and preopening costs (see Note 2). The Company did not capitalize any interest during 1996 or 1997.

            In June 1996, the Executive Management Committee of the Company approved a resolution to compensate those individuals who have guaranteed the payment of its $5.5 million mortgage loan. The compensation is due quarterly in arrears at a rate of 2% per annum on the average monthly outstanding loan balance. During 1996, the compensation expense for this guarantee totaled approximately $166,000, which included a retroactive adjustment for the monthly outstanding loan balance during 1995.

6. EMPLOYEE BENEFIT PLAN

            During 1996, the Company adopted a defined contribution plan (401(k)) for employees not subject to a collective bargaining agreement. Employees may contribute a maximum of 15% of their salary up to the amount allowable under current federal tax regulations. The Company will match 25% of the employee contribution, up to a maximum of 6% of the employee's compensation. Expense for the plan for the year ended December 31, 1996 and for the three quarters ended September 29, 1996 and September 28, 1997 was approximately $15,000, $6,358 and $31,559, respectively.

7. COMMITMENTS AND CONTINGENCIES

            The Company has been named in a lawsuit relating to injuries received by an individual in connection with construction of the Casino's parking garage. The Company has been informed by its legal counsel that it is likely the liability rests solely with the subcontractor performing the construction work.

            The Company is subject to the licensing and regulatory requirements of the Colorado Limited Gaming Control Commission ("Commission"), which performs its day-to-day activities through the Division. The Company's license was renewed by the Commission and is currently valid through July 21, 1998, at which time the Company expects its license to be renewed.

            The Company's casino revenues, adjusted for various gaming-related activities, are taxed at graduated rates established by the Commission. Effective October 1, 1994, the Commission approved rates which remained in effect until September 30, 1996, at which time an adjusted tax structure was established. The applicable tax rates for these periods are as follows:


                                                                                               TAX RATES
                                                                                             EFFECTIVE AS OF
                                                                                               OCTOBER 1,
                                                                                         ---------------------
                 ADJUSTED GROSS PROCEEDS                                                 1994             1996
                 -----------------------                                                 ----             ----
                 $        0   -   $2,000,000.......................................        2%               2%
                 $2,000,001   -   $4,000,000.......................................        8                4
                 $4,000,001   -   $5,000,000.......................................       15               14
                 $5,000,001   -   $10,000,000......................................       18               18
                      Thereafter...................................................       18               20

            The tax rate structure effective October 1, 1996 will remain in effect through September 30, 1998, at which time the Commission will make a determination as to the tax structure for subsequent periods.

                    101 MAIN STREET LIMITED LIABILITY COMPANY

            The Company entered into an agreement with an equipment provider whereby certain slot machines are supplied to the Company. The Company receives 70% of the net win from these machines and the equipment provider receives the remaining 30%. The agreement is for thirty days and renews automatically unless either party provides written notice to terminate.

8. SUBSEQUENT EVENTS

            From January 1, 1997 through August 15, 1997, the Company made distributions to owners totaling $4,700,000.

            On August 12, 1997, the Company advanced $500,000 to Fitzgeralds Gaming Corporation in the form of a demand note. This note is payable in a single installment upon written demand by the Company together with accrued interest at an annual rate of 5.5%.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

         The accompanying pro forma consolidated statement of operations of the Company presents pro forma information giving effect to the purchase of the remaining 78% membership interest in 101 Main. The pro forma consolidated statement of operations for the year ended December 31, 1997 has been presented assuming the purchase of the remaining 78% membership interest in 101 Main occurred on January 1, 1997.

         The pro forma consolidated statement of operations should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus. The pro forma consolidated statement of operations does not purport to represent what the Company's operating results for the year ended December 31, 1997 would actually have been had the transaction occurred or been completed on January 1, 1997, or to project the Company's operating results or financial position for any future period or date.

         The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable under the circumstances.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                101 Main
                                                             Actual for the
                                                             Three Quarters         Adjustments
                                           Company          Ended September        for Purchase
                                            Actual              28, 1997            of 101 Main         Pro Forma
                                         -------------      -----------------      --------------      ------------
 OPERATING REVENUES:
   Casino                                    $141,215                $24,861             $(4,328) (b)     $161,748
   Food and Beverage                           22,499                  1,944                (330) (b)       24,113
   Rooms                                       21,319                      -                                21,319
   Other                                        9,965                    214                (568) (b)        9,611
                                         ------------       ----------------       -------------       -----------
       Total                                  194,998                 27,019              (5,226)          216,791
 Less promotional allowances                   15,296                  1,240                (199) (b)       16,337
                                         ------------       ----------------       -------------       -----------
       Net                                    179,702                 25,779              (5,027)          200,454
                                         ------------       ----------------       -------------       -----------

 OPERATING COSTS AND EXPENSES:
   Casino                                      69,675                 10,396              (1,159) (b)       78,912
   Food and beverage                           17,215                  1,078                (155) (b)       18,138
   Rooms                                       12,512                      -                                12,512
   Other operating                              1,681                    428                 (72) (b)        2,037
   Selling, general and administrative         48,933                  5,601              (1,577) (b)       52,957
   Depreciation and amortization               12,054                  1,015                (202) (b)       13,136
                                                                                             269  (c)
   Write down of assets and lease
     settlement                                 4,010                      -                                 4,010
                                         ------------       ----------------       -------------       -----------
       Total                                  166,080                 18,518              (2,896)          181,702
                                         ------------       ----------------       -------------       -----------
 INCOME FROM OPERATIONS                        13,622                  7,261              (2,131)           18,752

 OTHER INCOME(EXPENSE):
   Interest income                                462                     43                 (21) (b)          484
   Interest expense                          (25,495 )                (2,015)                973  (b)      (26,537)
   Other income (expense)                       (882 )                     8                (829) (b)       (1,703)
                                         ---------- -       ----------------       -------------       -----------
 INCOME (LOSS) BEFORE EXTRAORDINARY
   ITEM                                       (12,293)                 5,297              (2,008)           (9,004)
 PREFERRED STOCK DIVIDENDS                     (4,143)                     -                                (4,143)
                                         ------------       ----------------       -------------       -----------
 INCOME (LOSS) BEFORE EXTRAORDINARY
   ITEM APPLICABLE TO COMMON STOCK           $(16,436)                $5,297             $(2,008)         $(13,147)
                                         ============       ================       =============       ===========

 INCOME (LOSS) PER COMMON SHARE BEFORE
   EXTRAORDINARY ITEM                          $(4.09)                 $1.32  (a)         $(0.51) (d)       $(3.28)
                                         ========== =       ================       =============       ===========

 WEIGHTED AVERAGE COMMON SHARES                                            -
   OUTSTANDING                              4,012,846                                                    4,012,846
                                         ============       ================       =============       ===========

             NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

PURCHASE OF 101 MAIN

         On August 15, 1997, the Company acquired the 78% membership interest in 101 Main not previously owned by FBHI at a purchase price of approximately $27.3 million. At the same time, 101 Main loaned approximately $27.3 million of the $38.0 million proceeds of the 101 Main Notes to FBHI-II for use in acquiring the additional 78% membership interest in 101 Main. FBHI-II, as the owner of all of the membership interests in 101 Main and the management agreement between FBHI-II and 101 Main, guaranteed the obligations of 101 Main under the 101 Main Notes. The remainder of the proceeds from the 101 Main Notes was used to retire certain existing indebtedness secured by assets of 101 Main and for general corporate purposes.

         The acquisition of the 78% membership interest in 101 Main has been recorded as a purchase. Prior to the acquisition, the Company's 22% membership interest in 101 Main was accounted for using the equity method. From August 15 1997, the financial statements of 101 Main have been consolidated with those of the Company.

         The allocation of the purchase price resulted in the recording of goodwill of approximately $14.2 million.

ADJUSTMENTS FOR PURCHASE OF 101 MAIN

         The accompanying pro forma consolidated statement of operations reflects the following eliminations and adjustments:

         a) To decrease loss per common share before extraordinary item to give effect to the income before extraordinary item of 101 Main for the three quarters ended September 28, 1997.

         b) To eliminate the revenues and expenses of 101 Main for the period from August 16, 1997 to September 28, 1997 which have been included in the consolidated actual amounts of the Company for the year ended December 31, 1997 and to eliminate intercompany revenues and expenses.

         c) To record the additional depreciation of property and equipment and the amortization of goodwill of 101 Main.

         d) To increase the loss per common share before extraordinary item to give effect to the additional depreciation of property and equipment and the amortization of goodwill of 101 Main and the elimination of intercompany revenues and expenses.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF FOR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                ----------------


                                TABLE OF CONTENTS


                                                                                         PAGE
Summary ..................................................................                 4
Risk Factors .............................................................                14
Use of Proceeds ..........................................................                23
Capitalization ...........................................................                23
The Exchange Offer .......................................................                24
Selected Consolidated Financial and Other Data ...........................                32
Management's Discussion and Analysis of Financial Condition and Results of
  Operations .............................................................                34
Business .................................................................                45
Management ...............................................................                56
Certain Transactions .....................................................                62
Security Ownership of Certain Beneficial Owners and Management............                63
Regulation and Licensing .................................................                64
Description of Notes .....................................................                77
Certain United States Federal Income Tax
  Consequences to Non-U.S. Holders .......................................               103
Description of Capital Stock .............................................               106
Plan of Distribution .....................................................               109
Legal Matters ............................................................               109
Independent Auditors .....................................................               109
Available Information ....................................................               110
Index to Financial Statements ............................................               F-1

                                  $205,000,000


                                     [LOGO]


                               FITZGERALDS GAMING
                                   CORPORATION

                                OFFER TO EXCHANGE
                          12 1/4% SENIOR SECURED NOTES
                               DUE 2004, SERIES B
                                 FOR ANY AND ALL
                           OUTSTANDING 12 1/4% SENIOR
                                  SECURED NOTES
                               DUE 2004, SERIES A




                             -----------------------
                                   PROSPECTUS
                             -----------------------







                             ________________, 1998


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Subsection 1 of Section 78.751 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

            Subsection 2 of Section 78.751 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that despite the adjudication of liability the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

            Section 78.751 of the Nevada Law further provides: that to the extent an Indemnified Party has been successful in the defense of any action, suit or proceeding referred to in subsection (1) or (2) or in the defense of any claim, issue or matter therein, the Indemnified Party shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith; that indemnification provided for by Section 78.751 shall not be deemed exclusive of any other rights to which the Indemnified Party may be entitled; that indemnification, unless ordered by the court or for the advancement of certain expenses, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and that the scope of indemnification shall continue as to an Indemnified Party who has ceased to hold one of positions specified above, and to his or her heirs, executors and administrators.

            Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance on behalf of an Indemnified Party against any liability (other than intentional misconduct, fraud or a knowing violation of the law, except for advancement of expenses or if ordered by a court) asserted against such person or incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation would have the power to indemnify such person against such liabilities under Section 78.751.

            Some of the wholly owned subsidiaries of Fitzgeralds Gaming Corporation ("FGC") that are also registrants under this Registration Statement are incorporated under the laws of the State of Nevada and are subject to the provisions of the Nevada Law described above. Certain other of FGC's wholly owned subsidiaries that are also registrants under this Registration Statement are incorporated under the laws of the States of Colorado and Mississippi. As Indemnified Parties, the directors and officers of the Colorado and Mississippi subsidiaries are entitled to the rights under the Nevada Law described above. In addition, such directors and officers are also entitled to certain similar rights under the corporate laws of the States of Iowa and Mississippi, respectively.

            The Articles of Incorporation of FGC provide that the personal liability of its directors and officers for damages for breach of fiduciary duty shall be limited to the maximum extent permitted under the Nevada Law and that any repeal or modification of such provision shall be prospective only.

            The Bylaws of FGC provide for indemnification of Indemnified Parties , substantially identical in scope to that permitted under Section 78.751 of the Nevada Law. Such Bylaws provide that the expenses of directors and officers of FGC incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by FGC as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by FGC.

            The Articles of Incorporation and Bylaws of each of the wholly owned subsidiaries of FGC that are also registrants under this Registration Statement include similar provisions to those described above.

            FGC has a contract for insurance coverage under which FGC and certain Indemnified Parties (including the directors and officers of FGC) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Indemnified Parties. In addition, FGC has entered into indemnification agreements with its directors and officers that require FGC to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada law, subject to amounts paid by insurance.

            The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)  EXHIBITS

                                INDEX TO EXHIBITS


                                                                                                                    SEQUENTIALLY
EXHIBIT                                                                                                               NUMBERED
NUMBER          DOCUMENT                                                                                                PAGE
---------------------------------------------------------------------------------------------------------------------------------
2(a)            (i) Recapitalization Agreement, dated March 14, 1994, among Fitzgeralds South, Inc. (formerly
                Fitzgeralds Gaming Corporation), Fitzgeralds Las Vegas, Inc. and certain stockholders thereof;
                (ii) Plan of Reorganization and Stockholders Agreement, dated December 5, 1994, among
                Fitzgeralds Gaming Corporation and stockholders of Fitzgeralds Reno, Inc., Fitzgeralds South,
                Inc., Fitzgeralds Inc., Nevada Club, Inc.; and (iii) Supplement to Plan of Reorganization and
                Stockholders Agreement, dated December 30, 1994, between Fitzgeralds Gaming Corporation and the stockholders of Fitzgeralds Reno, Inc. and Nevada Club, Inc.(1)

3(a)            (i) Articles of Incorporation, as amended, and (ii) By-Laws of Fitzgeralds Gaming
                Corporation.(1)

3(b)            (i) Articles of Incorporation, as amended, and (ii) By-Laws of Fitzgeralds South, Inc.(1)

3(c)            (i) Articles of Incorporation, as amended, and (ii) By-Laws of Fitzgeralds Reno, Inc., as amended.(1)

3(d)            (i) Articles of Incorporation, as amended, and (ii) By-Laws of Fitzgeralds Incorporated.(1)

3(e)            (i) Articles of Incorporation, as amended, and (ii) By-Laws of Nevada Club, Inc.(1)

                                                                                                                    SEQUENTIALLY
EXHIBIT                                                                                                               NUMBERED
NUMBER          DOCUMENT                                                                                                PAGE
---------------------------------------------------------------------------------------------------------------------------------
3(f)            (i) Articles of Incorporation, as amended, and (ii) By-Laws of Fitzgeralds Las Vegas, Inc.(1)

3(g)            (i) Articles of Incorporation, as amended, and (ii) By-Laws of Fitzgeralds Fremont Experience
                Corporation.(1)

3(h)            (i) Articles of Incorporation, as amended, and (ii) By-Laws of Fitzgeralds Mississippi,
                Inc.(1)

3(i)            (i) Articles of Incorporation, as amended, and (ii) By-Laws of Fitzgeralds Black Hawk, Inc.(1)

3(j)            (i) Articles of Incorporation, as amended, and (ii) By-Laws of Fitzgeralds Black Hawk II,
                Inc.(3)

3(k)            (i) Certificate of Organization, as amended and (ii) Second Amended and Restated Operating
                Agreement of 101 Main Street Limited Liability Company.(3)

4(a)            Form of Indenture dated as of December 30, 1997, by and among Fitzgeralds Gaming Corporation,
                Fitzgeralds South, Inc., Fitzgeralds Reno, Inc., Fitzgeralds Incorporated, Fitzgeralds Las
                Vegas, Inc., Fitzgeralds Fremont Experience Corporation, Fitzgeralds Mississippi, Inc.,
                Fitzgeralds Black Hawk, Inc., Fitzgeralds Black Hawk II, Inc. and 101 Main Street Limited
                Liability Company, and The Bank of New York, as trustee.(2)

4(b)            Form of Registration Rights Agreement dated as of December 30, 1997, by and among Fitzgeralds
                Gaming Corporation, Fitzgeralds South, Inc., Fitzgeralds Reno, Inc., Fitzgeralds Incorporated,
                Fitzgeralds Las Vegas, Inc., Fitzgeralds Fremont Experience Corporation, Fitzgeralds
                Mississippi, Inc., Fitzgeralds Black Hawk, Inc., Fitzgeralds Black Hawk II, Inc. and 101 Main
                Street Limited Liability Company, and Jefferies & Company, Inc. and Merrill Lynch, Merrill,
                Lynch, Pierce, Fenner and Smith Incorporated, as initial purchasers.(2)

4(c)            Form of Security and Pledge Agreement dated as of December 30, 1997, by and among Fitzgeralds
                Gaming Corporation, Fitzgeralds South, Inc., Fitzgeralds Reno, Inc., Fitzgeralds Incorporated,
                Fitzgeralds Las Vegas, Inc., Fitzgeralds Fremont Experience Corporation, Fitzgeralds
                Mississippi, Inc., Fitzgeralds Black Hawk, Inc., Fitzgeralds Black Hawk II, Inc., and 101 Main
                Street Limited Liability Company, as grantors, and The Bank of New York, as collateral agent.(2)

4(d)            Forms of Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents, dated as of December 30, 1997, by each of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi,
                Inc., and Fitzgeralds Reno, Inc., as trustor, the trustee named therein, as trustee, and The
                Bank of New York, as beneficiary.(2)

4(e)            Form of First Preferred Vessel Mortgage on the Whole of the Fitzgeralds Tunica dated as of
                December 30, 1997, by and between Fitzgeralds Mississippi, Inc., as owner and mortgagor and
                The Bank of New York, as trustee.(2)

4(f)            Form of Assignment of Rents, Leases and Property dated as of December 30, 1997, by each of
                Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company, each as an assignor, and The Bank of New York, as assignee.(2)

4(g)            Form of Certificate of Designation of Preferences and Rights for the Preferred Stock.(1)

                                                                                                                    SEQUENTIALLY
EXHIBIT                                                                                                               NUMBERED
NUMBER          DOCUMENT                                                                                                PAGE
---------------------------------------------------------------------------------------------------------------------------------
4(h)            Form of Warrant Agreement between the Company and The Bank of New York, as successor in interest to First Interstate Bank of Nevada, N.A., as warrant agent.(1)

4(i)            Form of First Amendment to Warrant Agreement by and between Fitzgeralds Gaming Corporation and
                The Bank of New York, as warrant agent.(2)

5.1             Legal Opinion of Hughes Hubbard & Reed LLP re the validity of the issuance of the 12 1/4Senior
                Secured Notes due 2004 of Fitzgeralds Gaming Corporation. (5)

10(a)           Agreement for Amendment, Extension and Restructure of Loans, dated September 27, 1991, First
                Amendment to Agreement for Amendment, Extension and Restructure of Loans, dated October 29,
                1992, Second Amendment to Agreement for Amendment, Extension and Restructure of Loans, dated
                December 31, 1993, Third Amendment for Amendment, Extension and Restructure of Loans, dated
                July 27, 1994, and Fourth Amendment to Agreement for Amendment, Extension and Restructure of
                Loans, dated January 27, 1995, each between Fitzgeralds Reno, Inc. and First Interstate Bank of Nevada, N.A.(1)

10(b)           Lease-Purchase Agreement, dated December 31, 1993, between Murray P. Jacobs (Lessor-Seller)
                and each of Nevada Club, Inc. (Lessee) and Fitzgeralds Reno, Inc. (Purchaser).(1)

10(c)           (i) Credit Agreement between Fitzgeralds Reno, Inc. and PDS Financial Corporation ("PDS");
                (ii) Promissory Note from Fitzgeralds Reno, Inc. to PDS; (iii) Security Agreement between
                Fitzgeralds Reno, Inc. and PDS; and (iv) Guaranty by Fitzgeralds Gaming Corporation in favor of PDS, each dated March 15, 1995.(1)

10(d)           Purchase and Sale Agreement, dated November 29, 1994, and Amendment No. 1 to Purchase and Sale
                Agreement, dated November 29, 1994, each between Fitzgeralds Reno, Inc. and Gamma
                International, Ltd.(1)

10(e)           (i) Promissory Note from Polk Landing Entertainment Corporation to International Game
                Technology - North America; and (ii) Guaranty, by Fitzgeralds Gaming Corporation in favor of
                International Game Technology - North America, each dated February 24, 1994.(1)

10(f)           (i) Installment Sales Agreement between International Game Technology and Polk Landing
                Entertainment Corporation and (ii) Guaranty by Fitzgeralds South, Inc. in favor of
                International Game Technology, each dated April 2, 1994.(1)

10(g)           Promissory Note, dated May 25, 1994, from Polk Landing Entertainment Corporation to
                International Game Technology.(1)

10(h)           (i) Promissory Note from Polk Landing Entertainment Corporation to International Game
                Technology and (ii) Guaranty by Fitzgeralds South, Inc. in favor of International Game
                Technology, each dated August 1994.(1)

10(i)           Sales Agreement, dated December 8, 1994, between Mikohn Gaming Corporation and Polk Landing
                Entertainment Corporation.(1)

10(j)           (i) Agreement for Wastewater Service and (ii) Agreement for Water Service, each dated March
                15, 1994, and (iii) Amendment to Agreements for Water and Wastewater Services, dated June 27,
                1994, each between Polk Landing Entertainment Corporation and River Bend Environmental Energy,
                Inc.(1)

                                                                                                                    SEQUENTIALLY
EXHIBIT                                                                                                               NUMBERED
NUMBER          DOCUMENT                                                                                                PAGE
---------------------------------------------------------------------------------------------------------------------------------
10(k)           (i) Credit Agreement between Fitzgeralds Las Vegas, Inc. and PDS, (ii) Promissory Note from
                Fitzgeralds Las Vegas, Inc. to PDS, (iii) Security Agreement between Fitzgeralds Las Vegas,
                Inc. and PDS and (iv) Guaranty by Fitzgeralds Gaming Corporation in favor of PDS, each dated
                March 15, 1995.(1)

10(l)           (i) Credit Agreement between 101 Main Street Limited Liability, d/b/a Fitzgeralds Black Hawk
                Casino and PDS, (ii) Promissory Note from 101 Main Street Limited Liability Company, d/b/a
                Fitzgeralds Black Hawk Casino to PDS, (iii) Security Agreement between 101 Main Street Limited
                Liability Company, d/b/a Fitzgeralds Black Hawk Casino and PDS and (iv) Guaranty by
                Fitzgeralds Gaming Corporation in favor of PDS, each dated March 15, 1995.(1)

10(m)           (i) Credit Agreement between 101 Main Street Limited Liability, d/b/a Fitzgeralds Black Hawk
                Casino and PDS, (ii) Promissory Note from 101 Main Street Limited Liability Company, d/b/a
                Fitzgeralds Black Hawk Casino to PDS and (iii) Guaranty by Fitzgeralds Gaming Corporation in
                favor of PDS, each dated March 15, 1995.(1)

10(n)           Promissory Note, dated March 28, 1995, from 101 Main Street Limited Liability Company to
                Fitzgeralds Black Hawk, Inc.(1)

10(o)           Management Agreement, dated October 21, 1994, and Amendment No. 1 to Management Agreement,
                dated February 1995, each between Fitzgeralds Black Hawk, Inc. and 101 Main Street Limited
                Liability Company.(1)

10(p)           Second Amended Management Agreement, dated May 13, 1995, between Fitzgeralds Arizona
                Management, Inc. and Yavapai-Apache Nation.(1)

10(q)           Amended Interim Agreement, dated March 11, 1995, between Fitzgeralds Arizona Management, Inc.
                and Yavapai-Apache Nation.(1)

10(r)           Technical Services and Casino Consulting Agreement, dated March 15, 1994, First Amendment to
                Technical Services and Casino Consulting Agreement, dated October 20, 1994, and Second
                Amendment to Technical Services and Casino Consulting Agreement, dated April 13, 1995, each between Fitzgeralds Arizona Management, Inc. and Yavapai-Apache Nation.(1)

10(s)           Settlement Agreement and Mutual Releases, dated March 30, 1995, between The Oneida Indian
                Nation and Fitzgeralds New York, Inc.(1)

10(t)           Promissory Note, dated March 30, 1995, from the Oneida Indian Nation to Fitzgeralds New York,
                Inc.(1)

10(u)           Mutual Release, dated March 30, 1995, between the Oneida Indian Nation and Philip D.
                Griffith.(1)

10(v)           Memorandum of Agreement, dated March 30, 1995, between Fitzgeralds Las Vegas, Inc. and the
                Culinary Workers and Bartenders Unions.(1)

10(w)           (i) Lease, dated December 31, 1974, between Santino Oppio, as Lessor, and Center Street
                Properties Corp., as Lessee, and (ii) Sublease and Agreement, dated December 31, 1986, by Meta
                K. Fitzgerald, as Sublessor, and Lincoln Investments, Inc. (now known as Fitzgeralds Reno,
                Inc.), as Sublessee.(1)

                                                                                                                    SEQUENTIALLY
EXHIBIT                                                                                                               NUMBERED
NUMBER          DOCUMENT                                                                                                PAGE
---------------------------------------------------------------------------------------------------------------------------------

10(x)           (i) Lease Agreement and Interim Agreement Regarding Lease Agreement and (ii) Lease Agreement,
                dated September 5, 1995, both between John A. Kramer, Sr., Trustee, Helen M. Kramer, Elizabeth
                Thatcher Brooks and Betty Bennett, Executrix of the estate of John David Kramer, as Lessor, and Fitzgeralds Las Vegas, Inc., as Lessee.(1)

10(y)           Lease Agreement, dated September 1, 1978, between Jewel F. Nolan and Julie L. Nolan, David
                Kramer and Betty Bennett and Richard J. Tinkler, as Lessor, and M.B. Dalitz, as Lessee.
                Amendment, dated December 20, 1982, between Julie L. Nolan, David Kramer, Betty Bennett and
                Richard J. Tinkler, as Lessor, and M.B. Dalitz, as Lessee. Lease Amendment, Estoppel
                Certificate and Consent to Assignment, dated October 18, 1987, to the named recipients and between Julie L. Nolan, David Kramer, Betty Bennett and Richard J. Tinkler, as Lessor, and
                M.B. Dalitz, as Lessee.(1)

10(z)           Lease Agreement, dated July 21, 1954, between Las Vegas Lodge No. 32, Free & Accepted Masons, as Lessor, and H. John Gluskin, as Lessee. Amendment to Lease Agreement, dated July 26, 1954, between Las Vegas Lodge No. 32, Free & Accepted Masons, as Lessor, and H. John Gluskin, as
                Lessee. Assignments, dated July 27, 1954, February 2, 1955, August 7, 1972 and September 1,
                1973. Supplemental Agreement of October 14, 1994, between Las Vegas Lodge No. 32, Free &
                Accepted Masons and H. John Gluskin. Articles of Amendment, dated June 7, 1973, between Las
                Vegas Lodge No. 32, Free & Accepted Masons, as Lessor, and Frederic N. Richman and The Pullman
                Company, d/b/a Nevada Building Company. Amendment to Masonic Lodge Ground Lease, dated
                December 20, 1982. Lease Amendment, Estoppel Certificate and Consent to Assignment, dated
                October 23, 1987, to the named recipients and between Las Vegas Lodge No. 32, Free & Accepted
                Masons, as Lessor, and H. John Gluskin, as Lessee.(1)

10(aa)          Lease, dated March 4, 1976, between A.W. Ham, Jr., Trustee, under wills of A.W. Ham and Alta
                M. Ham, as Lessor, and Nevada Building Company, as Lessee, Amendments to Lease, dated December
                20, 1982 and December 30, 1982, between A.W. Ham, Jr., Trustee, as Lessor, and M.B. Dalitz, as
                Lessee. Lease Amendment, Estoppel Certificate and Consent to Assignment, dated October 18,
                1987, to the named recipients and between A.W. Ham, Jr., Trustee, and M.B. Dalitz.(1)

10(bb)          Amended and Restated Operating Agreement of The Fremont Street Experience Limited Liability
                Company, a Nevada Limited Liability Company, dated June 6, 1995.(1)

10(cc)          Substitute and Replacement Promissory Notes, dated December 31, 1993, from Nevada Club, Inc.
                to Bank of America Nevada.(1)

10(dd)          Form of Fitzgeralds Gaming Corporation Amended and Restated Stock Option Incentive Plan.(3)

10(ee)          Employment Agreements dated July 1, 1995 between Fitzgeralds Gaming Corporation and Philip D.
                Griffith and March 1, 1997 between Fitzgeralds Gaming Corporation and Michael E.
                McPherson.(2)(3)

10(ff)          Executive Bonus Plan of Fitzgeralds Gaming Corporation.(3)

10(gg)          License Agreement, dated September 11, 1995, between Holiday Inns Franchising, Inc. and
                Fitzgeralds Las Vegas, Inc.(1)

                                                                                                                    SEQUENTIALLY
EXHIBIT                                                                                                               NUMBERED
NUMBER          DOCUMENT                                                                                                PAGE
---------------------------------------------------------------------------------------------------------------------------------
10(hh)          (i) Loan and Security Agreement, dated March 13, 1996, between the CIT Group/Equipment
                Financing, Inc. ("CIT") and Fitzgeralds Mississippi, Inc. (including Rider A thereto) (ii)
                Promissory Note, dated March 13, 1996, from Fitzgeralds Mississippi, Inc. to CIT, (iii)
                Guaranty Agreement, dated March 13, 1996, by Fitzgeralds Gaming Corporation in favor of CIT, and (iv) Guaranty Agreement, dated March 13, 1996, by Fitzgeralds South, Inc. in favor of CIT.
                (1)

10(ii)          Warrant Agreement, dated December 19, 1994, between Fitzgeralds Gaming Corporation and
                Fitzgeralds Lucky Investor Partnership, as amended June, 1995.(1)

10(jj)          Warrant Agreement, dated March 14, 1994, between Fitzgeralds South, Inc. and First Interstate
                Bank of California.(1)

10(kk)          Irrevocable (Standby) Letter of Credit of Trustmark National Bank, dated June 24, 1994, and
                Amendment No. One to Irrevocable (Standby) Letter of Credit of Trustmark National Bank, dated
                December 29, 1994, with Polk Landing Entertainment Corporation as Applicant and River Bend
                Environmental Energy, Inc. as Beneficiary.(1)

10(ll)          Registration Rights Agreement, dated March 14, 1994, by and among Fitzgeralds Gaming
                Corporation, Fitzgeralds Las Vegas Limited Partnership, Fitzgeralds Las Vegas Inc., Polk
                Landing Entertainment Corporation, Fitzgeralds Fremont Experience Corporation, Fitzgeralds
                Mississippi, Inc. and Donaldson, Lufkin, & Jenrette Securities Corporation.(1)

10(mm)          Form of Management Agreements between Fitzgeralds Gaming Corporation and each of Fitzgeralds
                Las Vegas, Inc., Polk Landing Entertainment Corporation, Fitzgeralds Reno, Inc., Nevada Club,
                Inc., Fitzgeralds Black Hawk, Inc. and Fitzgeralds Arizona Management, Inc.(1)

10(nn)          Indemnification Agreements, each dated July 14, 1995, between Fitzgeralds Gaming Corporation and each of Philip D. Griffith, Jerome H. Turk, Terrance W. Oliver, Fernando Bensuaski,
                Michael E. McPherson and Gerald C. Heetland.(1)

10(oo)          Form of Shareholders' Agreement among the Shareholders listed therein, Fitzgeralds Gaming
                Corporation and First Interstate Bank of Nevada, N.A.(1)

12              Ratio of Earnings to Fixed Charges.(4)

21              List of subsidiaries of the Company.(3)

23.1            Consent of Deloitte & Touche LLP (4)

23.2            Consent of Ernst & Young LLP (4)

25.1            Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
                The Bank of New York. (4)

99(c)           Financial data schedule.(3)

99.1            Form of Letter of Transmittal with respect to the Exchange Offer. (4)

99.2            Form of Notice of Guaranteed Delivery. (4)

99.3            Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and other Nominees (4)

99.4            Form of Letter to Clients (4)

--------------------------

(1) Incorporated by reference to the Company's Registration Statement on Form S-1, File No. 33-94624, which became effective on December 13, 1995.

(2) Incorporated by reference to the Company's Report on Form 8-K, SEC File No. 000-26518, filed January 12, 1998.

(3) Incorporated by reference to the Company's Report on Form 10-K, SEC File No. 000-26518, filed March 31, 1998.

(4)   Filed herewith.

(5)   To be filed by amendment.

                         FITZGERALDS GAMING CORPORATION
             CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS SCHEDULE



      (b)   Financial Statement Schedules.


ALLOWANCE FOR DOUBTFUL ACCOUNTS RECEIVABLE:

----------------------------------------------------------------------------------------------------------------------------
    YEAR ENDED              BEGINNING BALANCE            PROVISIONS                  RECOVERIES               ENDING BALANCE
    ----------              -----------------            ----------                  ----------               --------------
     12/31/95                  $ 376,626                  $ 273,143                  $(306,539)                  $ 343,230
     12/31/96                    343,230                    373,978                   (463,266)                    253,942
     12/31/97                    253,942                    560,462                   (402,523)                    411,881



 ALLOWANCE FOR DOUBTFUL RELATED PARTY NOTES RECEIVABLE:

----------------------------------------------------------------------------------------------------------------------------
    YEAR ENDED            BEGINNING BALANCE              PROVISIONS                  RECOVERIES               ENDING BALANCE
    ----------              -----------------            ----------                  ----------               --------------
     12/31/95                  $ 510,439                  $       --                  $      --                   $ 510,439
     12/31/96                    510,439                          --                         --                     510,439
     12/31/97                    510,439                          --                   (510,439)                         --


ALLOWANCE TO WRITE DOWN ASSETS HELD FOR SALE TO ESTIMATED REALIZABLE VALUE:

----------------------------------------------------------------------------------------------------------------------------
     YEAR ENDED             BEGINNING BALANCE            ADDITIONS                   DELETIONS                ENDING BALANCE
    ----------              -----------------            ----------                  ----------               --------------
     12/31/95                  $ 1,401,262                  $        --                  $(1,401,262)            $        --
     12/31/96                           --                           --                           --                      --
     12/31/97                           --                    2,157,000                           --               2,157,000


ITEM 22. UNDERTAKINGS.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any of the registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any of the registrants of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            (a) The undersigned Registrants hereby undertake as follows:

                  (1) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration

Statement (or the most-recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; or (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrants hereby undertake to respond to requests for information, if any, that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

            (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 29, 1998.


                                     Fitzgeralds Gaming Corporation



                                     By: /s/ MICHAEL E. MCPHERSON
                                        -----------------------------------
                                         Michael E. McPherson
                                         Senior Vice President
                                         Chief Financial Officer
                                         Treasurer and Secretary

                                POWER OF ATTORNEY


            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Philip D. Griffith and Michael E. McPherson, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

            Pursuant to the requirements of Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.



          SIGNATURE                                          TITLE                                        DATE
          ---------                                          -----                                        ----
/s/ PHILIP D. GRIFFITH                 Chairman, President, Chief Executive Officer, and            April 29, 1998
--------------------------------       Director (Principal Executive Officer)
Philip D. Griffith


/s/ MICHAEL E. MCPHERSON               Senior Vice President, Chief Financial Officer,              April 29, 1998
--------------------------------       Treasurer and Secretary (Principal Financial and
Michael E. McPherson                   Accounting Officer)


/s/ MICHAEL A. FICARO                  Director                                                     April 29, 1998
--------------------------------
Michael A. Ficaro


/s/ PATRICIA W. BECKER                 Director                                                     April 29, 1998
--------------------------------
Patricia W. Becker


/s/ MAX L. PAGE                        Director                                                     April 29, 1998
--------------------------------
Max L. Page